As filed with the Securities and Exchange Commission on March 1, 2011

Registration No. 333-172438

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

TO

FORM F-1

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

Global Market Group Limited

(Exact name of Registrant as Specified in Its Charter)

Not Applicable

(Translation of Registrant’s Name into English)

Cayman Islands	7310	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
	17F, Tower A, Victory Plaza No.103, Tiyu Xi Road Guangzhou, Guangdong 510620 People’s Republic of China (86) 20-8600-2299

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Law Debenture Corporate Services Inc.

400 Madison Avenue, 4th Floor

New York, New York 10017

(212) 750-6474

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Chris K.H. Lin Simpson Thacher & Bartlett LLP 35th Floor, ICBC Tower Three Garden Road Central, Hong Kong (852) 2514-7600	David J. Roberts O’Melveny & Myers LLP Yin Tai Office Tower, 37th Floor 2 Jian Guo Men Wai Avenue Beijing 100022, People’s Republic of China (86) 10-6563-4200

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earliest effective registration statement for the same offering.    ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered(1)(2)	Amount to be registered(2)(3)	Proposed maximum offering price per share(3)	Proposed maximum aggregate offering price(2)(3)	Amount of registration fee(4)
Class A Ordinary Shares, par value US$0.00004 per share	126,342,100	$1.3	US$164,244,730	US$19,069

(1)

American depositary shares issuable upon deposit of the Class A ordinary shares registered hereby have been registered under a separate registration statement on Form F-6 (Registration No.333-            ). Each American depositary share represents ten Class A ordinary shares.

(2)

Includes (i) Class A ordinary shares represented by American depositary shares initially offered and sold outside the United States that may be resold from time to time in the United States either as part of their distribution or within 40 days after the later of the effective date of this registration statement and the date the shares are first bona fide offered to the public and (ii) Class A ordinary shares represented by American depositary shares that may be purchased by the underwriters pursuant to an option to purchase additional Class A ordinary shares represented by American depositary shares. The Class A ordinary shares are not being registered for the purposes of sales outside of the United States.

(3)	Estimated solely for the purpose of determining the amount of registration fee in accordance with Rule 457(a) under the Securities Act of 1933, as amended.
(4)	Of which $5,805 was previously paid.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. Neither we nor the selling shareholders may sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion, dated March 1, 2011

Global Market Group Limited

10,986,270 American Depositary Shares

Representing 109,862,700 Class A Ordinary Shares

This is an initial public offering of American depositary shares, or ADSs, of Global Market Group Limited, or Global Market. Global Market is offering 5,493,135 ADSs, and the selling shareholders identified in this prospectus are offering an additional 5,493,135 ADSs. Global Market will not receive any of the proceeds from the ADSs being sold by the selling shareholders. Each ADS represents ten Class A ordinary shares, par value US$0.00004 per share, of Global Market. The ADSs may be evidenced by American depositary receipts, or ADRs.

Following this offering, our outstanding share capital will consist of Class A and Class B ordinary shares. Holders of Class A ordinary shares and Class B ordinary shares have the same rights except for voting and conversion rights. Each Class A ordinary share is entitled to one vote, and each Class B ordinary share is entitled to ten votes and is convertible at any time into one Class A ordinary share. Class A ordinary shares are not convertible into Class B ordinary shares under any circumstances.

Prior to this offering, there has been no public market for our ADSs or our ordinary shares. It is currently estimated that the initial public offering price per ADS will be between US$11.00 and US$13.00. Application has been made to have the ADSs traded on the New York Stock Exchange under the symbol “GMC.”

Investing in our ADSs involves risk. See “Risk Factors” beginning on page 13.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

	Per ADS	Total
Initial public offering price	US$	US$
Underwriting discount	US$	US$
Proceeds, before expenses, to Global Market	US$	US$
Proceeds, before expenses, to the selling shareholders	US$	US$

To the extent the underwriters sell more than 10,986,270 ADSs, the underwriters have the right to purchase up to an aggregate of 1,647,940 additional ADSs from the selling shareholders at the initial public offering price less the underwriting discount to cover over-allotments.

Delivery of the ADSs will be made on or about             , 2011.

Deutsche Bank Securities	Piper Jaffray

Cowen and Company	Oppenheimer & Co.

The date of this prospectus is             , 2011.

i

You should rely only on the information contained in this prospectus or in any free writing prospectus filed with the Securities and Exchange Commission in connection with this offering. Neither we nor the underwriters have authorized anyone to provide you with additional information or information different from that contained in this prospectus or in any free writing prospectus. We and the selling shareholders are offering to sell, and seeking offers to buy, ADSs only in jurisdictions where offers and sales are permitted. The information contained in this prospectus or in any free writing prospectus is accurate only as of its date, regardless of the time of delivery of this prospectus or of any sale of ADSs.

We have not taken any action to permit a public offering of the ADSs outside the United States or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the offering of the ADSs and the distribution of this prospectus outside of the United States.

Until             , 2011 (the 25th day after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

ii

PROSPECTUS SUMMARY

This summary highlights selected information appearing elsewhere in this prospectus. This summary may not contain all of the information you should consider before investing in our ADSs. You should carefully read this prospectus, including our financial statements and related notes beginning on page F-1, and the registration statement of which this prospectus is a part in their entirety before investing in our ADSs, especially the risks of investing in our ADSs, which we discuss under “Risk Factors.” We commissioned iResearch Consulting Group, or iResearch, a third-party market research firm, to prepare a report titled “iResearch Report on China B2B E-commerce 2010,” or the iResearch Report, for the purpose of providing various industry and other information and illustrating our position in the B2B e-commerce service provider market in China. Information from the iResearch Report appears in the “Prospectus Summary,” “Our Industry,” “Business” and other sections of this prospectus. We have taken such care as we consider reasonable in the reproduction and extraction of information from the iResearch Report and other third-party sources.

Overview

We are a leading business-to-business, or B2B, e-commerce service provider dedicated to connecting high-quality manufacturers in China to international buyers. We provide our services principally through our online GlobalMarket marketplace (www.globalmarket.com). According to the iResearch Report, we are the only e-commerce service provider in China’s B2B e-commerce industry that focuses on providing export marketing services to high-quality manufacturers in China. We were recognized as “China’s No.1 High-end E-Commerce Brand” at a brand festival sponsored by the China Council for the Promotion of International Trade in 2008 and were awarded “Contributor to International Trade in 2009—Best E-Commerce Innovation Prize” by China Import and Export Enterprise 8th Annual Conference in 2010, which was organized by an entity affiliated with the Ministry of Commerce of the PRC.

Our online GlobalMarket marketplace provides a trusted and efficient platform to facilitate e-commerce between our manufacturer customers in China and international buyers. Our customers can use our GlobalMarket marketplace to host their company profiles and product information in standardized formats and post product listings and trade leads. International buyers can view listings and trade leads arranged by vertical by browsing our marketplace or through keyword searching. In addition, our GlobalMarket marketplace enables our customers to negotiate with international buyers through online conference facilities and other methods. Through active listings, information exchanges, online negotiations and other online features provided by us, our manufacturer customers and international buyers have formed an interactive online community on our marketplace. We also distribute sourcing guides in trade fairs and provide training to our customers.

As our focus is on high-quality manufacturers in China that play a major role in China’s export industry, we have established a proprietary process to certify our customers and award them with a certificate, which we refer to as the Global Manufacturer Certificate, or GMC. We developed a standard set of criteria for our GMC certification process based on surveys of thousands of international buyers since 2004. We retain one of the world’s leading certification organizations, the TÜV Rheinland Group, or TÜV, to audit each manufacturer who has applied for our GMC certification. We believe GMC is increasingly recognized as a symbol of quality both in China and among international buyers that source products from China.

We generate revenue primarily from annual or bi-annual subscription fees charged to our manufacturer customers in the GlobalMarket marketplace, the majority of which are GMC certified pursuant to our GMC standard. The amount of subscription fees varies, depending on the different service packages our paying customers subscribe for.

In order to enhance the breadth and depth of the GlobalMarket marketplace, we offer information and buyer services to all registered international buyers through our GlobalMarket website. Registered international buyers may post listings and procurement requests, identify suitable manufacturers, communicate and match with manufacturers on our GlobalMarket website. We also provide in-depth and tailor-made matching solutions for international buyers through our consultancy buyer’s department. All of the services are provided free of charge to registered international buyers to encourage them to accomplish their sourcing needs through our GlobalMarket marketplace and enhance our online community.

We also operate Tradeeasy (www.tradeeasy.com) and B2S (www.b2s.com), which are based in Hong Kong, as our supplemental marketplaces, although we are in the course of gradually migrating customers on these marketplaces to our GlobalMarket marketplace.

We have grown significantly in recent years. Our revenue has increased rapidly from US$4.4 million in 2007 to US$8.8 million in 2008, US$16.4 million in 2009 and US$26.7 million in 2010. Our income from continuing operations was US$0.9 million, US$0.1 million, US$54.0 thousand and US$7.0 million in 2007, 2008, 2009 and 2010, respectively. The number of our GMC manufacturers grew from 206 as of December 31, 2007 to 379 as of December 31, 2008, 805 as of December 31, 2009, and 1,428 as of December 31, 2010.

Our Industry

The fast growth of China’s export market has contributed significantly to China’s economic growth. According to the iResearch Report, there were approximately 10 million suppliers of made-in-China products in 2010. Such suppliers include direct manufacturers, trading companies, domestic trade companies and wholesalers. Out of this large number of suppliers, approximately 130,000 manufacturers accounted for approximately 92.2% of China’s total export sales volume in 2009. Most of these manufacturers are large and medium-sized manufacturers, who typically own production facilities, export their products, had annual export sales volume exceeding US$2.5 million, and have experience in export trade. We believe they are the key driver for the growth of China’s export market.

The B2B e-commerce market in China has grown significantly as the Internet has gained increasing acceptance in China. Many manufacturers in China choose to join a respected B2B e-commerce community to gain brand recognition and to attract reputable buyers. B2B e-commerce platforms that focus on high-quality manufacturers take active measures to verify the information listed on their websites about manufacturers. Operators of these platforms also typically have extensive knowledge about the industry verticals in which they are involved and utilize such knowledge to help buyers and manufacturers conduct business more efficiently. Furthermore, the number of manufactures in China who pay subscription fees or make other payments to use third-party B2B e-commerce platforms is also increasing. According to the iResearch Report, the number of small and medium size enterprises in China paying to use third-party B2B e-commerce platforms increased from approximately 0.8 million in 2008 to approximately 1.0 million in 2009, representing an increase of 25.0%, and is expected to further increase to approximately 5.4 million in 2014, representing a CAGR of 40.1% from 2009.

Our Competitive Strengths

We believe the following competitive strengths contribute to our success and distinguish us from our competitors:

•	We have an established GMC standard and GMC brand in China;

•	We have built a GMC community comprised of high-quality manufacturers in China;

•	We have built a strong and active international buyer community;

•	We offer a trusted and efficient e-commerce platform for international trade;

•	We employ continuous technological innovation to shorten the business cycle in international trade; and

•	We have a seasoned management team with in-depth industry knowledge.

Our Strategies

To further strengthen our leading position in the B2B e-commerce business in China, we plan to pursue the following strategies:

•	Continue to build a community of manufacturers and buyers around the GMC standard and brand;

•	Expand our business into new industry verticals;

•	Expand our market into new geographic areas in China;

•	Continue to enhance our customer experience; and

•	Increase sales of services to our customers.

Our Challenges

We believe the following are some of the major risks and uncertainties that may materially affect us and the value of your investment in our ADSs:

•

Our continued growth depends on our ability to protect and promote our GMC brand and maintain our reputation as a trusted platform for high-quality manufacturers in China and international buyers to meet, communicate and facilitate business transactions.

•

Loss of our right to use our GMC and other brand names, or unauthorized use of our brand names by third parties as well as expenses incurred in protecting the value of our brand names and maintaining and enhancing brand recognition of our company, may significantly reduce our revenue and profitability.

•

We depend on TÜV to perform GMC audits and any deterioration or interruption of its services or increase in its service charges could have a material adverse effect on our business, reputation and results of operations.

•

We expect to recognize a substantial amount of share-based compensation expense commencing from the completion of this offering, which may have a significant impact on our results of operations, and if additional employee share options or other equity incentives are granted to our employees, directors or consultants in the future, our results of operations will be further adversely affected.

•	We derive substantially all of our revenue directly or indirectly from export-oriented manufacturers in China, and factors that adversely affect such manufacturers or China’s export market could have a material adverse effect on our business, financial condition, results of operations and prospects.

•	We incurred operating losses and net losses in the past, including in 2008 and 2009, and may experience revenue declines and incur operating losses and net losses in the future.

•

Current and future economic uncertainty, slowdowns, or recessions have reduced and may continue to reduce demand and spending for B2B e-commerce services. This has in the past adversely affected and could in the future adversely affect our revenues and operating results.

•	We face intense competition, which may reduce demand for our services.

•

Our principal shareholders, directors and executive officers will own our Class B ordinary shares with ten votes per share after the completion of this offering, allowing them to exercise significant influence over matters subject to shareholder approval, including the election and removal of directors and certain corporate transactions, such as mergers, consolidations, and other business combinations, and the interests of the Class B ordinary shareholders may not be aligned with the interests of our other shareholders.

See “Risk Factors” and other information included in this prospectus for a discussion of these and other risks and uncertainties.

Corporate Structure

Since our inception, we have conducted our operations primarily through our subsidiaries and controlled affiliates in China and Hong Kong. Due to restrictions on foreign investment in businesses providing Internet information services in China, we operate our GlobalMarket website through Guangzhou Shen Long, which is our controlled PRC entity that holds a license to provide Internet information services in China. We do not enjoy direct equity ownership in Guangzhou Shen Long and, instead, we have contractual arrangements with Guangzhou Shen Long and its shareholders that allow us to exercise effective control over Guangzhou Shen Long and consolidate its financial results as if it were our wholly-owned subsidiary. Although we have been advised by our PRC counsel, Guangxin Lawyers, that our current ownership structure is in compliance with current PRC laws, rules and regulations, we cannot assure you that the PRC government would not ultimately take a view contrary to the opinion of our PRC counsel. See “Risk Factors—Risks Relating to Our Corporate Structure—Substantial uncertainties and restrictions exist with respect to the interpretation and application of PRC laws and regulations relating to online commerce and the distribution of Internet content in China. If the PRC government determines that our contractual arrangements with Guangzhou Shen Long do not comply with applicable PRC laws, rules and regulations, or if there are changes in applicable laws, rules and regulations or their interpretation or implementation, our business could be materially and adversely affected.”

In addition to our B2B e-commerce business, we conducted logistics agency and M2C businesses before September 2010. In September 2010, in order to focus on our core B2B e-commerce business, we sold the entities engaged in logistics agency and M2C businesses to Global Market International Limited, a Cayman Islands company established by Mr. Weijia (David Ling) Pan on behalf of our then existing shareholders, at a sale price of US$4.0 million. Since the logistics agency and M2C businesses have operations and cash flows that were clearly distinguished from the rest of our operations, the disposed businesses have been accounted for as discontinued operations.

The following diagram illustrates our corporate structure, the place of formation and the ownership interests of our subsidiaries and Guangzhou Shen Long as of the date of this prospectus.

(1)

These contractual arrangements include exclusive management, technology consulting and license agreements, a purchase option and cooperation agreement, an equity pledge agreement and powers of attorney.

(2)

These contractual shareholders are Mr. Weijia (David Ling) Pan, 90% shareholder in Guangzhou Shen Long, and Mr. Weinian Pan, the brother of Mr. Weijia (David Ling) Pan and 10% shareholder in Guangzhou Shen Long. Both Mr. Weijia (David Ling) Pan and Mr. Weinian Pan are PRC citizens.

For more information on our corporate structure, including a description of the above-mentioned contractual arrangements and the disposal and discontinuance of our logistics agency and M2C businesses, see “Our History and Corporate Structure.”

Corporate Information

Our principal executive offices are located at 17F, Tower A, Victory Plaza, No.103, Tiyu Xi Road, Guangzhou, Guangdong 510620, People’s Republic of China. Our telephone number at this address is

(86) 20-8600-2299 and our fax number is (86) 20-8600-6638. Our registered office in the Cayman Islands is located at the offices of Offshore Incorporations (Cayman) Limited, Scotia Centre, 4th Floor, P.O. Box 2804, George Town, Grand Cayman, Cayman Islands.

Investor inquiries should be directed to us at the address and telephone number of our principal executive offices set forth above. Our website is http://www.globalmarket.com. The information contained on our website is not a part of this prospectus. Our agent for service of process in the United States is Law Debenture Corporate Services Inc., located at 400 Madison Avenue, New York, New York 10017.

Conventions Used in This Prospectus

Unless otherwise indicated, references in this prospectus to:

•	“ADRs” are to the American depositary receipts, which, if issued, evidence our ADSs;

•	“ADSs” are to our American depositary shares, each of which represents ten Class A ordinary shares;

•	“China” or “PRC” are to the People’s Republic of China, excluding, for the purposes of this prospectus only, Taiwan and the special administrative regions of Hong Kong and Macau;

•

“Class A ordinary shares” are to our Class A ordinary shares, par value US$0.00004 per share, to be authorized under our third amended and restated memorandum and articles of association that will become effective immediately prior to the completion of this offering;

•

“Class B ordinary shares” are to our Class B ordinary shares, par value US$0.00004 per share, to be authorized under our third amended and restated memorandum and articles of association that will become effective immediately prior to the completion of this offering;

•

“Global Market,” “we,” “us,” and “our” are to Global Market Group Limited, its predecessor entities and subsidiaries and, in the context of describing our operations and consolidated financial data, also include Guangzhou Shen Long;

•

“Guangzhou Shen Long” are to Guangzhou Shen Long Computer Technology Co., Ltd, a domestic PRC company in which we do not have direct or controlling equity interests but over which we instead exercise effective control through contractual arrangements.

•	“Mr. Weijia (David Ling) Pan” are to Mr. Weijia Pan, also known as Ling Feng, who is our founder and has been our chairman since our inception and chief executive officer since 2004;

•

“ordinary shares” are to our ordinary shares, par value US$0.00004 per share, authorized under our second amended and restated memorandum and articles of association prior to the completion of this offering, and are to our Class A ordinary shares and Class B ordinary shares, collectively, after the completion of this offering;

•	“our company” are to Global Market Group Limited;

•	“RMB” or “Renminbi” are to the legal currency of China;

•

“Series A preferred shares” are to our series A preferred shares, par value US$0.00004 per share, authorized under our second amended and restated memorandum and articles of association currently in effect;

•

“Series B preferred shares” are to our series B preferred shares, par value US$0.00004 per share, authorized under our second amended and restated memorandum and articles of association currently in effect;

•	“US$” or “U.S. dollars” are to the legal currency of the United States; and

•	“U.S. GAAP” are to the Generally Accepted Accounting Principles in the United States.

Unless otherwise indicated, information in this prospectus assumes that the underwriters do not exercise their option to purchase additional ADSs.

Unless otherwise indicated, information in this prospectus regarding our share numbers and per share data has been adjusted to give effect to the share splits we undertook in October 2006 and November 2009 on a retroactive basis.

This prospectus contains translations of Renminbi amounts into U.S. dollars at specific rates solely for the convenience of the reader. For all dates through December 31, 2008, the exchange rate refers to the noon buying rate in the City of New York for cable transfers of Renminbi as certified for customs purposes by the Federal Reserve Bank of New York. For January 1, 2009 and all later dates and periods, the exchange rate refers to the exchange rate as set forth in the H.10 statistical release of the Federal Reserve Board. Unless otherwise noted, all translations of financial data from Renminbi to U.S. dollars in this prospectus were made at a rate of RMB 6.6000 to US$1.00, the exchange rate on December 30, 2010. We make no representation that any Renminbi or U.S. dollar amounts could have been, or could be, converted into U.S. dollars or Renminbi, as the case may be, at any particular rate or at all. See “Risk Factors—Risk Relating to Doing Business in China—Fluctuation in the exchange rates of the Renminbi may have a material adverse effect on your investment.” On February 25, 2011, the exchange rate was RMB 6.5749 to US$1.00.

This prospectus contains statistical data that we obtained from various government and private publications. We have not independently verified the data in these reports. Statistical data in these publications also include projections based on a number of assumptions. If any one or more of the assumptions underlying the statistical data turns out to be incorrect, actual results may differ from the projections based on these assumptions. In particular, this prospectus contains statistical data extracted from the iResearch Report.

The Offering

Price per ADS	We currently estimate that the initial public offering price will be between US$11.00 and US$13.00 per ADS.

ADSs offered by us	5,493,135 ADSs.

ADSs offered by the selling shareholders	5,493,135 ADSs.

Total ADSs offered	10,986,270 ADSs.

Class A ordinary shares outstanding immediately after the offering	109,862,700 Class A ordinary shares (or 126,342,100 Class A ordinary shares if the underwriters exercise the option to purchase additional ADSs in full).

Class B ordinary shares outstanding immediately after the offering	396,645,575 Class B ordinary shares, excluding Class B ordinary shares issuable upon the exercise of outstanding share options and Class B ordinary shares reserved for issuance under our 2010 equity incentive plan.

Ordinary shares	Following this offering, our outstanding share capital will consist of Class A and Class B ordinary shares. Holders of Class A ordinary shares and Class B ordinary shares have the same rights except for voting and conversion rights. Each Class A ordinary share is entitled to one vote on all matters subject to shareholders’ vote, and each Class B ordinary share is entitled to ten votes on all matters subject to shareholders’ vote. Each Class B ordinary share is convertible into one Class A ordinary share at any time by the holder thereof. Class A ordinary shares are not convertible into Class B ordinary shares under any circumstances.

The ADSs	Each ADS represents ten Class A ordinary shares, par value US$0.00004 per share. The ADSs may be evidenced by an ADR.

The depositary will be the holder of the Class A ordinary shares underlying your ADSs and you will have the rights of an ADS holder as provided in the deposit agreement among us, the depositary and owners and beneficial owners of ADSs from time to time.

You may surrender your ADSs to the depositary to withdraw the Class A ordinary shares underlying your ADSs. The depositary will charge you a fee for such an exchange.

We may amend or terminate the deposit agreement for any reason without your consent. If an amendment becomes effective and you continue to hold your ADSs, you will be bound by the deposit agreement as amended.

To better understand the terms of the ADSs, you should carefully read the section in this prospectus entitled “Description of American Depositary Shares.” We also encourage you to read the deposit agreement, which is filed as an exhibit to the registration statement that includes this prospectus.

Depositary	Citibank, N.A.

Option to purchase additional ADSs	The selling shareholders have granted the underwriters an option, exercisable within 30 days from the date of this prospectus, to purchase up to an aggregate of 1,647,940 additional ADSs.

Use of proceeds	We estimate that we will receive net proceeds from this offering of approximately US$58.9 million, assuming an initial public offering price of US$12.00, which is the midpoint of the estimated public offering price range set forth on the cover of this prospectus, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. We expect to use the net proceeds from this offering for our business expansion, including additional selling and marketing activities, research and development, potential acquisitions of complementary businesses, and other general corporate purposes. See “Use of Proceeds” for additional information.

We will not receive any of the proceeds from the sale of the ADSs by the selling shareholders.

Risk factors	See “Risk Factors” and other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in the ADSs.

Lock-up	We have agreed for a period of 180 days after the date of this prospectus not to sell, transfer or otherwise dispose of any of our ordinary shares or ADSs. Furthermore, each of our directors, executive officers, shareholders and certain option holders, has agreed to a similar 180-day lock-up. See “Underwriting.”

Reserved ADSs	At our request, the underwriters have reserved for sale, at the initial public offering price, up to an aggregate of 549,314 ADSs offered by this prospectus to our directors, officers, employees, business associates and related persons through a directed share program.

Listing	We have applied to have the ADSs listed on the New York Stock Exchange under the symbol “GMC.”

The number of Class B ordinary shares that will be outstanding immediately after this offering is based upon 451,576,925 Class B ordinary shares outstanding as of the date of this prospectus, which gives effect to the automatic conversion of all of our outstanding Series A preferred shares and Series B preferred shares into ordinary shares and the re-designations of all of our outstanding ordinary shares, including ordinary shares converted from preferred shares, into Class B ordinary shares immediately prior to the completion of this offering.

SUMMARY CONSOLIDATED FINANCIAL AND OPERATING DATA

The following summary consolidated statements of operations data for the four years ended December 31, 2007, 2008 and 2009 and 2010 and the summary consolidated balance sheets data as of December 31, 2008, 2009 and 2010 have been derived from our audited consolidated financial statements, which are included elsewhere in this prospectus. The following summary consolidated financial data for the periods and as of the dates indicated are qualified by reference to, and should be read in conjunction with, our consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus. Our consolidated financial statements are prepared and presented in accordance with U.S. GAAP. Our historical results do not necessarily indicate our results expected for any future periods.

Summary Consolidated Statements of Operations Data

	For the Year Ended December 31,
	2007	2008	2009	2010
	(U.S. dollars in thousands, except share data and per share data)
Revenues	4,381	8,840	16,382	26,678
Cost of revenues	(515)	(1,131)	(1,805)	(3,031)

Gross profit	3,866	7,709	14,577	23,647
Operating expenses:
Selling and marketing expenses	(2,305)	(5,983)	(11,351)	(12,916)
General and administrative expenses	(822)	(1,977)	(3,335)	(3,531)

Operating income (loss)	739	(251)	(109)	7,200

Other income	—	—	—	57
Foreign exchange gain (loss)	108	52	(19)	20
Interest income	98	335	94	30

Income (loss) before income taxes	945	136	(34)	7,307
Income tax (expense) benefit	(4)	13	88	(353)

Income (loss) from continuing operations	941	149	54	6,954
Income (loss) from discontinued operations, net of income tax	1,249	(5,933)	(636)	(2,502)

Net income (loss)	2,190	(5,784)	(582)	4,452

Cumulative dividends of Series A contingently redeemable convertible preferred shares	(250)	(355)	(336)	(336)
Cumulative dividends of Series B contingently redeemable convertible preferred shares	—	(1,463)	(1,681)	(1,681)
Repurchase of Series A and B contingently redeemable convertible preferred shares	—	(640)	—	—
Modification of the Series A contingently redeemable convertible preferred shares	—	(1,307)	—	—

Net income (loss) attributable to shareholders	1,940	(9,549)	(2,599)	2,435
Net income (loss) attributable to Global Market Group Limited ordinary shareholders	1,934	(9,492)	(2,593)	2,435

Net income (loss) attributable to noncontrolling interests	6	(57)	(6)	—

Pro forma income (loss) from continuing operations as if the offering had been completed on January 1, 2009 (unaudited)(1)			54	3,827

	For the Year Ended December 31,
	2007	2008	2009	2010
	(U.S. dollars in thousands, except share data and per share data)
Earnings (loss) per share:
From continuing operations—basic and diluted	—	(0.01)	(0.01)	0.01
From discontinued operations—basic and diluted	—	(0.02)	—	(0.01)
Earnings (loss) per share—basic and diluted	0.01	(0.03)	(0.01)	—
Dividend declared per share	—	—	—	0.06
Weighted average number of ordinary shares in computing:
Earnings (loss) per share—basic and diluted	250,000,000	250,000,000	250,000,000	250,000,000
Pro forma earnings (loss) per share:
Basic and diluted on an as converted basis (unaudited)			—	—
Basic and diluted from continuing operations as if the offering had been completed on January 1, 2009 (unaudited)(2)			—	0.01
Weighted average number of ordinary shares outstanding used in computation of:
Basic and diluted on an as converted basis (unaudited)(3)			451,576,925	451,576,925

(1)

Includes pro forma share-based compensation expenses in the amount of nil and US$3,127 for the years ended December 31, 2009 and 2010, respectively, as if the offering had been completed on January 1, 2009.

(2)	Without taking into account the number of offering shares.
(3)	Includes the conversion of 40,763,300 Series A contingently redeemable convertible preferred shares and 160,813,625 Series B contingently redeemable convertible preferred shares into ordinary shares.

Summary Consolidated Balance Sheets Data

	As of December 31,			Pro Forma as of December 31, 2010(5) (unaudited)
	2008(4)	2009(4)	2010
	(U.S. dollars in thousands)
Cash and cash equivalents	15,509	15,702	8,269
Total current assets	21,101	19,130	13,051
Total assets	27,559	28,537	22,676
Deferred revenue, current	5,917	7,487	12,962
Total current liabilities	8,877	10,445	16,325
Total liabilities	9,056	10,615	16,491
Total shareholders’ (deficiency) equity	(9,373)	(11,971)	(21,261)	6,185

(4)	Includes assets and liabilities of the discontinued businesses as follows:

	As of December 31,
	2008	2009
	(U.S. dollars in thousands)
Cash and cash equivalents	953	1,234
Total current assets	2,730	2,037
Total assets	3,149	2,643
Deferred revenue, current	76	1
Total current liabilities	6,624	6,759
Total liabilities	6,624	6,759
(5)

Pro forma total shareholders’ equity as of December 31, 2010 takes into account the automatic conversion of all our outstanding contingently redeemable convertible preferred shares into 201,576,925 ordinary shares immediately prior to the completion of this offering.

Summary Operating Data

The following table presents the number of customers on our GlobalMarket marketplace as of December 31, 2007, 2008, 2009 and 2010:

	As of December 31,
	2007	2008	2009	2010
GlobalMarket Marketplace
GMC manufacturers(1)	206	379	805	1,428
Non-GMC manufacturers(2)	201	115	55	208
Total customers	407	494	860	1,636

(1)	Manufacturers that are certified pursuant to our GMC standard.
(2)	Manufacturers that are not certified pursuant to our GMC standard.

RISK FACTORS

You should consider carefully all of the information in this prospectus, including the risks and uncertainties described below, before investing in our ADSs. Any of the following risks and uncertainties could have a material adverse effect on our business, financial condition, results of operations and prospects. The market price of our ADSs could decline due to any of these risks and uncertainties, and you may lose all or part of your investment.

Risks Relating to Our Business and Industry

Our continued growth depends on our ability to protect and promote our GMC brand and maintain our reputation as a trusted platform for high-quality manufacturers in China and international buyers to meet, communicate and facilitate business transactions.

We have established the Global Manufacturer Certificate, or GMC, standard and encourage all manufacturer customers on our GlobalMarket marketplace to become GMC certified. We believe GMC has become a standard to recognize manufacturers in China with high quality products and our GMC standard and brand represents our significant competitive advantage as well as an entry barrier for potential competitors. While manufacturers certified pursuant to our GMC standard, or GMC manufacturers, have passed third-party audits and comprehensive authentication and verification procedures, we cannot guarantee that the products or services offered by our GMC manufacturers will always meet the requirements of international buyers or that disputes between our GMC manufacturers and international buyers will not arise. Fraudulent transactions and sales of counterfeit or pirated, as well as faulty or defective, items by our GMC manufacturers may also occur. Any deterioration in the quality of the products or services provided by our GMC manufacturers, any disputes between our GMC manufacturers and international buyers, and any incidents of fraud or sale of counterfeit, pirated, faulty or defective products or the perception of such incidents could harm the GMC brand and our reputation, impair our ability to attract and retain international buyers and expand our GMC community and cause us to incur additional costs to respond to any such incidents. The GMC certification provides certification as of the issuance date. The certifications are dated to reflect the issuance date. We cannot revoke or restrict the use of a previously issued certification for any reason. We do not monitor a GMC manufacturer after it has received a GMC certification. As a result, we may experience damage to our brand as a result of the actions of previously certified manufacturers who continue to use the GMC certification but cease to meet our certification criteria.

If our GMC brand or our reputation is harmed, it will be difficult to maintain and increase our GMC manufacturer customers and international buyers, which would in turn materially and adversely affect our business, financial condition, results of operations and prospects.

Loss of our right to use our GMC and other brand names, or unauthorized use of our brand names by third parties as well as expenses incurred in protecting the value of our brand names and maintaining and enhancing brand recognition of our company, may significantly reduce our revenue and profitability.

We regard our “GMC,” “Global Market,” “ ” (“Global Market” in Chinese) brand names as critical to our success. We have successfully registered our “GMC” logo as a community trade mark in the European Union and as a trademark in international class 35 in the United States and Japan and have registered a copyright for our “GMC” logo in China. We also have registered “Global Market ” as a trademark in international class 9 in mainland China and have applications for “Global Market” and “ ” trademark registration in other classes pending in mainland China. However, our application for trademark registration of our “GMC” logo in China was rejected due to prior similar trademark registrations by third parties and what the relevant PRC authorities deemed to be potential confusion to consumers. Furthermore, our applications for trademark registration of “Global Market”

and “ ” in certain key trademark classes in China were also rejected for similar reasons. We recently submitted a trademark registration application for a variation of our “GMC” logo in China but cannot guarantee the application will be approved on a timely basis, if at all. If we are unable to obtain registrations for these trademarks or we are unable to adequately protect these brand names using other available means, in particular, if any third party successfully applies for or registers the trademark “GMC” logo in China, the value we have built in our brand names could be harmed or lost.

Furthermore, we have incurred significant advertising and marketing expenditures in recent years. The costs of online and traditional advertising in China have been increasing, and these costs are expected to continue increasing in the foreseeable future. However, we cannot assure you that our marketing campaigns will be effective or successful. In addition, we anticipate that maintaining and enhancing our brand recognition may become increasingly challenging as the Internet and e-commerce industry in China become more competitive. We may need to devote greater financial and other resources to advertising, marketing and other activities to create and maintain brand loyalty among our users, which may reduce our profitability.

We depend on TÜV to perform GMC audits and any deterioration or interruption of its services or increase in its service charge could have a material adverse effect on our business, reputation and results of operations.

We engage the TÜV Rheinland Group, or TÜV, one of the world’s leading certification organizations, to perform on-site factory audit of manufacturers that have applied for GMC certification and rely on the audit reports issued by TÜV in deciding whether to issue GMC to these manufacturers. Any failure of TÜV to meet the required quality standards and timetables set in their agreements with us may adversely affect our ability to provide GMC certification or attract new GMC manufacturers. Moreover, any damages to TÜV’s reputation as a trusted certification organization, whether as a result of providing unsatisfactory services to us or their other customers, may also harm our GMC brand and adversely affect our reputation and business prospects.

In addition, we cannot assure you that we will be able to renew our agreements with TÜV on terms acceptable to us or at all. If TÜV increases its service charges, our costs will increase and we may not be able to pass the increased costs to our customers, which may adversely impact our results of operations. If our agreement with TÜV is terminated for any reason, we may not be able to find other certification organizations that can provide comparable services on terms acceptable to us or at all, which could cause disruptions to our operations and ultimately have a material adverse effect on our results of operations.

We have not recognized any significant share-based compensation expense in the past but will recognize a substantial amount of share-based compensation expense commencing from the completion of this offering, which will have a significant impact on our results of operations, and if additional share options or other equity incentives are granted to our employees, directors or consultants in the future, our results of operations will be further adversely affected.

We adopted our 2010 equity incentive plan in July 2009 pursuant to which we may grant options to purchase up to 25,000,000 of our ordinary shares. As of the date of this prospectus, we have outstanding options to purchase up to 19,365,126 ordinary shares that have been granted to our employees and directors under the equity incentive plan. In addition, Mr. Weijia (David Ling) Pan, our founder and controlling shareholder, granted options to purchase up to 10,512,159 of his ordinary shares to certain of our employees and directors. See “Management—Share Option Plan” and “Management—Share Options Granted by our Founder.” We are required to account for share options granted to our employees and directors in accordance with Codification of Accounting Standards, or ASC, 718, “Compensation—Stock Compensation.” We are required to classify share options granted to our employees and directors as equity awards and recognize share-based compensation expense based on the fair value of such share options on the date of the grant, with the share-based compensation expense recognized over the period in which the recipient is required to provide service in exchange for the equity award. We are also required to recognize share-based compensation expense relating to the share options granted by Mr. Weijia (David Ling) Pan as if such options were granted by us because Mr. Weijia (David Ling) Pan is our controlling shareholder and the share options were granted to our employees and directors for their services provided to us. Because the vesting of the share options granted by us and Mr. Weijia (David Ling) Pan are conditional upon service vesting conditions and the completion of this offering, we have not recognized share-based compensation expense relating to these share options granted by us and Mr. Weijia (David Ling) Pan yet. As a result, upon the completion of this offering, we expect to begin to recognize a substantial amount of share-based compensation expense to the extent that relevant service conditions are satisfied and we expect the recognition of such share-based compensation expenses will have a significant impact on our results of operations. Moreover, if additional share options or other equity incentives are granted to our employees, directors or consultants in the future, we will incur additional share-based compensation expense and our results of operations will be further adversely affected.

We may not be able to maintain our historical growth rates or gross profit margins, and our operating results may fluctuate significantly. If our results fall below market expectations, the trading price of our ADSs may decline significantly.

We have experienced significant growth in our revenue and gross profit in the past three years. We cannot assure you that we will be able to maintain our revenue growth or gross profit margins at historical levels, or at all. Moreover, our operating results may fluctuate significantly as a result of numerous factors, many of which are outside of our control. These factors include, among others:

•	our ability to maintain and further promote GMC as a premium brand for high-quality manufacturers in China;

•	our ability to attract new customers, retain existing customers and expand our GMC community;

•	our ability to maintain our existing base of registered international buyers and attract new international buyers to our marketplaces;

•	the success of our marketing and brand building efforts;

•	the timing and market acceptance of new services by us or our competitors;

•	our ability to develop service enhancements at a reasonable cost and in a timely manner;

•	fluctuations in demand for our services as a result of changes in pricing policies by us or our competitors;

•	our ability to keep our marketplaces operating without service interruptions;

•

continued acceptance of the Internet as a medium for commerce and communication in the face of increasing publicity on fraud, viruses and other risks of conducting business activities over the Internet;

•	the amount and timing of capital and other expenditures relating to the maintenance and expansion of our businesses, operations and infrastructure;

•

seasonal fluctuations in the sales of our service packages, particularly during the Chinese Lunar New Year public holidays and the week-long public holidays associated with the PRC National Day on October 1; and

•	general economic conditions in China and elsewhere in the world as well as those economic conditions specific to the Internet, B2B e-commerce and China’s export industries.

These and other factors may result in our revenue and profit growing at lower rates than in the past, or not at all. These factors may also cause our operating results to fluctuate significantly, which may result in substantial volatility in the trading price of our ADSs. Furthermore, many of these and other conditions are beyond our control, making our operating results difficult to predict. We also operate in a rapidly changing and evolving industry, and, as a result, you should not rely on our historical operating results as an indication of our future performance.

We incurred operating losses and net losses in the past and may experience revenue declines and incur operating losses and net losses in the future.

We incurred operating losses and net losses in 2008 and 2009. We cannot assure you that we can achieve or sustain profitability and avoid operating losses and net losses in the future. Although we experienced significant revenue growth in recent periods, such growth rates may not be sustainable and our revenue may decrease in the future. In addition, our ability to remain profitable depends on our ability to control our costs and operating expenses, which we expect will increase as we expand our business. If we fail to increase revenues at the rate we anticipate or if our costs and operating expenses increase without a commensurate increase in our revenues, our financial condition and results of operations will be negatively affected.

We derive substantially all of our revenue directly or indirectly from export-oriented manufacturers in China, and factors that adversely affect such manufacturers or China’s export market could have a material adverse effect on our business, financial condition, results of operations and prospects.

We derive substantially all of our revenue from providing B2B e-commerce services to export-oriented manufacturers in China and Hong Kong exporters of products made in China. As a result, factors that adversely affect export-oriented manufacturers in China or China’s export market could materially and adversely affect our business, financial condition, results of operations and prospects. These factors include, among others:

•	a downturn in general economic conditions in major importing countries and regions;

•	appreciation in the value of Renminbi against the currencies of other importing countries and regions;

•	reduced availability of trade finance;

•	regulatory restrictions, adverse governmental actions, trade disputes, industry-specific quotas, tariffs, non-tariff barriers and taxes that may have the effect of limiting exports from China;

•	the reduction or elimination of tax rebates or other forms of government subsidies and economic incentives for export products from China;

•	a decline in demand for, or negative perception of or publicity about, export products from China;

•	rising material and labor costs in China; and

•	political instability and the threat of terrorist attacks.

Current and future economic uncertainty, slowdowns, or recessions have reduced and may continue to reduce demand and spending for B2B e-commerce services. This has in the past adversely affected and could in the future adversely affect our revenues and operating results.

The revenue and profitability of our business depends significantly on the overall demand for B2B e-commerce services from high-quality manufacturers in China and international buyers. We believe that the demand for our services is subject to a number of potentially negative factors, such as the global financial crisis that began in 2008, the significant decline in the availability of credit and economic activities as a result of the crisis, the fact that many economies in the world have recently been in a recession and the large recent decline in global trade as a result of the downturn in world’s major economies. Potential sovereign debt risks could adversely affect foreign trade as well. Continued concerns about the systemic impact of a potentially long-term and widespread recession and geopolitical issues have contributed to increased market volatility and diminished expectations for economic growth around the world. The difficult economic outlook has negatively affected business and consumer confidence and contributed to volatility of unprecedented levels. Accordingly, the overall level of global demand for China’s exports may not recover, and/or be sustainable in the foreseeable future.

China’s economy also faces challenges. The stimulus plans and other measures implemented by the PRC government may not work effectively or quickly enough to maintain economic growth in China or avert a severe economic downturn. In particular, in July 2010, China reported a slowdown in second-quarter gross domestic product growth as well as a number of other economic indicators, indicating the beginning of a potential slow-down of China’s economic expansion as it withdrew some of its expansionary policies. Any prolonged slowdown in China’s economy may have a negative impact on the business of our manufacturer customers and thereby negatively affect our business and results of operations.

Partly due to the global and PRC market conditions, we incurred operating losses and net losses in 2008 and 2009, and we may incur operating losses and net losses in the future. We have significant fixed operating expenses, which may be difficult to adjust in response to unanticipated fluctuations in revenues. In addition, further disruptions of the financial markets could also significantly restrict our ability to obtain financing in the capital markets or from financial institutions.

We have experienced turnover among our customers in the past. Our business, financial condition and results of operations could be materially and adversely affected if we are unable to replace non-renewing customers with new ones or retain existing customers at their current subscription levels.

We enter into service contracts with our customers on an annual or bi-annual basis. Upon the expiration of such contracts, our customers may decide not to renew their service packages with us or to downgrade their subscriptions to a lower priced service package for a number of reasons, including the cessation of their business, a change in their business focus or marketing personnel, reduction of marketing budgets or dissatisfaction with our services and products. Consequently, decisions by our customers not to renew their service packages or to downgrade their subscriptions to a lower priced service package could significantly reduce our revenue, as well as cause us to incur additional costs in attracting new customers. Any such development could have a material adverse effect on our profitability and future growth. In the past, a significant number of our customers did not renew their subscriptions or renewed with a lower priced service package. We expect that going forward this will continue to be the case. We cannot assure you that our customer turnover rates will not increase, or that we will be able to replace non-renewing customers with new ones, or that our customers will renew their existing service packages at the same or higher subscription levels. A significant increase in turnover rates from the current levels or any failure to recruit new customers or to retain existing customers at their current subscription levels would have a material adverse effect on our business, financial condition and results of operations.

Our marketplaces will become less attractive to manufacturers and exporters and our revenue and profit would decrease materially if we are unable to attract and maintain a critical mass of international buyers on our marketplaces.

Our total registered international buyers increased from approximately 514 thousand as of December 31, 2007 to approximately 584 thousand as of December 31, 2008 and to approximately 661 thousand as of December 31, 2009, and further increased to approximately 761 thousand as of December 31, 2010. We will be attractive to manufacturers and exporters only if sufficient international buyers use our marketplaces to identify and conduct business with suppliers. We cannot assure you that there will be continued demand from international buyers for the products and services of our customers in the industry verticals that we cover. A decline in the popularity of, or demand for, products and services of our customers could reduce the number of international buyers using our marketplaces. In addition, high-quality manufacturers in China and Hong Kong exporters may choose to list their products and services on alternative platforms instead of our marketplaces, which will reduce the range of products and services available to international buyers and further depress activity on our marketplaces. Any decline in overall activity on our marketplaces may result in fewer high-quality manufacturers in China and Hong Kong exporters deciding to subscribe for our services. If we are unable to attract and maintain a critical mass of international buyers for our marketplaces, the perceived usefulness of our services will decline, and our business, profitability and prospects will suffer.

We face intense competition, which may reduce demand for our services.

We face intense competition in the B2B e-commerce market from both domestic and international competitors, including Alibaba, Global Sources, Made-in-China as well as market players that focus on single industry verticals. In addition, we also face indirect competition from other marketing service providers, such as trade fair organizers, trade magazine publishers and outdoor advertising operators. With the rapid development of the B2B e-commerce market in China, we expect our operating environment to become increasingly competitive. We believe that the principal competitive factors in the market include size of customer base, quantity and quality of listings, customer loyalty, brand recognition, industry knowledge, technology, customer service, pricing and ability to recruit and retain talent. Moreover, some of our existing and future competitors may have:

•	greater financial and other resources;

•	larger sales and marketing networks;

•	greater knowledge of markets into which we seek to enter;

•	more extensive research and development and technical capabilities;

•	stronger brand recognition;

•	greater pricing flexibility; and

•	patent portfolios that may present an obstacle to our conduct of business.

As a result, we may be unable to offer services that are more desirable than those offered by our competitors, market our services as effectively as our competitors or otherwise respond successfully to competitive pressures. Our competitors may also be able to offer discounts on their service offerings, and we may not be able to profitably match those discounts. Furthermore, our competitors may develop technologies that are more effective than those we currently offer or that render our services and products obsolete or uncompetitive. In addition, the timing of the introduction of competing services into the market could affect the market acceptance and market share of our services and products. Our failure to compete successfully could materially and adversely affect our business, financial condition, results of operations and prospects.

Our financial information included in this prospectus may not be representative of our results of operations and financial conditions as a pure B2B e-commerce company.

In addition to B2B e-commerce, we were engaged in logistics agency and manufacturer-to-consumer e-commerce, or M2C, businesses before we disposed of these businesses in September 2010. See “Our History and Corporate Structure.” Our financial statements included in this prospectus have been prepared under U.S. GAAP and include the results of operations and assets and liabilities of our logistics agency and M2C businesses before they were sold in September 2010. We have treated the logistics agency and M2C businesses as discontinued businesses in our consolidated financial statements and have identified the assets and liabilities of the discontinued business in footnote 17 to such financial statements included in this prospectus. We cannot assure you, however, that our historical financial statements reflect what our historical financial condition and results of operations would have been if we had operated as a pure B2B e-commerce company. As a result, our historical financial information may not be a reliable indicator of what our results of operations, financial position and cash flows will be in the future.

We may not be able to successfully prevent Global Market International Limited and its subsidiaries and affiliates from engaging in businesses that directly or indirectly compete with our business.

In connection with our disposal of logistics agency and M2C businesses, Global Market International Limited has agreed not to, and to cause its subsidiaries, consolidated affiliated entities and affiliates not to, engage in any business that may be in direct or indirect competition with our business. In our non-compete agreement with Guangzhou Long Ying, Guangzhou Long Xing, Global Market BVI and Global Market International Limited, among others, they have agreed not to, directly or indirectly, engage in or facilitate, allow or otherwise permit any third party to engage in a competing business with us, nor shall they solicit or induce our employees to terminate employment relationships with us, or solicit or induce our customers, suppliers, buyers or consultants to terminate, reduce or cancel any transactions with us.

We cannot assure you, however, that these non-compete agreements will be effective in preventing Global Market International Limited and its subsidiaries and affiliates from engaging in business that directly or indirectly compete with our business. Even if there is no actual direct or indirect competition to our business, the perception by investors or securities analysts of possible competition from Global Market International Limited could adversely affect our business prospects and the price of our ADSs. Nor can we assure you that Global Market International Limited or its subsidiaries and affiliates will not breach these non-compete agreements. In addition, if we were required to enforce our rights under these non-compete agreements, we cannot assure you that a judicial or arbitral body would enforce such agreements. Even if such agreement is enforced, we may not receive adequate remedies from courts in China or elsewhere.

Conflicts of interests may arise between Global Market International Limited and us, and because we and Global Market International Limited are under common control, we may not be able to resolve such conflicts on terms favorable to us.

Conflicts of interest may arise between Global Market International Limited and us in a number of areas relating to our past and ongoing relationships. Potential conflicts of interest that we have identified include the following:

•

Non-compete and brand name license and cooperative promotion agreements.    Global Market International Limited has agreed not to, and to cause its subsidiaries, consolidated affiliated entities and affiliates not to, engage in any business that may be in direct or indirect competition with our business. We have authorized Global Market International Limited and all of its subsidiaries and consolidated affiliated entities to use our brand names and trademarks pursuant to a brand name license and cooperative promotion agreement. We cannot assure you that disputes will not arise between Global Market International Limited and us under such agreements.

•

Employee recruitment and retention.    Because both Global Market International Limited and we are based in Guangzhou, China and are engaged in the e-commerce business, we may compete with Global Market International Limited in the hiring of new employees, in particular with respect to those involved in e-commerce development and operation.

•	Our board members or executive officers may have conflicts of interest. Mr. Weijia (David Ling) Pan, our chairman and chief executive officer, currently also serves as the chairman of the board of directors of Global Market International Limited. Mr. Weijia (David Ling) Pan also indirectly owns the majority of the outstanding shares of Global Market International Limited. Certain board members of Global Market International Limited also hold options to purchase our shares which were granted to them before we disposed of our logistics agency and M2C businesses. These relationships could create perceived or actual conflicts of interest when these persons are faced with decisions with potentially different implications for Global Market International Limited and us.

•

Allocation of business opportunities.    Business opportunities may arise that both we and Global Market International Limited find attractive, and which would complement our respective businesses. We do not have any agreement with Global Market International Limited that prevents it from competing for such business opportunities with us. As such, we may not be able to pursue such business opportunities effectively if Global Market International Limited decides to take advantage of such opportunities itself.

•

Developing business relationships with our competitors.    Global Market International Limited may decide to do business or establish cooperative relationships with our competitors, such as other B2B e-commerce companies in China, which may have a negative impact on our business.

Although we and Global Market International Limited are standalone entities, we have the same shareholders as Global Market International Limited immediately prior to this offering. Both Global Market International Limited and we will continue to be controlled by Mr. Weijia (David Ling) Pan after this offering. Our existing shareholders, including Mr. Weijia (David Ling) Pan, may from time to time make strategic decisions that they believe are in the best interests of Global Market International Limited and us on a combined basis, but these decisions may be different from the decisions that we would have made on our own. Our existing shareholders’ decisions with respect to us or our business may be resolved in ways that favor Global Market International Limited, which may not coincide with the interests of our public shareholders. We may not be able to resolve any potential conflicts, and even if we do so, the resolution may be less favorable to us than if we were dealing with an unaffiliated party. Even if both Global Market International Limited and we seek to transact business on terms intended to approximate those that could have been achieved among unaffiliated parties, this may not succeed in practice.

Our principal shareholders, directors and executive officers will own our Class B ordinary shares with ten votes per share after the completion of this offering, allowing them to exercise significant influence over matters subject to shareholder approval, and their interests may not be aligned with the interests of our other shareholders.

Our executive officers, directors and principal shareholders holding 5% or more of our outstanding shares beneficially own or control approximately 84.0% of our total issued and outstanding shares prior to this offering, and immediately following this offering will beneficially own or control 67.4% of our outstanding shares assuming that the underwriters do not exercise their overallotment option. In particular, Mr. Weijia (David Ling) Pan, our founder, chairman and chief executive officer, beneficially owns and controls approximately 65.8% of our total issued and outstanding shares prior to this offering and immediately following this offering will beneficially own or control 55.1% of our outstanding shares assuming that the underwriters do not exercise their overallotment option. Moreover, all shares held by our executive officers, directors and principal shareholders will become Class B ordinary shares with ten votes per share after the completion of this offering. As a result, our executive officers, directors and principal shareholders will hold 83.8% of the total voting power of our shares immediately following this offering assuming that the underwriters do not exercise their overallotment option. In particular, Mr. Weijia (David Ling) Pan will hold 68.5% of the total voting power of our shares immediately following this offering assuming that the underwriters do not exercise their overallotment option. Accordingly, these executive officers, directors and principal shareholders have substantial influence over the outcome of corporate actions requiring shareholder approval, including the election of directors, any merger, consolidation or sale of all or substantially all of our assets or any other significant corporate transaction, and their interests may not align with the interests of our other shareholders. They may take actions that are not in the best interest of us or our other shareholders. These shareholders may also delay or prevent a change of control or otherwise discourage a potential acquirer from attempting to obtain control of us, even if such a change of control would benefit our other shareholders. This significant concentration of share ownership may adversely affect the trading price of our ADSs due to investors’ perception that conflicts of interest may exist or arise.

We may encounter difficulties in protecting our intellectual property rights.

Our intellectual property rights include, among others, the “GMC” trademark, “www.globalmarket.com,” “www.globalmarket.com.cn” and other domain names as well as our proprietary technologies. We rely on a combination of trademark, copyright, trade secret, fair trade practice laws and non-disclosure agreements and other methods to protect our intellectual property rights. We also rely on trade secret rights to protect our business through confidentiality provisions in the employment agreements with employees. If any of our employees breaches his or her confidentiality obligations, we may not have adequate remedies and our trade secrets may become known to our competitors. In addition, if our competitors independently develop information that is equivalent to our trade secrets or other proprietary information, it will be more difficult for us to enforce our rights and our business and prospects could be harmed.

We may need to resort to litigation or other proceedings to enforce our intellectual property rights, protect our proprietary technologies or determine the validity and scope of third-party proprietary rights. Since the validity, enforceability and scope of protection of intellectual property rights in China are uncertain, we may not be successful in enforcing these rights. As a result, the degree of protection for our intellectual property rights is uncertain and may not be adequate. Any litigation, proceeding or other effort or other proceedings to protect our intellectual property rights could also result in substantial costs and diversion of our resources and could materially harm our business and profitability. If we are unable to protect our trade names, trademarks, trade secrets and other propriety information from infringement, our competitive position may be undermined, and we may suffer material losses.

We may be exposed to infringement or misappropriation claims by third parties that, if determined adversely against us, could cause us to pay significant damages.

Our success depends largely on our ability to use and develop our brand name, trademarks, copyrights, technology, know-how and other intellectual property without infringing the intellectual property rights of third parties. As we continue to develop new services and applications, such as the new online management and communication tool for our customers that we launched in November 2010, as we continue to increase our user base and expand our business, and as litigation becomes more common in China, we face a higher risk of being the subject of claims for intellectual property infringement, invalidity or indemnification relating to other parties’ proprietary rights. Our current or potential competitors, many of which have substantial resources and have made substantial investments in competing technologies, may have or may obtain patents that will prevent, limit or interfere with our ability to offer our services in either China or other jurisdictions. The validity and scope of any claims relating to our intellectual property rights involve complex legal and factual questions and analyses and, therefore, the outcome may be uncertain. In addition, the defense of these claims would be both costly and time-consuming, and could significantly divert the efforts and resources of our management and technical personnel. Furthermore, an adverse determination in any such litigation or proceedings to which we may become a party could cause us to:

•	pay damages;

•	seek licenses from third parties on unfavorable terms;

•	pay ongoing royalties;

•	redesign our services; or

•	be restricted by injunctions.

Any of these factors could prevent or restrict us from pursuing some or all of our business and result in suppliers and buyers limiting their use of our services and products, which could have a material adverse effect on our business, financial condition and results of operations.

Our business may be harmed by fraud or intellectual property rights infringement committed by our manufacturer customers and substandard or potentially controversial products and services provided by our manufacturer customers, and we may be subject to vicarious liability claims for defective products sold by our manufacturer customers.

We have been subjected in the past, and we anticipate being subjected in the future, to allegations that certain of our customers are committing fraud, that certain items listed on our marketplaces infringe third-party copyrights, trademarks, trade names, patents or other intellectual property rights or that suppliers list products and services that are substandard or potentially controversial. While most manufacturers trading on our GlobalMarket marketplace have been certified pursuant to our GMC standard, we have only limited control over the nature or types of products and services that these manufacturers offer on our GlobalMarket marketplace and we have even less control over the products and services that non-GMC manufacturers and Hong Kong exporters offer on our marketplaces. Public perception that fraud or transactions involving counterfeit or pirated items are common on our marketplaces could damage our reputation and business. In addition, we may be exposed to vicarious liability claims relating to personal injury, death, property or other damage caused by the products listed on our marketplaces. For example, we may be held vicariously liable under PRC law if we intentionally or negligently participated, abetted or assisted in infringement activities associated with such counterfeit or pirated products listed on our marketplaces. Forms of potential liability under PRC law include, among others, injunctions to cease infringing activities, rectification, compensation and administrative penalties. Allegations of fraud or infringement of intellectual property rights or product liability claims may result in litigation against us and the potential damages and associated legal expenses could be significant. We cannot assure you that we will be able to successfully defend any such litigation. In addition, litigation may strain management resources, result in significant costs and cause negative publicity.

Pursuing our growth strategies could strain our management, operational and other resources, which could materially and adversely affect our business and prospects.

Our growth strategy includes expanding the coverage of our B2B e-commerce business into new industry verticals and new regions through organic growth and strategic acquisitions, expanding our GMC manufacturer customer base, enhancing and expanding the scope of our services to further improve user loyalty and increasing sales of our services. Pursuing these strategies has placed, and will continue to place, substantial demands on our resources. In particular, managing our growth will require, among other things:

•	acquiring knowledge about the new industry verticals and regions that we plan to expand our business into and accumulate experience in these industry verticals and regions;

•	accurately assessing and meeting customer needs and market demands;

•	hiring and training new personnel, including recruiting management talent and expanding our sales force and research and development team;

•	maintaining high quality customer care and support services;

•	strengthening financial and management controls and information technology systems;

•	stringent cost controls; and

•	obtaining required regulatory clearances or approvals.

We cannot assure you that our current and planned operations, personnel, systems, internal procedures and controls will be adequate to support our future growth. In addition, the success of our growth strategy depends on a number of external factors that are beyond our control, such as adverse governmental actions and economic downturns in major importing countries or regions. If we are not able to manage our growth successfully, our business and prospects would be materially and adversely affected.

We depend on the continued growth of the Internet, e-commerce and online marketing industries.

The business of bringing suppliers and buyers together over the Internet to facilitate business transactions is relatively new and rapidly evolving. The continued growth in our revenue and profit is substantially dependent upon the widespread acceptance and use of the Internet as a medium for commerce by businesses. In particular, rapid growth in the use of and interest in the Internet and other online services is still a relatively recent phenomenon, and we cannot assure you that this acceptance and use will continue to develop or that a sufficiently broad base of suppliers and buyers will adopt, and continue to use, the Internet as a medium of commerce. As a result, growth in our user base is dependent on attracting suppliers and buyers who have historically used traditional channels of commerce to sell and purchase goods. For our company to be successful, these parties must accept and adopt new ways of conducting business and exchanging information.

Moreover, concerns about fraud, privacy, lack of trust and other problems may discourage businesses from adopting the Internet as a medium of commerce. If these concerns are not adequately addressed, they may inhibit the growth of online commerce and communications. In addition, if a well-publicized breach of Internet security or privacy were to occur, general Internet usage could decline, which could reduce the use of our services and products and impede our growth. Our business, financial condition, results of operations and prospects will suffer to the extent the Internet, e-commerce and online marketing industries in general, and uses of the Internet as a medium of commerce in particular, do not continue to grow.

If we are unable to attract, motivate and retain employees, our growth may suffer.

Our performance and future success depends on the talents and efforts of our employees. Our continued ability to compete effectively and to expand our business into new industry verticals and new geographical areas depends on our ability to attract new employees with knowledge and experience in such new industry verticals and in new geographical areas as well as our ability to retain and motivate our existing employees. Competition for personnel in the Internet and e-commerce industry in China is intense, and the availability of suitable and qualified candidates in China is limited. Competition for these individuals could cause us to offer higher compensation and other benefits in order to attract and retain them, which could materially and adversely affect our financial condition and results of operations. If we do not succeed in attracting qualified employees or retaining or motivating our existing employees, we may be unable to grow our business effectively.

Moreover, the majority of the share options that we and Mr. Weijia (David Ling) Pan granted to our employees have exercise prices that are much lower than the estimated initial public offering price of our shares represented by ADSs and some of these options will vest 30 days after the completion of this offering. As employees accumulate more individual wealth in their vested option grants, especially as the shares underlying the options have significantly appreciated in value relative to the option exercise price, it may become more challenging for us to motivate and retain them.

Our operations partially depend on third-party service providers and resources, which, if interrupted, could cause disruption or delay to our operations or the provision of our services to our customers, which could have an adverse effect on our results of operation and harm our reputation.

We depend on third-party service providers to provide certain services in our business operations. For example, we rely on third parties to provide server hosting and maintenance services for the websites of our marketplaces. Any failure of such third-party service providers to meet the required quality standards and timetables set in their agreements with us, or our inability to enter into additional agreements with these third-party service providers on terms acceptable to us in the future, may have an adverse effect on our ability to provide services for our customers. In addition, the growth of our business may require that we seek additional third-party service providers or other collaborative partners. We cannot assure you that we will be able to enter into such agreements on terms acceptable to us. Our inability to enter into such agreements or our failure to maintain such arrangements could limit our ability to expand our business or the provision of innovative services to our customers and ultimately decrease our sources of future revenue.

Our operations could be disrupted by failures of our computer and communication hardware systems as well as unauthorized tampering with or security breaches of our system.

Our success, and in particular our ability to provide high quality customer service, depends on the efficient and uninterrupted operation of our computer and communications hardware systems. Substantially all of our computer hardware for operating our websites are currently located in Hong Kong. Despite any precautions we may take, the occurrence of a natural disaster, such as an earthquake or other unanticipated problems at our facilities in Hong Kong, could result in interruptions to our services. Additionally, because we have not experienced any significant interruptions to our computer and communication hard systems in the history of our operations, we cannot assure you that our back-up and disaster recovery measures would effectively address any of the risks outlined above. Any damage to or failure of our systems and any interruption to the availability of our websites could result in reductions in or terminations of our services, and compensation from us to our paying members, which could have a material adverse effect on our business, financial condition and results of operations. In the case of frequent or persistent system failures, our reputation could also be materially damaged.

Our servers are vulnerable to computer viruses, hacking, vandalism, physical or electronic break-ins and similar disruptions, which could lead to interruptions, delays, loss of data or the inability to facilitate user communications as well as transactions. In addition, it is impossible to eliminate this risk completely. We cannot assure you that our network security measures will detect or prevent security breaches that could harm our business, and a third party who is able to illicitly obtain a user’s password could access the user’s profile and listings as well as communicate with other users in our marketplace using the user’s name. Our users, as well as those of other prominent Internet companies, have been and will continue to be targeted by parties using fraudulent “phishing” emails to misappropriate passwords, financial information and other private information or to introduce viruses to our users’ computers. Furthermore, our business may be adversely affected by malicious and other third-party software applications that make changes to our users’ computers or interfere with the use of our marketplace websites. These software applications, including “spyware” and “pop-ups,” may harm user experience by hijacking queries to our marketplace websites, altering or replacing our search results, or otherwise interfering with the ability of our users to use our marketplace websites. The occurrence of any or all of these events could discourage use of our marketplace websites and have a material adverse effect on our business and reputation.

The successful operation of our business depends on the performance and reliability of the Internet infrastructure, and interruptions to Internet access could materially and adversely affect our business, financial condition and results of operations.

Most of our services are delivered through our websites on the Internet. Some of our featured services such as online video promotion and online video conference require stable and high-speed Internet connection. As such, the success of our business is dependent on the performance and reliability of the Internet infrastructure worldwide and especially in China. This requires the maintenance of an appropriate Internet infrastructure that includes a network backbone with the necessary speed, data capacity and security, as well as the timely development of complementary products, for providing reliable Internet access and services. The Internet has experienced, and is likely to continue to experience, significant growth in the number of users and amount of traffic. The existing Internet infrastructure may not be able to support such continued growth in users and traffic. In addition, increasing numbers of users, increasing bandwidth requirements, or problems caused by computer viruses and similar programs may harm the performance of the Internet. The Internet has experienced a variety of outages and other delays as a result of damage to portions of its infrastructure, and could face additional outages and delays in the future. These outages and delays could reduce the level of Internet usage generally, which could reduce the level of usage of our marketplaces and materially and adversely affect our business, financial condition and results of operations.

In particular, our operations and most of our manufacturer customers are based in China, whereas buyers on our marketplaces are generally based outside China. Almost all access to the Internet in China is maintained through government-controlled telecommunications operators under the administrative control and regulatory supervision of the Ministry of Industry and Information Technology of China. Furthermore, the national networks in China are connected to the Internet outside China through international gateways controlled by the PRC government. These international gateways are the only channels through which a user in China could connect to websites outside China. As a result, if these international gateways are interrupted for any reason, we will not be able to deliver our services to our manufacturer clients or international buyers, which would materially and adversely affect our business, financial condition and results of operations.

Rapid technological changes or industry developments may have a material adverse effect on our business, financial condition, results of operations and prospects.

The Internet and e-commerce industry is characterized by rapidly changing technology, evolving industry standards, frequent new service and product announcements, introductions and enhancements and changing customer demands. Accordingly, our future success will depend on our ability to adapt to rapidly changing technologies, adapt our service to evolving industry standards and continually improve the performance, features and reliability of our service in response to competitive service and product offerings and evolving demands of the online marketplace. Any of these changes may require us to re-evaluate our business model and adopt significant changes to our growth strategies and business plan. Any inability to adapt to these changes would have a material adverse effect on our business, financial condition and results of operations. In addition, the widespread adoption of new Internet, networking or telecommunications technologies or other technological changes could require that we incur substantial expenditures to modify or adapt our services and products or infrastructure, which could significantly reduce our profitability.

We may need additional capital and we may not be able to obtain it on commercially reasonable terms or at all, which could adversely affect our liquidity and financial position.

We believe that our current cash and cash equivalents, cash flow from operations will be sufficient to meet our anticipated cash needs for the next 12 months. We may, however, require additional cash resources due to changed business conditions or other future developments, including any investments or acquisitions we may decide to pursue. Our ability to obtain additional capital is subject to a variety of uncertainties, including:

•	our future financial condition, results of operations and cash flows;

•	conditions in the capital markets in which we may seek to raise funds;

•	general market conditions for capital raising activities by Internet, e-commerce and related companies; and

•	economic, political and other conditions in China and elsewhere.

We may be unable to obtain additional capital in a timely manner or on commercially acceptable terms or at all. Furthermore, the terms and amount of any additional capital raised through issuances of equity securities may result in significant dilution to our shareholders. Moreover, any incurrence of debt would result in increased interest expense and could require us to agree to operating and financial covenants that would restrict our operational flexibility and materially and adversely affect our business.

We may need to recognize goodwill impairment losses in connection with our past and future acquisitions, which may have a material and adverse effect on our results of operations.

As part of our strategy, we have acquired, and may in the future acquire, companies that are complementary to our business. We record goodwill if the purchase price we pay in such acquisition exceeds the amount assigned to the fair value of the assets acquired and liability assumed. We are required to test our goodwill for impairment annually or more frequently if events or changes in circumstances indicate that it might be impaired in accordance with ASC 350, “Intangibles—Goodwill and Other.” According to a recent accounting announcement adopted by the Financial Accounting Standards Board, we will be required to adopt an amendment to ASC 350, or EITF Issue No. 10-A, on January 1, 2011 which will impose additional requirements for goodwill impairment tests. As of December 31, 2010, the carrying amount of our goodwill amounted to approximately US$6.5 million, which are related to our past acquisitions for our B2B e-commerce business. If the carrying amount of our goodwill in connection with our past or future acquisitions is determined to be impaired, we will be required to recognize goodwill impairment losses during the period in which such goodwill are determined to be impaired. While we have not recognized any goodwill impairment losses relating to our B2B e-commerce business based on our assessment under the current ASC 350, the application of EITF Issue No. 10-A will require us to undertake additional steps and use different standard in our goodwill impairment tests after January 1, 2011 and, as a result, we may be required to recognize substantial amount of goodwill impairment losses, which may have a material and adverse effect on our results of operations.

We may pursue acquisitions or strategic alliances that may divert our management’s attention and resources and hurt our ability to effectively manage our business.

We have historically expanded our business through acquiring Tradeeasy (www.tradeeasy.com) and B2S (www.b2s.com), both of which are B2B e-commerce providers based in Hong Kong offering e-commerce solutions primarily to exporters in Hong Kong. We may pursue more acquisitions or strategic alliances to grow our business in the future. However, we may not be able to identify and secure suitable opportunities. Our ability to consummate and integrate effectively any future acquisitions or enter into strategic alliances on terms that are favorable to us may be limited by a number of factors, such as attractive targets and, to the extent necessary for larger acquisitions, our ability to obtain financing on satisfactory terms, if at all.

Moreover, if a potential candidate is identified, we may fail to enter into a cooperation agreement or purchase agreement for the candidate on commercially reasonable terms or at all due to the lack of cooperation from counterparties or for other reasons. The negotiation and completion of potential acquisitions or strategic alliances, whether or not ultimately consummated, could also require significant diversion of management’s time and resources and potential disruption of our existing business. Further, the expected synergies from future acquisitions or strategic alliances may not actually materialize and achieve the expected results. Moreover, future acquisitions or strategic alliances could potentially result in the incurrence of additional indebtedness, dilutive issuances of equity securities, costs and contingent liabilities. In addition to possible shareholders’ approval, we may also have to obtain approvals and licenses from the relevant government authorities in the PRC for the acquisitions and to comply with any applicable PRC laws and regulations, which could result in increased costs and delay. Future strategic alliances or acquisitions may also expose us to potential risks, including risks associated with:

•	the integration of new operations, services and personnel;

•	unforeseen or hidden liabilities;

•	the diversion of financial or other resources from our existing businesses and technologies;

•	our inability to generate sufficient revenue to recover costs and expenses of the strategic alliances or acquisitions; and

•	potential loss of, or harm to, relationships with employees or clients.

Any of the above risks could significantly impair our ability to manage our business and materially and adversely affect our business, results of operations and financial condition.

Our business benefits from certain government tax incentives. Expiration, reduction or discontinuation of, or changes to, these incentives will increase our tax burden and reduce our net income.

Our principal subsidiary in China, Global Market Guangzhou, as well as its subsidiaries, Shenzhen Long Mei Network Technology Co., Ltd., or Shenzhen Long Mei, and Suzhou Long Mei Information Technology Co., Ltd., or Suzhou Long Mei, are qualified as “software enterprises” under relevant PRC tax laws. As a result, Global Market Guangzhou was exempt from PRC enterprise income tax in 2006 and 2007 and enjoyed and will enjoy a reduced PRC enterprise income tax rate of 12.5% from 2008 to 2010; Shenzhen Long Mei was exempt from PRC enterprise income tax in 2008 and 2009 and will enjoy a reduced PRC enterprise income tax rate of 12.5% from 2010 to 2012; and Suzhou Long Mei was exempted from enterprise income tax in 2010 and will be exempted from enterprise income tax in 2011 and subject to enterprise income tax at the rate of 12.5% from 2012 to 2014. If any of Global Market Guangzhou, Shenzhen Long Mei and Suzhou Long Mei fails to maintain its qualification as a “software enterprise,” its effective PRC enterprise income tax rate will increase to 25%, which could adversely affect our results of operations.

We do not maintain business liability or disruption, litigation or property insurance, and any business liability or disruption, litigation or property damage we experience might result in substantial costs to us and the diversion of our resources.

The insurance industry in China is still at an early stage of development. Insurance companies in China offer limited business disruption, business liability or similar business insurance products. We have determined that the risks of disruption or liability from our business, the loss or damage to our property, including our facilities, equipment and office furniture, the cost of obtaining insurance coverage for these risks and the difficulties associated with obtaining such insurance on commercially reasonable terms make it impractical for us to have such insurance. As a result, we do not have any business liability, disruption, litigation or property insurance coverage for our operations in China. Any occurrence of an uninsured loss or damage to property, or litigation or business disruption may result in substantial costs to us and the diversion of our resources, which could have an adverse effect on our results of operations.

In preparing our consolidated financial statements, we noted material weaknesses in our internal control over financial reporting. If we fail to achieve or maintain an effective system of internal control over financial reporting, our ability to accurately and timely report our financial results or prevent fraud may be adversely affected, resulting in the potential loss of investor confidence and a decline in the trading price of our ADSs.

Prior to this offering, we have been a private company with limited accounting personnel and other resources with which to address our internal control and procedures over financial reporting. In preparing our consolidated financial statements as of December 31, 2008, 2009 and 2010 and for 2007, 2008, 2009 and 2010, two material weaknesses and several control deficiencies in our internal control over financial reporting were identified, as defined in the standards established by the U.S. Public Company Accounting Oversight Board. The material weaknesses identified relate to (i) our having insufficient personnel with U.S. GAAP expertise in the preparation of the financial statements and related disclosures in accordance with U.S. GAAP and SEC reporting requirements, and (ii) our lack of an effective independent oversight function to prevent and detect misstatements in financial statements.

We plan to implement measures to remedy these material weaknesses in order to meet the deadline imposed by SOX 404. However, if we fail to timely achieve and maintain the adequacy of our internal controls, we may not be able to conclude that we have effective internal control over financial reporting. Even if our management concludes that our internal control over financial reporting is effective, our independent registered public accounting firm may issue a report that is adverse if it is not satisfied with our controls or the level at which our controls are documented, designed, operated or reviewed, or if it interprets the relevant requirements differently from us. We can provide no assurance that we will be in compliance with all of the requirements imposed by SOX 404 or that we will receive an unqualified attestation report from our independent registered public accounting firm. Effective internal control over financial reporting is necessary for us to produce reliable financial reports and is important to help prevent fraud. As a result, our failure to achieve and maintain effective internal control over financial reporting could result in the loss of investor confidence in the reliability of our financial statements, which in turn could harm our business and negatively impact the market price of our ADSs. Furthermore, we anticipate that we will incur considerable costs and use significant management time and other resources to comply with SOX 404.

We, our directors, management and employees may get involved in legal or administrative proceedings filed by or against us, and adverse results may harm our business or reputation.

We, our directors, management and employees may from time to time become a party to various legal or administrative proceedings arising in the ordinary course of our business in the future. Such litigation and other proceedings may include, but are not limited to, actions relating to commercial arrangements, product liability, employment, non-competition and labor law, intellectual property, fiduciary duties, personal injury, death, property damage or other harm resulting from acts or omissions by individuals or entities outside of our control, including our customers, users and third-party property owners. We cannot predict with certainty the cost of defense, the cost of prosecution or the ultimate outcome of litigation and other proceedings filed by or against us, our directors, management or employees, including remedies or damage awards. Any adverse results in such litigation and other proceedings may harm our business or reputation.

Risks Relating to Our Corporate Structure

Substantial uncertainties and restrictions exist with respect to the interpretation and application of PRC laws and regulations relating to online commerce and the distribution of Internet content in China. If the PRC government determines that our contractual arrangements with Guangzhou Shen Long do not comply with applicable PRC laws, rules and regulations, or if there are changes in applicable laws, rules and regulations or their interpretation or implementation, our business could be materially and adversely affected.

Foreign ownership of Internet-based businesses is subject to significant restrictions under current PRC laws and regulations. The PRC government regulates Internet access, the distribution of online information and the conduct of online commerce through strict business licensing requirements and other government regulations. These laws and regulations also include limitations on foreign investment in businesses providing Internet information services in China. Specifically, foreign investors are not allowed to own more than 50% of the equity interests in any entity providing Internet information services in China. Accordingly, we operate our GlobalMarket website through Guangzhou Shen Long, a domestic PRC company 90% owned by Mr. Weijia (David Ling) Pan and 10% by his brother, Mr. Weinian Pan, or the Pan Brothers, both of whom are PRC citizens and have been acting in concert with respect to the corporate matters of our company. We rely on Guangzhou Shen Long’s license to operate our GlobalMarket websites in China. Because we do not enjoy direct equity ownership in Guangzhou Shen Long, we instead have contractual arrangements with Guangzhou Shen Long and the Pan Brothers that allow us to exercise effective control over Guangzhou Shen Long and consolidate its financial results as if it were our wholly-owned subsidiary. For a detailed description of these contractual arrangements, see “Our History and Corporate Structure—Contractual Arrangements with Guangzhou Shen Long and its Shareholders.”

Although we have been advised by our PRC counsel, Guangxin Lawyers, that our current ownership structure, the ownership structure of our subsidiaries and Guangzhou Shen Long, the contractual arrangements between Global Market Guangzhou, Guangzhou Shen Long and the Pan Brothers, and our business operations, as described in this prospectus, are in compliance with current PRC laws, rules and regulations, we cannot assure you that the PRC government would not ultimately take a view contrary to the opinion of our PRC counsel. There are substantial uncertainties regarding the interpretation and application of the PRC laws, rules and regulations governing foreign investment in Internet businesses. In addition, these PRC laws, rules and regulations are relatively new and may be subject to change, and their official interpretation and enforcement, which may be applied retroactively, involve substantial uncertainty. Moreover, new PRC laws, rules and regulations may be introduced to impose additional requirements that may be applicable to our contractual arrangements with Guangzhou Shen Long.

If our ownership structure, contractual arrangements and businesses of our company, any of our subsidiaries, Guangzhou Shen Long or any of its shareholders are found to be in violation of any existing or future PRC laws, rules or regulations, the relevant PRC regulatory authorities, including the Ministry of Industry and Information Technology, or the MIIT, which is the primary regulator of the Internet industry in China, or the Ministry of Commerce, or MOFCOM, which is the primary regulator of foreign investment in China, and the National Development and Reform Commission, or NDRC, would have broad discretion in dealing with these violations, including:

•	revoking the business and operating licenses of our PRC operating subsidiaries or Guangzhou Shen Long;

•	confiscating relevant income and imposing fines and other penalties;

•	shutting down our servers or blocking our websites;

•	discontinuing or restricting the business and operations of our PRC operating subsidiaries or Guangzhou Shen Long;

•	requiring us or our PRC operating subsidiaries or Guangzhou Shen Long to restructure the relevant ownership structure or operations;

•	restricting or prohibiting our use of the proceeds of this offering to finance our businesses and operations in China; or

•	imposing conditions or requirements with which we or our PRC operating subsidiaries or Guangzhou Shen Long may not be able to comply.

The imposition of any of these penalties would materially impair our ability to conduct our business, as well as have a material adverse effect on our financial condition and results of operations.

Our contractual arrangements with Guangzhou Shen Long and its shareholders may not be as effective in providing control over Guangzhou Shen Long as direct ownership. If Guangzhou Shen Long and its shareholders fail to perform their obligations under these contractual arrangements, we may have to resort to litigation to enforce our rights, which may be time-consuming, unpredictable, expensive and damaging to our operations and reputation.

We have no equity ownership interest in Guangzhou Shen Long and rely on contractual arrangements with Guangzhou Shen Long and its shareholders to control and operate our marketplace websites in China. For a description of these contractual arrangements, see “Our History and Corporate Structure—Contractual Arrangements with Guangzhou Shen Long and its Shareholders.” These contractual arrangements may not be as effective in providing us with control over Guangzhou Shen Long as direct equity ownership. If we had direct equity ownership of Guangzhou Shen Long, we would be able to exercise our rights as a shareholder to effect changes in the boards of directors of Guangzhou Shen Long, which in turn could effect changes, subject to any applicable fiduciary obligations, at the management level of Guangzhou Shen Long. However, if Guangzhou Shen Long or its shareholders fail to perform their respective obligations under these contractual arrangements, we may have to incur substantial costs and resources to enforce these arrangements, and rely on legal remedies available under applicable PRC laws, including seeking specific performance or injunctive relief, and claiming damages, which may not be sufficient or effective. In particular, if shareholders of Guangzhou Shen Long were to refuse to transfer their equity interests in Guangzhou Shen Long to us or our designated persons when we exercise the purchase option pursuant to these contractual arrangements, we may have to take legal action to compel them to fulfill their contractual obligations. All of these contractual arrangements are governed by PRC law and provide for the resolution of disputes through arbitration in China. The legal environment in China is not as developed as in some other jurisdictions, such as the United States. As a result, uncertainties in the PRC legal system could limit our ability to enforce these contractual arrangements. If we are unable to enforce these contractual arrangements, or if we fail to renew these contractual arrangements upon their expiration, or if we suffer significant delay or other obstacles in the process of enforcing these contractual arrangements, we may not be able to exert effective control over Guangzhou Shen Long and we may be precluded from operating our marketplace website in China, which would have a material adverse effect on our financial condition and results of operations. See “—Risks Relating to Doing Business in China—Uncertainties with respect to the PRC legal system could limit the protections available to you and us.”

We may lose the ability to use and enjoy assets and licenses held by Guangzhou Shen Long that are important to the operation of our business if Guangzhou Shen Long goes bankrupt or becomes subject to a dissolution or liquidation proceeding.

As part of our contractual arrangements with Guangzhou Shen Long, Guangzhou Shen Long holds certain assets and licenses that are important to the operation of our business. If Guangzhou Shen Long goes bankrupt and all or part of its assets become subject to liens or rights of third-party creditors, we may be unable to continue some or all of our business activities, which could materially and adversely affect our business, financial condition and results of operations. If Guangzhou Shen Long undergoes a voluntary or involuntary liquidation proceeding, its shareholders or unrelated third-party creditors may claim rights to some or all of these assets, thereby hindering our ability to operate business, which could materially harm our business and our ability to generate revenues, and cause the market price of our ADSs to decline significantly.

The interests of the shareholders of Guangzhou Shen Long may conflict with our interests, which may adversely affect our business.

The Pan Brothers are the shareholders of Guangzhou Shen Long. The Pan Brothers’ interests may conflict with our interests. As Mr. Weijia (David Ling) Pan is a director of our company, he has a duty of loyalty and care to us under Cayman Islands law when there is any potential conflict of interest between our company and Guangzhou Shen Long. Furthermore, in order to manage potential conflicts, Mr. Weijia (David Ling) Pan will abstain from voting when our board of directors is considering any matter with respect to the arrangements or transactions between Guangzhou Shen Long and us. In addition, each of the Pan Brothers has executed an irrevocable power-of-attorney to appoint the individual designated by us to be his attorney-in-fact to vote on his behalf on all Guangzhou Shen Long matters requiring shareholder approval. We cannot assure you, however, that when conflicts of interest arise, the Pan Brothers will act completely in our interests or that any conflict of interest could be effectively managed or will otherwise be resolved in our favor. Moreover, the Pan Brothers could violate their non-compete or employment agreement with us by diverting business opportunities from us, resulting in our loss of corporate opportunities. If we cannot resolve any conflict of interest between us and the shareholders of Guangzhou Shen Long, or if we suffer significant delays or other obstacles as a result of such conflicts, our business and operations could be severely disrupted, which could materially and adversely affect our results of operations and damage our reputation.

Contractual or other arrangements among our affiliates may be subject to scrutiny by the PRC tax authorities, and a finding that we or our subsidiaries or affiliates owe additional taxes could substantially reduce our profitability and the value of your investment.

The tax regime in China is rapidly evolving and there is significant uncertainty for taxpayers in China as various PRC tax laws may be interpreted in significantly different ways. We cannot assure you that the PRC tax authorities would not in the future assert that we owe additional taxes. In particular, under applicable PRC laws, rules and regulations, arrangements and transactions among related parties may be subject to audit or challenge by the PRC tax authorities. For example, we could face material and adverse tax consequences if the PRC tax authorities determine that any of the contractual arrangements among our subsidiaries and affiliates were not entered into on an arm’s length basis and subsequently adjust the income and expenses for PRC tax purposes in the form of a transfer pricing adjustment. A transfer pricing adjustment could result in a reduction of tax deductible costs and expenses of our subsidiaries and affiliates in China for PRC tax purposes, without reducing the taxable income of the related parties, and thus increase the PRC tax liabilities of such subsidiaries and affiliates, including Guangzhou Shen Long, which could in turn increase our overall tax liabilities. In addition, the PRC tax authorities may impose significant late payment fees and other penalties on our subsidiaries or affiliates in China in connection with any such transfer pricing adjustment. Our profitability and the value of your investment may be adversely affected if the tax liabilities of any of our subsidiaries and Guangzhou Shen Long increase or if any of these entities is found to be subject to late payment fees or other penalties.

Limitations on the ability of our operating subsidiaries to pay dividends or make other distributions on equity to us may prevent us from obtaining sufficient funds from our operating subsidiaries to satisfy our cash or financing requirements if such requirements arise in the future.

We are a holding company, and as a result, if we need funds to pay dividends or other cash distributions to our shareholders, service any debt we may incur at our holding company level or pay any significant expenses of our holding company, we will have to rely on dividends or other distributions on equity paid by our operating subsidiaries. Except for the dividends we declared in June 2010, which we have not fully paid yet, we do not expect to declare or pay any dividends to our shareholders or incur any debt or significant expenses at our holding company level in the foreseeable future. As such, we do not expect to require our operating subsidiaries to pay any dividends or make other distributions on equity to us in the foreseeable future. If the cash or financing requirements at our holding company level changes in the future for any reason, however, we may have to require our operating subsidiaries to pay dividends or other distribution on equity to us. The ability of our operating subsidiaries to pay dividends or make other distributions on equity to us is subject to various limitations. Our operating subsidiaries may incur debt on their own behalf in the future and the instruments governing such debt may restrict their ability to pay dividends or make other distributions to us. Relevant PRC laws, rules and regulations permit payments of dividends by each of our PRC subsidiaries only out of their retained earnings, if any, determined in accordance with PRC accounting standards and regulations. Each of our PRC subsidiaries is also required to set aside a portion of its net income each year to fund certain statutory reserves. These reserves, together with their registered equity, are not distributable as cash dividends. Further, certain recent PRC regulations may also limit our PRC subsidiaries’ ability to pay dividends to us. See “—Risks Relating to Doing Business in China—PRC regulations relating to the establishment of offshore special purpose vehicles by PRC residents may subject our PRC resident shareholders or us to penalties and limit our ability to inject capital into our PRC subsidiaries, limit our PRC subsidiaries’ ability to distribute profits to us, or otherwise adversely affect us.” These limitations on the ability of our operating subsidiaries to pay dividends or make other distributions on equity to us may prevent us from obtaining sufficient funds from our operating subsidiaries to satisfy our cash or financing requirements if such requirements arise in the future.

If Guangzhou Shen Long fails to maintain the requisite assets, licenses and approvals required under the complex regulatory environment for Internet-based businesses in China, our business, financial condition and results of operations may be materially and adversely affected.

The Internet industry in China is highly regulated by the PRC government and numerous regulatory authorities of the central PRC government are empowered to issue and implement regulations governing various aspects of the Internet industry. See “Regulation.” Guangzhou Shen Long is required to maintain certain assets relevant to its business as well as applicable licenses or approvals, in particular, the license to provide Internet information services in China, from different regulatory authorities in order to provide its current services. These assets and licenses are essential to the operation of our business and are generally subject to annual review by the relevant governmental authorities. If Guangzhou Shen Long fails to maintain any of the required assets, licenses or approvals, its continued business operations in the Internet industry may subject it to various penalties, such as confiscation of illegal net revenues, fines and the discontinuation or restriction of its operations. Any such disruption in the business operations of Guangzhou Shen Long will materially and adversely affect our business, financial condition and results of operations.

Risks Relating to Doing Business in China

Adverse changes in political and economic policies of the PRC government could have a material adverse effect on the overall economic growth of China, which could reduce the demand for our services and materially and adversely affect our competitive position.

All of our business operations are based in China and Hong Kong and substantially all of our revenues are derived from manufacturers in China or Hong Kong exporters of products made in China. Accordingly, our business, financial condition, results of operations and prospects are affected significantly by economic, political and legal developments in China. The PRC economy differs from the economies of most developed countries in many respects, including:

•	the degree of government involvement;

•	the level of development;

•	the growth rate;

•	the control of foreign exchange;

•	access to financing; and

•	the allocation of resources.

Although the PRC government has implemented measures since the late 1970s emphasizing the utilization of market forces for economic reform, the reduction of state ownership of productive assets and the establishment of improved corporate governance in business enterprises, a substantial portion of productive assets in China is still owned by the PRC government. In addition, the PRC government continues to play a significant role in regulating industry development by imposing industrial policies. The PRC government also exercises significant control over the PRC’s economic growth through the allocation of resources, controlling payment of foreign currency-denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies.

While the PRC economy has experienced significant growth over the past three decades, growth has been uneven, both geographically and among various sectors of the economy. The PRC government has implemented various measures to guide the allocation of resources. Some of these measures may benefit the overall PRC economy, but may also have a negative effect on us. For example, our financial results may be adversely affected by government control over capital investments or changes in tax regulations that are applicable to us. The PRC government has also recently implemented certain measures, including recent interest rate increase, in an attempt to contain inflation and control the rate of economic growth. These measures may decrease economic activity in the PRC, including significantly slowing exports from China, which in turn could materially and adversely affect our business, financial condition, results of operations and prospects.

Uncertainties with respect to the PRC legal system could limit the protections available to you and us.

Unlike common law systems, the PRC legal system is based on written statutes and prior court decisions have limited precedential value. Since 1979, PRC legislation and regulations have significantly enhanced the protections afforded to various forms of foreign investment in China. We conduct all of our business through our consolidated entities established in China. These entities are generally subject to laws and regulations applicable to foreign investment in China and, in particular, laws applicable to wholly foreign-owned enterprises. However, since many laws, rules and regulations are relatively new and the PRC legal system continues to rapidly evolve, the interpretations of many laws, regulations and rules are not always uniform and enforcement of these laws, regulations and rules involve uncertainties, which may limit legal protections available to us. For example, we may have to resort to administrative and court proceedings to enforce the legal protections that we enjoy either by law or contract. However, since PRC administrative and court authorities have significant discretion in interpreting and implementing statutory and contractual terms, it may be more difficult to evaluate the outcome of PRC administrative and court proceedings and the level of legal protection we enjoy in China than in more developed legal systems. These uncertainties may impede our ability to enforce the contracts we have entered into with our clients, business partners, third-party service providers, Guangzhou Shen Long and its shareholders. In addition, such uncertainties, including the inability to enforce our contracts, could materially and adversely affect our business and operations. Moreover, the PRC legal system is based in part on government policies and internal rules (some of which are not published in a timely manner or at all) that may have retroactive effect. As a result, we may not be aware of our violation of these policies and rules until some time after the violation. Furthermore, intellectual property rights and confidentiality protections in China may not be as effective as in the United States or other countries. We cannot predict the effect of future developments in the PRC legal system, including the promulgation of new laws, changes to existing laws or the interpretation or enforcement thereof, or the preemption of local regulations by national laws. These uncertainties could limit the legal protections available to us and other foreign investors, including you. In addition, any litigation in China may be protracted and result in substantial costs and diversion of our resources and management attention.

Regulation of the Internet and e-commerce industry by the PRC government may significantly disrupt our business and subject us to liability for information listed on our marketplace websites.

The Internet and e-commerce industry in China, including the operation of online activities, is extensively regulated by the PRC government. Various PRC government authorities, including the State Council, the MIIT, the State Administration for Industry and Commerce, or SAIC, the General Administration of Press and Publication and the Ministry of Public Security are empowered to issue and implement regulations governing various aspects of the Internet and online activities. The PRC government has adopted regulations governing Internet access and the distribution of news and other information over the Internet. In addition, the MIIT has published regulations that subject website operators to potential liability for content displayed on their websites and the actions of users and others using their systems, including liability for violations of PRC laws and regulations prohibiting the dissemination of content deemed to be socially destabilizing. SAIC has also promulgated provisional administrative measures that regulate activities of the Internet operators who provide e-commerce platform services. However, substantial uncertainties exist regarding the potential impact of current and future PRC laws and regulations on Internet operators. We may be subject to penalties for violations of these regulations arising from user postings on our marketplace website, and we may not be able to maintain the effectiveness of our licenses, approvals, or permits necessary for our business. Furthermore, if the interpretation of existing laws and regulations changes or new regulations come into effect requiring us to obtain any additional licenses, permits or approvals, we cannot assure you that we will successfully obtain such licenses, permits or approvals in a timely manner, or at all.

PRC regulations relating to the establishment of offshore special purpose vehicles by PRC residents may subject our PRC resident shareholders or us to penalties and limit our ability to inject capital into our PRC subsidiaries, limit our PRC subsidiaries’ ability to distribute profits to us, or otherwise adversely affect us.

The State Administration of Foreign Exchange, or SAFE, issued a public notice in October 2005, or Circular 75, requiring PRC residents, whether legal persons or individuals, to register with the local SAFE branch before establishing or controlling any company outside of China for the purpose of capital financing with assets or equities of PRC companies, referred to in the notice as an “offshore special purpose vehicle, or offshore SPV.” Under Circular 75, the term “PRC resident legal persons” refers to those entities with legal person status or other economic organizations established within the territory of the PRC, while the term “PRC individual residents” includes (i) all PRC citizens (also including PRC citizens living abroad) and (ii) foreigners who habitually reside in the PRC for economic benefit. In addition, any PRC resident that is a shareholder of an offshore SPV is required to amend its SAFE registration with respect to that offshore SPV in connection with any increase or decrease of capital, transfer of shares, merger, division, equity investment or creation of any security interest over any assets located in China or other material changes in share capital of the offshore SPV. Subsequent regulations further clarified that PRC subsidiaries of an offshore SPV governed by SAFE regulations are required to coordinate and supervise the filing of SAFE registrations in a timely manner by shareholders of such offshore SPV who are PRC residents. If these shareholders fail to comply, the PRC subsidiaries are required to report to the local SAFE branches.

We have requested our current shareholders and/or beneficial owners to disclose whether they or their shareholders or beneficial owners fall within the scope of Circular 75 and its relevant guidance and urged PRC resident shareholders and beneficial owners to register with the local SAFE branch as required under Circular 75 and its relevant guidance. Mr. Weijia (David Ling) Pan, our controlling shareholder who is a PRC resident, has informed us that he has registered with SAFE in accordance with Circular 75 and is in the course of amending his SAFE registration mainly due to our disposal of the entities engaged in logistics agency and M2C businesses. See “Our History and Corporate Structure.” However, we may not at all times be fully aware or informed of the identities of all our shareholders or beneficial owners who are PRC residents, and we may not always be able to compel our shareholders or beneficial owners to comply with Circular 75. As a result, we cannot assure you that all of our shareholders or beneficial owners who are PRC residents will at all times comply with, or in the future make or obtain any applicable registrations or approvals required by Circular 75 and the internal notice or other regulations that may be promulgated in the future. The failure of our shareholders and/or beneficial owners to timely finish or amend their SAFE registrations pursuant to Circular 75 and the internal notice or the failure of our future shareholders and/or beneficial owners who are PRC residents to comply with the registration requirement set forth in Circular 75 and the internal notice may subject such shareholders, beneficial owners and/or our PRC subsidiaries to fines and legal sanctions. Any such failure may also limit our ability to contribute additional capital into our PRC subsidiaries, limit our PRC subsidiaries’ ability to distribute dividends to us or otherwise adversely affect our business.

All employee participants in our share option plan who are PRC citizens will be required to register with SAFE and be subject to PRC income taxes, and any failure to do so may subject us and such employees to sanctions.

In December 2006, the People’s Bank of China promulgated the Administrative Measures of Foreign Exchange Matters for Individuals, or the PBOC Regulation. In January 2007, SAFE issued implementing rules for the PBOC Regulation, which, among other things, specified approval requirements for certain capital account transactions, such as a PRC citizen’s participation in the employee share ownership plans or share option plan of an overseas publicly listed company. On March 28, 2007, SAFE promulgated the Application Procedure of Foreign Exchange Administration for Domestic Individuals Participating in Employee Share Holding Plans or Stock Option Plans of Overseas-listed Company, or the Stock Option Rule. According to the Stock Option Rule, employee participants who are PRC citizens should register with SAFE or its local branch within the first ten days of each quarter. In addition, Stock Option Rule requires the employee participants who are PRC citizens to follow a series of requirements, including applications for foreign exchange purchase quotas, opening special bank accounts and filings with SAFE or its local branch before they exercise their share options. See “Regulation—Regulation on Foreign Exchange—Employee Share Option.”

We and our PRC employees who have been granted our share options will be subject to the Stock Option Rule when our company completes this offering. If we or these employees fail to comply with the Stock Option Rule, we and/or they may face sanctions imposed by SAFE or other PRC government authorities. Such sanctions include, but are not limited to, penalties imposed on our company and executive officers and forfeiture of the proceeds received from the exercise of the share options. In addition, the State Administration of Taxation, or SAT, has issued several circulars concerning employee share options. Under these circulars, our employees working in China who exercise our share options will be subject to PRC individual income tax. Our PRC subsidiaries have obligations to make filings with relevant tax authorities related to employee share options and withhold individual income taxes resulting from the exercise of their share options. If our employees fail to pay and we fail to withhold their income taxes, we may face sanctions imposed by tax authorities or other PRC government authorities.

PRC regulation of loans and direct investment by offshore holding companies to PRC entities may delay or prevent us from using the proceeds we receive from this offering to make loans or additional capital contributions to our PRC subsidiaries, which could materially and adversely affect our liquidity and our ability to fund and expand our business.

In utilizing the proceeds from this offering, as an offshore holding company of our PRC subsidiaries, we may make loans to our PRC subsidiaries, or we may make additional capital contributions to our PRC subsidiaries. Any loans to our subsidiaries or Guangzhou Shen Long in China are subject to PRC regulations and approvals. For example, loans by us to our PRC subsidiaries cannot exceed statutory limits and loans by us to Guangzhou Shen Long must be approved by the relevant government authorities and all such loans must also be registered with the SAFE or its local counterpart.

We may also determine to finance our PRC subsidiaries by means of capital contributions. These capital contributions must be approved by MOFCOM or its local counterpart. We cannot assure you that we can obtain the required government registrations or approvals on a timely basis, if at all, with respect to future loans or capital contributions by us to our PRC subsidiaries. If we fail to receive such registrations or approvals, our ability to use the proceeds from this offering and to fund our operations in China would be negatively affected, which would adversely and materially affect our liquidity and our ability to expand our business.

In addition, SAFE promulgated Circular 142 on August 29, 2008 which requires that Renminbi converted from foreign currencies contributed to foreign-invested enterprises by their foreign investors as capital contributions may only be used for purposes within the business scope of the foreign-invested enterprises as approved by the relevant governmental authorities and may not be used for equity investments in other companies, repayment of loans or other purposes in China. SAFE also strengthened its oversight of the flow and use of Renminbi funds converted from foreign currency denominated capital contributions. These restrictions have limited, and will continue to limit, our ability to deploy funds in our PRC subsidiaries in a most efficient manner for our business operations and any violation by us of Circular 142 may result in severe penalties, including substantial fines, to us.

The approval of the China Securities Regulatory Commission, or CSRC, may be required in connection with this offering. Any requirement to obtain prior CSRC approval could delay, or create uncertainties regarding, this offering, and our failure to obtain this approval, if required, could have a material adverse effect on our business, operating results, reputation and the trading price of our ADSs.

On August 8, 2006, six PRC regulatory agencies, including MOFCOM, the State-Owned Assets Supervision and Administration Commission, or SASAC, SAT, SAIC, the China Securities Regulatory Commission, or CSRC, and SAFE, jointly adopted the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the M&A Rules, which came into effect on September 8, 2006 and was amended on June 22, 2009. The M&A Rules, among other things, include provisions that purport to require that an offshore SPV formed for the purpose of an overseas listing of securities in a PRC company obtain CSRC approval prior to the listing and trading of such SPV’s securities on an overseas stock exchange. On September 21, 2006, CSRC published on its official website procedures regarding its approval of overseas listings by SPVs. However, substantial uncertainty remains regarding the scope and applicability of the M&A Rules to offshore SPVs.

The application of the M&A Rules with respect to this offering remains unclear. Our PRC counsel, Guangxin Lawyers, has advised us that we are not required to apply to CSRC for approval of this offering because: (1) the acquisition of 99% of the equity interests of Global Market Guangzhou by Global Market Asia was completed prior to the effective date of the M&A Rules; (2) we do not hold any equity interests in Guangzhou Shen Long and our contractual control over Guangzhou Shen Long is not deemed as a “merger with or acquisition of the equity or assets of any PRC domestic enterprise” as stipulated in the M&A Rules; and (3) CSRC has not promulgated any guidance on the applications and acceptance procedures for those matters which do not fall within the applicable scope of the M&A Rules. See “Regulation—Regulation of Overseas Listings.”

However, we cannot assure you that the relevant PRC government agencies would reach the same conclusion. If prior CSRC approval is required but not obtained, we may face regulatory actions or other sanctions from CSRC or other PRC regulatory agencies. These regulatory agencies may impose fines and penalties on our operations in China, restrict our operations, delay or restrict the repatriation of the proceeds from this offering into China or take other actions that could have a material adverse effect on our business, financial condition, results of operations, and prospects, as well as the trading price of our ADSs. CSRC or other PRC regulatory agencies also may take actions requiring us, or making it advisable for us, to halt this offering before settlement and delivery of the ADSs offered hereby. Consequently, if you engage in market trading or other activities in anticipation of and prior to settlement and delivery, you do so at the risk that settlement and delivery may not occur.

Also, if CSRC later requires that we obtain its approval, we may be unable to obtain a waiver of CSRC approval requirements, if and when procedures are established to obtain such a waiver. Any uncertainties and/or negative publicity regarding this CSRC approval requirement could have a material adverse effect on the trading price of our ADSs.

The M&A Rules established more complex procedures for acquisitions by foreign investors, which could make it more difficult for us to pursue growth through acquisitions.

The M&A Rules established additional procedures and requirements that could make merger and acquisition activities by foreign investors more time-consuming and complex, including requirements in some instances that MOFCOM be notified in advance of any change-of-control transaction in which a foreign investor takes control of a PRC domestic enterprise. In the future, we may grow our business in part by acquiring complementary businesses, although we do not have any plans to do so at this time. Complying with the requirements of the M&A Rules to complete such transactions could be time-consuming, and any required approval processes, including obtaining approval from MOFCOM, may delay or inhibit our ability to complete such transactions, which could affect our ability to expand our business or maintain our market share.

Fluctuation in the exchange rates of the Renminbi may have a material adverse effect on your investment.

The exchange rates between the Renminbi and the U.S. dollar, Hong Kong dollars, Euro and other foreign currencies are affected by, among other things, changes in China’s political and economic conditions. On July 21, 2005, the PRC government changed its decade-old policy of pegging the value of the Renminbi to the U.S. dollar. The value of the Renminbi against the U.S. dollar and other currencies is affected by, among other things, changes in China’s political and economic conditions and China’s foreign exchange policies. On July 21, 2005, the PRC government changed its decade-old policy of pegging the value of the Renminbi to the U.S. dollar. However, the People’s Bank of China regularly intervenes in the foreign exchange market to limit fluctuations in Renminbi exchange rates and achieve policy goals. Following the removal of the U.S. dollar peg, the Renminbi appreciated more than 20% against the U.S. dollar over the following three years. From mid-2008 to mid-2010 the Renminbi traded within a narrow range against the U.S. dollar at approximately RMB6.83 per U.S. dollar. In June 2010, the People’s Bank of China announced the removal of the de facto peg. Following this announcement, the Renminbi has appreciated modestly. It is difficult to predict when and how Renminbi exchange rates may change going forward.

As we rely on dividends paid to us by our subsidiaries in China, any significant revaluation of the Renminbi may materially and adversely affect our cash flows, revenues, earnings and financial position, and the value of, and any dividends payable on, our ADSs in U.S. dollars. To the extent that we need to convert U.S. dollars we receive from our initial public offering into Renminbi for our operations, appreciation of the Renminbi against the U.S. dollar would have an adverse effect on the Renminbi amount we would receive from the conversion. Conversely, if we decide to convert our Renminbi into U.S. dollars for the purpose of making payments for dividends on our ordinary shares or ADSs or for other business purposes, appreciation of the U.S. dollar against the Renminbi would have a negative effect on the U.S. dollar amount available to us. In addition, since our functional and reporting currency is the U.S. dollar while the functional currency of our subsidiaries in China is Renminbi, appreciation or depreciation in the value of the Renminbi relative to the U.S. dollar would have a positive or negative effect on our reported financial results, which may not reflect any underlying change in our business, results of operations or financial condition.

Very limited hedging transactions are available in China to reduce our exposure to exchange rate fluctuations. To date, we have not entered into any hedging transactions to reduce our exposure to foreign currency exchange risk. While we may decide to enter into hedging transactions in the future, the availability and effectiveness of these hedges may be limited and we may not be able to successfully hedge our exposure at all.

Governmental control of currency conversion may affect the value of your investment.

The PRC government imposes controls on the convertibility of the Renminbi into foreign currencies and, in certain cases, the remittance of currency out of China. We receive the majority of our revenues in Renminbi. Under our current corporate structure, our income is primarily derived from dividend payments from our PRC subsidiaries. Shortages in the availability of foreign currency may restrict the ability of our PRC subsidiaries to remit sufficient foreign currency to pay dividends or other payments to us, or otherwise satisfy their foreign currency-denominated obligations. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and expenditures from trade related transactions, can be made in foreign currencies without prior approval from SAFE by complying with certain procedural requirements. However, approval from SAFE or its local branch is required where Renminbi is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of loans denominated in foreign currencies. The PRC government may also, at its discretion, restrict access in the future to foreign currencies for current account transactions. If the foreign exchange control system prevents us from obtaining sufficient foreign currency to satisfy our currency demands, we may not be able to pay dividends in foreign currencies to our shareholders, including holders of our ADSs.

We may be treated as a resident enterprise for PRC enterprise income tax purposes; such classification could result in unfavorable tax consequences to us and our non-PRC shareholders.

Under the PRC Enterprise Income Tax Law, or the 2008 EIT Law, and its implementing rules, both of which came into effect on January 1, 2008, enterprises established under the laws of foreign countries or regions whose “de facto management bodies” are located within the PRC territory are considered resident enterprises and will generally be subject to the enterprise income tax at the rate of 25% on its global income. “De facto management body” refers to a managing body that exercises, in substance, overall management and control over the production and business, personnel, accounting and assets of an enterprise. The SAT issued the Notice Regarding the Determination of Chinese-Controlled Offshore-Incorporated Enterprises as PRC Tax Resident Enterprises on the Basis of De Facto Management Bodies, or Circular 82, on April 22, 2009. Circular 82 provides certain specific criteria for determining whether the “de facto management body” of a PRC-controlled offshore-incorporated enterprise is located in China. Although Circular 82 only applies to offshore enterprises controlled by PRC enterprises, not those controlled by PRC individuals, like our company, the determining criteria set forth in Circular 82 may reflect SAT’s general position on how the “de facto management body” test should be applied in determining the tax resident status of offshore enterprises, regardless of whether they are controlled by PRC enterprises or individuals. If we were to be considered a PRC resident enterprise, we would be subject to PRC enterprise income tax at the rate of 25% on our global income. In such case, our profitability and cash flow may be adversely affected as a result of our global income being taxed under the 2008 EIT Law. In addition, although under the 2008 EIT Law and its implementing rules dividends paid to us from our PRC subsidiaries would qualify as “tax-exempted income” if we were to be considered a PRC resident enterprise, we cannot assure you that such dividends will not be subject to a 10% withholding tax, as the PRC foreign exchange control authorities, which enforce the withholding tax, have not yet issued guidance with respect to the processing of outbound remittances to entities that are treated as resident enterprises for PRC enterprise income tax purposes. Finally, dividends payable by us to our non-PRC enterprise shareholders and ADS holders and gain on the sale of our shares or ADSs may be treated as PRC-sourced income and thus become subject to PRC withholding tax at a rate of 10%, unless tax treaties between China and the country for which our non-PRC enterprise shareholders or ADS holders are considered a resident provide for a lower tax rate, in which case such lower tax rate will apply. If we are required under the 2008 EIT Law to withhold PRC enterprise income tax on our dividends payable to our non-PRC enterprise shareholders and ADS holders, or if non-PRC enterprise shareholders and ADS holders are required to pay PRC income tax on the transfer of their ordinary shares or ADSs, the value of your investment may be materially reduced.

We face risks related to natural disasters and health epidemics in China, which could have a material adverse effect on our business and results of operations.

Our business could be materially and adversely affected by natural disasters or the outbreak of health epidemics in China, as the majority of our customers are manufacturers based in China. Natural disasters and health epidemics in China could significantly disrupt the operations of our customers and prevent them from fulfilling orders from international buyers that use our services and therefore damage our reputation. Sustained natural disasters and health epidemics in China could also significantly reduce the production capacity of manufacturers in China or the demand for products made in China from international buyers and therefore adversely affect the demand for the B2B e-commerce services that we provide. There have been several instances of serious natural disasters and health epidemics in China in recent years. For example, in May 2008, a major earthquake struck Sichuan Province and certain other parts of China, devastating much of the affected areas and causing tens of thousands of deaths and widespread injuries. In addition, in early 2008, parts of China, in particular its southern, central and eastern regions, experienced what was reportedly the most severe winter weather in the country in half a century, which resulted in significant and extensive damages to factories, power lines, homes, automobiles, crops and other properties, blackouts, transportation and communications disruptions and other losses in the affected areas. Moreover, certain countries and regions, including China, have encountered incidents of the H5N1 strain of bird flu, or avian flu, as well as severe acute respiratory syndrome, or SARS, over the past six years and, more recently in 2009, the outbreak of influenza A (H1N1). Any future natural disasters and health hazards may severely restrict the level of economic activity in affected areas, which may in turn materially and adversely affect our business and prospects.

The implementation of the PRC Labor Contract Law may significantly increase our operating expenses and adversely affect our business and results of operations.

On June 29, 2007, the PRC National People’s Congress enacted the Labor Contract Law, which became effective on January 1, 2008. In addition, the Regulation on the Implementation of the Labor Contract Law, or the Implementation Regulation, was promulgated and became effective on September 18, 2008. The Labor Contract Law and the Implementation Regulation formalize workers’ rights concerning overtime hours, pensions, layoffs, employment contracts and the role of trade unions and provides for specific standards and procedure for the termination of an employment contract. In addition, the Labor Contract Law requires the payment of a statutory severance pay upon the termination of an employment contract in most cases, including in cases of the expiration of a fixed-term employment contract. As there has not been much detailed guidance as to how the Labor Contract Law will be interpreted and enforced by the relevant PRC authorities, there remains substantial uncertainty as to its potential impact on our business and results of operations. The implementation of the Labor Contract Law and the Implementation Regulation may significantly increase our operating expenses, in particular our personnel expenses, as the continued success of our business depends significantly on our ability to attract and retain qualified personnel. In the event that we decide to terminate some of our employees or otherwise change our employment or labor practices, the Labor Contract Law and the Implementation Regulation may also limit our ability to effect these changes in a manner that we believe to be cost-effective or desirable, which could adversely affect our business and results of operations.

Risks Relating to This Offering

There has been no public market for our ordinary shares or ADSs prior to this offering, and you may not be able to resell our ADSs at or above the price you paid, or at all.

Prior to this initial public offering, there has been no public market for our ordinary shares or ADSs. We have applied to have our ADSs listed on the New York Stock Exchange. Our ordinary shares will not be listed on any exchange or quoted for trading on any over-the-counter trading system.

The initial public offering price for our ADSs will be determined by negotiations between us and the underwriters and may bear no relationship to the market price for our ADSs after this initial public offering. We cannot assure you that an active trading market for our ADSs will develop or that the market price of our ADSs will not decline below the initial public offering price. If an active trading market for our ADSs does not develop after this offering, the market price and liquidity of our ADSs will be materially and adversely affected.

The market price for our ADSs may be volatile which could result in substantial loss to you.

The market price for our ADSs is likely to be highly volatile and subject to wide fluctuations in response to factors, including the following:

•	announcements of competitive developments;

•	regulatory developments in China affecting us, our clients or our competitors;

•	announcements regarding litigation or administrative proceedings involving us;

•	actual or anticipated fluctuations in our quarterly operating results;

•	changes in financial estimates by securities research analysts;

•	addition or departure of our executive officers;

•	fluctuations of exchange rates between the Renminbi and the U.S. dollar;

•	release or expiry of lock-up or other transfer restrictions on our outstanding ordinary shares or ADSs; and

•	sales or perceived sales of additional ordinary shares or ADSs.

Volatility in the price of our ADSs may be caused by factors outside of our control and may be unrelated or disproportionate to our results of operations. In particular, the performance and fluctuation of the market prices of other companies with business operations located mainly in China that have listed their securities in the United States may affect the volatility in the price of and trading volumes for our ADSs. A number of PRC-based companies have listed their securities, or are in the process of preparing for listing their securities, on the U.S. stock markets. Some of these companies have experienced significant volatility, including significant price declines after their initial public offerings. The trading performances of these PRC-based companies’ securities at the time of or after their offerings may affect the overall investor sentiment toward PRC-based companies listed in the United States and consequently may impact the trading performance of our ADSs. These broad market and industry factors may significantly affect the market price and volatility of our ADSs, regardless of our actual operating performance. In the past, following periods of volatility in the market price of a public company’s securities, shareholders have frequently instituted securities class action litigation against that company. Litigation of this kind could result in substantial costs to us and a diversion of our management’s attention and resources and, if adversely determined, could have a material adverse effect on our financial condition and results of operations.

Since the initial public offering price is substantially higher than our net tangible book value per share, you will incur immediate and substantial dilution.

If you purchase our ADSs in this offering, you will pay more for your ADSs than the amount paid by our existing shareholders for their ordinary shares on an as-converted basis after giving effect to the conversion of our preferred shares into ordinary shares immediately prior to the completion of this offering and on a per ADS basis. As a result, you will experience immediate and substantial dilution of approximately US$10.89 per ADS, representing the difference between our net tangible book value per ADS as of December 31, 2010, after giving effect to this offering, the conversion of our preferred shares into ordinary shares and the assumed initial public offering price of US$12.00 per ADS, the midpoint of the estimated public offering price range set forth on the cover of this prospectus. In addition, you may experience further dilution to the extent that our ordinary shares are issued upon the exercise of share options. See “Dilution” for a more complete description of how the value of your investment in our ADSs will be diluted upon completion of this offering.

Substantial future sales or perceived sales of our ADSs in the public market could cause the price of our ADSs to decline.

Sales of our ADSs or ordinary shares in the public market after this offering, or the perception that these sales could occur, could cause the market price of our ADSs to decline. Upon completion of this offering, we will have 506,508,275 ordinary shares outstanding, including 396,645,575 Class B ordinary shares and 109,862,700 Class A ordinary shares represented by 10,986,270 ADSs, and 522,987,685 ordinary shares outstanding, including 396,645,575 Class B ordinary shares and 126,342,100 Class A ordinary shares represented by ADSs, if the underwriters exercise their overallotment option in full. All ADSs sold in this offering will be freely transferable without restriction or additional registration under the Securities Act of 1933, as amended, or the Securities Act. The Class B ordinary shares outstanding after this offering will be available for sale upon the expiration of certain lock-up arrangements entered into among us, the underwriters and other shareholders as further described under “Underwriting” and “Shares Eligible for Future Sale.” In addition, Class B ordinary shares that certain option holders will receive when they exercise their share options will be available for sale after the expiration of the relevant lock-up periods, subject to volume and other restrictions that may be applicable under Rule 144 and Rule 701 under the Securities Act. We cannot predict what effect, if any, market sales of securities held by our significant shareholders or any other shareholder or the availability of these securities for future sale will have on the market price of our ADSs.

In addition, certain of our shareholders or their transferees and assignees will have the right to cause us to register the sale of their shares under the Securities Act upon the occurrence of certain circumstances. See “Description of Share Capital.” Registration of these shares under the Securities Act would result in these shares becoming freely tradable without restriction under the Securities Act immediately upon the effectiveness of the registration. Sales of these registered shares in the public market could cause the price of our ADSs to decline.

We may become a passive foreign investment company, or PFIC, which could result in adverse United States federal income tax consequences to U.S. investors.

Based upon the past and projected composition of our income and valuation of our assets, including goodwill, we do not expect to be a PFIC for 2010 or in any future taxable year, although there can be no assurance in this regard. The determination of whether or not we are a PFIC is made on an annual basis and will depend on the composition of our income and assets from time to time. Specifically, we will be classified as a PFIC for United States federal income tax purposes in any taxable year if either (i) 75% or more of our gross income in that taxable year is passive income or (ii) at least 50% of the value of our assets (based on a quarterly value of the assets during the taxable year) is attributable to assets that produce or are held for the production of passive income. The calculation of the value of our assets will be based, in part, on the quarterly market value of our ADSs, which is subject to change. See “Taxation—Material United States Federal Income Tax Consequences—Passive Foreign Investment Company.”

In addition, there are substantial uncertainties as to the treatment of our corporate structure and ownership of Guangzhou Shen Long for United States federal income tax purposes. If it is determined that we do not own the shares of Guangzhou Shen Long for United States federal income tax purposes, we would likely be treated as a PFIC.

If we are a PFIC for any taxable year during which you hold our ADSs or Class A ordinary shares, such characterization could result in adverse United States federal income tax consequences to you if you are a United States Holder, as defined under “Taxation—Material United States Federal Income Taxation.” For example, if we are or become a PFIC, you may become subject to increased tax liabilities under United States federal income tax laws and regulations, and will become subject to burdensome reporting requirements. See “Taxation—Material United States Federal Income Tax Considerations—Passive Foreign Investment Company.” We cannot assure you that we will not be a PFIC for 2010 or any future taxable year.

Because we do not expect to pay dividends in the foreseeable future, you must rely on price appreciation of our ADSs for any return on your investment.

We currently intend to retain most, if not all, of our available funds and any future earnings to fund the development and growth of our business. As a result, except for the dividends we declared in June 2010, which we have not fully paid yet, we do not expect to declare or pay any cash dividends in the foreseeable future. Therefore, you should not rely on an investment in our ADSs as a source for any future dividend income.

Our board of directors has complete discretion as to whether to distribute dividends. Even if our board of directors decides to declare and pay dividends, the timing, amount and form of future dividends, if any, will depend on, among other things, our future results of operations and cash flow, our capital requirements and surplus, the amount of distributions, if any, received by us from our subsidiaries, our financial condition, contractual restrictions and other factors deemed relevant by our board of directors. Accordingly, the return on your investment in our ADSs will likely depend entirely upon any future price appreciation of our ADSs. There is no guarantee that our ADSs will appreciate in value after this offering or even maintain the price at which you purchased the ADSs. You may not realize a return on your investment in our ADSs and you may even lose your entire investment in our ADSs.

Our dual-class ordinary share structure with different voting rights could discourage others from pursuing any change of control transactions that holders of our Class A ordinary shares and ADSs may view as beneficial.

Our third amended and restated memorandum and articles of association that will become effective immediately prior to the completion of this offering provide for a dual-class ordinary share structure. Our ordinary shares are divided into Class A ordinary shares and Class B ordinary shares. Holders of Class A ordinary shares are entitled to one vote per share, while holders of Class B ordinary shares are entitled to ten votes per share. We will issue Class A ordinary shares represented by our ADSs in this offering. Our existing shareholders will hold Class B ordinary shares, each of which is convertible into one Class A ordinary share at any time by the holder thereof, upon the completion of this offering. Class A ordinary shares are not convertible into Class B ordinary shares under any circumstances. Due to the disparate voting rights attached to these two classes, our existing shareholders will have significant voting rights over matters requiring shareholder approval, including the election and removal of directors and certain corporate transactions, such as mergers, consolidations and other business combinations. This concentrated control could discourage others from pursuing any potential merger, takeover or other change of control transactions that holders of Class A ordinary shares and ADSs may view as beneficial.

Our articles of association contain anti-takeover provisions that could discourage a third party from acquiring us, which could limit our shareholders’ opportunity to sell their shares, including Class A ordinary shares represented by our ADSs, at a premium.

Our third amended and restated articles of association that will become effective immediate prior to the completion of this offering include provisions that limit the ability of others to acquire control of our company or cause us to engage in change-of-control transactions. These provisions could have the effect of depriving our shareholders of an opportunity to sell their shares or ADSs at a premium over prevailing market prices by discouraging third parties from seeking to obtain control of our company in a tender offer or similar transaction. For example, our board of directors has the authority, without further action by our shareholders, to issue preferred shares and to fix the powers and rights of such shares, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights associated with our ordinary shares, in the form of ADSs or otherwise. Preferred shares could be issued quickly with terms calculated to delay or prevent a change in control of our company or make removal of management more difficult. If our board of directors decides to issue preferred shares, the market price of our ADSs may fall and the voting and other rights of the holders of our ordinary shares and ADSs may be materially and adversely affected. See “Description of Share Capital—Issuance of Additional Class A and Class B Ordinary Shares or Preferred Shares.”

We have not determined a specific use for a portion of the net proceeds to us from this offering and we may use such portion of the net proceeds in ways with which you may not agree.

We have not allocated a portion of the net proceeds to us from this offering to any specific purpose. Rather, our management will have considerable discretion in the application of such portion of the net proceeds received by us. See “Use of Proceeds.” You will not have the opportunity, as part of your investment decision, to assess whether such proceeds are being used appropriately. You must rely on the judgment of our management regarding the application of the proceeds we receive from this offering. Such proceeds may be used for corporate purposes that do not improve our profitability or increase our ADS price. The proceeds we receive from this offering may also be placed in investments that do not produce income or that may lose value.

The depositary for our ADSs will give us a discretionary proxy to vote our Class A ordinary shares underlying your ADSs if you do not vote at shareholders’ meetings, except in limited circumstances, which could adversely affect your interests.

Under the deposit agreement for the ADSs, the depositary will give us a discretionary proxy to vote our Class A ordinary shares underlying your ADSs at shareholders’ meetings if you do not vote, unless:

•	we have failed to timely provide the depositary with our notice of meeting and related voting materials;

•	we have instructed the depositary that we do not wish a discretionary proxy to be given;

•	we have informed the depositary that there is substantial opposition as to a matter to be voted on at the meeting;

•	a matter to be voted on at the meeting would have a material adverse impact on shareholders; or

•	the voting at the meeting is to be made on a show of hands.

The effect of this discretionary proxy is that you cannot prevent our Class A ordinary shares underlying your ADSs from being voted, absent the situations described above, and it may make it more difficult for shareholders to influence the management of our company. Holders of our ordinary shares are not subject to this discretionary proxy.

Holders of ADSs have fewer rights than shareholders and must act through the depositary to exercise their rights.

Holders of our ADSs do not have the same rights as our shareholders and may only exercise the voting rights with respect to the underlying Class A ordinary shares in accordance with the provisions of the deposit agreement. Under the deposit agreement, you must vote by giving voting instructions to the depositary. Upon receipt of your voting instructions, the depositary will vote the underlying Class A ordinary shares in accordance with these instructions. You will not be able to directly exercise your right to vote with respect to the underlying shares unless you withdraw the shares. Under our third amended and restated memorandum and articles of association, the minimum notice period required to convene a general meeting is twenty days. Under the deposit agreement, if we request the depositary to act at a meeting, we will give the depositary notice of the meeting at least 30 days in advance of the meeting in order to give you a reasonable opportunity to instruct the depositary as to the exercise of voting rights relating to Class A ordinary shares underlying your ADSs. However, the depositary and its agents may not be able to send voting instructions to you or carry out your voting instructions in a timely manner. We will make all reasonable efforts to cause the depositary to extend voting rights to you in a timely manner, but we cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote your ADSs. Furthermore, the depositary and its agents will not be responsible for any failure to carry out any instructions to vote, for the manner in which any vote is cast or for the effect of any such vote. In addition, when a general meeting is convened, you may not receive sufficient notice of a shareholders’ meeting to permit you to withdraw your Class A ordinary shares to allow you to cast your vote with respect to any specific matter either. As a result, you may not be able to exercise your right to vote and you may lack recourse if your ADSs are not voted as you request. In addition, in your capacity as an ADS holder, you will not be able to call a shareholders’ meeting.

You may be subject to limitations on transfers of your ADSs.

Your ADSs are transferable on the books of the depositary. However, the depositary may close its transfer books at any time or from time to time when it deems expedient in connection with the performance of its duties. In addition, the depositary may refuse to deliver, transfer or register transfers of ADSs generally when our books or the books of the depositary are closed, or at any time if we or the depositary deems it advisable to do so because of any requirement of law or of any government or governmental body, or under any provision of the deposit agreement, or for any other reason.

Your right to participate in any future rights offerings may be limited, which may cause dilution to your holdings and you may not receive cash dividends if it is illegal or impractical to make them available to you.

We may from time to time distribute rights to our shareholders, including rights to acquire our securities. However, we cannot make rights available to you in the United States unless we register the rights and the securities to which the rights relate under the Securities Act or an exemption from the registration requirements is available. Also, under the deposit agreement, the depositary bank will not make rights available to you unless either both the rights and any related securities are registered under the Securities Act, or the distribution of them to ADS holders is exempted from registration under the Securities Act. We are under no obligation to file a registration statement with respect to any such rights or securities or to endeavor to cause such a registration statement to be declared effective. Moreover, we may not be able to establish an exemption from registration under the Securities Act. Accordingly, you may be unable to participate in our rights offerings and may experience dilution in your holdings.

In addition, although we do not expect to pay dividends in the foreseeable future (except for the dividends we declared in June 2010, which we have not fully paid yet), the depositary of our ADSs has agreed to pay to you the cash dividends or other distributions it or the custodian receives on our ordinary shares or other deposited securities after deducting its fees and expenses. You will receive these distributions in proportion to the number of Class A ordinary shares your ADSs represent. However, the depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any holders of ADSs. For example, it would be unlawful to make a distribution to a holder of ADSs if it consists of securities that require registration under the Securities Act but that are not properly registered or distributed under an applicable exemption from registration. The depositary may also determine that it is not practicable to distribute certain property through the mail, or that the value of certain distributions may be less than the cost of mailing them. In these cases, the depositary may decide not to distribute such property and you will not receive such distribution.

We are a Cayman Islands exempted company and, because judicial precedent regarding the rights of shareholders is more limited under Cayman Islands law, you may have less protection than if you were a shareholder of a Delaware corporation.

Our corporate affairs are governed by our memorandum and articles of association, as amended and restated from time to time, the Cayman Islands Companies Law (as amended) and the common law of the Cayman Islands. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary responsibilities of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as that from English common law, which has persuasive, but not binding authority on a court in the Cayman Islands. The rights of our shareholders and the fiduciary responsibilities of our directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a less developed body of securities laws than the United States. In addition, some U.S. states, such as Delaware, have more fully developed and judicially interpreted bodies of corporate law than the Cayman Islands. Furthermore, Cayman Islands companies may not have standing to initiate a shareholder derivative action in a federal court of the United States. As a result, public shareholders may have more difficulties in protecting their interests in the face of actions taken by management, members of the board of directors or controlling shareholders than they would as shareholders of a Delaware company. For a discussion of significant differences between the provisions of the Companies Law of the Cayman Islands (2010 Revision) and the laws applicable to companies incorporated in the United States and their shareholders, see “Description of Share Capital—Differences in Corporate Law.”

As a foreign private issuer, we are permitted to, and we will, rely on exemptions from certain New York Stock Exchange corporate governance standards applicable to U.S. issuers. This may afford less protection to holders of our ordinary shares and ADSs.

As a foreign private issuer, we are exempt from some of the corporate governance requirements of the New York Stock Exchange that are applicable to U.S. domestic issuers. Pursuant to the exemptions, we are not required to:

(i)	have a majority of the board be independent;

(ii)	have a minimum of three members on our audit committee;

(iii)	have a compensation committee and a nomination committee consisting solely of independent directors, or have a majority of the independent directors determine or recommend compensation of executive officers and director nominees;

(iv)	provide an annual certification by our chief executive officer that he or she is not aware of any non-compliance with any corporate governance rules of the New York Stock Exchange;

(v)	have regularly scheduled executive sessions with only non-management or independent directors; or

(vi)	have at least one executive session of solely independent directors each year.

We currently plan to follow home country corporate governance practices in terms of the matters described in clause (i) and (iii) above and to not have a majority of the board be independent, or establish a compensation committee or a nomination committee, or to have a majority of the independent directors determine or recommend compensation of our executive officers and director nominees. While we currently plan to comply with the other corporate governance requirements of the New York Stock Exchange, we cannot assure you that we will not choose to rely on some of the other exemptions available to foreign private issuers in the future. As a result, the level of independent oversight over management of our company may afford less protection to holders of our ordinary shares or ADSs.

You may have difficulty effecting service of process and enforcing judgments obtained against us.

We are a Cayman Islands company and substantially all of our assets are located outside of the United States. Substantially all of our current operations are conducted in the PRC. In addition, most of our directors and officers are nationals and residents of countries other than the United States. As a result, it may be difficult for you to effect service of process within the United States upon these persons. It may also be difficult for you to enforce in U.S. courts judgments obtained in U.S. courts based on the civil liability provisions of the U.S. federal securities laws against us and our officers and directors, most of whom are not residents in the United States and the substantial majority of whose assets are located outside of the United States. In addition, there is uncertainty as to whether the courts of the Cayman

Islands or the PRC would recognize or enforce judgments of U.S. courts against us or such persons predicated upon the civil liability provisions of the securities laws of the United States or any state and it is uncertain whether such Cayman Islands or PRC courts would be competent to hear original actions brought in the Cayman Islands or the PRC against us or such persons predicated upon the securities laws of the United States or any state. See “Enforcement of Civil Liabilities.”

We will incur increased costs as a result of being a public company.

Upon completion of this offering, we will become a public company and expect to incur significant legal, accounting and other expenses that we did not incur as a private company. The Sarbanes-Oxley Act of 2002, as well as rules subsequently implemented by the SEC and the New York Stock Exchange, impose various requirements on the corporate governance practices of public companies. We expect these rules and regulations to increase our legal and financial compliance costs and to make some corporate activities more time-consuming and costly. For example, as a result of becoming a public company, we will need to increase the number of independent directors and adopt policies regarding internal controls and disclosure controls and procedures. In addition, we will incur additional costs associated with our public company reporting requirements. It may also be more difficult for us to find qualified persons to serve on our board of directors or as executive officers. We are currently evaluating and monitoring developments with respect to these rules and regulations, and we cannot predict or estimate with any degree of certainty the amount of additional costs we may incur or the timing of such costs.

In the past, shareholders of a public company often brought securities class action suits against the company following periods of instability in the market price of that company’s securities. If we were involved in a class action suit, it could divert a significant amount of our management’s attention and other resources from our business and operations, which could harm our results of operations and require us to incur significant expenses to defend the suit. Any such class action suit, whether or not successful, could harm our reputation and restrict our ability to raise capital in the future. In addition, if a claim is successfully made against us, we may be required to pay significant damages, which could have a material adverse effect on our financial condition and results of operations.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that relate to our current expectations and views of future events. The forward-looking statements are contained principally in the sections entitled “Prospectus Summary,” “Risk Factors,” “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Our Industry” and “Business.” These statements relate to events that involve known and unknown risks, uncertainties and other factors, including those listed under “Risk Factors,” which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.

In some cases, these forward-looking statements can be identified by words or phrases such as “aim,” “anticipate,” “believe,” “continue,” “estimate,” “expect,” “intend,” “is/are likely to,” “may,” “plan,” “potential,” “will” or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements include, among other things, statements relating to:

•	our goals and growth strategies;

•	our future business development, financial condition and results of operations;

•	market acceptance of our services;

•	our ability to compete in the B2B e-commerce market in China;

•	our ability to stay abreast of market trends and technological advances;

•	our ability to effectively protect our intellectual property rights and not infringe on the intellectual property rights of others;

•	our ability to attract and retain a sufficient number of qualified personnel;

•	our ability to manage our expansion plans;

•	policies and regulations relating to the Internet and e-commerce industry in China and elsewhere; and

•	fluctuations in general economic and business conditions.

These forward-looking statements involve various risks and uncertainties. Although we believe that our expectations expressed in these forward-looking statements are reasonable, we cannot assure you that our expectations will turn out to be correct. Our actual results could be materially different from our expectations. Important risks and factors that could cause our actual results to be materially different from our expectations are generally set forth in the “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business” and elsewhere in this prospectus.

This prospectus also contains third-party data relating to the B2B e-commerce market in China that includes projections based on a number of assumptions. The B2B e-commerce market may not grow at the rates projected by market data, or at all. The failure of this market to grow at the projected rates may have a material adverse effect on our business and the market price of our ADSs. Furthermore, if any one or more of the assumptions underlying the market data turns out to be incorrect, actual results may differ from the projections based on these assumptions. You should not place undue reliance on these forward-looking statements. In addition, the relatively new and rapidly changing nature of these markets subjects any projections or estimates relating to the growth prospects or future condition of these markets to significant uncertainties. If any one or more of the assumptions underlying the market data turns out to be incorrect, actual results may differ from the projections based on these assumptions. You should not place undue reliance on these forward-looking statements.

The forward-looking statements made in this prospectus relate only to events or information as of the date on which the statements are made in this prospectus. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events. You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, with the understanding that our actual future results may be materially different from what we expect.

USE OF PROCEEDS

We estimate that we will receive net proceeds from this offering of approximately US$58.9 million after deducting the underwriting discount and estimated offering expenses payable by us. These estimates are based upon an assumed initial public offering price of US$12.00 per ADS, the midpoint of the range shown on the cover of this prospectus. A US$1.00 increase (decrease) in the assumed initial public offering price of US$12.00 per ADS would increase (decrease) the net proceeds to us from this offering by US$5.1 million, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

The primary purposes of this offering are to create a public market for our Class A ordinary shares represented by the ADSs for the benefit of all shareholders, retain talented employees by providing them with equity incentives, promote our brand name and obtain additional capital.

We expect to use the net proceeds from this offering for our business expansion, including additional selling and marketing activities, research and development, potential acquisitions of complementary businesses, and other general corporate purposes. As of the date of this prospectus, we have not allocated any specific portion of the net proceeds of this offering for any particular purpose and we do not have any agreements or understandings to make any material acquisitions of other businesses.

The foregoing represents our current intentions based upon our present plans and business condition. The amounts and timing of any expenditure will vary depending on the amount of cash generated by our operations, competitive developments and the rate of growth, if any, of our business. Accordingly, our management will have significant discretion in the allocation of the net proceeds we will receive from this offering. Depending on future events and other changes in the business climate, we may determine at a later time to use the net proceeds for different purposes. Pending their use, we intend to place our net proceeds in short-term bank deposits.

In utilizing the proceeds from this offering, as an offshore holding company, we are permitted, under PRC laws and regulations, to provide funding to our PRC subsidiaries only through loans or capital contributions and to other entities only through loans. Subject to satisfaction of applicable government registration and approval requirements, we may extend inter-company loans to our PRC subsidiaries or make additional capital contributions to our PRC subsidiaries to fund their capital expenditures or working capital. We cannot assure you that we will be able to obtain these government registrations or approvals on a timely basis, if at all. See “Risk Factors—Risks Relating to Doing Business in China—PRC regulation of loans and direct investment by offshore holding companies to PRC entities may delay or prevent us from using the proceeds we receive from this offering to make loans or additional capital contributions to our PRC subsidiaries, which could materially and adversely affect our liquidity and our ability to fund and expand our business.”

We will not receive any of the proceeds from the sale of ADSs by the selling shareholders.

DIVIDEND POLICY

We have declared special cash dividends twice in the past. In June 2010, we declared special cash dividends in the aggregate amount of US$10.0 million to all holders of our ordinary shares, Series A preferred shares and Series B preferred shares at the request of our shareholders in connection with certain transfers of our shares among our shareholders, of which approximately US$0.2 million has not been paid yet. In August 2010, we declared special cash dividends in the aggregate amount of US$6.0 million to all holders of our ordinary shares, Series A preferred shares and Series B preferred shares at the request of our shareholders in connection with the disposal of our logistics agency and manufacturer-to-consumer businesses and we paid these dividends fully in November 2010.

Except for the dividends we have declared, we do not expect to declare or pay any dividends in the foreseeable future and intend to retain most, if not all, of our available funds and any future earnings to fund the development and growth of our business. Our board of directors has complete discretion on whether to pay dividends. Even if our board of directors decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions, shareholders’ interests and other factors that our board of directors may deem relevant. See “Description of Share Capital—Dividends.”

We are a holding company incorporated in the Cayman Islands. Our ability to pay dividends depends substantially on the payment of dividends to us by our subsidiaries. In particular, each of our PRC subsidiaries may pay dividends only out of its accumulated distributable profits, if any, determined in accordance with its articles of association, and the accounting standards and regulations in China. Moreover, pursuant to relevant PRC laws and regulations applicable to our PRC subsidiaries, a certain percentage of after-tax profits are required to be set aside in a statutory common reserve fund. Allocations to these statutory reserves may only be used for specific purposes and are not distributable to us in the form of loans, advances, or cash dividends. See “Regulation—Regulations on Dividend Distribution.” Furthermore, if any of our subsidiaries incurs debt on its own behalf in the future, the instruments governing the debt may restrict its ability to pay dividends or make other payments to us.

If we pay any dividends, we will pay our ADS holders to the same extent as holders of our ordinary shares, subject to the terms of the deposit agreement, including the fees and expenses payable thereunder. See “Description of American Depositary Shares.” Cash dividends on our ordinary shares, if any, will be paid in U.S. dollars.

CAPITALIZATION

The following table sets forth our capitalization as of December 31, 2010:

•	on an actual basis;

•

on a pro forma basis to give effect to (i) the automatic conversion of all of our outstanding Series A preferred shares into 40,763,300 ordinary shares, at a conversion ratio of one Series A preferred share to one ordinary share; (ii) the automatic conversion of all of our outstanding Series B preferred shares into 160,813,625 ordinary shares, at a conversion ratio of one Series B preferred share to one ordinary share; and (iii) the re-designation of all of our outstanding ordinary shares, including ordinary shares to be converted from our preferred shares, into Class B ordinary shares immediately prior to the completion of this offering; and

•

on a pro forma as adjusted basis to give effect to (i) the automatic conversion of all of our outstanding Series A preferred shares into 40,763,300 ordinary shares, at a conversion ratio of one Series A preferred share to one ordinary share; (ii) the automatic conversion of all of our outstanding Series B preferred shares into 160,813,625 ordinary shares, at a conversion ratio of one Series B preferred share to one ordinary share; (iii) the re-designation of all of our outstanding ordinary shares, including ordinary shares to be converted from our preferred shares, into Class B ordinary shares immediately prior to the completion of this offering; and (iv) the issuance and sale of 54,931,350 Class A ordinary shares in the form of ADSs by us in this offering at an assumed initial public offering price of US$12.00 per ADS, the midpoint of the estimated public offering price range set forth on the cover of this prospectus, after deducting underwriting discounts and commissions and estimated aggregate offering expenses payable by us.

As of the date of this prospectus, there has been no material change to our capitalization as set forth below. You should read this table together with our consolidated financial statements and the related notes included elsewhere in this prospectus and the information under “Selected Consolidated Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	As of December 31, 2010
	Actual	Pro Forma	Pro Forma As Adjusted
	(U.S. dollars in thousands)
Series A contingently redeemable convertible preferred shares (par value of US$0.00004 per share; Authorized—48,500,000 shares; Issued and outstanding—40,763,300 shares. As at December 31, 2010, aggregate liquidation preference and redemption amount were US$6,726 and US$4,625, respectively)	5,724	—	—
Series B contingently redeemable convertible preferred shares (par value of US$0.00004 per share; Authorized—191,346,150 shares; Issued and outstanding—160,813,625 shares. As at December 31, 2010, aggregate liquidation preference and redemption amount were US$31,953 and US$21,723, respectively.)	21,722	—	—
Ordinary shares (par value of US$0.00004 per share; Authorized—1,010,153,850 shares; issued and outstanding—250,000,000 shares	10	—	—
Class A Ordinary shares (par value of US$0.00004 per share; Authorized—773,423,075 shares; issued and outstanding—actual: nil; pro forma: nil; pro forma as adjusted: 54,931,350 shares)	—	—	2
Class B Ordinary shares (par value of US$0.00004 per share; Authorized—476,576,925 shares; issued and outstanding—actual: nil; pro forma: 451,576,925 shares; pro forma as adjusted: 451,576,925 shares)	—	18	18
Additional paid-in capital(1)	148	27,586	86,464
Accumulated other comprehensive loss	(217)	(217)	(217)
Accumulated deficit	(21,202)	(21,202)	(21,202)
Total shareholders’ (deficiency) equity(1)	(21,261)	6,185	65,065
Total capitalization(1)	(21,261)	6,185	65,065

(1)

Assuming the number of ADSs offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting underwriting discounts and commissions and estimated aggregate offering expenses payable by us, a US$1.00 increase (decrease) in the assumed initial public offering price of US$12.00 per ADS would increase (decrease) each of additional paid-in capital, total shareholders’ equity and total capitalization by US$5.1 million.

DILUTION

If you invest in our ADSs, your investment will be diluted for each ADS you purchase to the extent of the difference between the initial public offering price per ADS and our net tangible book value per ADS after this offering. Dilution results from the fact that the initial public offering price per Class A ordinary share is substantially in excess of the book value per ordinary share on an as-converted basis attributable to the existing shareholders for our presently outstanding ordinary shares, Series A preferred shares and Series B preferred shares.

Our net tangible book value as of December 31, 2010 was approximately negative US$2.6 million. Net tangible book value represents the amount of our total assets, minus the amount of our total liabilities and intangible assets. Dilution is determined by subtracting net tangible book value per ordinary share or per ADS, after giving effect to (i) the conversion of all outstanding Series A preferred shares and Series B preferred shares into our ordinary shares immediately prior to the completion of this offering and (ii) the proceeds from this offering to us after deducting the underwriting discounts and commissions and estimated aggregate offering expenses payable by us, from the assumed initial public offering price per Class A ordinary share or per ADS, which is the midpoint of the estimated public offering price range set forth on the cover of this prospectus.

Without taking into account any other changes in such net tangible book value after December 31, 2010, other than to give effect to the conversion of all outstanding Series A preferred shares and Series B preferred shares into our ordinary shares and our sale of the ADSs offered in this offering, at the assumed initial public offering price of US$12.00 per ADS, the midpoint of the estimated public offering price range, and after deduction of underwriting discounts and commissions and estimated aggregate offering expenses of this offering payable by us, our adjusted net tangible book value as of December 31, 2010 would have increased to US$56.3 million or US$0.11 per ordinary share and US$1.11 per ADS assuming no exercise of the underwriters’ option to purchase additional ADSs. This represents an immediate increase in net tangible book value of US$0.12 per ordinary share and US$1.17 per ADS, to the existing shareholder and an immediate dilution in net tangible book value of US$1.09 per ordinary share and US$10.89 per ADS, to investors purchasing ADSs in this offering. The following table illustrates such dilution:

	Per ordinary share	Per ADS

Assumed initial public offering price	US$1.2	US$12
Net tangible book value as of December 31, 2010 without giving effect to the conversions of Series A and Series B preferred shares	US$(0.01)	US$(0.1)
Pro forma net tangible book value, assuming conversions of Series A and Series B preferred shares	US$(0.01)	US$(0.06)
Pro forma as adjusted net tangible book value after giving effect to this offering	US$0.11	US$1.11
Increase in net tangible book value attributable to price paid by new investors	US$0.12	US$1.17
Dilution in net tangible book to new investors in this offering	US$1.09	US$10.89

A US$1.00 increase (decrease) in the assumed initial public offering price of US$12.00 per ADS would increase (decrease) our pro forma as adjusted net tangible book value after giving effect to the offering by US$5.1 million, or by US$0.01 per ordinary share and by US$0.10 per ADS, assuming no exercise of the underwriters’ option to purchase additional ADSs, and after deducting underwriting discounts and commissions and estimated aggregated offering expenses payable by us.

The following table summarizes on a pro forma as adjusted basis described above, as of December 31, 2010, the differences between existing shareholders and the new investors with respect to the number of ordinary shares (in the form of ADSs or ordinary shares) purchased from us, the total consideration paid and the average price per ordinary share/ADS paid before deducting underwriting discounts and commissions and the estimated aggregate offering expenses. The total number of ordinary shares does not include Class A ordinary shares underlying the ADSs issuable upon the exercise of the over-allotment option granted to the underwriters.

	Ordinary Shares Purchased		Total Consideration			Average Price Per Ordinary Share		Average Price Per ADS
	Number	Percent	Amount		Percent
	(in thousands)		(in thousands)
Existing shareholders(1)	451,577	89.2%	US$	24,480	27.1%	US$	0.05	US$	0.54
New investors(2)	54,931	10.8%	US$	65,918	72.9%	US$	1.20	US$	12.00

Total	506,508	100.0%	US$	90,398	100.0%

(1)	Assumes the automatic conversion of all of our outstanding Series A preferred shares and Series B preferred shares into ordinary shares immediately prior to the completion of this offering.
(2)	Assumes an initial public offering price of US$12.00 per ADS, the midpoint of the estimated range of the initial public offering price.

A US$1.00 increase (decrease) in the assumed initial public offering price of US$12.00 per ADS would increase (decrease) total consideration paid by new investors, total consideration paid by all shareholders and the average price per ADS paid by all shareholders by US$5.5 million, US$5.5 million and US$0.11, respectively, assuming no change in the number of ADSs sold by us as set forth on the cover page of this prospectus and without deducting underwriting discounts and commissions and estimated aggregate offering expenses payable by us.

The foregoing discussion and tables assumes that the underwriters do not exercise their over-allotment option to purchase additional ADSs and do not include the impact of any exercise of outstanding share options. As of the date of this prospectus, there were 7,788,465 ordinary shares issuable upon the exercise of outstanding share options at an exercise price of US$0.13 per share, 7,225,283 ordinary shares issuable upon the exercise of outstanding share options at an exercise price of US$0.35 per share, 4,351,378 ordinary shares issuable upon the exercise of outstanding share options at an exercise price of US$0.36 per share, and 5,634,874 additional ordinary shares available for future issuance upon the exercise of future grants under our equity incentive plan.

The following table summarizes on a pro forma as adjusted basis, as of December 31, 2010, the differences among existing shareholders, holders of outstanding options granted under our 2010 Equity Incentive Plan assuming full exercise of such options, and the new investors with respect to the number of ordinary shares (in the form of ADSs or ordinary shares) purchased from us, the total consideration paid and the average price per ordinary share/ADS paid before deducting underwriting discounts and commissions and the estimated aggregate offering expenses. The total number of ordinary shares does not include ordinary shares underlying the ADSs issuable upon the exercise of the over-allotment option granted to the underwriters.

	Ordinary Shares Purchased		Total Consideration			Average Price Per Ordinary Share(1)		Average Price Per ADS(1)
	Number	Percent	Amount		Percent
	(in thousands)		(in thousands)
Existing shareholders(1)	451,577	85.9%	US$	24,480	25.6%	US$	0.05	US$	0.54
Holders of options(2)	19,488	3.7%	US$	5,067	5.3%	US$	0.26	US$	2.60
New investors(3)	54,931	10.4%	US$	65,918	69.1%	US$	1.20	US$	12.00

Total	525,996	100.0%	US$	95,465	100.0%

(1)	Assumes the automatic conversion of all of our outstanding Series A preferred shares and Series B preferred shares into ordinary shares immediately prior to the completion of this offering.
(2)	Assumes the exercise of all outstanding options granted under our 2010 Equity Incentive Plan.
(3)	Assumes an initial public offering price of US$12.00 per ADS, the midpoint of the estimated range of the initial public offering price.

A US$1.00 increase (decrease) in the assumed initial public offering price of US$12.00 per ADS would increase (decrease) total consideration paid by new investors, total consideration paid by all shareholders (including existing shareholders, holders of options and new investors) and the average price per ADS paid by all shareholders (including existing shareholders, holders of options and new investors) by US$5.5 million, US$5.5 million and US$0.10, respectively, assuming no change in the number of ADSs sold by us as set forth on the cover page of this prospectus and without deducting underwriting discounts and commissions and estimated aggregate offering expenses payable by us.

EXCHANGE RATE INFORMATION

Our financial statements are expressed in U.S. dollars, which is our functional and reporting currency, while the majority of the revenues and expenses of our subsidiaries and Guangzhou Shen Long are denominated in Renminbi. This prospectus contains translations of Renminbi amounts into U.S. dollars at specific rates solely for the convenience of the reader. For all dates and periods through December 31, 2008, conversions of Renminbi into U.S. dollars are based on the noon buying rate in The City of New York for cable transfers of Renminbi as certified for customs purposes by the Federal Reserve Bank of New York. For January 1, 2009 and all later dates and periods, the exchange rate refers to the exchange rate as set forth in the H.10 statistical release of the Federal Reserve Board. Unless otherwise indicated, conversions of RMB into U.S. dollars in this prospectus are based on the exchange rate on December 30, 2010. We make no representation that any Renminbi or U.S. dollar amounts could have been, or could be, converted into U.S. dollars or Renminbi, as the case may be, at any particular rate, or at all. The PRC government imposes control over its foreign currency reserves in part through direct regulation of the conversion of Renminbi into foreign exchange and through restrictions on foreign trade. On February 25, 2011, the daily exchange rate reported by the Federal Reserve Board was RMB6.5749 to US$1.00.

The following table sets forth information concerning exchange rates between the Renminbi and the U.S. dollar for the periods indicated. These rates are provided solely for your convenience and are not necessarily the exchange rates that we used in this prospectus or will use in the preparation of our periodic reports or any other information to be provided to you.

Period	Exchange Rate
	Period End	Average(1)	Low	High
	(RMB per US$1.00)
2006	7.8041	7.9579	8.0702	7.8041
2007	7.2946	7.5806	7.8127	7.2946
2008	6.8225	6.9193	7.2946	6.7800
2009	6.8259	6.8307	6.8470	6.8176
2010	6.6000	6.7603	6.8330	6.6000
2010
August	6.8069	6.7873	6.8069	6.7670
September	6.6905	6.7396	6.8102	6.6869
October	6.6705	6.6675	6.6912	6.6397
November	6.6670	6.6558	6.6892	6.6330
December	6.6000	6.6497	6.6745	6.6000
2011
January	6.6017	6.5964	6.6364	6.5809
February (through February 25, 2011)	6.5749	6.5764	6.5965	6.5520

(1)	Annual averages are calculated using the average of the exchange rates at the end of each month during the year. Monthly averages are calculated using the average of the daily rates during the month.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated in the Cayman Islands to take advantage of certain benefits associated with being a Cayman Islands exempted company, such as:

•	political and economic stability;

•	an effective judicial system;

•	a favorable tax system;

•	the absence of exchange control or currency restrictions; and

•	the availability of professional and support services.

However, certain disadvantages accompany incorporation in the Cayman Islands. These disadvantages include:

•

the Cayman Islands has a less developed body of securities laws as compared to the United States and provides significantly less protection to investors, see “Description of Share Capital—Protection of Minority Shareholders” for discussion of the limited protection provided by Cayman Islands law to minority shareholders; and

•	Cayman Islands companies do not have standing to sue before the federal courts of the United States.

Our constituent documents do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between us, our officers, directors and shareholders, be subject to arbitration.

Substantially all of our operations are conducted in China and Hong Kong, and substantially all of our assets are located in China and Hong Kong. In addition, a majority of our directors and officers are nationals or residents of jurisdictions other than the United States and all or a substantial portion of their assets are located outside the United States. As a result, it may be difficult for a shareholder to effect service of process within the United States upon us or such persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

We have appointed Law Debenture Corporate Services Inc. as our agent to receive service of process with respect to any action brought against us in the United States District Court for the Southern District of New York under the federal securities laws of the United States or of any state in the United States or any action brought against us in the Supreme Court of the State of New York in the County of New York under the securities laws of the State of New York.

Walkers, our counsel as to Cayman Islands law, and Guangxin Lawyers, our counsel as to PRC law, have advised us, respectively, that there is uncertainty as to whether the courts of the Cayman Islands and the PRC, respectively, would:

•

recognize or enforce judgments of U.S. courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or

•

entertain original actions brought in each respective jurisdiction against us or our directors or officers predicated upon the civil liability provision of the securities laws of the United States or any state in the United States.

Walkers has further advised us that a final and conclusive judgment in the federal or state courts of the United States under which a sum of money is payable, other than a sum payable in respect of taxes, fines, penalties or similar fiscal or revenue obligations and which was neither obtained in a manner nor is of a kind enforcement of which is contrary to natural justice or the public policy of the Cayman Islands, may be subject to enforcement proceedings as a debt in the courts of the Cayman Islands under the common law doctrine of obligation.

Guangxin Lawyers has further advised us that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between the PRC and the country where the judgment is made or based on reciprocity between jurisdictions, provided that the foreign judgments do not violate the basic principles of laws of China or its sovereignty, security or social and public interest. If there are neither treaties nor reciprocity arrangements between China and a foreign jurisdiction where a judgment is rendered, according to the PRC Civil Procedures Law, the recognition and enforcement of a foreign judgment in China may be resolved through diplomatic channels. China does not have any treaties or other arrangements that provide for reciprocal recognition and enforcement of foreign judgments with the United States or the Cayman Islands. As a result, it is generally difficult to recognize and enforce in China a judgment rendered by a court in either of these two jurisdictions.

We are not aware of any instance where U.S. or non-PRC resident shareholders have brought suits or had judgments enforced in China against a Cayman Islands company with operations in China.

OUR HISTORY AND CORPORATE STRUCTURE

Our History

Our founder and controlling shareholder, Mr. Weijia (David Ling) Pan, established Global Market Group (Asia) Limited, a company incorporated under the laws of Hong Kong, or Global Market Asia, in June 2000. In October 2001, Mr. Weijia (David Ling) Pan transferred 10% of the shares of Global Market Asia to his brother, Mr. Weinian Pan. Mr. Weijia (David Ling) Pan and Mr. Weinian Pan, or the Pan Brothers, entered into a concerted action agreement in June 2000 in which they agreed to act in concert at all shareholders’ meetings of the company going forward.

The Pan Brothers established Global Market Group (Guangzhou) Co., Ltd., a limited liability company incorporated under the laws of the PRC, or Global Market Guangzhou, in September 2002 to engage in the B2B e-commerce business. The Pan Brothers originally held their equity interests in Global Market Guangzhou through two companies incorporated under the laws of the PRC, Guangzhou Shen Long Computer Technology Co., Ltd., or Guangzhou Shen Long, and Guangzhou Hao Long Computer Technology Co., Ltd., or Guangzhou Hao Long. In January 2004, Guangzhou Shen Long and Guangzhou Hao Long collectively transferred 99% of the equity interests in Global Market Guangzhou to Global Market Asia, after which Global Market Guangzhou became a 99% owned subsidiary of Global Market Asia with the remaining 1% equity interest owned by Guangzhou Shen Long. Through subsequent capital contributions, Global Market Asia increased its equity interest in Global Market Guangzhou to 99.97%.

In anticipation of possible international business expansion and capital raising from investors outside of China, Mr. Weijia (David Ling) Pan established our company, Global Market Group Limited, in the Cayman Islands in May 2002. In September 2006, the Pan Brothers transferred all of their shares in Global Market Asia to our company in exchange for the same number of shares in our company, after which Global Market Asia became a wholly owned subsidiary of our company and the Pan Brothers became our shareholders.

From 2008 to 2010, Global Market Guangzhou established three wholly-owned subsidiaries in China to engage in the B2B e-commerce business. These subsidiaries are Shenzhen Long Mei Network Technology Co., Ltd., Shenzhen Global Market Information Technology Co., Ltd. and Suzhou Long Mei Information Technology Co., Ltd.

In 2006 and 2007, Global Market Guangzhou established two 99% owned subsidiaries in China to engage in the logistics agency business. These two subsidiaries are Guangzhou Long Qi International Logistics Co., Ltd, or Guangzhou Long Qi, and Guangzhou Long Xing International Logistics Co., Ltd., or Guangzhou Long Xing. Mr. Weinian Pan holds the remaining 1% equity interest in each of these two subsidiaries.

In January 2010, Global Market Guangzhou established Guangzhou Long Ying Information Technology Co., Ltd., a wholly-owned subsidiary incorporated under the laws of the PRC, or Guangzhou Long Ying, to engage in manufacturer-to-consumer, or M2C, business. In April 2010, our company established Global Market Direct Trading Limited, a wholly-owned subsidiary in the British Virgin Islands, or Global Market BVI, to engage in the M2C business.

Business Acquisitions

B2B E-commerce Business

In July 2008, Global Market Asia acquired from Marketplace Publications Limited, or MPL, a Hong Kong company that focused on providing B2B e-commerce services in the electronic items and electronic components verticals, all of its B2B e-commerce business, including its brand names, the B2S.com website and related domain names and the “Marketplace” and “B2S” trademarks. We also hired many of MPL’s former employees relating to the B2B e-commerce business after the acquisition.

In September 2008, Global Market Asia acquired from Tradeeasy Holdings Limited, or THL, a Hong Kong company listed on the Stock Exchange of Hong Kong that focused on providing B2B e-commerce services in the garment and apparel related verticals, all of its B2B e-commerce business, including the Tradeeasy.com website and related domain names, the “Tradeeasy” trademark and existing customer contracts relating to the B2B e-commerce business. THL also transferred to us most of its employees relating to its B2B e-commerce business.

Logistics Agency Business

In October 2006, Guangzhou Long Qi acquired from Shenzhen Euroland International Forwarding Co., Ltd., or Shenzhen Euroland, all of its logistics agency business, including its brand name and intellectual property rights. Shenzhen Euroland also transferred its employees to Guangzhou Long Qi upon completion of the acquisition.

In July 2007, Guangzhou Long Xing acquired from Shenzhen Zhongsheng Far East Industrial Development Co., Ltd., or Shenzhen Zhongsheng, all of its logistics agency business, including its brand name “FEI” and related trademark and other intellectual property rights. Shenzhen Zhongsheng also transferred its employees to Guangzhou Long Xing upon completion of the acquisition.

Private Placements and Share Repurchase

In October 2006, we issued 1,940,000 Series A preferred shares, par value US$0.001 per share, at an aggregate subscription price of US$5 million to Beprecise Investments Limited, or Beprecise Investments, a British Virgin Islands company, in a private placement. In March 2008, we issued 7,653,846 Series B preferred shares, par value US$0.001 per share, at an aggregate subscription price of US$25 million to seven investors in a private placement. In November 2008, we repurchased 309,468 Series A preferred shares and 1,221,301 Series B preferred shares from Beprecise and five holders of our Series B preferred shares at an aggregate repurchase price of US$5.5 million. See “Description of Share Capital—History of Securities Issuances, Share Splits and Repurchase.” All of our outstanding Series A preferred shares and Series B preferred shares will automatically convert into our ordinary shares on a one-to-one basis and will then be re-designated as Class B ordinary shares immediately prior to the completion of this offering.

Contractual Arrangements with Guangzhou Shen Long and its Shareholders

Current PRC laws and regulations limit foreign investment in businesses providing value-added telecommunications services (including the provision of Internet information services) in China. See “Regulation.” As a foreign-invested enterprise, none of our subsidiaries in China has a license to provide Internet information services in China. Accordingly, we operate the website for our GlobalMarket marketplace through Guangzhou Shen Long, a PRC limited liability company holding a license to provide Internet information services in China. We do not enjoy any direct equity ownership in Guangzhou Shen Long. Instead, we have entered into contractual arrangements with Guangzhou Shen Long and its shareholders, the Pan Brothers, which enable us to:

•	exercise effective control over Guangzhou Shen Long;

•

receive substantially all of the economic benefits and residual returns, and absorb substantially all the risks of the expected losses from Guangzhou Shen Long as if it were our wholly-owned subsidiary; and

•	have an exclusive option to purchase all of the equity interests in Guangzhou Shen Long.

These contractual arrangements enable us to effectively control Guangzhou Shen Long and accordingly we have consolidated its financial results in our financial results as if Guangzhou Shen Long were our wholly-owned subsidiary. Set forth below is a summary of those contractual arrangements. This summary is qualified in its entirety by reference to the relevant agreements, which have been filed as exhibits to the registration statement on Form F-1 that contains this prospectus.

Exclusive Management, Technology Consulting and License Agreement

Guangzhou Shen Long, its shareholders, namely the Pan Brothers, and Global Market Guangzhou have entered into an exclusive management, technology consulting and license agreement in September 2010, under which Guangzhou Shen Long engages Global Market Guangzhou as its exclusive provider of management and technical support services, and Global Market Guangzhou agrees to grant to Guangzhou Shen Long a non-exclusive and non-transferable license to use certain intellectual properties owned by it for Guangzhou Shen Long’s businesses in China. Guangzhou Shen Long shall pay to Global Market Guangzhou quarterly service fees as solely determined by Global Market Guangzhou based on the actual services provided. Global Market Guangzhou shall own any intellectual properties created or obtained by Guangzhou Shen Long under this exclusive management, technology consulting and license agreement. Any dividends or distributions received by the Pan Brothers from Guangzhou Shen Long shall be paid to Global Market Guangzhou, net of any personal income tax.

Purchase Option and Cooperation Agreement

Guangzhou Shen Long and its shareholders, namely the Pan Brothers, have entered into a purchase option and cooperation agreement with Global Market Guangzhou in September 2010, under which each shareholder of Guangzhou Shen Long irrevocably granted to Global Market Guangzhou or its designee an exclusive option to purchase his equity interest in Guangzhou Shen Long or all or a part of the assets owned by Guangzhou Shen Long at the purchase price equal to the amount of the registered capital of Guangzhou Shen Long or the lowest price permitted by PRC laws at the time of the exercise of the option, whichever is lower. Global Market Guangzhou may exercise such option at any time. In addition, Guangzhou Shen Long and its shareholders agree that without Global Market Guangzhou’s consent, Guangzhou Shen Long will not sell, transfer, mortgage or otherwise dispose of any of its assets, business or beneficial interests, engage in any transactions that could substantially affect its assets, liabilities, operations, equity interests or other legal rights, or declare any dividend, unless all the equity interests in or assets of Guangzhou Shen Long have been transferred to Global Market Guangzhou through exercising of the option under this agreement.

Equity Pledge Agreement

Guangzhou Shen Long and its shareholders, namely the Pan Brothers, have entered into an equity pledge agreement with Global Market Guangzhou in September 2010, under which each shareholder of Guangzhou Shen Long pledged all of his equity interest in Guangzhou Shen Long to Global Market Guangzhou as collateral for all of Guangzhou Shen Long’s payments due to Global Market Guangzhou under the above exclusive management, technology consulting and license agreement as well as the performance under the above purchase option and cooperation agreement. If any event of default as defined under this agreement occurs, Global Market Guangzhou, as the pledgee, will be entitled to dispose of the pledged equity interests in certain manners.

Powers of Attorney

Each shareholder of Guangzhou Shen Long has executed a power of attorney in September 2010 to irrevocably grant to Global Market Guangzhou or its designee the power of attorney to exercise all of his rights as a shareholder of Guangzhou Shen Long, including the right to appoint and elect board members and senior management members, as well as other voting rights.

Disposal of Logistics Agency and M2C Business

In order to focus on our core B2B e-commerce business, we sold our logistics agency and M2C businesses to Global Market International Limited, a new holding company established by Mr. Weijia (David Ling) Pan on behalf of our then existing shareholders. The following diagram illustrates our corporate structure immediately before the disposal.

(1)

These contractual arrangements include exclusive management, technology consulting and license agreements, a purchase option and cooperation agreement, an equity pledge agreement and powers of attorney.

(2)

These contractual shareholders are Mr. Weijia (David Ling) Pan, 90% shareholder in Guangzhou Shen Long, and Mr. Weinian Pan, the brother of Mr. Weijia (David Ling) Pan and 10% shareholder in Guangzhou Shen Long. Both Mr. Weijia (David Ling) Pan and Mr. Weinian Pan are PRC citizens.

Four of our subsidiaries, Global Market BVI, Guangzhou Long Ying, Guangzhou Long Xing and Guangzhou Long Qi, were involved in the logistics agency and M2C businesses prior to the disposal. The disposal of our logistics agency and M2C businesses involved the following major steps:

(1) We transferred all assets and liabilities relating to the logistics agency and M2C businesses to Global Market BVI, Guangzhou Long Ying and Guangzhou Long Xing in September 2010, including, among others, transfer of our receivables due from Guangzhou Long Ying and Guangzhou Long Xing in an aggregate amount of approximately US$11.6 million to Global Market BVI. We de-registered and dissolved Guangzhou Long Qi in September 2010 as it ceased business operation and transferred the logistics agency business it previously conducted to Guangzhou Long Xing.

(2) Through a series of equity transfers, the Pan Brothers became the shareholders of Guangzhou Long Ying and Guangzhou Long Xing, while Global Market BVI, through a wholly-owned subsidiary newly established in China, exercises effective control of Guangzhou Long Ying and Guangzhou Long Xing through a series of contractual arrangements that allow Global Market BVI to consolidate the financial results of Guangzhou Long Ying and Guangzhou Long Xing as if they were Global Market BVI’s wholly-owned subsidiaries.

(3) Our company transferred all of the shares of Global Market BVI to Global Market International Limited, a Cayman Islands company established by Mr. Weijia (David Ling) Pan on behalf of our then existing shareholders, at a transfer price of US$4.0 million, which was based on the fair market value of the logistics agency and M2C businesses as determined by an independent appraiser.

(4) We declared special cash dividends in the aggregate amount of US$6.0 million to all of our existing shareholders in August 2010 and paid these dividends fully in November 2010. Our existing shareholders used such dividends to subscribe for shares of Global Market International Limited and thereby became its shareholders.

Our Current Corporate Structure

The following diagram illustrates our corporate structure, the place of formation and the ownership interests of our subsidiaries and Guangzhou Shen Long after the disposal of logistics agency and M2C businesses and as of the date of this prospectus.

(1)

These contractual arrangements include exclusive management, technology consulting and license agreements, a purchase option and cooperation agreement, an equity pledge agreement and powers of attorney.

(2)

These contractual shareholders are Mr. Weijia (David Ling) Pan, 90% shareholder in Guangzhou Shen Long, and Mr. Weinian Pan, the brother of Mr. Weijia (David Ling) Pan and 10% shareholder in Guangzhou Shen Long. Both Mr. Weijia (David Ling) Pan and Mr. Weinian Pan are PRC citizens.

SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA

The following selected consolidated statements of operations data for the four years ended December 31, 2007, 2008, 2009 and 2010 and the selected consolidated balance sheets data as of December 31, 2008, 2009 and 2010 have been derived from our audited consolidated financial statements, which are included elsewhere in this prospectus. The following selected balance sheets data as of December 31, 2007 have been derived from our unaudited consolidated financial statements, which are not included in this prospectus. We omit our consolidated statements of operations data for the year ended December 31, 2006 and the consolidated balance sheets data as of December 31, 2006 because such information cannot be provided on a U.S. GAAP basis without unreasonable effort and expense.

You should read the selected consolidated financial data in conjunction with our audited consolidated financial statements and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus. Our consolidated financial statements are prepared and presented in accordance with U.S. GAAP. Our historical results are not necessarily indicative of our results expected for any future periods.

Selected Consolidated Statements of Operations Data

	For the Year Ended December 31,
	2007	2008	2009	2010
	(U.S. dollars in thousands, except share data and per share data)
Revenues	4,381	8,840	16,382	26,678
Cost of revenues	(515)	(1,131)	(1,805)	(3,031)

Gross profit	3,866	7,709	14,577	23,647
Operating expenses:
Selling and marketing expenses	(2,305)	(5,983)	(11,351)	(12,916)
General and administrative expenses	(822)	(1,977)	(3,335)	(3,531)

Operating income (loss)	739	(251)	(109)	7,200

Other income	—	—	—	57
Foreign exchange gain (loss)	108	52	(19)	20
Interest income	98	335	94	30

Income (loss) before income taxes	945	136	(34)	7,307
Income tax (expense) benefit	(4)	13	88	(353)

Income (loss) from continuing operations	941	149	54	6,954
Income (loss) from discontinued operations, net of income tax	1,249	(5,933)	(636)	(2,502)

Net income (loss)	2,190	(5,784)	(582)	4,452

Cumulative dividends of Series A contingently redeemable convertible preferred shares	(250)	(355)	(336)	(336)
Cumulative dividends of Series B contingently redeemable convertible preferred shares	—	(1,463)	(1,681)	(1,681)
Repurchase of Series A and B contingently redeemable convertible preferred shares	—	(640)	—	—
Modification of the Series A contingently redeemable convertible preferred shares	—	(1,307)	—	—

Net income (loss) attributable to shareholders	1,940	(9,549)	(2,599)	2,435
Net income (loss) attributable to Global Market Group Limited ordinary shareholders	1,934	(9,492)	(2,593)	2,435

Net income (loss) attributable to noncontrolling interests	6	(57)	(6)	—

	For the Year Ended December 31,
	2007	2008	2009	2010
	(U.S. dollars in thousands, except share data and per share data)
Pro forma income (loss) from continuing operations as if the offering had been completed on January 1, 2009 (unaudited)(1)			54	3,827

Earnings (loss) per share:
From continuing operations—basic and diluted	—	(0.01)	(0.01)	0.01
From discontinued operations—basic and diluted	—	(0.02)	—	(0.01)
Earnings (loss) per share—basic and diluted	0.01	(0.03)	(0.01)	—
Dividend declared per share	—	—	—	0.06
Weighted average number of ordinary shares in computing:
Earnings (loss) per share—basic and diluted	250,000,000	250,000,000	250,000,000	250,000,000
Pro forma earnings (loss) per share:
Basic and diluted on an as converted basis (unaudited)			—	—
Basic and diluted from continuing operations as if the offering had been completed on January 1, 2009 (unaudited)(2)			—	0.01
Weighted average number of ordinary shares outstanding used in computation of:
Basic and diluted on an as converted basis (unaudited)(3)			451,576,925	451,576,925

(1)

Includes pro forma share-based compensation expenses in the amount of nil and US$3,127 for the years ended December 31, 2009 and 2010, respectively, as if the offering had been completed on January 1, 2009.

(2)	Without taking into account the number of offering shares.
(3)	Includes the conversion of 40,763,300 Series A contingently redeemable convertible preferred shares and 160,813,625 Series B contingently redeemable convertible preferred shares into ordinary shares.

Selected Consolidated Balance Sheets Data

	As of December 31,				Pro Forma as of December 31, 2010(5) (unaudited)
	2007	2008(4)	2009(4)	2010
	(U.S. dollars in thousands)
Cash and cash equivalents	1,057	15,509	15,702	8,269
Total current assets	7,020	21,101	19,130	13,051
Total assets	11,003	27,559	28,537	22,676
Deferred revenue, current	1,774	5,917	7,487	12,962
Total current liabilities	5,385	8,877	10,445	16,325
Total liabilities	5,591	9,056	10,615	16,491
Total shareholders’ (deficiency) equity	114	(9,373)	(11,971)	(21,261)	6,185

(4)	Includes assets and liabilities of the discontinued businesses as follows:

	As of December 31,
	2008	2009
	(U.S. dollars in thousands)
Cash and cash equivalents	953	1,234
Total current assets	2,730	2,037
Total assets	3,149	2,643
Deferred revenue, current	76	1
Total current liabilities	6,624	6,759
Total liabilities	6,624	6,759
(5)

Pro forma total shareholders’ equity as of December 31, 2010 takes into account the automatic conversion of all our outstanding contingently redeemable convertible preferred shares into 201,576,925 ordinary shares immediately prior to the completion of this offering.

Selected Operating Data

The following table presents the number of customers on our GlobalMarket marketplace as of December 31, 2007, 2008, 2009 and 2010:

	As of December 31,
	2007	2008	2009	2010
GlobalMarket Marketplace
GMC manufacturers(1)	206	379	805	1,428
Non-GMC manufacturers(2)	201	115	55	208
Total customers	407	494	860	1,636

(1)	Manufacturers that are certified pursuant to our GMC standard.
(2)	Manufacturers that are not certified pursuant to our GMC standard.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations in conjunction with the section entitled “Selected Consolidated Financial Data” and our audited consolidated financial statements and the related notes included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results and the timing of selected events could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” and elsewhere in this prospectus.

Overview

We are a leading business-to-business, or B2B, e-commerce service provider dedicated to connecting high-quality manufacturers in China to international buyers. We provide our services principally through our online GlobalMarket marketplace (www.globalmarket.com). According to the iResearch Report, we are the only e-commerce service provider in China’s B2B e-commerce industry that focuses on providing export marketing services to high-quality manufacturers in China.

Our online GlobalMarket marketplace provides a trusted and efficient platform to facilitate e-commerce between our manufacturer customers in China and international buyers. Our customers can use our GlobalMarket marketplace to host their company profiles and product information in standardized formats and post product listings and trade leads. International buyers can view listings and trade leads arranged by vertical by browsing our marketplace or through keyword searching. In addition, our GlobalMarket marketplace enables our customers to negotiate with international buyers through online conference facilities and other methods. Through active listings, information exchanges, online negotiations and other online features provided by us, our manufacturer customers and international buyers have formed an interactive online community on our marketplace. We also distribute sourcing guides in trade fairs and provide training to our customers.

As our focus is on high-quality manufacturers in China that play a major role in China’s export industry, we have established a proprietary process to certify our customers and award them with a certificate, which we refer to as the Global Manufacturer Certificate, or GMC. We developed a standard set of criteria for our GMC certification process based on surveys of thousands of international buyers since 2004. We retain one of the world’s leading certification organizations, the TÜV Rheinland Group, or TÜV, to audit each manufacturer who has applied for our GMC certification. We believe GMC is increasingly recognized as a symbol of quality both in China and among international buyers that source products from China.

We generate revenue primarily from annual or bi-annual subscription fees charged to our manufacturer customers in the GlobalMarket marketplace, the majority of which are GMC certified pursuant to our GMC standard. The amount of subscription fees varies, depending on the different service packages our paying customers subscribe for.

In addition to our core B2B e-commerce business, we conducted logistics agency and M2C businesses before September 2010. In September 2010, in order to focus on our core B2B e-commerce business, we sold the entities engaged in logistics agency and M2C businesses to Global Market International Limited, a Cayman Islands company established by Mr. Weijia (David Ling) Pan on behalf of our then existing shareholders, at a sale price of US$4.0 million. Since the logistics agency and M2C businesses have operations and cash flows that were clearly distinguished from the rest of our operations, the disposed businesses have been accounted for as discontinued operations.

We have grown significantly in recent years. Our revenue has increased rapidly from US$4.4 million in 2007 to US$8.8 million in 2008, US$16.4 million in 2009 and US$26.7 million in 2010. Our income from continuing operations was US$0.9 million, US$0.1 million, US$54.0 thousand and US$7.0 million in 2007, 2008, 2009 and 2010, respectively. The number of our GMC manufacturers grew from 206 as of December 31, 2007 to 379 as of December 31, 2008, 805 as of December 31, 2009, and 1,428 as of December 31, 2010.

Factors Affecting Our Results of Operations

General Factors Affecting Our Results of Operations

Our results of operations are subject to general economic conditions and macro-level factors affecting the B2B e-commerce business in general, which include, among others:

•

The Growth of the Global Economy and China’s Export Market.    As we derive substantially all of our revenues from providing B2B e-commerce services to export-oriented manufacturers in China and Hong Kong exporters of products made in China, our financial performance, to a large extent, depends upon the growth of the global economy and China’s export market. While the export market in China has experienced significant growth in recent years, the recent global financial crisis and economic slowdown have negatively affected it. Despite signs of recovery, there remain uncertainties regarding general economic conditions around the world and demand for products manufactured in China. Although factors affecting the growth of the global economy and China’s export market are generally beyond our control, we expect our established GMC standard as well as our expanding community of high-quality manufacturers and international buyers will position us well for capturing growth opportunities.

•

Use of Internet for Conducting International Trade.    The continued growth in our revenue and profit is substantially dependent upon the widespread acceptance and use of the Internet as a medium for conducting international trade. As the business of bringing suppliers and buyers together over the Internet to facilitate international trade is relatively new and rapidly evolving, growth in our user base and therefore our results of operations are dependent on our ability to attract suppliers and buyers, who have historically used traditional channels of commerce, to accept and use Internet to conduct international trade.

•

Government Policies.    Our results of operations may be affected by government policies and regulations, such as the PRC government’s policies on stimulating exports of high-quality products manufactured in China, preferential tax treatment as well as any policies or regulations that affect B2B e-commerce business in general.

Specific Factors Affecting Our Results of Operations

While our business is affected by factors relating to the general economic conditions and the B2B e-commerce sector in general, we believe that our results of operations are also affected by company-specific factors, which include, among others:

•

Expansion into New Verticals.    We expect our revenues to grow as we seek to expand into new industry verticals. We presently operate primarily in nine industry verticals and plan to explore market opportunities in other industry verticals, such as sports and outdoor products, toys and games, timepieces, bags and leather goods. We have pooled potential buyers in certain new verticals and established a standard workflow that can be replicated from existing verticals to new ones. Our ability to successfully expand into new verticals in an efficient manner will have a significant effect on our results of operations.

•

Enhanced Geographic Coverage.    We currently provide services to GMC manufacturers primarily located in the coastal provinces or cities of Guangdong, Zhejiang, Jiangsu, Shanghai, Hong Kong, Fujian and Shandong. We plan to replicate our sales and training model in other geographic areas and open up more offices, especially in northern China, to enlist more GMC manufacturers starting in 2011. Our ability to expand our business into new geographic regions and thus increase our customer base will significantly affect our results of operations.

•

Expansion of Our User Base.    Our ability to maintain and expand our user base is a key factor impacting our revenue growth. Our GlobalMarket marketplace is attractive to manufacturers only if sufficient buyers use our marketplace to source products manufactured in China, while our marketplace is attractive to buyers only if sufficient high-quality products information is available through our website. Our total number of manufacturer customers in the GlobalMarket marketplace increased rapidly from 494 as of December 31, 2008 to 860 as of December 31, 2009 and 1,636 as of December 31, 2010 while our registered buyers in the GlobalMarket marketplace increased from approximately 584 thousand as of December 31, 2008 to approximately 661 thousand as of December 31, 2009 and to approximately 761 thousand as of December 31, 2010. We expect the size of our user base to grow and contribute to an increase in our revenues.

•

Enhanced Brand Recognition.    Our GMC brand has gained increasing market recognition over the years and is becoming an established brand to our community of high-quality manufacturers in China. The enhanced recognition of our brand will enable us to attract customers that are capable of and willing to pay higher fees to subscribe for our services, lower our acquisition costs in business expansion and achieve economies of scale. Our ability to maintain and enhance our GMC brand will significantly affect our results of operations.

•

Increased Subscriptions for Our Services.    Growth in revenue from both new and existing customers is impacted by our ability to develop new services and increase the subscription for our existing and new services by each customer. Subscriptions for additional types of services as part of our service packages have been driven by our customers’ increased awareness and acceptance of such services resulting from our sales and marketing efforts.

•

Our Ability to Compete Effectively.    Competition from both domestic and international e-commerce service providers may affect our ability to gain new customers, maintain and expand business from existing customers and, as a result, can have an adverse effect on our results of operations. We believe that the principal competitive factors in the market include size of customer base, quantity and quality of listings, customer loyalty, brand recognition, industry knowledge, technology, customer service, pricing and ability to recruit and retain talent.

•

Seasonality and Special Events.    Our business is subject to fluctuations in revenues due to seasonality. As a general matter, revenues generated in the first quarter each year, in which both the New Year and Lunar Chinese New Year holidays fall, account for a relatively lower percentage of our annual revenues compared to other quarters. As most of our customers finalize budget plans for their marketing expenses in the second half of the year, we are normally able to secure more contracts and generate more revenues during that period. Certain special events, such as the China Import and Export Fair held in Guangzhou, may also increase the demand for our services as many manufacturers in China tend to take advantage of such events to promote their products to international buyers.

Revenues

We derive our revenues primarily by selling service packages to manufacturers participating in our GlobalMarket marketplace. The current charge for our typical service packages starts from RMB60,000 per annum, which consists of GMC certification as well as certain basic product listing and business matching services. The charge for our service package increases as our customers subscribe for more services in the package. Starting from September 2009, we allowed our customers to subscribe for GMC certification as a standalone service without subscribing for our other services. The aggregate fees we charge to a customer in GlobalMarket marketplace generally range between RMB60,000 and RMB150,000 per year. For customers that subscribe for our GMC certification service only, we charge them a one-time certification fee of RMB38,000. We believe the quality of our services and the value of our GMC brand enable us to attract customers that are capable of and willing to pay higher fees to subscribe for our services. We also generate a small portion of our revenues from services provided to Hong Kong exporters through Tradeeasy and B2S marketplaces. See “Business—Our Marketplaces and Services—Other Marketplaces.”

We typically enter into one- or two-year service contracts with our customers. Since January 2010, we typically collect the full amount of our first year service fees at the time we enter into service contracts with new customers. For customers who had subscribed to our services prior to January 2010, we typically allowed them to pay our service fees in installments with at least 50% of the first year service fees paid at the time they entered into service contracts with us and the remaining portion paid in one or two installments over the service period. We may allow these customers to adhere to these installment payment terms if and when they renew their service contracts with us. For customers that subscribe for our GMC certification service only, we typically collect full amount of our service fee before we commence the certification work.

In any given period, a number of factors may impact our revenues. For a detailed discussion of the factors that may cause our revenues to fluctuate, see “Risk Factors—Risks Relating to Our Business and Industry—We may not be able to maintain our historical growth rates or gross profit margins, and our operating results may fluctuate significantly. If our results fall below market expectations, the trading price of our ADSs may decline significantly.”

We expect our revenues to continue to grow as we further promote our business and expand into new verticals and geographic areas.

Cost of Revenue and Gross Profit

Our cost of revenue consists primarily of business tax and related surcharges, buyer service costs, GMC certification costs, printing costs of sourcing guides sold to customers, ICP service costs, website production costs, and other costs directly related to our B2B e-commerce business. We are required to pay business tax and related surcharges in China at the rate of approximately 5% of our revenues generated in China. Buyer service costs primarily include salaries and benefits paid to our buyer service consultants and other costs in connection with the provision of our buyer services. GMC certification cost mainly includes service fees paid to certification organizations, and other related cost in connection with the GMC certification process. Printing costs are incurred mainly in printing sourcing guides produced by Tradeeasy and B2S. ICP service cost primarily consists of direct labor costs and allocated overhead attributable to holding and maintaining our ICP license. Website production costs represent labor and overhead incurred to design the logo and storefronts for our customers. Our cost of revenues varies largely as a function of the size of our revenues. Accordingly, we expect cost of revenues as a percentage of our revenue to remain relatively stable in the near future.

Operating Expenses

Selling and Marketing Expenses

Our selling and marketing expenses primarily consist of salaries and other benefits paid to our sales personnel, including incentive commissions based on contract value secured by the relevant sales personnel, travel expenses, exhibition expenses relating to our attendance at a variety of trade fairs, and other incidental expenses relating to our sales and marketing efforts, including advertising expenses, printing expenses in relation to our product catalogues, sourcing guides and other marketing materials, rental expenses of our sales offices, as well as depreciation expenses and telecommunication expenses.

Our selling and marketing expenses increased principally as a result of increased sales and marketing activities, especially increased number of sales personnel and accordingly, increased salaries and benefits costs, as well as selling expenses. We expect our selling and marketing expenses to increase as we continue to expand the size of our sales force, increase our advertising and promotional activities, further expand into new geographic areas and new industry verticals, and recognize share-based compensation costs in connection with the share options granted to our sales personnel which will start to vest after the completion of this offering. We believe that, as we expand our sales force and increase our sales and marketing activities, our results of operations will be positively impacted through the expansion of our customer base and penetration of existing customer accounts.

We expect selling and marketing expenses as a percentage of our revenues to decrease as our newly recruited sales personnel gradually become more experienced and productive in generating revenues while some of our selling and marketing expenses will not increase proportionately to our revenue growth due to economies of scale.

General and Administrative Expenses

General and administrative expenses primarily consist of compensation for our administrative and management personnel, rental expense, office expenses including depreciation expenses relating to our administrative offices and office equipment, amortization expenses of intangible assets either purchased from external parties or developed internally, costs of third-party professional services fees, research and development expenses, recruitment and training expenses, and other expenses incurred in connection with general corporate purposes.

We expect our general and administrative expenses to increase as we incur share-based compensation costs in connection with the share options granted to our management and other staff which will start to vest after the completion of this offering, expand our business, and incur costs associated with becoming a public company following this offering, including costs relating to improving our internal control over financial reporting.

Income Taxes

Cayman Islands

Our company, as an exempted company incorporated in the Cayman Islands, is not subject to any income or capital gains tax under the current laws of the Cayman Islands.

Hong Kong

Global Market Asia, our wholly owned subsidiary incorporated in Hong Kong, is currently subject to a profit tax at the rate of 16.5% on assessable profit determined under relevant Hong Kong tax regulations. To date, Global Market Asia has not been required to pay profit tax as it had no assessable profit. Certain specified types of income such as dividends derived from subsidiaries and qualified interest income are not subject to income taxes in accordance with the relevant Hong Kong tax rules and regulations.

PRC

Our subsidiaries operating in China and Guangzhou Shen Long are generally subject to PRC enterprise income tax.

Prior to January 1, 2008, our PRC operating entities were governed by the Income Tax Law of the PRC for Enterprises with Foreign Investment and Foreign Enterprises and the Provisional Regulations of the PRC on Enterprises Income Tax, or the old EIT Law. Pursuant to the old EIT Law, PRC enterprises were generally subject to the enterprise income tax at a statutory rate of 33%. Various preferential tax treatments promulgated by national tax authorities were available to enterprises with foreign investment or enterprises located in certain areas of China. On March 16, 2007, the PRC National People’s Congress passed the PRC Enterprise Income Tax Law, or the 2008 EIT Law, which together with its implementing rules, applies a uniform 25% enterprise income tax rate to both enterprises with foreign investment and domestic enterprises unless they qualify for certain tax exemptions or reductions.

Global Market Guangzhou, Shenzhen Long Mei Network Technology Co., Ltd., or Shenzhen Long Mei, and Suzhou Long Mei Information Technology Co., Ltd., or Suzhou Long Mei are qualified as “software enterprises” under PRC tax laws and were granted exemption of enterprise income tax for their first two years of operations and a reduction in half for the succeeding three years starting from the profit-making year. As a result, Global Market Guangzhou was exempted from enterprise income tax in 2006 and 2007 and subject to enterprise income tax at the preferential rate of 12.5% from 2008 to 2010. Shenzhen Long Mei was exempted from enterprise income tax in 2008 and 2009 and will be subject to enterprise income tax at the rate of 12.5% from 2010 to 2012. Suzhou Long Mei was exempted from enterprise income tax in 2010 and will be exempted from enterprise income tax in 2011. It will be subject to enterprise income tax at the rate of 12.5% from 2012 to 2014. We expect the applicable PRC enterprise income tax rate for each of Global Market Guangzhou, Shenzhen Long Mei and Suzhou Long Mei to increase to the statutory rate of 25% in 2011, 2013 and 2015, respectively, or otherwise required by the then effective PRC tax laws upon the expiration date of the five-year tax holiday by the end of 2010, 2012 and 2014, respectively.

Under applicable PRC tax laws, enterprises with foreign investment and domestic companies may carry forward losses incurred for up to five years.

Critical Accounting Policies

We prepare our financial statements in conformity with U.S. GAAP, which requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities on the date of the financial statements and the reported amounts of revenues and expenses during the financial reporting period. We continually evaluate these estimates and assumptions based on the most recently available information, our own historical experience and on various other assumptions that we believe to be reasonable under the circumstances. Since the use of estimates is an integral component of the financial reporting process, actual results could differ from those estimates. Some of our accounting policies require higher degrees of judgment than others in their application. We consider the policies discussed below to be critical to an understanding of our financial statements as their application places the most significant demands on our management’s judgment.

Revenue Recognition

B2B service arrangements

We typically enter into one- or two-year service contracts with our customers. Since January 2010, we typically collect the full amount of our first year service fees at the time we enter into service contracts with new customers. For customers that had subscribed to our services prior to January 2010, we typically allowed them to pay our service fees in installments with at least 50% of the first year service fees paid at the time they entered into service contracts with us and the remaining portion paid in one or two installments over the service period. We may allow these customers to adhere to these installment payment terms if and when they renew their service contracts with us. Our service fees, once paid by our customers, are typically non-refundable. We record the service fees received in advance of meeting the criteria for revenue recognition as deferred revenues.

Our B2B service arrangements contain multiple service deliverables. In assessing our multiple service deliverables in accordance with Accounting Standards Update, or ASU, No. 2009-13, or ASU 2009-13, “Multiple-Deliverable Revenue Arrangements,” we determined our product listing services, catalog services and exhibition services represent separate units of accounting and our GMC certification service represents a separate unit of accounting since September 2009. Our business matching services and storefront services do not qualify for separate unit of accounting because these services do not have standalone value. Accordingly, when business matching services and storefront services are provided in the arrangement, these services are combined with the last deliverable in the arrangement for purposes of determining their revenue recognition treatment. In order for a delivered service to be accounted for as a separate unit of accounting, it must have standalone value and if our customer has a general right of return should any of the undelivered services not be made then we must demonstrate that it is within our control to deliver the remaining services and that such delivery is probable. Our B2B service arrangements do not provide our customers with a general right of return. The evaluation of whether a delivered service has standalone value involves significant judgment such as whether (i) such services have been sold by us on a separate basis, (ii) similar services are sold separately by another vendor, (iii) the customer can resell the delivered service immediately, or (iv) the customer is able to obtain the value intended from the delivered service without the receipt of the remaining services. Changes in facts and circumstances could impact our determination of whether any of our services should be accounted for as a separate unit of accounting which in turn affects how revenue is recognized. For instance, our GMC certification service was previously determined not to have standalone value but in September 2009, we began to sell GMC certification service separately to a significant number of our customers. Accordingly, we determined that our GMC certification service should be accounted for as a separate unit of accounting commencing in September 2009. As a result, in the periods in which GMC certification service was not accounted for as a separate unit, GMC certification service was combined with the last delivered service and revenue for this combined unit was recognized over the service period of the last delivered service. Starting in September 2009, since GMC certification service was accounted for as a separate unit, revenue was recognized for GMC certification service upon the completion of the certification process.

The total B2B service arrangement consideration is allocated to each unit of accounting based on its relative selling price which is determined based on our best estimate of the selling price for each service. The determination of selling price involves significant judgment which requires us to initially assess whether there is (i) vendor-specific evidence of selling price or (ii) third-party evidence of selling price for similar services. When neither exists, we estimate the selling price for each service based on our overall pricing model and objectives as well as market and competitive conditions that may impact the price at which we would transact if the deliverable were sold regularly on a standalone basis. These estimates are reassessed on a periodic basis.

Revenue for each unit of accounting is recognized pursuant to ASC 605-10 “Revenue Recognition: Overall” when the following four criteria are met: (i) persuasive evidence of an arrangement exists, (ii) the service has been rendered, (iii) the fees are fixed or determinable, and (iv) collectability is reasonably assured. Our assessment of these criteria requires judgment. In particular, we assess the creditworthiness of our customers based on its financial and operational data that is available. If our assessment is incorrect, we could suffer a loss.

Impairment of Long-Lived Assets and Intangible Assets

We review our long-lived assets and intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. We assess the recoverability of those assets by comparing the carrying amount to the estimated future undiscounted cash flow associated with them. If the future net undiscounted cash flows are less than the carrying amount of the assets, the assets are considered impaired and an expense is recognized equal to the amount required to reduce the carrying amount of the assets to their then fair value. The determination of undiscounted cash flow and fair value involve estimates and assumptions such as the timing and magnitude of net cash flows and discount rate which require judgment. These estimates and assumptions are influenced by our expectations of net cash flows to be derived from the use and eventual disposal of our long-lived assets and intangible assets. Our expectations are influenced by our historical experience with these long-lived assets and intangible assets as well as our future plans in using these assets.

Impairment of goodwill

We review our goodwill for impairment annually or more frequently if indicators of impairment are present. Assessing whether indicators of impairment are present requires judgment. Indicators include but are not limited to decline in operating performance or adverse market conditions. Step one in the goodwill impairment assessment process involves the comparison of the fair value of the reporting unit to which goodwill is assigned to the carrying value of the reporting unit. The determination of the reporting unit’s fair value involves the use of a valuation methodology that involves assumptions and estimates as to the expected net cash flows to be derived from the operations of the reporting unit. We factor in our historical experience as well as our projected results in operating the reporting unit in determining the expected cash flows that can be derived. Changes in one or more of our assumptions and estimates could result in significant differences in our expected net cash flows. For instance, if our estimate and assumptions concerning revenue growth are changed, the reporting unit’s fair value can be significantly impacted. If the fair value of our reporting unit is less than its carrying value (including goodwill), we proceed to step two of the impairment assessment by allocating the fair value of the reporting unit to its assets and liabilities to derive implied goodwill fair value. We compare the implied goodwill fair value to its carrying amount. If the implied fair value of goodwill is less than the carrying amount of the goodwill, the goodwill is considered impaired and an expense is recognized equal to the amount required to reduce the carrying amount of the goodwill to its implied fair value.

For the year ended December 31, 2008, we recognized an impairment loss of US$4.4 million on our goodwill derived from our past acquisition of logistic agency businesses. As of December 31, 2008 and 2009, we assessed impairment on our goodwill derived from our past acquisition of B2B e-commerce businesses. As the fair value of the reporting unit which is identified at the B2B e-commerce segment level substantially exceeded the carrying value of the B2B e-commerce segment as of December 31, 2008, 2009 and 2010, we recognized no impairment loss of goodwill derived from our past acquisition of B2B e-commerce businesses in 2009 or 2010.

We determined the fair value of the B2B e-commerce segment by using the income approach based on the discounted expected future cash flows associated with the B2B e-commerce segment. The discounted cash flows for the B2B e-commerce segment were based on projections of cash flows from future revenue and costs. The cash flow projections were based on our past experience, actual operating results and management’s best estimates about future developments. In addition to calculating the cash flows throughout the projection period, the terminal value was calculated by applying the Gordon Growth Model with a long term growth rate of 3%, considering long-term revenue growth rates for entities in the relevant industries in the PRC. The discount rate of 19.94% in 2009 and 25.22% in 2010 was used in the valuations which reflect the market assessment of the risks specific to B2B e-commerce industry and is based on the weighted average cost of capital for that particular reporting unit.

However, these fair values are inherently uncertain and highly subjective. The assumptions used in deriving the fair values are consistent with our business plan and our past operating experiences. These assumptions include: no material changes in the existing political, legal and economic conditions in China; no major changes in the tax rates applicable to our subsidiaries and consolidated affiliated entities in China; our ability to retain competent management, key personnel and staff to support our ongoing operations; and no material deviation in market conditions from economic forecasts. These assumptions are inherently uncertain.

Income Taxes

Deferred tax liabilities and assets are recognized for the expected future tax consequences of events that have been reflected in our consolidated financial statements. Deferred tax liabilities and assets are determined based on the differences between the book values and the tax basis of particular assets and liabilities, using tax rates in effect for the years in which the differences are expected to be reversed. A valuation allowance is recorded to reduce our deferred tax assets to an amount we determine is more likely than not to be realized, based on our analyses of past operating results, future reversals of existing taxable temporary differences and projected taxable income. Our analyses of future taxable income are subject to a wide range of variables, many of which involve estimates. Uncertainty regarding future events and changes in tax regulation could materially alter our valuation of deferred tax liabilities and assets. If we determine that we would not be able to realize all or part of our deferred tax assets in the future, we would increase our valuation allowance and make a corresponding change to our earnings for the period in which we make such determination. If we later determine that we are more likely than not to realize our deferred tax assets, we would reverse the applicable portion of the previously provided valuation allowance.

In certain situations, the PRC tax authorities may challenge positions adopted in our income tax filings. In accounting for uncertain tax positions in the financial statements presented, we have made estimates based on assumptions with respect to the expectations of the outcome of the tax position we have taken. If those expectations were to change, our financial position and results of operations could be materially affected.

Software Development Costs

We recognize software development costs for the development of software, in accordance with ASC 985-20, “Accounting for Costs of Computer Software to be Sold, Leased, or Otherwise Marketed.” As such, we expense our software development costs incurred prior to achieving technological feasibility. Once the software becomes technologically feasible, all subsequent development costs for that product are capitalized until that product is available for general release. Determination of technological feasibility requires significant judgment which requires us to evaluate whether the product will operate as designed. After the software is released, the capitalized product development costs are amortized to expense based on the expected life of the software. The expected life determination is based on our estimate of the likely period over which we will derive benefit from the use of the product.

Share-based Compensation Costs

We account for share options granted to employees and directors under ASC 718, “Compensation—Stock Compensation: Overall.” All grants of share options to our employees and directors are classified as equity awards and will be recognized in our financial statements based on their grant-date fair values, which are calculated using the Binomial Option Pricing Model. The determination of fair value of share options involves estimates and assumptions which include the estimated fair value of our ordinary share, the expected share volatility and the expected exercise behavior of the grantee.

We adopted our 2010 equity incentive plan in July 2009 pursuant to which we may grant options to purchase 25,000,000 of our ordinary shares. We granted 8,661,480, 8,059,448, 4,189,709 and 300,000 share options to our employees and directors in February, September, October and November 2010, respectively, of which 1,845,511 share options were subsequently forfeited as result of employee departures. In addition, Mr. Weijia (David Ling) Pan, our founder and controlling shareholder, granted options to purchase up to 9,962,159 and 550,000 of his ordinary shares to certain of our employees and directors in April and September 2010, respectively. Included in the share options granted by us in February and September 2010 are 1,392,290 and 1,601,463 share options granted to our former employees for logistics agency and M2C businesses before we sold these businesses in September 2010. Included in the share options granted by Mr. Weijia (David Ling) Pan in April 2010 are 1,102,500 share options granted to our former employees for logistics agency and M2C businesses before we sold these businesses in September 2010.

Both we and Mr. Weijia (David Ling) Pan conditioned vesting of share options to our employees and directors upon both the completion of this offering and satisfaction of specified service vesting conditions. Thus, we estimated the fair value of these share-based payment awards on the respective grant dates and recognize compensation cost over each employee or director’s respective requisite service period which closely approximates the vesting period of the awards.

In connection with the disposal of our logistics agency and M2C businesses, employees of our former subsidiaries engaged in the logistics agency and M2C businesses are allowed to retain share options granted to them by us or Mr. Weijia (David Ling) Pan prior to the disposal. None of these share options were vested at the time of the disposal, and based on our accounting treatment for the disposal, we will not recognize any compensation cost relating to these share options subsequent to the disposal because the services of the relevant employees will be provided solely to the entities engaged in the logistics agency and M2C businesses, which are no longer our subsidiaries.

We recognize share-based compensation cost ratably for each vesting tranche from the service inception date to the end of the requisite service period. However, as the share options granted by us and Mr. Weijia (David Ling) Pan are subject to a performance vesting condition of our company’s initial public offering, no compensation cost will be recognized until after the completion of this offering. A cumulative catch-up adjustment to effect the portion of the requisite service period from the date that option was granted to the date on which this offering is completed will be posted to our financial statements on the date that this offering is completed, which may have a material adverse effect on our results of operations. See “Risk Factors—We have not recognized any significant share-based compensation expense in the past but will recognize a substantial amount of share-based compensation expense commencing from the completion of this offering, which will have a significant impact on our results of operations, and if additional share options or other equity incentives are granted to our employees, directors or consultants in the future, our results of operations will be further adversely affected.”

To the extent the required vesting conditions are not met, resulting in the forfeiture of the share options, previously recognized share-based compensation costs relating to those awards are reversed. ASC 718 requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from initial estimates. Share-based compensation cost is recorded net of estimated forfeitures such that cost is recorded only for those share options that are expected to vest.

When estimating the fair value of the share options granted at different grant dates, our management used the Binomial Option Pricing Model and made the following assumptions:

Grant Date	Fair Value of Ordinary Shares		Expected Volatility Range	Risk-Free Interest Rate
February 23, 2010	US$	0.15	64.81%	3.68%
April 29 2010	US$	0.17	64.55%	3.81%
September 8, 2010	US$	0.41	73.57%	2.70%
October 14, 2010	US$	0.42	70.77%	2.55%
November 19, 2010	US$	0.45	70.05%	2.94%

The fair value of our ordinary shares at each grant date is the most sensitive assumption. See “—Fair Value of Our Ordinary Shares” for detailed discussion about estimation of fair value of our ordinary shares underlying the share options at different grant dates.

The volatility assumption was estimated based on the price volatility of the shares of comparable companies in the Internet or e-commerce business because we were not a public company at the grant dates and consequently did not have data to calculate expected volatility of the price of the underlying ordinary shares over the contractual term of the share options. The risk-free interest rate was based on the market yield of U.S. Treasury bonds and notes with maturity terms equal to the contractual term of the option awards. Forfeitures were estimated based on historical experience. Expected dividend yield was assumed to be 0% as of each grant date because we expected to expand our business during these periods and had no plan as of each grant date to pay any dividend after the completion of this offering. The suboptimal exercise factors of 2 for mid- to senior-level management members and 1.5 for other employees are based on questionnaire results and statistical research data on the early exercise behavior of management members and other employees with share options.

The fair value of all options granted by us and Mr. Weijia (David Ling) Pan on February 23, 2010, April 29, 2010, September 8, 2010, October 14, 2010 and November 19, 2010 determined using the Binomial Option Pricing Model was approximately US$0.7 million, US$1.5 million, US$2.3 million, US$1.1 million and US$87.6 thousand, respectively; and the fair value of options granted by us and Mr. Weijia (David Ling) Pan to employees and directors for our B2B e-commerce business on February 23, 2010, April 29, 2010, September 8, 2010, October 14, 2010 and November 19, 2010 was approximately US$0.6 million, US$1.3 million, US$1.8 million, US$1.1 million and US$87.6 thousand, respectively.

You may find additional information on our stock incentive plans as well as our options granted as of the date of this prospectus in the section entitled “Management—Share Option Plan.”

Fair Value of Our Ordinary Shares

As we have been a private company with no quoted market prices for our ordinary shares, we had to make estimates of the fair value of our ordinary shares at each date of the grant of share options to our employees and directors, which was one of the inputs to the Binomial Option Pricing Model used in determining the fair value of the share options. The following table sets forth the fair value of our ordinary shares estimated at different grant date (which is the valuation date).

Grant Date	Class of Shares	Fair Value	Type of Valuation
February 23, 2010	Ordinary Shares	US$0.15	Retrospective
April 29, 2010	Ordinary Shares	US$0.17	Retrospective
September 8, 2010	Ordinary Shares	US$0.41	Retrospective
October 14, 2010	Ordinary Shares	US$0.42	Retrospective
November 19, 2010	Ordinary Shares	US$0.45	Retrospective

We engaged an independent third-party valuation firm, Jones Lang LaSalle Sallmanns Limited, or Sallmanns, to perform an appraisal of the fair value for the ordinary shares underlying the share options. The appraisal was performed using the retrospective method to determine the fair value of our ordinary shares as of each grant date of the share option. Such appraisal provided us with guidelines in determining the fair value of the ordinary shares, but the determination was made by our management. We reviewed the valuation methodologies used by Sallmanns, who took into consideration the guidance prescribed by the AICPA Audit and Accounting Practice Aid “Valuation of Privately-Held-Company Equity Securities Issued as Compensation,” or the Practice Aid, and believe the methodologies used are appropriate and the valuation results are representative of the fair value of our ordinary shares.

The fair value of our ordinary shares was developed through the application of the income valuation technique known as the discounted cash flow method, or the DCF method. While the fair value of our ordinary shares was determined based solely on result from the DCF method, the market multiple approach was also performed for the purpose of cross-checking the result of the DCF method. The option-pricing method was used to allocate the aggregate equity value to preferred and ordinary shares. The determination of the fair value of our ordinary shares requires complex and subjective judgments to be made regarding our projected financial and operating results, our unique business risks, our operating history and prospects as of the valuation date, the liquidity of our shares such as the anticipated timing of a sale of our company or an initial public offering, which is based on the plans made by our board and management.

In addition to our estimated cash flows, which were based on our business prospects and financial forecasts as of different grant dates, the following major assumptions were used in calculating the fair value of our ordinary shares:

Weighted average cost of capital, or WACC: The WACCs were determined by using the capital asset pricing model, or CAPM, a method that market participants commonly use to price securities. Under CAPM, the discount rate was estimated based on a consideration of the factors including risk-free rate, country risk premium, equity risk premium, company size, the company’s state of development and company-specific factors as of the valuation date. The risks associated with achieving our forecasts were appropriately assessed in our determination of the appropriate discount rates. If different discount rates had been used, the valuations could have been significantly different.

Comparable companies: In deriving the WACCs, which are used as the discount rates under the income approach, certain publicly traded companies in the e-commerce industry were selected for reference as our guideline companies.

To reflect the operating environment in China and the general sentiment in the U.S. capital markets towards the e-commerce industry, the guideline companies were selected with consideration of the following factors: (i) the comparable companies should operate the e-commerce business; and (ii) the comparable companies should either have their principal operations in Asia Pacific, as we mainly operate in China, or be publicly listed in the United States, as we plan to become a public company in the United States.

Discount for lack of marketability, or DLOM: Sallmanns quantified DLOM using the Black-Scholes option pricing model. Under this option-pricing method, the cost of the put option, which can hedge the price change before the privately held shares can be sold, was considered as a basis to determine the DLOM. This option pricing method is one of the methods commonly used in estimating DLOM as it can take into consideration factors such as timing of a liquidity event (such as an initial public offering) and estimated volatility of equity securities. The farther the valuation date is from an expected liquidity event, the higher the put option value and thus the higher the implied DLOM. The lower DLOM is used for the valuation, the higher is the determined fair value of the ordinary shares.

The DCF method involves applying appropriate discount rates to estimated cash flows that are based on earnings forecasts. Our revenues and earnings growth rates, as well as major milestones that we have achieved, contributed to the increase in the fair value of our ordinary shares from February 2010 to November 2010. However, these fair values are inherently uncertain and highly subjective. The assumptions used in deriving the fair values are consistent with our business plan. These assumptions include: no material changes in the existing political, legal and economic conditions in China; our ability to retain competent management, key personnel and staff to support our ongoing operations; and no material deviation in market conditions from economic forecasts.

The market multiple approach was performed to cross check the results of the DCF method. The market multiple approach was based on the analysis to appropriate multiples, such as enterprise value to earnings before interest, tax, depreciation and amortization, or EV/EBITDA, and price to earnings, or P/E, at the valuation dates, and multiplying the relevant financial indicators to be representative of the performance of our company. The market multiples were obtained through the market comparison method, where several companies with their stock traded in the public market were selected for comparison purposes and used as a basis for choosing reasonable market multiples for our company.

The option-pricing method was applied to allocate enterprise value to preferred shares and ordinary shares, taking into account the guidance prescribed by the Practice Aid. The method treats ordinary shares and preferred shares as call options on the enterprise’s value, with exercise prices based on the liquidation preference of the preferred shares. The option-pricing method involves making estimates of the anticipated timing of a potential liquidity event, such as a sale of our company or an initial public offering, and estimates of the volatility of our equity securities. The anticipated timing is based on the plans of our board of directors and management. Estimating the volatility of the share price of a privately held company is complex because there is no readily available market for the shares. We estimated the volatility of our shares based on the historical volatilities of comparable publicly traded companies engaged in similar lines of business. Had we used different estimates of volatility, the allocations between preferred and ordinary shares would have been different.

The determined fair value of our ordinary shares increased slightly from US$0.15 per share as of February 23, 2010 to US$0.17 per share as of April 29, 2010. We believe the slight increase in the fair value of our ordinary shares in this period is primarily attributable to: (i) a slight increase in financial forecast of our company; (ii) a minor change in WACC caused by normal fluctuations of market parameters including risk free interest rate and equity risk premium as of different valuation dates; and (iii) a decrease in DLOM due to the proximity in the expected time of our initial public offering.

The determined fair value of our ordinary shares increased from US$0.17 per share as of April 29, 2010 to US$0.41 per share as of September 8, 2010. We believe the increase in the fair value of our ordinary shares in this period is primarily attributable to the following factors:

•

Our shareholders and board of directors resolved to dispose of our logistics agency and M2C business in August 2010 and completed the disposal in early September 2010. In 2009, our logistics agency business incurred a loss of US$0.6 million and caused a net cash outflow from operating activities of US$0.1 million. For the nine months ended September 30, 2010, our logistics agency business and the newly established M2C business together incurred a loss of US$2.5 million and caused a net cash outflow from operating activities of US$3.6 million. Disposal of the logistics agency and M2C business enabled us to eliminate the expected loss and net cash outflows from such business in future periods and thereby significantly improved our expectation for future cash flows. Disposal of the logistics agency and M2C business also enabled our management to focus on our B2B e-commerce business and thereby improved our expected cash flow from our B2B e-commerce business. As a result, our estimates of future cash flows as of September 8, 2010 increased significantly as compared to April 29, 2010.

•

Income from our B2B e-commerce business increased significantly from US$1.0 million in the first quarter of 2010 to US$1.5 million in the second quarter of 2010 and to US$2.1 million in the third quarter of 2010, exceeding the forecast we used on April 29, 2010. While we observed improvements in our business and results of operations in the first quarter of 2010, it was unclear as of April 29, 2010 whether such improvements were temporary or would continue in future periods, given the uncertainties of recovery of the global economy and continuing growth of China’s export at the time. After seeing the strong growth in our business and results of operations in the second and third quarters of 2010, we had much more confidence in the continuing improvement of our business prospect and financial performance as of September 8, 2010 as compared to April 29, 2010. As a result, we increased our long term forecasts for our revenue and net income when preparing our estimates for future cash flows as of September 8, 2010.

•

We made significant progress in the development of the MyGMC software in July and August and, as a result, we were able to anticipate on September 8, 2010 that development stage of the MyGMC software would complete by the end of September 2010 and we would be able to launch the software by early November 2010. We communicated with our customers about this new software and received positive feedbacks. We believed the launch of MyGMC would significantly improve our services to customers and enhance our marketing strength. As the launch of MyGMC became certain, we increased our long term forecasts for our revenue and net income when preparing our estimates for future cash flows as of September 8, 2010.

•

In April 2010, we established Suzhou Long Mei Information Technology Co., Ltd., or Suzhou Long Mei, in Jiangsu province to further expand our B2B e-commence business into eastern China. Suzhou Long Mei incurred losses in the first few months of its operation but started to generate profit in September 2010, which was sooner than we had expected in April 2010. This caused us to increase our long term forecasts for our revenue and net income when preparing our estimates for future cash flows as of September 8, 2010.

•

In early September 2010, we determined to hire a well-known professional consulting firm to help us improve our internal control over financial reporting in preparation for compliance with the Sarbanes-Oxley Act and other applicable SEC rules and regulations. We believed such effort would improve our internal controls and thereby reduce our company-specific risks relating to deficiencies in our internal controls.

•	We increased the probability of our initial public offering by starting the prospectus drafting work in August 2010 and the DLOM decreased due to the proximity of the expected time of the offering.

The determined fair value of our ordinary shares increased slightly from US$0.41 per share as of September 8, 2010 to US$0.42 per share as of October 14, 2010. We believe the slight increase in the fair value of our ordinary shares in this period is primarily attributable to: (i) the slight change in financial forecast of our company; (ii) the minor change in WACC caused by the normal fluctuation of market parameters including risk free interest rate and equity risk premium as of different valuation dates; and (iii) the increase in DLOM due to revision to our timetable for our initial public offering at the beginning of October 2010.

The determined fair value of our ordinary shares increased slightly from US$0.42 per share as of October 14, 2010 to US$0.45 per share as of November 19, 2010. We believe the slight increase in the fair value of our ordinary shares in this period is primarily attributable to: (i) the slight change in financial forecast of our company; (ii) the minor change in WACC caused by the normal fluctuation of market parameters including risk free rate and equity risk premium as of different valuation dates; and (iii) the decrease in DLOM due to the proximity in the expected time of our initial public offering.

We have considered the guidance prescribed by the Practice Aid in determining the fair value of our ordinary shares as of various dates before this offering. A detailed description of the valuation method used and the factors contributing to the changes in the fair value of our ordinary shares through November 19, 2010 is set out above. Paragraph 113 of the Practice Aid states that “the ultimate IPO price itself also is generally not likely to be a reasonable estimate of the fair value for pre-IPO equity transactions of the enterprise.” We, therefore, believe the ultimate price of this offering is generally not likely to be a reasonable estimate of the fair value of our ordinary shares as of various dates before this offering.

Nevertheless, we believe that the implied increase in fair value of our ordinary shares from US$0.45 per share as of November 19, 2010 to US$1.20 per share, based on the mid-point of the estimated public offering price range set forth on the front cover of this prospectus (after adjusting for the ADS to ordinary share ratio) is primarily attributable to the following market factors:

•

U.S. publicly traded companies with operations primarily in China have recently benefited from the positive economic outlook, improved U.S. and global capital markets and strong investor demand. For example, over 20 China-based issuers completed their initial public offerings in the U.S. in the last quarter of 2010 as compared to 13 completed in the first three quarters of 2010 combined.

•

Preliminary market feedback indicates the possibility of strong demand for our ADSs during our offering process as we are a leading B2B e-commerce service provider dedicated to connecting high-quality manufacturers in China to international buyers and there is no other China-based Internet company listed in the U.S. with a business model substantially similar to ours. In addition, other China-based Internet companies have experienced substantial increases in their market capitalization since their initial public offerings. For example, the trading price of E-Commerce China Dangdang Inc., a leading B2C e-commerce company in China listed on the NYSE, closed at US$25.19 per ADS on February 25, 2011, representing a 57.4% increase from its initial public offering price of US$16.00 per ADS on December 7, 2010; and the trading price of Youku.com Inc., a leading Internet television company in China listed on the NYSE, closed at US$39.60 per ADS, representing a 209.4% increase from its initial public offering price of US$12.80 per ADS on December 8, 2010.

•

Improvement in the overall global economic outlook and the performance of the U.S. and global capital markets since November 19, 2010 has contributed to the increase in the fair value of our ordinary shares. For example, the NYSE Composite Index increased by 8.3% from 7,641.08 on November 19, 2010 to 8,276.29 on February 24, 2011 and the Nasdaq Composite Index increased by 10.4% from 2,518.12 on November 19, 2010 to 2,781.05 on February 25, 2011.

•

The Chinese economy continued to show robust growth in the fourth quarter of 2010, evidenced by a number of indicators, including accelerating quarter-over-quarter GDP growth from 9.6% in the third quarter of 2010 to 9.8% in the fourth quarter of 2010.

•

The expectation for the growth of China’s export market improved significantly in 2011, which we expect will have a direct positive impact on our business and financial performance. For example, Deutsche Bank’s Chief Economist published a report on February 10, 2011 which raised the forecast for China’s nominal export growth to 22% for 2011 from the previous year’s 15% and expects the near term export growth of China to accelerate to 25% year-over-year in the first quarter of 2011 from 18% in December 2010.

In addition, the increase in the fair value of our ordinary shares from US$0.45 per share as of November 19, 2010 to US$1.20 per share, based on the mid-point of the estimated price range of this offering (after adjusting for the ADS to Class A ordinary share ratio) was, to a much lesser extent, attributable to the following development of our company:

•

Our financial and operating performance continued to improve in the fourth quarter of 2010. Our revenues increased by 32.6% to US$8.8 million in the fourth quarter of 2010 from US$6.6 million in the previous quarter. Our gross profit increased by 31.8% to US$7.8 million in the fourth quarter of 2010 from US$6.0 million in the previous quarter. Income from our B2B e-commerce business increased by 13.7% to US$2.4 million in the fourth quarter of 2010 from US$2.0 million in the previous quarter. Our business and financial performance for the year ended December 31, 2010 proved the capabilities of our management to achieve our business goals and meet our financial forecast and therefore reduced the perceived uncertainties of realizing our financial forecasts for future periods.

•

The number of customers registered on our GlobalMarket marketplace increased from 1,157 as of October 31, 2010 to 1,331 as of November 30, 2010, 1,636 as of December 31, 2010, and 1,739 as of January 31, 2011. Among these customers, GMC manufacturers increased from 1,062 as of October 31, 2010 to 1,212 as of November 30, 2010, 1,428 as of December 31, 2010 and 1,502 as of January 31, 2011. The significant increase in customers evidenced our ability to expand our customer base and achieve revenue growth.

•

In the fourth quarter of 2010, we further expanded our business significantly. We successfully developed new customers in six new industry verticals, including sports and outdoor products, electrical products, telecommunication products, textile products, footwear and headwear, and energy and environmental products. We increased the number of our regional sales offices from 24 to 38 and recruited 80 new sales and marketing employees in the fourth quarter, which helped us retain additional customers and increase the sale of our services.

•

The MyGMC software that we launched in early November 2010 gained increasing recognition among our customers and international buyers after its launch. The number of customers that subscribed for services made available by the MyGMC software, or MyGMC services, as well as the number of international buyers that used MyGMC services, increased significantly in December 2010. As a result, we expect more customers will subscribe for MyGMC services in 2011. The success of our MyGMC software proved our ability to satisfy our customers’ needs through the development of new services. In November 2010, another software system that we are developing to enhance our user experience also entered into its development stage and we currently expect the development to be completed by the end of 2011.

•

We have further strengthened our financial reporting, accounting and budgeting processes. We promoted Weiquan (Cheandy) Hu to the position of chief financial officer of our company in December 2010. As we will be required to comply with Section 404 of the Sarbanes-Oxley Act in 2012, we have implemented and will continue to implement a number of internal control policies and measures.

Finally, the estimated public offering price of US$1.20 per share, based on the mid-point of the estimated price range of this offering (after adjusting for the ADS to Class A ordinary share ratio), was determined assuming this offering would be successfully completed, which will have the effect of increasing the fair value of our ordinary shares for the following reasons:

•	The completion of this offering will create a public market for the ADSs representing our Class A ordinary shares, which will eliminate the discount previously applied for lack of marketability.

•

Through a successful initial public offering and listing on the NYSE, we expect to further enhance our brand awareness and raise our profile, which will significantly help us to secure additional manufacturer customers in China and attract more international buyers to our GlobalMarket marketplace.

•

Upon the completion of this offering, all of our Series A and Series B preferred shares will be converted into ordinary shares, and the corresponding elimination of the related liquidation and other preferences and redemption rights will contribute to the increase in the fair value of our ordinary shares.

•

Upon the completion of this offering, we will be able to issue registered shares for the acquisition of businesses and the compensation of employees, officers, directors and consultants. Such equity currency will provide us with an efficient means for financing growth through acquisitions and will be an attractive form of compensation due to the liquidity of the shares issued. Equity-based compensation arrangements will allow us to conserve cash and increase the loyalty and motivation of our employees, officers, directors and consultants, who are critical assets to our business.

•	The listing of our ADSs on the NYSE will enhance our ability to access capital markets and access additional sources of financing if such needs arise in the future.

Internal Control Over Financial Reporting

Prior to this offering, we have been a private company with limited accounting personnel and other resources to address our internal controls and procedures. In preparing our consolidated financial statements as of December 31, 2008, 2009 and 2010 and for 2007, 2008, 2009 and 2010, two material weaknesses in our internal control over financial reporting and several control deficiencies were identified, as defined in the standards established by the U.S. Public Company Accounting Oversight Board. The material weaknesses identified relate to (i) our having insufficient personnel with U.S. GAAP expertise in the preparation of the financial statements and related disclosures in accordance with U.S. GAAP and SEC reporting requirements, and (ii) our lack of an effective independent oversight function to prevent and detect misstatements in financial statements. As a result, there is a reasonable possibility that a material misstatement of our consolidated financial statements will not be prevented or detected on a timely basis.

Following the identification of the material weakness and control deficiencies, we have implemented, and are in the process of implementing, a number of measures to improve our internal control over financial reporting, including:

•

hired a professional consulting firm to help us improve our internal control over financial reporting in preparation for compliance with Sarbanes-Oxley Act and other applicable SEC rules and regulations;

•	appointed an independent director with extensive knowledge of U.S. GAAP and SEC reporting experience;

•	strengthened our internal audit team by employing an experienced internal audit manager in 2011 and ensuring that our internal audit team will directly report to our audit committee;

•

assembled a four-member team from our finance department to be responsible for the preparation of financial statements under U.S. GAAP. Furthermore, we are identifying and hiring additional qualified personnel with U.S. GAAP expertise and SEC reporting experience to further strengthen the internal finance team;

•	improving internal control procedures and standards, including compiling an internal accounting policies and procedures manual; and

•

conducting accounting and financial reporting training for our existing personnel as part of our commitment to provide ongoing U.S. GAAP trainings to our employees as well as requiring our finance personnel to participate in annual in-house or public U.S. GAAP training courses.

In addition, upon the completion of this offering, we will establish an audit committee under our board of directors in accordance with the applicable SEC and NYSE Listed Company Manual requirements to provide adequate independent oversight with respect to our accounting and financial reporting. However, the process of designing and implementing an effective financial reporting system is a continuous effort that requires us to anticipate and react to changes in our business and the economic and regulatory environments and to devote significant resources to maintain a financial reporting system that is adequate to satisfy our reporting obligations. The remedial measures that we are taking and intend to take may not fully address the material weaknesses or control deficiencies that have been identified, and material weaknesses or deficiencies in our internal control over financial reporting may be identified in the future. See “Risk Factors—Risks Relating to Our Business and Industry—In preparing our consolidated financial statements, we noted material weaknesses in our internal control over financial reporting. If we fail to achieve or maintain an effective system of internal control over financial reporting, our ability to accurately and timely report our financial results or prevent fraud may be adversely affected, resulting in the potential loss of investor confidence and a decline in the trading price of our ADSs.”

Results of Operations

The following table sets forth our condensed consolidated statements of operations data by amount and as a percentage of our revenues for the periods indicated. This information should be read together with our consolidated financial statements and related notes included elsewhere in this prospectus. The operating results in any period are not necessarily indicative of the results that may be expected for any future period.

	Year Ended December 31,
	2007		2008		2009		2010
	US$	%	US$	%	US$	%	US$	%
	(In thousands, except percentages)
Revenues	4,381	100.0%	8,840	100.0%	16,382	100.0%	26,678	100.0%
Cost of revenues	(515)	11.8%	(1,131)	12.8%	(1,805)	11.0%	(3,031)	11.4%
Gross profit	3,866	88.2%	7,709	87.2%	14,577	89.0%	23,647	88.6%
Operating expenses:
Selling and marketing expenses	(2,305)	52.6%	(5,983)	67.7%	(11,351)	69.3%	(12,916)	48.4%
General and administrative expenses	(822)	18.8%	(1,977)	22.4%	(3,335)	20.4%	(3,531)	13.2%
Operating income (loss)	739	16.9%	(251)	2.8%	(109)	0.7%	7,200	27.0%
Other income	—	—	—	—	—	—	57	0.2%
Foreign exchange gain (loss)	108	2.5%	52	0.6%	(19)	0.1%	20	0.1%
Interest income	98	2.2%	335	3.8%	94	0.6%	30	0.1%
Income (loss) before income tax	945	21.6%	136	1.5%	(34)	0.2%	7,307	27.4%
Income tax (expense) benefit	(4)	0.1%	13	0.1%	88	0.5%	(353)	1.3%
Income (loss) from continuing operations	941	21.5%	149	1.7%	54	0.3%	6,954	26.1%
Income (loss) from discontinued operations, net of income tax	1,249	28.5%	(5,933)	67.1%	(636)	3.9%	(2,502)	9.4%
Net income (loss)	2,190	50.0%	(5,784)	65.4%	(582)	3.6%	4,452	16.7%

Comparison of Years Ended December 31, 2010 and December 31, 2009

Revenues

Our revenues increased by 62.8% from US$16.4 million in 2009 to US$26.7 million in 2010. This increase was primarily due to the rapid growth of customers in our GlobalMarket marketplace as well as the increased sales of our services to our customers. Customers in our GlobalMarket marketplace increased from 860 as of December 31, 2009 to 1,636 as of December 31, 2010. We also upgraded and enriched our B2B e-commerce service packages to provide additional new services for our customers, which enabled us to sell more services to our customers in 2010 compared to 2009.

Cost of Revenues and Gross Margin

Our cost of revenues increased by 67.9% to US$3.0 million in 2010 from US$1.8 million in 2009. The increase in our cost of revenues generally corresponded to the increase in our revenues during the same period. Our increased cost of revenues in 2010 mainly reflected increased business tax and surcharges, increased buyer service costs and increased GMC certification costs. Our business tax and surcharges increased by 96.8% from US$0.6 million in 2009 to US$1.2 million in 2010. Our buyer service costs increased by 36.9% from US$0.4 million in 2009 to US$0.5 million in 2010. Our GMC certification costs increased by 56.3% from US$0.2 million in 2009 to US$0.4 million in 2010. Our gross margin was 89.0% and 88.6% in 2009 and 2010, respectively.

Selling and Marketing Expenses

Our selling and marketing expenses increased by 13.8% to US$12.9 million in 2010 from US$11.4 million in 2009. The increase mainly reflected salaries and commissions paid to our sales personnel, which increased by 36.6% from US$6.7 million in 2009 to US$9.2 million in 2010, as a result of increase in our revenues over the same period. Our selling and marketing expenses as a percentage of our revenues decreased to 48.4% in 2010 from 69.3% in 2009 as our newly recruited sales personnel become trained and productive and we achieved economies of scale. We expect selling and marketing expenses as a percentage of revenues to decrease further in the future as our newly recruited sales personnel gradually become more seasoned in attracting and retaining customers and generating revenues in a cost-effective manner.

General and Administrative Expenses

Our general and administrative expenses increased by 5.9% to US$3.5 million in 2010 from US$3.3 million in 2009. The increased general and administrative expenses primarily reflected a 41.7% increase in salaries and welfare paid to our administrative personnel from US$0.9 million in 2009 to US$1.2 million in 2010, partially offset by a 93.7% decrease in our research expenses from US$0.4 million in 2009 to US$25.0 thousand in 2010, as we were able to capitalize certain software development costs that were determined to be technically feasible in 2010. Our general and administrative expenses as a percentage of our revenues decreased to 13.2% in 2010 from 20.4% in 2009.

Operating Income

We had operating income of US$7.2 million in 2010 as compared to operating loss of US$0.1 million in 2009 primarily due to our rapid growth of revenues which significantly outpaced the increase of our operating expenses during the same period.

Other Income

We had other income of US$57.0 thousand in 2010, representing prepayment of un-rendered services made by our customers, which was legally released according to certain service contracts that had expired over one year. We typically enter into one- or two-year service contracts with our customers, who are generally required to make payments in advance according to the payment schedule prior to related services being rendered. In the situations where the customers fail to pay according to the payment schedule, we will be entitled to suspend the provision of the remaining services and have no obligation to refund the prepayment of the un-rendered services. We did not generate such income in 2009.

Foreign Exchange Gain (Loss)

Exchange gains and losses generally arise from fluctuations of the US dollar, which is our reporting currency, against the Renminbi and Hong Kong dollar in which our revenues and ordinary course business expenses are denominated. We generated foreign exchange gains of US$20.0 thousand in 2010 compared to a loss of US$19.0 thousand in 2009.

Interest Income

We derived interest income of US$94.0 thousand and US$30.0 thousand from our bank deposits in 2009 and 2010, respectively. The lower interest income gained in 2010 was mainly due to our lower average bank deposits in the same period.

Income Tax Expense

We had net income tax benefits of US$88.0 thousand in 2009 mainly due to tax advantages from losses incurred by some of our subsidiaries in China, and incurred an income tax expense of US$0.3 million in 2010 as our subsidiaries in China became profitable in the period.

Income (Loss) from Discontinued Operations, Net of Income Tax

Our net loss from discontinued operations increased by 293.4% to US$2.5 million in 2010 from US$0.6 million in 2009. This increase in loss was primarily attributable to losses incurred by our M2C business, which was at its initial development stage and did not generate sufficient revenues to cover its own costs.

Net Income (Loss)

As a result of the foregoing, we recorded net income of US$4.5 million in 2010 as compared to a net loss of US$0.6 million in 2009.

Comparison of Years Ended December 31, 2009 and December 31, 2008

Revenues

Our revenues increased by 85.3% from US$8.8 million in 2008 to US$16.4 million in 2009. This increase was primarily due to the rapid growth of customers in our GlobalMarket marketplace as well as the increased sales of our services to our customers. Customers in our GlobalMarket marketplace increased from 494 as of December 31, 2008 to 860 as of December 31, 2009. We also upgraded and enriched our B2B e-commerce service packages to provide additional new services for our customers, which enabled us to sell more services to our customers in 2009 compared to 2008. In addition, as we consummated the acquisitions of Tradeeasy and B2S in late 2008, revenues totaling US$5.6 million generated from these two marketplaces for the full year were consolidated in our total revenues in 2009, while in 2008, only their revenues for part of the year in aggregate of US$2.8 million can be accounted for in our total revenues.

Cost of Revenues and Gross Margin

Our cost of revenues increased by 59.6% to US$1.8 million in 2009 from US$1.1 million in 2008. Our increased cost of revenues in 2009 mainly reflected increased costs from US$0.2 million in 2008 to US$0.4 million in 2009 related to our recruitment of more consultants to provide sourcing services for our expanding buyer community, increased costs related to our GMC certification from US$74.4 thousand in 2008 to US$0.2 million in 2009 resulting from growth in the number of GMC manufacturers, and increase in business tax and surcharges from US$0.3 million in 2008 to US$0.6 million in 2009, which is in line with our revenue growth. Our gross margin was 87.2% and 89.0% in 2008 and 2009, respectively.

Selling and Marketing Expenses

Our selling and marketing expenses increased by 89.7% to US$11.4 million in 2009 from US$6.0 million in 2008. The increase reflected our significantly expanded marketing activities in 2009, which resulted in the growth of monthly average headcount of our sales personnel from 255 in 2008 to 362 in 2009, and accordingly, increased salaries and commissions paid to them from US$2.9 million in 2008 to US$6.7 million in 2009. Increased travelling expenses and expenses associated with our attendance at more global trade fairs in 2009 also contributed to our increased selling and marketing expenses in the same period. Our selling and marketing expenses as a percentage of our revenues increased to 69.3% in 2009 from 67.7% in 2008 as it usually takes three to six months for our newly recruited sales personnel to become trained and productive to achieve economies of scale in revenue growth. We expect the percentage of selling and marketing expenses out of our revenues to decrease as our newly recruited sales personnel gradually become more seasoned in attracting and retaining customers and generating revenues in a cost-effective manner.

General and Administrative Expenses

Our general and administrative expenses increased by 68.7% to US$3.3 million in 2009 from US$2.0 million in 2008. This increase was principally due to our increased rental expenses, which grew from US$0.3 million in 2008 to US$0.7 million in 2009. We moved into a new head office in Guangzhou in mid-2008 and incurred higher rental expenses in 2009 compared to 2008. Consolidation of the rental expenses of Tradeeasy and B2S for the full year of 2009 after our acquisitions of these two marketplaces also contributed to the increased rental expenses. The increased general and administrative expenses also reflected an increase in our research expenses, average headcount as well as increased salaries and benefits in 2009 compared to 2008 in line with our business expansion. Our general and administrative expenses as a percentage of our revenues decreased to 20.4% in 2009 from 22.4% in 2008.

Operating Loss

As a result of the foregoing, our operating loss decreased by 56.6% to US$0.1 million in 2009 from US$0.3 million in 2008 primarily due to our rapid growth of revenues.

Foreign Exchange Gain (Loss)

We generated a foreign exchange loss of US$19.0 thousand in 2009 compared to a gain of US$52.0 thousand in 2008.

Interest Income

We derived interest income of US$94.0 thousand and US$0.3 million from our bank deposits in 2009 and 2008, respectively. The higher interest income gained in 2008 was mainly due to higher average interest rate in the same period.

Income Tax Expense

We had net income tax benefits of US$88.0 thousand and US$13.0 thousand in 2009 and 2008, respectively. This is mainly due to tax advantages from losses incurred by some of our subsidiaries in China.

Income (Loss) from Discontinued Operations, Net of Income Tax

Our net loss from discontinued operations decreased by 89.3% to US$0.6 million in 2009 from US$5.9 million in 2008. This decrease in loss was primarily due to a goodwill impairment loss of approximately US$4.4 million relating to our logistics agency services recognized in 2008. In 2008, we began to face decreased customer demand and freight rate as well as other uncertainties in operating our logistics agency business during the financial crisis. Such uncertainties and the worsening macro-economic situation prompted us to undertake an impairment test, which resulted in significant goodwill impairment.

Net Income (Loss)

As a result of cumulative effect of the foregoing, our net loss decreased by 89.9% to US$0.6 million in 2009 from US$5.8 million in 2008.

Comparison of Years Ended December 31, 2008 and December 31, 2007

Revenues

Our revenues increased by 101.8% to US$8.8 million in 2008 from US$4.4 million in 2007, primarily due to our expanded promotion and development of our GlobalMarket marketplace and the growth of customers in our GlobalMarket marketplace from 407 as of December 31, 2007 to 494 as of December 31, 2008. Our acquisition of Tradeeasy and B2S in second half of 2008 also contributed approximately US$2.8 million to our increased revenues in 2008.

Cost of Revenues and Gross Margin

Our cost of revenues increased by 119.6% to US$1.1 million in 2008 from US$0.5 million in 2007, and as a percentage of our revenues, increased to 12.8% from 11.8% during the same period. The increase in both absolute amount and percentage of our revenues was largely due to our increased ICP service from US$0.1 million in 2007 to US$0.4 million in 2008, and buyer service costs, which increased from US$30.7 thousand in 2007 to US$0.2 million in 2008, as we used more ICP services from third parties and recruited more personnel for our buyers’ department in 2008. It also reflected increase in business tax and surcharges in line with our revenue growth. Our gross margin was 88.2% and 87.2% in 2007 and 2008, respectively.

Selling and Marketing Expenses

Our selling and marketing expenses increased by 159.6% to US$6.0 million in 2008 from US$2.3 million in 2007, and as a percentage of our revenues, increased to 67.7% from 52.6% for the same periods. These increases resulted from increased monthly average headcount of our sales personnel from 81 in 2007 to 255 in 2008, and increased salaries and commissions paid to them, which grew from US$0.6 million in 2007 to US$2.9 million in 2008. Increased advertisement expenses and expenses associated with our attendance at more trade fairs in 2008 also contributed to our increased selling and marketing expenses during the same period. These increases also reflected our business expansion in 2008, particularly our acquisition of Tradeeasy and B2S marketplaces, which contributed US$0.7 million to our increased selling and marketing expenses in 2008.

General and Administrative Expenses

Our general and administrative expenses increased by 140.5% to US$2.0 million in 2008 from US$0.8 million in 2007, and as a percentage of our revenues, increased to 22.4% from 18.8% in the same period. These increases were primarily due to our increased professional fees from US$83.6 thousand in 2007 to US$0.2 million in 2008. These increases also reflected increases in research expenditures, recruitment expenses and rental expenses resulting from our business expansions in 2008, particularly our acquisition of Tradeeasy and B2S marketplaces, which contributed US$0.3 million to our increased general and administrative expenses in 2008.

Operating Income (Loss)

As a result of the foregoing, we had an operating loss of US$0.3 million in 2008 as compared to operating income of US$0.7 million in 2007.

Foreign Exchange Gain (Loss)

We generated a foreign exchange gain of US$52.0 thousand in 2008 compared to a gain of US$0.1 million in 2007.

Interest Income

Our interest income increased to US$0.3 million in 2008 from US$98.0 thousand in 2007, mainly due to an increase in our average bank deposits relating to our private placement of Series B preferred shares in 2008.

Income Tax Expense

We had net income tax benefits of US$13.0 thousand in 2008 mainly due to tax advantages from losses incurred by some of our newly established subsidiaries in China and we incurred an income tax expense of US$4.0 thousand in 2007.

Income (Loss) from Discontinued Operations, Net of Income Tax

We had a net loss of US$5.9 million from our discontinued operations in 2008, compared to a net income from discontinued operations of US$1.2 million in 2007. This decrease was primarily due to the decreased customer demand and freight rate relating to our logistics agency business amid the financial crisis that unfolded in 2008, which caused us to recognize significant goodwill and long-lived assets impairment during the same period.

Net Income (Loss)

As a result of the foregoing, we incurred a net loss of US$5.8 million in 2008 as compared to net income of US$2.2 million in 2007.

Our Selected Quarterly Results of Operations

The following table presents our selected unaudited quarterly statements of operations for the eight quarters in the period from January 1, 2009 to December 31, 2010. This information should be read in conjunction with our consolidated financial statements and related notes included elsewhere in this prospectus. We have prepared the unaudited condensed consolidated financial statements for the quarters presented below on the same basis as our audited consolidated financial statements. The unaudited condensed consolidated financial statements include all adjustments, consisting only of normal recurring adjustments, that we consider necessary for a fair presentation of our financial position and operating results for the quarters presented. Our limited operating history makes it difficult to predict future operating results. The historical quarterly results presented below are not necessarily indicative of the results that may be expected for any future quarters or periods.

	Three Months Ended
	March 31, 2009	June 30, 2009	September 30, 2009	December 31, 2009	March 31, 2010	June 30, 2010	September 30, 2010	December 31, 2010
Revenues	3,269	3,482	4,294	5,337	5,087	6,110	6,655	8,826

Cost of revenues	(347)	(365)	(538)	(555)	(634)	(670)	(721)	(1,006)
Gross profit	2,922	3,117	3,756	4,782	4,453	5,440	5,934	7,820
Operating expenses:
Selling and marketing expenses	(2,651)	(2,729)	(2,672)	(3,299)	(2,659)	(3,182)	(2,996)	(4,079)
General and administrative expenses	(827)	(743)	(879)	(886)	(673)	(734)	(939)	(1,185)
Operating income (loss)	(556)	(355)	205	597	1,121	1,524	1,999	2,556
Other income	—	—	—	—	—	—	—	57
Foreign exchange gain (loss)	(5)	—	(2)	(12)	1	3	4	12
Interest income	61	5	16	12	7	13	13	(3)
Income (loss) before income tax	(500)	(350)	219	597	1,129	1,540	2,016	2,622
Income tax (expenses) benefits	1	19	28	40	(97)	(40)	53	(269)
Income (loss) from continuing operations	(499)	(331)	247	637	1,032	1,500	2,069	2,353
Income (loss) from discontinued operations, net of income tax	(218)	(222)	(46)	(150)	(181)	(1,130)	(1,191)	—
Net income (loss)	(717)	(553)	201	487	851	370	878	2,353

Our quarterly results of operations are affected by seasonal trends in demand from our customers. Our revenues tend to be lower in the first quarter of each year as few customers subscribe for our services in the quarter due to the Lunar Chinese New Year holiday. Our revenues tend to be higher in the third quarter of each year as many manufacturers in China take advantage of the China Import and Export Fair held in Guangzhou and subscribe for our services to promote their products to international buyers in the third quarter. Since most of our customers finalize budget plans for their marketing expenses in the fourth quarter of each year, we are normally able to secure more contracts and generate more revenues in the fourth quarter. The seasonality of our results of operations may appear less prominent in the past eight quarters ended December 31, 2010 because of the continued growth of our revenues during such period, but may become more prominent in the future. Other factors that may cause our quarterly operating results to fluctuate include, among others, changes in general economic conditions in China, changes in the competitive landscape, and the impact of unforeseen events, such as unexpected natural disasters or changes in industry policies from local and central governments.

Our selling and marketing expenses varied on a quarter-over-quarter basis, mainly in response to our expanded marketing activities. The significant increases in the selling and marketing expenses in each of the fourth quarter of 2009 and 2010 were primarily due to increased commission paid to our sales personnel and increased advertisement expenses associated with the China Import and Export Fair held in October. Our general and administrative expenses decreased in the second quarter of 2009 primarily due to our decreased legal fees and reduced training expenses which were typically incurred in the first and fourth quarter. Our general and administrative expenses decreased in the first quarter of 2010 primarily attributable to a decrease in our research expenses as we were able to capitalize certain software development costs that were determined to be technically feasible.

Liquidity and Capital Resources

To date, we have financed our operations primarily through the proceeds from the issuance of our preferred shares and, since 2009, cash flows from operating activities. As of December 31, 2010, we had cash and cash equivalents of US$8.3 million.

We believe that our current levels of cash and cash equivalents and cash flows from operations will be sufficient to meet our anticipated cash needs for at least the next 12 months. We may, however, need additional cash resources in the future if we experience changed business conditions or other developments. We may also need additional cash resources in the future if we find and wish to pursue opportunities for investment, acquisition, collaborations or other similar action. If we ever determine that our cash requirements exceed our amounts of cash and cash equivalents on hand, we may seek to issue debt or equity securities or obtain a credit facility. Any issuance of equity securities could cause dilution for our shareholders. Any incurrence of indebtedness could increase our debt service obligations and cause us to be subject to restrictive operating and finance covenants. It is possible that, when we need additional cash resources, financing will only be available to us in amounts or on terms that would not be acceptable to us or financing will not available at all.

Cash Flows

The following table sets forth a summary of our cash flows for the periods indicated:

	For the Year Ended December 31,
	2007	2008	2009	2010
	(U.S. dollars in thousands)
Net cash (used in) generated from operating activities	(1,387)	1,940	1,971	7,141
Net cash (used in) generated from investing activities	(3,261)	(6,000)	(1,771)	1,113
Net cash generated from (used in) financing activities	324	18,489	—	(15,707)
Cash and cash equivalents at the beginning of the period	5,300	1,057	15,509	15,702
Cash and cash equivalents at the end of the period	1,057	15,509	15,702	8,269

The following table sets forth a summary of our cash flows generated from or used in our continuing operations for the periods indicated:

	For the Year Ended December 31,
	2007	2008	2009	2010
	(U.S. dollars in thousands)
Net cash generated from operating activities from continuing operations	142	1,257	2,088	10,752
Net cash used in investing activities from continuing operations	(299)	(4,449)	(1,707)	(477)
Net cash generated from (used in) financing activities from continuing operations	324	18,489	—	(15,707)

The following table sets forth a summary of our cash flows generated from or used in our discontinued operations for the periods indicated:

	For the Year Ended December 31,
	2007	2008	2009	2010
	(U.S. dollars in thousands)
Net cash (used in) generated from operating activities from discontinued operations	(1,529)	683	(117)	(3,611)
Net cash (used in) generated from investing activities from discontinued operations	(2,962)	(1,551)	(64)	1,590
Net cash generated from (used in) financing activities from discontinued operations	—	—	—	—

Operating Activities

Net cash generated from operating activities from our continuing operations was US$10.8 million in 2010, compared to net cash generated from operating activities from our continuing operations of US$2.1 million in 2009. This increase was primarily due to a significant increase by 78.8% from US$17.8 million in 2009 to US$31.8 million in 2010 in cash payments from our customers for our services, partially offset by the increase of our cash payments for employee salaries and other compensation by 32.1% from US$8.6 million in 2009 to US$11.3 million in 2010, and the increase of advertising and other marketing expenses by 23.1% from US$0.5 million in 2009 to US$0.6 million in 2010.

Net cash generated from operating activities from our continuing operations was US$2.1 million in 2009, compared to net cash generated from operating activities from our continuing operations of US$1.3 million in 2008. This increase was primarily due to a significant increase by 77.3% from US$10.0 million in 2008 to US$17.8 million in 2009 in cash payments from our customers for our services, partially offset by the increase of our cash payments for employee salaries and other compensation by 135.4% from US$3.6 million in 2008 to US$8.6 million in 2009, and the increase of advertising and other marketing expenses by 38.4% from US$0.4 million in 2008 to US$0.5 million in 2009.

Net cash generated from operating activities relating to our continuing operations was US$1.3 million in 2008, compared to net cash generated from operating activities from our continuing operations of US$0.1 million in 2007. This increase was primarily due to a significant increase by 117.8% from US$4.6 million in 2007 to US$10.0 million in 2008 in cash payments from our customers for our services, partially offset by the increase in employee salaries and other compensation by 310.3% from

US$0.9 million in 2007 to US$3.6 million in 2008, and the increase of our cash payments for advertising and other marketing expenses by 477.3% from US$63.9 thousand in 2007 to US$0.4 million in 2008.

Net cash generated from operating activities from our continuing operations was US$0.1 million in 2007.

Net cash used in operating activities from our discontinued operations was US$3.6 million in 2010, compared to net cash used in operating activities from our discontinued operations of US$0.1 million in 2009. This increase in cash outflow was primarily attributable to losses of US$2.5 million incurred by our M2C business, which was at its initial development stage and did not generate sufficient revenues to cover its own costs.

Net cash used in operating activities from our discontinued operations was US$0.1 million in 2009, compared to net cash generated from operating activities from our discontinued operations of US$0.7 million in 2008. This was primarily due to the decreased customer demand and freight rate relating to our logistics agency business.

Net cash generated from operating activities relating to our discontinued operations was US$0.7 million in 2008, compared to net cash outflow from operating activities from our discontinued operations of US$1.5 million in 2007. This was primarily due to collection of the freight receivables in 2008 which were accrued in 2007.

Net cash used in operating activities from our discontinued operations was US$1.5 million in 2007.

Investing Activities

Net cash used in investing activities relating to our continuing operations was US$0.5 million in 2010, mainly including our capitalized software development costs and purchases of certain office equipment and software partially offset by repayment of loans by our directors.

Net cash used in investing activities relating to our continuing operations was US$1.7 million in 2009, mainly consisting of US$0.6 million paid as the second installment for the acquisition of the B2B e-commerce business from MPL and loans extended to our directors and employees in the amount of US$0.6 million.

Net cash used in investing activities relating to our continuing operations was US$4.4 million in 2008, mainly consisting of (1) US$1.6 million for the acquisition of the B2B e-commerce business from THL, including the Tradeeasy.com website and related domain names, the “Tradeeasy” trademark, existing customer contracts and fixed assets relating to the B2B e-commerce business, and (2) US$1.9 million as the first installment for the acquisition of the B2B e-commerce business from MPL.

Net cash used in investing activities relating to our continuing operations was US$0.3 million in 2007, mainly including loans extended to our directors and employees.

Net cash generated from investing activities relating to our discontinued operations was US$1.6 million in 2010, mainly representing the difference between the consideration of US$4.0 million we received for disposition of the discontinued businesses, and the cash and bank balances as of the disposal date for the discontinued businesses.

Net cash used in investing activities relating to our discontinued operations was US$64.0 thousand in 2009, representing the last installment for the acquisition of the logistic business from Shenzhen Zhongsheng.

Net cash used in investing activities relating to our discontinued operations was US$1.6 million in 2008, mainly consisting of (1) US$1.4 million as the second installment for the acquisition of the logistic business from Shenzhen Zhongsheng, and (2) US$0.1 million as the second installment for the acquisition of the logistic business from Shenzhen Euroland.

Net cash used in investing activities relating to our discontinued operations was US$3.0 million in 2007, mainly consisting of (1) US$0.6 million as the first installment for the acquisition of the logistic business from Shenzhen Zhongsheng, and (2) US$2.4 million as the first installment for the acquisition of the logistic business from Shenzhen Euroland.

Financing Activities

Net cash used in financing activities relating to our continuing operations was US$15.7 million in 2010, mainly attributable to dividends paid to our shareholders.

Net cash provided by financing activities relating to our continuing operations was US$18.5 million in 2008, mainly as a result of net proceeds from issuance of 7,653,846 Series B preferred shares in the amount of approximately US$24.3 million in March 2008, partially offset by our repurchase of 309,468 Series A preferred shares and 1,221,301 Series B preferred shares at an aggregate repurchase price of approximately US$5.5 million. See “Our History and Corporate Structure—Private Placements and Share Repurchase.”

Net cash provided by financing activities relating to our continuing operations was US$0.3 million in 2007, representing a loan extended by Mr. Weijia (David Ling) Pan to us, which was repaid in 2008.

We had no cash flow from financing activities relating to our continuing operations in 2009.

We had no cash flow from financing activities relating to our discontinued operations for each of 2007, 2008, 2009 and 2010.

Capital Expenditures

Our capital expenditures mainly relate to acquisition of B2B e-commerce businesses from third parties, purchase of property and equipment and acquisition of intangible assets. In 2007, 2008, 2009 and 2010, our capital expenditures relating to our continuing operations totaled US$16.0 thousand, US$0.6 million, US$0.5 million and US$0.8 million, respectively. Our capital expenditures have been primarily funded by the proceeds from the issuance of our Series B preferred shares in 2008 and net cash generated from operating activities. Our principal capital expenditures currently in progress primarily relate to renovation of regional offices and purchases of office equipment such as furniture, computers and software, which we estimate to be approximately US$0.2 million in total for the first quarter of 2011. These capital expenditures are funded by cash generated from our operating activities. We will continue to make capital expenditures to meet the expected growth of our operations and expect cash generated from our operating activities and financing activities will meet our capital expenditure needs in the foreseeable future.

Contractual Obligations

The following table sets forth our contractual obligations as of December 31, 2010:

	Contractual Obligations
	Less than 1 Year	1-3 Years	3-5 Years	More than 5 Years	Total
	US$	US$	US$	US$	US$
	(in thousands)
Operating lease obligations	722	88	—	—	810

Off-Balance Sheet Arrangements

We have not entered into any financial guarantees or other commitments to guarantee the payment obligations of any third parties. We also have not entered into any derivative contracts that are indexed to our shares and classified as shareholder’s equity or that are not reflected in our financial statements. Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. We do not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk or credit support to us or engages in leasing, hedging or research and development services with us.

Quantitative and Qualitative Disclosures about Market Risk

Foreign Exchange Risk

We use the U.S. dollar as our reporting currency, which is the same as our functional currency, for presentation of our consolidated financial statements. Our subsidiaries in China and Guangzhou Shen Long have the Renminbi as their functional currency. Global Market Asia has the Hong Kong dollar as its functional currency. Transactions denominated in currencies other than the functional currency of the respective company are re-measured into the functional currency of such company at exchange rate prevailing on the date of transactions. Monetary assets and liabilities denominated in currencies other than the functional currency of the respective company are re-measured into the functional currency of such company at the applicable exchange rate on the balance sheet date. The resulting exchange differences are recorded in the consolidated statements of operations.

Most of our businesses are operated in the PRC and have the Renminbi as the functional currency. Although the conversion of the Renminbi is highly regulated in China, the value of the Renminbi against the value of the US dollar (or any other currency) nonetheless may fluctuate and be affected by, among other things, changes in the political and economic conditions in China. Under the currency policy in effect in China today, the Renminbi is permitted to fluctuate in value within a narrow band against a basket of certain foreign currencies. China is currently under significant international pressure to liberalize this government currency policy, and if such liberalization were to occur, the value of the Renminbi could appreciate or depreciate against the US dollar.

Fluctuations in exchange rates historically have had minimal impact on our costs, profit margins, net income and balance sheet. We have not used any forward contracts or currency borrowings to hedge our exposure to foreign currency exchange risk and do not currently intend to do so.

Interest Rate Risk

We are exposed to interest rate risk related to interest income generated by excess cash invested in liquid investments with original maturities of three months or less. These interest-earning instruments carry a degree of interest rate risk. We have not used any derivative financial instruments to manage our interest risk exposure. We have not incurred any bank loans and therefore, are not subject to market risks due to fluctuations in interest rates of bank loans at present. We have not been exposed to, nor do we anticipate being exposed to, material risks due to changes in interest rates.

Inflation

Inflation in China has not materially impacted our results of operations in recent years. According to the National Bureau of Statistics of China, the change in the Consumer Price Index in China was 4.8%, 5.9%, negative 0.7% and 2.9% in 2007, 2008, 2009 and the first nine months of 2010, respectively. Although we have not historically been materially affected by inflation, we can provide no assurance that we will not be affected by higher rates of inflation in China in future periods. For example, certain operating costs and expenses, such as personnel expenses, real estate rental expenses, travel expenses and office operating expenses may increase as a result of higher inflation. We are not able to hedge our exposure to higher inflation in China.

Recently Issued Accounting Pronouncements

See Note 2 to our audited consolidated financial statements included elsewhere in this prospectus for recently issued accounting pronouncements that we believe may have implications on our financial statements for future periods.

OUR INDUSTRY

China’s Economic Growth and Export Market

China is one of the largest and fastest growing economies in the world. According to the International Monetary Fund, China’s nominal gross domestic product, or GDP, reached US$5.1 trillion in 2009, and China’s GDP is expected to grow to US$9.3 trillion by 2014, representing a compound annual growth rate, or CAGR, of 12.8%. The fast growth of China’s export market has contributed significantly to China’s economic growth. The export sales volume declared at China’s General Administration of Customs grew from US$0.9 trillion in 2006 to US$1.2 trillion in 2009, representing a CAGR of 7.9%. According to iResearch, China’s export sales volume will increase to US$2.5 trillion in 2014, representing a CAGR of 15.9% from 2009.

The following chart sets forth the historical and expected export volume between 2006 and 2014 for China:

Source: iResearch

The suppliers of China’s domestically manufactured products include direct manufacturers, trading companies, domestic trade companies and wholesalers. According to iResearch, there were approximately 10 million such suppliers in China as of August 2010, with approximately four million engaged in exporting activities.

Goods exported from China primarily involve labor intensive manufacturing methods. According to the National Bureau of Statistic of China, China had a population of 1.3 billion and workforce of 780 million as of December 2009. Most manufacturers in China perform raw goods procurement and manual assembly, while product design is typically done in more developed countries. According to iResearch, China’s average labor efficiency is only 4.4% of the United States’ average labor efficiency, 4.1% of Japan’s and 5.6% of Germany’s. In addition, China’s value-added services in the manufacturing industry are only 50% of each of the United States and Germany’s value-added services, and 67% of Japan’s. Chinese brand names that have international influence are limited, such as Haier, Huawei, Lenovo, TCL and Glanz. According to iResearch, value for design specification as a percentage of total value for manufactured goods in China is only 26%, which is 22% lower than in the United States, 22% lower than in Japan and 11% lower than in Germany.

As a result, China’s typical manufacturers primarily engage in production or assembly of low cost goods, such as household items, clothing and footwear. To enhance the manufacturing industry in China, the PRC government has recently launched a series of international campaigns to promote a design-driven export market in China. According to iResearch, the future development of manufacturing enterprises in China will likely focus on research and development and brand building as their core competence in addition to enhancing their production experience to obtain greater profits.

High-Quality Manufacturers in China’s Export Industry

Among the large number of suppliers in China’s export market, a small subset of high-quality manufacturers account for a majority of China’s export industry. These high-quality manufacturers typically own production facilities, export their products, had annual export sales volume exceeding US$2.5 million, and have experience in export trade.

According to iResearch, there were over 239,000 manufacturers in China that exported their products as of 2009, which is significantly fewer than the four million enterprises in China that were engaged in export trade activities as of August 2010. Among these manufacturers, approximately 130,000 had export sales volume exceeding US$2.5 million in 2009. These 130,000 manufacturers accounted for approximately 92.2% of China’s total export volume in 2009, according to iResearch. Most of these high-quality manufacturers are large and medium-size manufacturers, and are, we believe, the key driver for the growth of China’s export market. The following graphs illustrate the co-relation between sizes of Chinese suppliers and their export volumes in 2009:

Source: iResearch

International Buyers Searching for High-Quality Manufacturers in China

Procurements by large international buyers constitute the majority of demand for products in the international market. According to a survey with international buyers conducted by iResearch, large international buyers are often subject to comprehensive external and internal regulations and are under significant pressure to ensure social responsibility in their procurement activities. When such international buyers procure products from China, they need to be able to distinguish high-quality manufacturers that meet their requirements from a large number of suppliers, including manufacturers of different levels as well as trading companies and wholesalers. Such buyers look for manufacturers with good trading records and operating performance, development potential, ODM/OEM experience as well as those that comply with environmental and social responsibility standards. As a result, many international buyers need a trustworthy verification system that can help them screen suppliers to find high-quality manufacturers that meet their requirements, according to iResearch.

PRC Government Initiatives on Quality Manufacturing

In recent years, China has faced increasing competition in the export industry from other Asian countries such as Vietnam, Malaysia, Pakistan and India. As these countries develop their export markets mainly through price competition, the PRC government is increasingly focusing on upgrading China’s export industry to high-quality products. In March 2010, the Ministry of Industry and Information Technology released the “Suggestions on Improving the Quality and Reputation of Industrial Products,” establishing product quality control, encouraging international standards reinforcement, and eliminating trade barriers to improve the quality of China exporting products.

Local governments at different levels in China have also adopted numerous policies and initiatives to promote the quality of products from China. For example, in May 2010, the Guangdong provincial government released a circular titled “Decisions on Accelerating Strategic Transformation in Foreign Trade to Enhance Global Competitiveness,” which encourages manufacturers in the Pearl River Delta region of southern China to develop self-owned brands with more effort in brand marketing, to aid the transition from low-end manufacturing to high-end research and development-driven manufacturing. In addition, the PRC government has also launched advertising campaigns in the international media to promote the international image of “Made in China” products. In May 2010, several government entities led the “Declaration of Chinese Brand” conference in Beijing, focusing on topics such as “integrity and innovation” and “social responsibility.”

B2B E-Commerce Platforms

Manufacturers in China face certain key challenges in the traditional export environment, including:

•	their limited geographic presence that restricts their ability to develop customer relationships beyond local markets;

•	a fragmented market in China, which makes it difficult to find and communicate with suitable trading partners;

•	limited communication channels and information sources for manufacturers to market and promote their products; and

•	the absence of an authenticating mechanism to distinguish reputable high-quality manufacturers from other manufacturers.

In response to these challenges, online information service platforms, where suppliers can advertise and buyers can search and find detailed information on suppliers, or B2B e-commerce platforms, have developed in China. Compared to traditional marketing and trading channels such as classified advertisements, outdoor advertising, trade catalogs, trade magazines, trade shows and physical wholesale markets, B2B e-commerce platforms offer convenient, continuous and low-cost access to information from anywhere in the world.

According to China National Network Information Center, Internet users in China reached 420 million as of June 2010, making China the country with the largest Internet population in the world. As the Internet has gained increasing acceptance in China, the number of enterprises in China using the Internet to conduct B2B e-commerce has also increased significantly. According to iResearch, the number of small and medium size enterprises in China using third-party B2B e-commerce platforms has increased from approximately 15.1 million in 2008 to approximately 17.0 million in 2009, representing an increase of 12.6%, and is expected to further increase to approximately 49.0 million in 2014, representing a CAGR of 23.6% from 2009. Furthermore, a significant number of these enterprises pay subscription fees or make other payments to use third-party B2B e-commerce platforms. According to iResearch, the number of small and medium size enterprises in China paying for third-party B2B e-commerce platforms increased from approximately 0.8 million in 2008 to approximately 1.0 million in 2009, representing an increase of 25.0%, and is expected to further increase to approximately 5.4 million in 2014, representing a CAGR of 40.1% from 2009.

According to iResearch, the total B2B e-commerce export transaction volume in China is expected to increase from approximately US$117.7 billion in 2009 to approximately US$455.9 billion in 2014, representing a CAGR of 31.1%.

The following chart sets forth the historical and expected B2B e-commerce export transaction volume in China between 2008 and 2014:

Source: iResearch

Operators of B2B e-commerce platforms generate most of their business from selling marketing services to manufacturers and establishing convenient ways for buyers and suppliers to connect. This involves publishing manufacturers’ information on their websites, matching buyers with suppliers and establishing convenient channels of communication between buyers and suppliers.

According to iResearch, operators of B2B e-commerce platforms also provide various additional value added services to customers such as social network, mobile solutions, training for B2B e-commerce personnel and provision of financing services. The operators of B2B e-commerce platforms also attend offline trade shows to provide additional marketing opportunities for their customers. B2B e-commerce platforms are divided into general operators that focus on the mass market and operators that focus on high-quality manufacturers. Mass-market focused operators play a passive role in business matching and do not require knowledge about the industry verticals in which they are involved. By contrast, operators that focus on high-quality manufacturers verify the information listed on their websites about the manufacturers. Operators of these platforms also typically have extensive knowledge about the industry verticals in which they are involved and utilize such knowledge to help buyers and manufacturers conduct business more efficiently.

BUSINESS

Overview

We are a leading business-to-business, or B2B, e-commerce service provider dedicated to connecting high-quality manufacturers in China to international buyers. We provide our services principally through our online GlobalMarket marketplace (www.globalmarket.com). According to the iResearch Report, we are the only e-commerce service provider in China’s B2B e-commerce industry that focuses on providing export marketing services to high-quality manufacturers in China. We were recognized as “China’s No.1 High-end E-Commerce Brand” at a brand festival sponsored by the China Council for the Promotion of International Trade in 2008 and were awarded “Contributor to International Trade in 2009—Best E-Commerce Innovation Prize” by China Import and Export Enterprise 8th Annual Conference in 2010, which was organized by an entity affiliated with the Ministry of Commerce of the PRC.

Our online GlobalMarket marketplace provides a trusted and efficient platform to facilitate e-commerce between our manufacturer customers in China and international buyers. Our customers can use our GlobalMarket marketplace to host their company profiles and product information in standardized formats and post product listings and trade leads. International buyers can view listings and trade leads arranged by vertical by browsing our marketplace or through keyword searching. In addition, our GlobalMarket marketplace enables our customers to negotiate with international buyers through online conference facilities and other methods. Through active listings, information exchanges, online negotiations and other online features provided by us, our manufacturer customers and international buyers have formed an interactive online community on our marketplace. We also distribute sourcing guide in trade fairs and provide training to our customers.

As our focus is on high-quality manufacturers in China that play a major role in China’s export industry, we have established a proprietary process to certify our customers and award them with a certificate, which we refer to as the Global Manufacturer Certificate, or GMC. We developed a standard set of criteria for our GMC certification process based on surveys of thousands of international buyers since 2004 and started to generate revenues from our GMC certified customers in 2008. We retain one of the world’s leading certification organizations, the TÜV Rheinland Group, or TÜV, to audit each manufacturer who has applied for our GMC certification. We believe GMC is increasingly recognized as a symbol of quality both in China and among international buyers that source products from China.

We generate revenue primarily from annual or bi-annual subscription fees charged to our manufacturer customers in the GlobalMarket marketplace, the majority of which are GMC certified pursuant to our GMC standard. The amount of subscription fees varies, depending on the different service packages our paying customers subscribe for.

In order to enhance the breadth and depth of the GlobalMarket marketplace, we offer information and buyer services to all registered international buyers through our GlobalMarket website. Registered international buyers may post listings and procurement requests, identify suitable manufacturers, communicate and match with manufacturers on our GlobalMarket website. We also provide in-depth and tailor-made matching solutions for international buyers through our consultancy buyer’s department. All of the services are provided free of charge to registered international buyers to encourage them to accomplish their sourcing needs through our GlobalMarket marketplace and enhance our online community.

We also operate Tradeeasy (www.tradeeasy.com) and B2S (www.b2s.com), which are based in Hong Kong, as our supplemental marketplaces, although we are in the course of gradually migrating customers on these marketplaces to our GlobalMarket marketplace.

We mainly compete with other B2B e-commerce providers for high-quality manufacturers in China. Our supplemental marketplaces in Hong Kong also compete with other B2B e-commerce providers for Hong Kong-based exporters. Our revenues generated from customers located in China accounted for 91.1%, 74.6%, 67.4% and 78.0% of our total revenues in 2007, 2008, 2009 and 2010, respectively; and our revenues generated from customers located in Hong Kong accounted for 8.9%, 25.4%, 32.4% and 22.0% of our total revenues in 2007, 2008, 2009 and 2010, respectively.

We have grown significantly in recent years. Our revenue has increased rapidly from US$4.4 million in 2007 to US$8.8 million in 2008, US$16.4 million in 2009 and US$26.7 million in 2010. Our income from continuing operations was US$0.9 million, US$0.1 million, US$54.0 thousand and US$7.0 million in 2007, 2008, 2009 and 2010, respectively. The number of our GMC manufacturers grew from 206 as of December 31, 2007 to 379 as of December 31, 2008, 805 as of December 31, 2009, and 1,428 as of December 31, 2010.

Our Strengths

We believe the following competitive strengths contribute to our success and distinguish us from our competitors:

Established GMC standard and GMC brand in China

We are a pioneer in successfully establishing a recognized standard certification process that helps international buyers identify high-quality manufacturers in China. Starting in 2004, and based on our surveys with thousands of international buyers, we developed a comprehensive set of criteria divided into eight categories intended to address the major concerns that international buyers typically have when identifying suppliers. Over the years, we have continued to refine our GMC standard in response to changing requirements of international buyers. We believe many international buyers have come to rely on our GMC standard as a means to identify high-quality manufacturers in China that meet their requirements. We believe GMC is increasingly recognized as a symbol of quality both in China and among international buyers that source products from China.

A GMC community comprised of high-quality manufacturers in China

With our GMC standard and certification process, we have successfully built up a GMC community comprised of approximately 1,428 GMC certified, high-quality manufacturers in China as of December 31, 2010. Our current GMC community includes well-known manufacturers in China that rank among China’s top exporters in their respective industries. We believe high-quality manufacturers typically desire to be associated with other peer manufacturers and are generally willing to spend on branding and promotion activities. The presence of well-known manufacturers in our GMC community also helps us gain greater recognition in the international buyer community, which further attracts more high-quality manufacturers to join our marketplace. The existence of a substantial number of GMC certified, high-quality manufacturers on our GlobalMarket marketplace also makes the marketplace attractive to international buyers as it saves their time in screening reliable and suitable manufacturers in China that can meet their stringent sourcing requirements. Our focus on high-quality manufacturers also aligns us with PRC government directives to improve the quality of products exported by manufacturers in China.

A strong and active international buyer community

Due to the quality of our GMC brand and our online community of high-quality manufacturers in China, our GlobalMarket marketplace has attracted more than 700,000 registered international buyers as of December 31, 2010. To ensure that registered buyers on our GlobalMarket marketplace are genuine and active international buyers, we develop our registered buyers mainly through face-to-face meetings at trade fairs and on-site solicitations. We have fostered a strong and active international buyer community, which in turn contributes to the growing number of our manufacturer customers and the attractiveness of our GlobalMarket marketplace.

A trusted and efficient e-commerce platform for international trade

We believe the quality of information is more important than quantity in international trade. We have endeavored to provide information that is trustworthy, useful and tailored to the needs of international buyers. We increase the trustworthiness of information on our online GlobalMarket marketplace through our GMC standard and certification process for manufacturers and our selection process for registered international buyers. We encourage our customers to go through the GMC certification process, allowing us to gather in-depth information, which makes business matching more meaningful, cost-effective and efficient. To ensure the quality of information in our marketplace, we endeavor to understand their business, and we expand our services into a new industry vertical only after we have obtained sufficient knowledge about the vertical. We currently focus primarily on nine industry verticals and have accumulated rich experience and knowledge in these verticals.

Continuous technological innovation to shorten the business cycle in international trade

We have developed a series of featured tools, in particular, our new online management and communication tool, MyGMC, with features such as Product Alerts, Message Management, Instant Messaging and On-line Video Business Matching Conferences, to enable our customers and international buyers to communicate and meet at their convenience to capture matching opportunities efficiently. We believe our continuous technological innovation helps to shorten the business cycle of information gathering and negotiating in international trade, making it more efficient and cost-effective to connect manufacturers in China to international buyers.

Seasoned management team with in-depth industry knowledge

Our management team combines extensive experience in international trade and B2B e-commerce with a proven track record of operating and managing online marketplaces successfully. Mr. Weijia (David Ling) Pan, our founder, chairman and chief executive officer, started his own global trade services business after graduation from university in 1995 and has accumulated 15 years of experience in international trade. Mr. Danny Yip, our managing director, founded Tradeeasy Holdings Ltd. in 1996 and successfully led the expansion of the company’s B2B e-commerce business and the company’s public offering and listing of shares on the Stock Exchange of Hong Kong. Mr. Yip had ten years of experience encompassing manufacturing and wholesale operations in China, Hong Kong and Australia before joining Tradeeasy. Our other senior management members also have extensive knowledge and experience in their respective areas of responsibility.

Our Strategies

To further strengthen our leading position in the B2B e-commerce sector in China, we plan to pursue the following strategies:

Continue to build a community of manufacturers and buyers around the GMC standard and brand

We believe continuing market acceptance and recognition of the GMC standard and brand is critical to the growth and success of our GlobalMarket marketplace. We intend to build a community of manufacturers and buyers around the GMC standard by devoting significant efforts and resources to marketing campaigns and business development. Specifically, we plan to increase the number of international trade fairs we attend and organize regular meetings, trainings and other offline events among potential customers to promote our GMC concept and attract more high-quality manufacturers and international buyers into our marketplace. For example, we have recently organized seminars conducted by renowned economists and international marketing specialists to our customers and potential customers to advance their business in the global market. We also intend to introduce industry-specific GMC certification criteria to address specific industry requirements, such as requiring manufacturers in the apparel and textiles industry to meet certain safety standards and machinery requirements.

Expand our business into new industry verticals

We seek to increase revenues by gradually expanding into new industry verticals in which we currently do not have any business. At present, we primarily operate in nine industry verticals. We plan to explore market opportunities in other industry verticals, such as sports and outdoor products, electrical products, telecommunication products, textile products, footwear and headwear, and energy and environmental products. We have already developed new customers in these emerging industry verticals and intend to enhance and promote our business in these and other new industry verticals. We have accumulated strong experience in serving our current customers and believe the platform that we have established on our GlobalMarket marketplace will enable us to effectively apply our work process to new industry verticals. In addition to organic growth, we may also expand our business into new industry verticals through selective acquisitions. For example, we acquired Tradeeasy (www.tradeeasy.com) and B2S (www.b2s.com) in 2008 to expand our business into the apparel and electronics verticals.

Expand our market into new geographic areas

Our GMC manufacturers are primarily located in the coastal provinces or cities of Guangdong, Zhejiang, Jiangsu, Shanghai, Hong Kong, Fujian and Shandong. Based on our success in these core exporting regions, we intend to expand our sales and services into additional geographic areas. We have opened 14 new regional offices in 13 cities in eastern and southern coastal areas in China since September 30, 2010. We also plan to develop ties with more manufacturers from other geographic areas within China, especially in northern China, to enlist more GMC manufacturers and provide business matching services to an increased customer base. We are also exploring opportunities to expand our services and GMC standard internationally.

Continue to enhance our customer experience

We plan to enhance the customer experience on our GlobalMarket marketplace by developing and introducing new features and tools. In particular, we intend to enhance our MyGMC system, which provides a powerful account management and communication tool to facilitate online interactions and communications among our customers and international buyers. We are working to incorporate new applications, such as smart phone applications as well as an instant messaging system to enable manufacturers and buyers to send e-catalogues or inquiries during trade fairs through mobile devices.

Increase sales of services to our customers

We intend to generate more revenue by enhancing existing services, developing new services, promoting our customers’ awareness and acceptance of each type of our services and increasing the subscription for our services by each customer.

Our Marketplaces and Services

Services and Activities on Our GlobalMarket Marketplace

Our online GlobalMarket marketplace offers a broad range of services for both our manufacturer customers and international buyers. Through our GMC certification and provision of in-depth information through online storefronts and product listings, our manufacturer customers can enhance their marketing efforts to potential buyers. Our manufacturer customers can also communicate and negotiate with international buyers via various online tools available on our marketplace, which shortens business cycles and lowers transaction costs, making business matching more meaningful, cost-effective and efficient. Our GlobalMarket marketplace provides international buyers with a reliable manufacturers’ community, lowers their transaction risks, quickly matches procurement requests and reduces sourcing costs. The following diagram illustrates the typical trading process among our GMC manufacturers and buyers using our GlobalMarket marketplace.

Global Manufacturer Certificate and the Certification Process

In 2004, we established the GMC standard to identify and certify high-quality manufacturers in China. GMC aims to help international buyers improve their sourcing efficiency in screening suitable manufacturers in China while lowering their potential risks in the sourcing process.

To obtain a GMC from us and thereby become a GMC manufacturer, an applicant needs to make an application and provide relevant documentation, after which we will initiate our certification process. Based on surveys with thousands of international buyers, we developed and use the following eight major criteria in the GMC certification process:

(1) Genuine manufacturer or product brand: The applicant should be a genuine manufacturer with its own factory or a brand name holder selling its own branded products, not a trading company or broker;

(2) The ability to produce high-quality products: The applicant should have established a comprehensive quality control system, such as one that has obtained ISO 9001 certification, or its products should have obtained product certifications, such as the UL certification by Underwriters Laboratories Inc. in the U.S. or the CE mark that certifies that a product has met European Union’s consumer safety, health or environmental requirements, or other applicable standards;

(3) Considerable company size: The annual production capacity or annual export volume of the applicant should reach certain levels;

(4) Dedicated export team: The applicant should have a dedicated export team of qualified employees with foreign language skills, necessary educational background and export sale experience;

(5) Research and development capability: The applicant should have its own dedicated research and development team;

(6) Social and environmental responsibility: The applicant should have a strong sense of social and environmental responsibility, maintain a healthy and safe working environment and comply with applicable social and environmental laws of relevant countries, including no tolerance for child labor;

(7) Trustworthiness and reputation: The applicant should have a good reputation in its industry and not have any record of illegal activities and should be able to make an statement as to its compliance with business morals; and

(8) OEM/ODM Experience: The applicant should have prior experience in original equipment manufacturing, or OEM, or original design manufacturing, or ODM.

All GMC manufacturers are required to meet the first five criteria while the last three criteria are used as important references. We refine the details of the criteria from time to time according to the requirements of international buyers or to reflect changes in market requirements for certain products.

We engage TÜV to perform on-site factory audits of each manufacturer who has applied for the GMC certification and review documents provided by such manufacturer. The on-site audit and document review are conducted based on the eight criteria listed above. Upon completion of the on-site audit and document review, TÜV will issue a GMC audit report.

For manufacturers in China that have passed the audit performed by TÜV and met our GMC criteria, we will issue a GMC to the manufacturer if it has an annual production capacity of US$5,000,000, annual export volume of US$2,500,000 or annual export volume of self-branded products of US$500,000, or a quasi-GMC to the manufacturer if it has an annual production capacity of less than US$5,000,000 but more than US$2,500,000. The GMC mark and the quasi-GMC mark are different in colors but are otherwise identical. We refer to manufacturers with GMC or quasi-GMC as our GMC manufacturers. The GMC certification provides certification as of the issuance date. The certifications are dated to reflect the issuance date. We cannot revoke or restrict the use of a previously issued certification for any reason. We do not monitor a GMC manufacturer after it has received a GMC certification. As a result, we may experience damage to our brand as a result of the actions of previously certified manufacturers who continue to use the GMC certification but cease to meet our certification criteria. Previously certified manufacturers may only obtain a certification as of a current date if they pay us to complete a new certification process and if they successfully pass the audit as of the current issuance date.

We believe the GMC standard has become a recognized standard to identify manufacturers in China with high-quality products.

Registered Manufacturers

Registered manufacturers on our GlobalMarket marketplace are primarily exporters in China, currently in the following nine industry verticals: lighting, machinery and equipment, furniture, hardware and tools, automotive parts and vehicles, apparel and textiles, consumer electronics, home appliances, household goods and gifts.

As of December 31, 2010, we had 1,636 registered manufacturers on our GlobalMarket marketplace, including 1,428 GMC manufacturers. A super majority of the manufacturers registered on our GlobalMarket marketplace were able to pass our GMC audit and become GMC certified because they were pre-screened by our sales personnel before they were able to register on our GlobalMarket marketplace. Our sales personnel will receive a commission from us if the manufacturer client they retained becomes GMC certified. The number of our customers has been expanding steadily and rapidly in the past three years and is expected to continue to grow in the future. The following table sets forth the number of GMC manufacturers and manufacturers not certified pursuant to our GMC standard, or non-GMC manufacturers, that are registered on our GlobalMarket marketplace as of the dates indicated:

	As of December 31,
	2007	2008	2009		2010
GMC manufacturers
with GMC	179	288	661		1,246
with quasi-GMC	27	91	144		182

Subtotal	206	379	805	(1)	1,428	(3)
Non-GMC manufacturers	201	115	55	(2)	208	(4)

Total customers	407	494	860		1,636

(1)	Includes 54 GMC manufacturers migrated from Tradeeasy and B2S.
(2)	Includes 31 non-GMC manufacturers migrated from Tradeeasy and B2S.
(3)	Includes 59 GMC manufacturers migrated from Tradeeasy and B2S.
(4)	Includes 50 non-GMC manufacturers migrated from Tradeeasy and B2S.

Our International Buyer Community

International buyers using our GlobalMarket marketplace come from all over the world and primarily include importers, procurement departments of manufacturers, trading companies, as well as wholesalers and distributors. As of December 31, 2010, we had more than 700,000 registered international buyers.

Our Services for Manufacturers

Our GlobalMarket marketplace offers an array of services for our customers who pay a varied amount of service fees to us depending on the service packages they subscribe for. The current charge for our typical service packages starts from RMB60,000 per annum, which consists of GMC certification, certain basic product listing and business matching services and usage of our new MyGMC tool. The charge for our service package increases as our customers subscribe for more services in the package. Starting from September 2009, we have allowed our customers to subscribe for GMC certification as a standalone service without subscribing for our other services. The aggregate fees we charge to a customer in GlobalMarket marketplace generally range between RMB60,000 and RMB150,000 per year. For customers that subscribe for our GMC certification service only, we charge them a one-time certification fee of RMB38,000. In October 2010, we introduced a special service package with an annual subscription fee of RMB39,800, consisting of only GMC certification and basic product listing services, to attract new customers. In determining our pricing policies, we consider a number of factors, including the marketing budget of our targeted high-quality manufacturers in China, the quality of the international sourcing services provided by us, our operating costs as well as our market positioning.

Services provided to our GMC manufacturers primarily include the following:

•

GMC Certification.    We engage TÜV to perform on-site factory audits of each manufacturer who has applied for the GMC certification and review documents provided by such manufacturer. We issue GMCs to manufacturers that have passed such audits and met our GMC standard.

•	Product Listing. We allow our customers to display company and product information on our GlobalMarket websites. Our registered buyers can search the details of manufacturers and products to meet their sourcing requirements. Our customers may select the following listing services in their packages,

¡

Priority Placement.    We offer our customers the choice to display company and product information and enjoy prioritized placement of their directories and search results pages showing their storefronts and listings when users of our GlobalMarket marketplace search for relevant listings.

¡

Premium Banner Display.    We offer our customers a premium advertisement listing service that allows them to display company and product information and promote their storefronts or listings on our GlobalMarket marketplace by displaying their banners at a designated position on selected web pages.

¡

Popular Keywords Search.    Our customers may subscribe for popular keywords search listing which allows international buyers to quickly search for popular products or services without entering specific keywords themselves.

¡

Online Video Promotion.    Our customers may subscribe for online video promotion listing which allows our customers to display company and product information with video introductions to their factories, products or services.

•

Business Matching.    We match suitable manufacturer customers to international buyers using our extensive database. Buyers’ sourcing needs are analyzed through our computer matching program and sent to matching manufacturers online. Matching products are also sent to interested buyers as product alerts. Buyers and pre-matched manufacturers can use our online platform to communicate with each other. We also organize offline business matching meetings.

•

MyGMC Initiative.    In order to provide a more direct, cost-effective and efficient interactive platform for our customers, we launched MyGMC, an online management and communication tool, in November 2010. Registered users of MyGMC are limited to manufacturer customers and registered international buyers in order to preserve the reliability of information released on this platform.

MyGMC provides a powerful account and customer relationship management tool for our registered users. Registered users may use MyGMC to manage their user profile, handle their product cataloging and release information. MyGMC has built-in customer relationship management functions, which enable our customers to manage contact lists of trading partners. Moreover, MyGMC is also a comprehensive community tool. Trading partners can communicate with each other via MyGMC through an instant messaging platform and organize video conferences. Matching buyers and manufacturers will be alerted with their latest sourcing needs and new products.

•

Sourcing guides distribution in trade fairs.    We regularly distribute sourcing guides in trade fairs we attend. Relevant company and product information of our customers are displayed and promoted in these sourcing guides.

•

Training Program.    We provide training services to customers and potential customers in order to help them gain the recognition of international buyers and promote their business in the global export market.

We rank our customers in four levels according to the annual subscription fees paid by them. Level A manufacturers pay an annual subscription fee of no less than RMB300,000. Level B manufacturers pay an annual subscription fee in the range between RMB200,000 and RMB300,000. Level C manufacturers pay an annual subscription fee in the range between RMB100,000 and RMB200,000. Those manufacturers with an annual subscription fee below RMB100,000 are referred to as ordinary customers. We prioritize our business matching services on the basis of such rankings.

Our Services for Buyers

We place a high priority on our international buyer community, which we believe is critical to the success of our business. In order to maximize the size and activity on our marketplace and to grow a critical mass of market participants in our online community, we do not charge international buyers for the matching services provided by us and allow them to search, find, communicate and conduct business with our customers in our marketplace after they register on our website for free. The primary services provided for buyers include the following:

•

Search.    Buyers can search products and manufacturers through keyword searches or an online directory. The search results also provide options to search further information on related categories of manufacturers or products.

•	Buying leads posting. Buyers who are our registered members can post buying leads in our marketplace and can make requests for information and quotations through our multi-inquiries system.

•

Trade Alert.    Once a request for information or quotation is sent out or a buying lead is posted, the relevant information or quotation will be sent to relevant manufacturers. Pre-matched manufacturers’ information will be sent to buyers through emails and to their message centers as a trade alert.

•	My GMC. Buyers can communicate with manufacturers by using MyGMC communication and management tools and organize video business matching conferences with manufacturers via MyGMC.

In addition, we have set up a consultancy buyers’ department to provide in-depth and tailor-made matching solutions for international buyers. The key mission of our buyers’ department is to identify and match suitable manufacturers for international buyers. To that end, our buyer’s department is dedicated to offering integrated sourcing solutions that include sourcing events, sourcing guides, product alerts and other sourcing consultancy. Our buyer consultants keep close contact with international buyers and identify suitable manufacturers at the specific request of buyers. Sourcing meetings are arranged for qualified manufacturers and international buyers to meet with each other at the most convenient and appropriate times and places. The online matching conferences and factory tours are also part of our solutions provided to international buyers.

Other Marketplaces

Other than our GlobalMarket marketplace (www.globalmarket.com), we currently also maintain Tradeeasy (www.tradeeasy.com) and B2S (www.b2s.com) marketplaces, both of which are based in Hong Kong and provide B2B e-commerce services mainly to exporters in Hong Kong.

We acquired Tradeeasy and B2S in 2008 as part of our strategy to expand into new industry verticals. Tradeeasy focuses on garment and apparel related verticals, while B2S focuses on electronic items and electronic components. Both portals serve as platforms for Hong Kong exporters to showcase their products, generate trade leads and for international buyers to source their products from Hong Kong exporters.

These platforms provide web-based applications for the exporters to manage their databases and to communicate and manage the clientele relationship in an efficient and effective manner. We help Hong Kong exporters to build up their brands and promote their products to international buyers. For international buyers, we offer various sourcing tools and personalized sourcing services to help them source products and locate Hong Kong exporters’ information.

As of December 31, 2010, we had a total number of 1,573 Hong Kong exporters as our customers on Tradeeasy and B2S. These two marketplaces contributed approximately 20% of our total revenues in 2010. Since 2008, we have been gradually migrating and plan to continue to migrate our Tradeeasy and B2S customers to the GlobalMarket marketplace as an integrated GMC community by encouraging our Tradeeasy and B2S customers to undergo a GMC audit and transition to our GlobalMarket marketplace. As of December 31, 2009 and 2010, the total number of Tradeeasy and B2S customers that migrated to our GlobalMarket marketplace was 85 (including 54 GMC manufacturers and 31 non-GMC manufacturers) and 109 (including 59 GMC manufacturers and 50 non-GMC manufacturers), respectively.

Our Sales Force

We market our services through direct sales, and we devote significant resources to developing and maintaining our sales infrastructure. As of December 31, 2010, we had 415 full-time sales and marketing employees in mainland China and Hong Kong.

Our sales force typically sell our services directly to our customers through an in-person, consultative process. After identifying potential customers through various leads and sources, our sales personnel conduct preliminary screening through phone calls to the potential customers to make sure that they have a good chance of meeting our GMC standards and follow up with face-to-face visits to such potential customers.

We have adopted a compartmentalized sales methodology that systematically sets out procedures in respect of the direct sales processes including email marketing, telemarketing, event marketing, face-to-face selling and customer education. Sales work required in each of the processes is clearly defined. We believe our compartmentalized sales methodology and systematic sales procedures can be applied in virtually all geographical areas and industry verticals and therefore allow us to expand our business rapidly.

We have made great efforts in the hiring, training and ongoing support of our sales force. Key elements of our efforts to develop and strengthen our sale force include:

•

Recruitment. We have organized a “Global Talent Club” in several universities in China through which we organize seminars, distribute latest news about our company and communicate with university students. We also offer internships and training programs to university students. These programs have been very helpful in recruiting top graduates from universities.

•

Training. Our newly recruited sales personnel are typically trained in the sales training center located in our Guangzhou head office before they are assigned to local offices. All of our training programs are standardized. In local offices, the newly recruited sales personnel join a mentoring program and their performance is reviewed on a daily basis. We have also implemented an e-learning program which provides a handy platform for our sales personnel from different regions to share their experiences and for us to distribute new sales materials to the entire sales force.

•

Performance Focus. We closely monitor the effectiveness and efficiency of our sales calls. We also have a transparent promotion scheme for our sales personnel that focuses on their sales performance and offers incentives for them to improve their work.

Our sales force are primarily located in Guangdong, Zhejiang, Jiangsu, Shanghai, Shandong and Fujian. The following map shows the geographic coverage of our sales network as of December 31, 2010.

Customer Service

We believe it is imperative to provide consistently high-quality customer services for our customers, which is the cornerstone for our long-term development. We have over the years contributed significant financial and management efforts to establish and maintain a strong customer service and support team. In addition to handling general service inquiries, our customer service and support team is responsible for collecting, compiling or optimizing customers’ marketing materials, establishing customers’ profiles on our marketplace, producing promotional supplies for exhibitions, matching suitable buyers with manufacturers, organizing business matching meetings and providing trainings on e-commerce and international trade. Our customer service and support team also works closely with other teams in coordinating for the GMC certification process, identifying potential customers and assisting in retaining existing customers.

To maintain and improve our customer service, we conduct periodic customer surveys through various channels such as telephone and direct visits. We regularly conduct customer surveys to seek feedback from our customers on matters relating to our services. We carefully review and analyze customer feedback to identify customer needs, maintain satisfactory customer relationships and better understand market trends.

Marketing and Branding

We employ a variety of methods to promote our GMC brand and expand the base of potential qualified manufacturers and buyers.

•

Trade Fair Marketing.    To further promote the awareness of the GMC brand and our marketplaces among potential customers, we have maintained well-established relationships with selected trade fairs around the world. We participate in most of the major trade fairs in the industry verticals that we cover. These trade fairs provide a platform for us to distribute our marketing materials and promote our GMC brand among international buyers and manufacturers in China.

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Internet Advertising Program.    We recognize the importance of marketing our brand name on the Internet and continuously promote our brand through well-known Internet search engines. We also maintain good relationships with well-known Chinese gateway sites to promote our GMC concept and attract more manufacturers and buyers into our marketplace.

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Public Relations Campaigns.    We regularly engage in public relations campaigns in order to establish and maintain our high-quality public image. We keep a close relationship with main stream media in regions where our targeted manufacturers are located. We also conduct news interviews with the media to enhance our brand image among high-quality manufacturers.

•

Offline User Education.    We organize regular meetings and events for manufacturers who are interested in e-commerce. We typically invite well-known economists, entrepreneurs, and buyer representatives to give presentations and speeches to introduce the e-commerce basics and solve the questions manufacturers may have in their trading business to foster our brand name and promote our marketplace. After each forum, we identify the attendees who are interested in becoming our customers and invite them to our sales offices for further educational programs.

•

User Experience Enhancement.    Our customer base has developed also through word-of-mouth as a result of positive user experience. We focus on continuously improving the quality of our services to our existing customers and international buyers, as we believe satisfied users are more likely to stay with us and to recommend our services to others. Our successful cooperation with notable customers and international buyers has helped attract others to our GlobalMarket marketplace.

Competition

We face intense competition in the B2B e-commerce market from both domestic and international competitors, including Alibaba, Global Sources, Made-in-China as well as market players that focus on single industry verticals. In addition, we also face indirect competition from other marketing service providers, such as trade fair organizers, trade magazine publishers and outdoor advertising operators. With the rapid development of the B2B e-commerce market in China, we expect our operating environment to become increasingly competitive. We believe that the principal competitive factors in the market include size of customer base, quantity and quality of listings, customer loyalty, brand recognition, industry knowledge, technology, customer service, pricing and ability to recruit and retain talent.

We believe we enjoy a number of advantages over our competitors, such as our well-established GMC standard and brand in China, our expanding GMC community comprised of high-quality manufacturers in China, our strong and active international buyer community, and our seasoned management team with in-depth industry knowledge. We intend to enhance our premium brand around the GMC standard in order to maintain our reputation among the international buyer community. We also plan to provide more comprehensive and in-depth business matching solutions to our customers so as to increase their stickiness to our marketplace.

Technology

We are committed to researching, designing and developing solutions and software products to meet the needs of our customers. Our research and development team is divided into two sub-teams: the business team and the technical team. The business team is responsible for conducting market research and carrying out group studies on manufacturers and buyers and identifying users’ requirements. The technical team conducts, researches and develops software to meet the requirements identified by the business team.

We believe it is essential for our services to be user-friendly, stable, secure and compatible across different platforms. MyGMC, GMC Online Conference and GMC Instant Enquiries are our latest applications that facilitate online business matching, e-cataloging, management and communications as well as real time negotiation.

We recognize the importance of our technological equipment and infrastructure for providing services to manufacturers and buyers. The key components of our technology platform include:

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Network Security Infrastructure.    We have put in place three layers of security measures that provide multi-level protection of our database. The first layer is an intrusion prevention system that provides us with comprehensive intrusion prevention, behavioral anomaly detection and denial of service protection from a wide variety of known and unknown attacks. The second layer is a firewall that protects our enterprise applications against any unauthorized access. The third layer distributes workloads and accesses evenly to our enterprise systems.

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Large Scale System Infrastructure.    We have built a highly scalable technology infrastructure to handle large amounts of data flow with scalability and reliability. We use leading virtualization software providers to virtualize all our application services so they can be dynamically added or relocated on demand.

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Resilience System.    To respond promptly to network or system crash or other contingent events, we have employed a third-party technology to backup our strategic data on a real time basis and handle online analytic processing. In addition, to protect our customer information and storage against system failure, all customer-owned photos and documents are saved in our mirrored storage area network.

Discontinued Business

We also conducted logistics agency and manufacturer-to-consumer, or M2C, businesses through certain of our subsidiaries before September 2010. In order to focus on our core B2B e-commerce business, we discontinued the logistics agency and M2C businesses and sold all of our subsidiaries that were engaged in the logistics agency and M2C businesses to Global Market International Limited, a Cayman Islands company established by Mr. Weijia (David Ling) Pan on behalf of our then existing shareholders, at a price based on the fair market value of the logistics agency and M2C businesses as determined by an independent appraiser. See “Our History and Corporate Structure.”

Intellectual Property

We believe the protection of our intellectual property including trademarks, copyrights, trade names, trade secrets, and other proprietary rights is important to our business. We rely on a combination of trademark, fair trade practice, copyright and trade secret protection laws in China and other jurisdictions, as well as confidentiality procedures and contractual provisions to protect our intellectual property rights. We also enter into confidentiality agreements with all of our employees and any third parties who may access our proprietary information, to protect our proprietary technology and information.

We have successfully registered our “GMC” logo as a community trade mark in the European Union and as a trademark in international class 35 in the United States and Japan and have registered our copyright for our “GMC” logo in China. We also have registered “Global Market ” as a trademark in international class 9 in mainland China and have applications for “Global Market” and “ ” trademark registration in other classes pending in mainland China. However, our application for trademark registration of our “GMC” logo in China was rejected due to prior similar trademark registrations by third parties and what the relevant PRC authorities deemed to be potential confusion to consumers. Furthermore, our applications for trademark registration of “Global Market” and “ ” in certain key trademark classes in China were also rejected for similar reasons. We recently submitted a trademark registration application for a variation of our “GMC” logo in China but cannot guarantee the application will be approved on a timely basis, if at all. In addition, we have three copyright registrations with the State Copyright Bureau of the PRC for software we independently developed for the B2B e-commerce market, including sales support software and business management system, and two software product registration certificates issued by relevant information industry bureaus in China. We also have made domain name registrations for various websites, including www.globalmarket.com and www.globalmarket.com.cn.

Facilities

We are headquartered in Guangzhou, where we lease an aggregate of approximately 2,180 square meters on the 17th and 19th floor of Tower A, Victory Plaza, No. 103, Tiyu Xi Road. These premises are for office use.

We currently operate 38 regional offices with 13 offices located in Guangdong Province of approximately 3,351 aggregate square meters, six offices located in Jiangsu Province of approximately 2,211 aggregate square meters, 13 offices located in Zhejiang Province of approximately 1,301 aggregate square meters, one office located in Hong Kong of approximately 1,022 aggregate square meters, two offices located in Shanghai of approximately 505 aggregate square meters, two offices located in Fujian Province of approximately 376 aggregate square meters, and one office in Shandong Province of approximately 138 aggregate square meters. Substantially all of our office space is leased from third parties and is for office use. We do not expect any material difficulties in renewal of existing leases upon their expiration, where desired. Additionally, our regional offices are typically relatively small in size and the facilities inside the offices are easily movable. As a result, we do not expect our operations to be materially and adversely affected by any failure to renew or enter into new leases.

Employees

We had 173, 781, 697 and 738 employees as of December 31, 2007, 2008, 2009 and 2010, respectively. Excluding the employees not related to our B2B e-commerce business, we had 119, 659, 632 and 738 employees as of December 31, 2007, 2008, 2009 and 2010, respectively. The following table sets forth the number of our employees categorized by business and function as of the dates indicated:

	As of December 31,
	2007		2008	2009	2010
B2B e-commerce
Sales and marketing	81		406	332	415
Customer service	—	(1)	70	78	95
Others	38		183	222	228

B2B e-commerce subtotal	119		659	632	738
Logistics agency	54		122	65	—	(2)
M2C(3)	—		—	—	—

Total	173		781	697	738

(1)	Our customer service was outsourced to Guangzhou Hao Long Computer Technology Co., Ltd. as of December 31, 2007.
(2)	We disposed of our logistics agency business in September 2010.
(3)	We did not commence our M2C business until early 2010 and disposed of our M2C business in September 2010. As a result, we had no employees for our M2C business as of the dates indicated.

We believe that we maintain a good working relationship with our employees and we have not experienced any significant labor disputes. Our employees have not entered into any collective bargaining agreements. In accordance with applicable regulations in China, we participate in various defined contribution plans for our employees. We have made adequate provisions in accordance with these regulations, which require us to contribute certain percentage of our employees’ base salaries to such plans.

Insurance

We purchase personal injury insurance and accidental medical care insurance for our employees as required by PRC laws. We have maintained property insurance for our headquarter office in Guangzhou against fire, water damages and other losses. We do not carry liability insurance that extends coverage to all potential liabilities that may arise in the ordinary course of our business, and we do not maintain any insurance coverage for business interruption due to the limited coverage of any business interruption insurance in China or key-man life insurance on our executive officers. We consider our insurance coverage to be adequate and in line with other B2B e-commerce service providers in China. However, significant uninsured damage to any of our facilities, office buildings or other assets, whether as a result of fire or other causes, could have a material adverse effect on our results of operations. See “Risk Factors—Risks Relating to Our Business—We do not maintain business liability or disruption, litigation or property insurance, and any business liability or disruption, litigation or property damage we experience might result in substantial costs to us and the diversion of our resources.”

Legal, Arbitral and Administrative Proceedings

We are currently not a party to any material legal, arbitral or administrative proceedings, and we are not aware of any threatened material legal, arbitral or administrative proceedings against us. We may from time to time become a party to various legal, arbitral or administrative proceedings arising in the ordinary course of our business.

REGULATION

Overview

This section summarizes the material effects of government regulations on our business and operations.

We operate our business primarily in China under a legal regime consisting of the PRC National People’s Congress and its Standing Committee, the State Council and several ministries and agencies under its authority.

Current PRC laws, rules and regulations encourage foreign investment in software development and production but impose regulatory restrictions on foreign ownership of companies that engage in value-added telecommunications businesses in China, including the provision of Internet information services. As a result, we operate the website for our GlobalMarket marketplace through cooperation with Guangzhou Shen Long, which is a company owned by PRC citizens and holds the licenses necessary to operate our GlobalMarket marketplace website in China.

In the opinion of our PRC counsel, Guangxin Lawyers, the ownership structure, businesses and operation of our PRC subsidiaries and Guangzhou Shen Long and our contractual arrangements with Guangzhou Shen Long and its shareholders comply with all current PRC laws, rules and regulations. In addition, all material governmental consents, approvals and licenses required under the current PRC laws, rules and regulations for such ownership structure, businesses and operations have been obtained.

As the Internet and e-commerce industry and the value-added telecommunication services industry are at an early stage of development in China, new laws and regulations may be adopted from time to time. These new laws and regulations may require us to obtain new licenses and permits in addition to those we currently have and to comply with new regulatory requirements that may be imposed from time to time. Moreover, substantial uncertainties exist with respect to the interpretation and implementation of current and future PRC laws, rules and regulations applicable to the Internet industry generally. See “Risk Factors—Risks Relating to Doing Business China—Regulation of the Internet and e-commerce industry by the PRC government may significantly disrupt our business and subject us to liability for information listed on our marketplace websites.”

Regulations Relating to Our Business

Telecommunications Services

Value-added telecommunication services in China are governed by the Telecommunications Regulations of the PRC, or the Telecommunications Regulations, issued on September 25, 2000 by the State Council. The Telecommunications Regulations categorize all telecommunication services in China as basic telecommunications services and value-added telecommunications services and set forth extensive guidelines on various aspects of telecommunications operations in China. The Catalog of Classes of Telecommunications Businesses attached to the Telecommunications Regulations, which was amended on February 21, 2003 and became effective as of April 1, 2003, provides that Internet information services are value-added telecommunications services. According to the Telecommunications Regulations, a commercial telecommunication services provider in China must obtain an operating license from the Ministry of Industry and Information Technology (formerly the Ministry of Information Industry), or MIIT, or its provincial-level counterparts.

The Administrative Measures for the Licensing of Telecommunications Business Operations, or the Telecom License Measures, were promulgated by the MIIT on March 1, 2009. The Telecom License Measures, which are formulated in accordance with the Telecommunications Regulations, set forth the types of licenses required to provide telecommunication services in China and the procedures and requirements for obtaining such licenses. With respect to licenses for value-added telecommunication businesses, the Telecom License Measures distinguish between licenses for business conducted in a single province, which are issued by the provincial-level counterparts of the MIIT, and licenses for inter-provincial businesses, which are issued by the MIIT. We provide our telecommunications services from Guangdong province only and we do not have servers or subsidiaries that provide telecommunications services in other parts of China, and as such, we only need the approval of the provincial-level counterpart of the MIIT in Guangdong province.

Internet Information Services

Provision of Internet information services on the website of our GlobalMarket marketplace are subject to various PRC laws, rules and regulations relating to the telecommunications industry and the Internet, and is regulated by various governmental authorities, including the MIIT and the State Administration for Industry and Commerce, or SAIC.

According to the Telecommunications Regulations and the Telecom License Measures, Internet information services are classified as value-added telecommunication services. A commercial operator of such services must obtain a value-added telecommunication business operating license, or an ICP license, from the relevant governmental authorities in order to conduct any commercial Internet content provision operations in China.

In addition, Internet information services are regulated by the Administrative Measures on Internet Information Services, or the ICP Measures, issued on September 25, 2000 by the State Council. The ICP Measures define “Internet information services” as the services which provide information to online users through the Internet. Internet information services are divided into commercial services and non-commercial services. Internet Information Service Providers, which are commonly referred to as ICPs, who provide commercial services are required to obtain an operating license from the MIIT or the relevant provincial counterparts. The ICP Measures also provide that anyone who intends to provide Internet information services relating to news, publication, education, medical and health care, pharmaceuticals or medical equipment and certain other matters shall first obtain approval from or make filing with the competent governmental authorities of the relevant industry as required by relevant laws and regulations.

With all servers for the operation of our GlobalMarket marketplace website located in Guangdong Province, Guangzhou Shen Long has obtained a Telecommunications Value-added Services Operation License, or the ICP License from Guangdong Administration of Communications.

Internet Content

The PRC government has promulgated measures relating to Internet content through a number of ministries and agencies, including the MIIT, the News Office of the State Council, the Ministry of Culture, or MOC, and the General Administration of Press and Publication, or GAPP. In addition to various approval and license requirements, these measures specifically prohibit Internet activities that result in the dissemination of any content which is found to propagate obscenity, gambling or violence, instigate crimes, undermine public morality or the cultural traditions of the PRC, or compromise State security or secrets. If an ICP license holder materially violates these measures, the PRC government may revoke the ICP license and other relevant business operation licenses and shut down the website.

The News Office of the State Council and the MIIT jointly promulgated the Interim Provisions on the Administration of News Publication Services on the Internet Websites on November 7, 2000 and the Administrative Rules of the Internet News Information Services on September 25, 2005. These rules require any Internet news information service provider to obtain approval from or make a filing with the

News Office of the State Council. We believe the commercial information displayed on our GlobalMarket marketplace website does not fall within the scope of “news” and therefore we are not required to obtain approval for Internet news information services from the News Office of the State Council. We also received a letter from the News Office of Guangdong Provincial Government in October 2010 confirming that the commercial information as displayed on our GlobalMarket marketplace website does not fall within the scope of “news” regulated by the Administrative Rules of the Internet News Information Services.

Electronic Bulletin Boards

The MIIT promulgated the Administrative Rules on the Internet Electronic Bulletin Board Service on November 6, 2000. According to the regulation, “electronic bulletin board services” include electronic bulletin board, electronic white board, electronic forum, message board and chat room services. The regulation provides that operators of electronic bulletin board services must keep a record of the contents posted on such services, the time for the distribution of the information and the Internet addresses or domain names involved. The record of the information must be kept for a period of 60 days and made available to the governmental authorities upon request.

Internet Commodity Trading

SAIC promulgated the Provisional Administrative Measures on Internet Commodity Trading and Relevant Service Activities on May 31, 2010, which came into effect on July 1, 2010. The regulation, among others, set forth detailed rules and requirements for Internet operators to follow when providing Internet trading platform services. Pursuant to the regulation, an Internet operator, as a platform provider, shall enter into a contract with each user that trades on its Internet platform, stipulate rules and policies for the management of its Internet platform, monitor the activities of users as well as the commodities or services information on its platform, and keep records of relevant trading information for at least two years. Platform providers are also required to protect and preserve the confidentiality of trade secrets and private information of customers. We may be subject to penalties or liabilities for violations of the regulation if we fail to comply with it. See “Risk Factors—Risks Relating to Doing Business in China—Regulation of the Internet and e-commerce industry by the PRC government may significantly disrupt our business and subject us to liability for information listed on our marketplace websites.”

Internet Security

The Standing Committee of the National People’s Congress, China’s national legislative body, enacted the Decision regarding the Protection of the Internet Security on December 28, 2000, which provides that the following activities, among others, may be subject to criminal punishment:

•	gaining improper entry into a computer or system which is of strategic importance;

•	disseminating politically disruptive information or obscenities through the Internet;

•	stealing and divulging State or military secrets;

•	spreading false commercial or other illegal information through the Internet; or

•	infringing third-party intellectual property rights through the Internet.

See “Risk Factors—Risks Relating to Our Business and Industry—Our business and brand image may be harmed by fraud or intellectual property right infringement committed by our users and substandard or potentially controversial products and services provided by suppliers, and we may be subject to vicarious product liability claims for defective products sold by our users.”

The Ministry of Public Security has promulgated measures that prohibit the use of the Internet that results in the disclosure of State secrets or the spread of socially destabilizing content. The Ministry of Public Security and the local security bureaus have authority to supervise and inspect domestic websites. If an ICP license holder violates these measures, the Ministry of Public Security and the local security bureaus may request to revoke its ICP license and shut down its websites.

Software Development Activities

The Administrative Measures on Software Products promulgated by the MIIT on March 1, 2009 and effective as of April 10, 2009 regulate the development and sale of computer software or software embedded in information systems or equipment provided to users and computer software in conjunction with computer information systems integration or application services or other technical services in China. The measures prohibit the development, production, sale, export or import of software products that infringe third-party intellectual property rights, contain computer viruses, endanger the safety of computer systems, contain content prohibited by the PRC government or do not comply with applicable software standards of the PRC.

All software products to be sold or operated in China must be tested by a testing organization authorized by the MIIT and approved by, and registered with, the MIIT or its provincial-level counterparts. The registration is valid for a five-year period and can be renewed. Our software products have been approved by, and registered with, relevant government authorities.

Regulation Relating to Foreign Investments in Value-Added Telecommunications Industry

According to the Administrative Rules for Foreign Investments in Telecommunications Enterprises issued by the State Council on December 11, 2001 and which became effective on January 1, 2002 and amended on September 10, 2008, foreign investors’ ultimate equity ownership in an entity in China providing value-added telecommunication services may not exceed 50% and a foreign investor wishing to acquire any equity interest in a value-added telecommunication business in China must demonstrated good track record and experience in providing value-added telecommunication services overseas.

In July 2006, the MIIT issued the Notice regarding Strengthening Administration of Foreign Investment in Operating Value-Added Telecommunication Businesses, or the MIIT Notice, which prohibits holders of value-added telecommunication businesses operating licenses from leasing, transferring or selling their licenses to any foreign investors in any form, or providing any resource, sites or facilities to any foreign investors for illegal operation of telecommunications businesses in China. The MIIT Notice requires that holders of valued-added telecommunication business operating licenses or their shareholders must directly own the domain names and registered trademarks used by such license holders in their daily operations. The MIIT Notice further requires that each license holder must have necessary facilities for its approved business operations and maintain such facilities in the regions covered by its license. In addition, all value-added telecommunication service providers are required to maintain network and Internet security in accordance with the standards set forth in relevant PRC regulations. If a license holder fails to comply with the requirements in the MIIT Notice and cure such non-compliance, the MIIT or its local counterparts have the discretion to take measures against such license holders, including revoking their valued-added telecommunication business operating licenses.

Guangzhou Shen Long holds a value-added telecommunication service license issued by Guangdong Administration of Communication and legally owns the Internet domain names www.globalmarket.com and www.globalmarket.com.cn. In addition, Guangzhou Shen Long entered into a trademark transfer agreement with Global Market Guangzhou on September 16, 2010, under which Guangzhou Shen Long acquired some registered trademarks necessary for its operations, the registration of such trademark transfer still pending as of the date of this prospectus. We believe Guangzhou Shen Long also has necessary facilities for its operation and has measures and policies in place to ensure Internet safety.

Regulation on Intellectual Property Rights

Trademarks

Registered trademarks are protected under the Trademark Law of the PRC adopted in 1982 and amended in 1993 and 2001. The PRC Trademark Office, is responsible for the registration and administration of trademarks throughout China. The PRC Trademark Law has adopted a “first-to-file” principle with respect to trademark registration. Where a trademark for which a registration has been made is identical or similar to another trademark which has already been registered or been subject to a preliminary examination and approval for use on the same kind of or similar commodities or services, the application for registration of such trademark may be rejected. Any person applying for the registration of a trademark shall not prejudice the existing right of others obtained by priority, nor shall any person register in advance a trademark that has already been used by another person and has already gained “sufficient degree of reputation” through that person’s use. After receiving an application, the PRC Trademark Office will make a public announcement if the relevant trademark passes the preliminary examination. Any person may, within three months after such public announcement, file an opposition against a trademark that has passed a preliminary examination. The PRC Trademark Office’s decisions on rejection, opposition or cancellation of an application may be appealed to the PRC Trademark Review and Adjudication Board, whose decision may be further appealed through judicial proceedings. If no opposition is filed within three months after the public announcement period or if the opposition has been overruled, the PRC Trademark Office will approve the registration and issue a registration certificate, upon which the trademark is registered and will be effective for a renewable ten-year period, unless otherwise revoked.

Copyright

Copyright in the PRC is protected by the Copyright Law of the PRC which was promulgated in 1990 and revised in 2001 and February 2010. Under the revised Copyright Law, copyright protections have been extended to information network and products transmitted on information network. Copyrighted software is protected under the Copyright Law and other regulations. In addition, there is a voluntary registration system administered by the China Copyright Protection Center.

According to the Copyright Law, copyrights are reserved by the author, unless specified by the laws otherwise. According to Article 16 of the Copyright Law, if a work constitutes “work for hire”, the employer, instead of the employee, is considered the legal author of the work and will enjoy the copyrights of such “work for hire” other than rights of authorship. “Works for hire” include, (1) drawings of engineering designs and product designs, maps, computer software and other works for hire, which are created mainly with the materials and technical resources of the legal entity or organization with responsibilities being assumed by such legal entity or organization; (2) those works the copyrights of which are, in accordance with the laws or administrative regulations or under contractual arrangements, enjoyed by a legal entity or organization. The actual creator may enjoy the rights of authorship of such “work for hire”.

On May 18, 2006, the State Council promulgated the Regulations on Protection of the Right of Dissemination through Information Networks, which became effective on July 1, 2006. The regulations require that any organization or individual who disseminates a third party’s work, performance, audio or visual recording products to the public through information networks shall obtain permission from, and pay compensation to, the legitimate copyright owner of such products, unless otherwise provided under relevant laws and regulations. The legitimate copyright owner may take technical measures to protect his or her right of dissemination through information networks and any organization or individual shall not intentionally avoid, destroy or otherwise assist others in avoiding such protective measures unless permissible under law.

In order to strengthen the protection of the rights and interests of computer software copyright owners, the State Council amended the Regulations on the Protection of Computer Software on December 20, 2001, which became effective on January 1, 2002 and The State Bureau of Copyright promulgated the Measures on the Registration of Computer Software Copyright on February 20, 2002. According to the Regulations on the Protection of Computer Software, anyone who publishes, revises or translates computer software without the owner’s approval is subject to civil liability. For the software copyrights of legal persons or other organizations, the term of protection for the software copyright is 50 years, ending on December 31 of the fiftieth year after the first publication of the software. The software copyright owner may follow registration procedures with the software registration institution authorized by the State Bureau of Copyright and obtain a Registration Certificate of Software Copyright, which is the prima facie proof of the registered copyright ownership.

Internet Domain Name

Internet domain names in the PRC are regulated by the Administrative Measures on the PRC Internet Domain Name, which were promulgated by the MIIT and came into effect on December 20, 2004, and the Implementation Rules of Registration of Domain Name, which was promulgated by PRC’s domain name registrar, China Internet Network Information Center, or CNNIC, and came into effect on December 1, 2002. Domain name service organizations accept applications for network domain names and domain name registration applicants become holder of the registered domain name after registration. A holder needs to pay operation fees on time to keep its registered domain name and otherwise the domain name registrar may revoke the domain name. In case there is any change to the registration information of a domain name, the holder shall file to the changes with the domain name registrar within 30 days after such changes. The CNNIC is responsible for the administration of .cn domain names and Chinese domain names. Disputes in respect of domain names are regulated by the Measures on Resolution of Disputes regarding Domain Names which was issued by CNNIC and revised on February 14, 2006, and such disputes shall be settled by organizations approved by the CNNIC.

Regulation Relating to Privacy Protection

The Constitution of the PRC provides that PRC law protects the freedom and privacy of communications of citizens and that infringement of such rights is not permitted. While PRC laws do not prohibit ICPs from collecting personal information of the users, PRC governmental authorities have enacted legislation in recent years regarding the use of the Internet that recognizes the protection of personal information from unauthorized disclosure. Under the ICP Measures issued by the State Council on September 25, 2000, ICPs are prohibited from producing, copying, publishing or distributing information that is humiliating or defamatory to others or that infringes the lawful rights and interests of others. Depending on the nature of their violation, ICPs may face criminal charges or sanctions by PRC security authorities. In addition, they may be ordered to temporarily suspend their services, or their licenses may be revoked. Furthermore, under the Administration Regulation on the Internet Bulletin Board Service, ICPs that provide electronic bulletin board services must keep users’ personal information confidential and must not disclose such personal information to any third party without the consent of the users, unless otherwise required by law. The regulation further authorizes the relevant telecommunication authorities to order ICPs to rectify any unauthorized disclosure. ICPs could be subject to legal liability if the unauthorized disclosure causes damages or losses to the users.

However, the PRC government retains the power and authority to order ICPs to provide personal information of Internet users if the users post any prohibited content or engage in illegal activities through the Internet.

Regulation Relating to Dividend Distribution

The principal regulations governing distribution of dividends of foreign-invested enterprises in China include the Sino-Foreign Joint Venture Enterprise Law promulgated by the Standing Committee of the National People’s Congress, as amended on March 15, 2001, and the Implementation Rules of the Sino-Foreign Joint Venture Enterprise Law issued by the State Council, as amended on July 22, 2001.

Under these laws and regulations, foreign-invested enterprises in China may pay dividends only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, foreign-invested enterprises in China are required to allocate at least 10% of their respective net profits each year, if any, to fund certain reserve funds unless these reserves have reached 50% of the registered capital of the enterprises. Foreign-invested enterprises are not allowed to distribute profits until deficits of previous fiscal years have been made up.

Regulation Relating to Foreign Exchange

Pursuant to the Foreign Currency Administrative Rules promulgated in 1996 and amended in 1997 and various regulations issued by the State Administration of Foreign Exchange, or SAFE, and other relevant PRC government authorities, the Renminbi is freely convertible only to the extent of current account items, such as trade-related receipts and payments, interest and dividends. Capital account items, such as direct equity investments, loans and repatriation of investments, require the prior approval of SAFE or its local counterpart for the conversion of Renminbi into a foreign currency, such as U.S. dollars, and remittance of the foreign currency outside the PRC.

Payments for transactions that take place within the PRC must be made in Renminbi. Unless otherwise approved, PRC companies must repatriate foreign currency payments received from abroad. Foreign-invested enterprises may retain foreign exchange in accounts with designated foreign exchange banks subject to a cap set by SAFE or its local counterpart. Unless otherwise approved, domestic enterprises must convert all of their foreign currency receipts into Renminbi.

Offshore Financing

Pursuant to the SAFE’s Notice on Relevant Issues Concerning Foreign Exchange Administration for PRC Residents to Engage in Financing and Inbound Investment via Overseas Special Purpose Vehicles, or SAFE Circular No. 75, issued on October 21, 2005, (i) a PRC resident, is required to register with the local branch of SAFE before it establishes or controls an overseas special purpose vehicle, or overseas SPV, for the purpose of overseas equity financing (including convertible debt financing); (ii) when a PRC resident contributes the assets of or its equity interests in a domestic enterprise into an overseas SPV, or engages in overseas financing after contributing assets or equity interests into an overseas SPV, such PRC resident shall register his or her interest in the overseas SPV and the change thereof with the local branch of SAFE; and (iii) when the overseas SPV undergoes a material event outside of China, such as a change in share capital or merger and acquisition, the PRC resident shall, within 30 days from the occurrence of such event, register such change with the local branch of SAFE. In May 2007, SAFE issued guidance to its local branches with respect to the procedures for SAFE registration, which strengthens the supervision on registrations pursuant to SAFE Circular No. 75 and imposes obligations on onshore subsidiaries of the overseas SPVs to coordinate and supervise the relevant PRC residents to complete registration.

Under SAFE Circular No. 75, failure to comply with the registration procedures set forth above may result in restrictions on a PRC subsidiary’s foreign exchange activities and its ability to distribute dividends to the overseas SPV, and penalties, including, being ordered to remit the foreign exchange illegally paid out of China back into China, as well as the imposition of fines up to five times of the amount. In case a PRC resident refuses to make required registration and filings, the relevant onshore company may be exempted from penalties if it has reported such refusal to SAFE in writing.

In accordance with the SAFE Circular No. 75, our shareholders who are PRC residents have conducted or are in the course of amending the overseas investment registration with the Guangdong Provincial Bureau of SAFE for their respective overseas investment in us and our investment in each of our PRC subsidiaries.

Employee Share Option

Pursuant to the Implementation Rules of the Administrative Measures for Individual Foreign Exchange, or the Individual Foreign Exchange Rules, issued on January 5, 2007 by SAFE and relevant guidance issued in March 2007, PRC citizens who are granted shares or share options by an overseas listed company according to its employee share option or share incentive plan are required, through the PRC subsidiary of such overseas listed company or any other qualified PRC agent, to register with SAFE and complete certain other procedures related to the share option or other share incentive plan. Foreign exchange income received from the sale of shares or dividends distributed by the overseas listed company is required to be remitted into a foreign currency account of such PRC citizen or be exchanged into Renminbi. In addition, the overseas listed company or its PRC subsidiary or other qualified PRC agent are required to appoint an asset manager or administrator, appoint a custodian bank and open dedicated foreign currency accounts to handle transactions relating to the share option scheme or other share incentive plan. We and our PRC citizen employees who have been granted share options, or PRC option holders, will be subject to these rules upon the completion of this offering. We have been advised by our PRC counsel, Guangxin Lawyers, that although we may be subject to fines and legal sanctions for failure to fulfill our obligations under these rules, we will not be held liable merely for the non-compliance by any of our PRC citizen employees of the Individual Foreign Exchange Rules. See “Risk Factors—Risks Relating to Doing Business in China—All employee participants in our share option plan who are PRC citizens will be required to register with SAFE and be subject to PRC income taxes, and any failure to do so may subject us and such employees to sanctions.”

Regulations Relating to Mergers and Acquisitions of Domestic Enterprises by Foreign Investors

On August 8, 2006, six PRC regulatory agencies, namely MOC, the State Assets Supervision and Administration Commission, SAT, SAIC, CSRC and SAFE, jointly adopted the M&A Rules, which became effective on September 8, 2006. The M&A Rules, as amended on June 22, 2009, require offshore special purpose vehicles that are controlled by PRC companies or residents and that have been formed for the purpose of seeking a public listing on an overseas stock exchange through acquisitions of PRC domestic companies or assets to obtain CSRC approval prior to publicly listing their securities on an overseas stock exchange. On September 21, 2006, CSRC published a notice on its website specifying the documents and materials that special purpose vehicles are required to submit when seeking CSRC approval for their listings outside of China. The interpretation and application of the M&A Rules remain unclear, and this offering may ultimately require approval from the CSRC, and if it does, it is uncertain how long it will take us to obtain the approval. If CSRC approval is required for this offering, our failure to obtain or delay in obtaining CSRC approval for this offering would subject us to sanctions imposed by CSRC and other PRC regulatory agencies, which could include fines and penalties on our operations in China, restrictions or limitations on our ability to pay dividends outside of China, and other forms of sanctions that may materially and adversely affect our business, results of operations and financial condition.

Our PRC counsel, Guangxin Lawyers, has advised us that, based on their understanding of the current PRC laws, regulations and rules and the procedures announced on September 21, 2006, because (1) the acquisition of 99% of the equity interests of Global Market Guangzhou by Global Market Asia was completed prior to the effective date of the M&A Rules; (2) we do not hold any equity interests in Guangzhou Shen Long and our contractual control over Guangzhou Shen Long is not deemed as a “merger with or acquisition of the equity or assets of any PRC domestic enterprise” as stipulated in the M&A Rules; and (3) CSRC has not promulgated any guidance on the applications and acceptance procedures for those matters which do not fall within the applicable scope of the M&A Rules, we are not required to apply with CSRC for the approval of the listing and trading of our ADSs on the New York Stock Exchange. However, we cannot assure you that the relevant PRC government agencies, including the CSRC, would reach the same conclusion as our PRC counsel.

Regulations Relating to Employment

On June 29, 2007, the PRC National People’s Congress enacted the Labor Contract Law, which became effective on January 1, 2008. In addition, the Regulation on the Implementation of the Labor Contract Law, or the Implementation Regulation, was promulgated and became effective on September 18, 2008. The Labor Contract Law and the Implementation Regulation formalize workers’ rights concerning overtime hours, pensions, layoffs, employment contracts and the role of trade unions and provide specific standards and procedures for the termination of an employment contract. In addition, the Labor Contract Law requires the payment of a statutory severance pay upon the termination of an employment contract in most cases, including the expiration of a fixed-term employment contract or the termination of an employment contract with an unlimited term. In addition, under the Regulations on Paid Annual Leave for Employees, which became effective in January 2008 and the Implementation Rules on Paid Annual Leave for Employees, which became effective in September 2008, employees who have served more than one year for an employer are entitled to a paid annual leave ranging from five to 15 days, depending on their length of service. Employees who are deprived of such vacation time by employers shall be compensated at three times their regular salaries for each such vacation day, unless the employee waives such vacation day in writing. As there has not been detailed guidance as to how the Labor Contract Law will be interpreted and enforced by the relevant PRC authorities, there remains substantial uncertainty as to its potential impact on our business and results of operations.

Regulations Relating to Taxation

For discussion of material tax laws and regulations that affect our business and operations, see “Taxation—People’s Republic of China Taxation.”

MANAGEMENT

Directors and Executive Officers

The following table sets forth certain information regarding our directors and executive officers upon as of the date of this prospectus.

Name	Age	Position/Title
Weijia (David Ling) Pan	37	Chairman of the Board and Chief Executive Officer
Weiquan (Cheandy) Hu	34	Executive Director, Chief Financial Officer and General Manager
Kwok Cheung (Danny) Yip	46	Managing Director
Tao (James) Wei	36	Sales Director
Ka Fai Chan	47	Information Technology Director
Wing Keong Siew	59	Independent Director
Zhenyu (Eric) He	50	Independent Director

Mr. Weijia (David Ling) Pan, also known as Ling Feng, is our founder and has been our chairman and President since our inception and chief executive officer since 2004. Mr. Pan has been instrumental in driving our company into our current leading market position and has supervised various aspects of our operations including sales and marketing and corporate strategy. Mr. Pan started his own business of global trade services after graduation from university in 1995. Mr. Pan currently also serves as an instructor for the MBA program at Sun Yat-Sen University in China. Mr. Pan published a book, “Strategy Brings Future,” in 2009 regarding his view on corporate strategy.

Mr. Weiquan (Cheandy) Hu has served as our chief financial officer since 2010 and our executive director and general manager since 2008. Mr. Hu has been working for our company since our inception and has accumulated rich experience in expanding our business through acquisitions and optimizing our human resources management. Mr. Hu has been instrumental in accomplishing our acquisitions of the B2B e-commerce businesses from Marketplace Publications Limited and Tradeeasy Holdings Limited in 2008 as well as attracting and integrating talents into our company. Mr. Hu was awarded the “Most Creative Chinese Leader in Asia-Pacific” by Asia-Pacific Chinese Business Leader Forum in 2008 and was awarded the “The Top Ten Persons in Electronic Commerce” by APEC in 2009. Mr. Hu received a Bachelor’s degree in International Trade from Guangdong University of Business Studies in 1999. Mr. Hu currently serves as an instructor for the MBA program at Sun Yat-Sen University in China.

Mr. Kwok Cheung (Danny) Yip has served as our managing director since 2008. Mr. Yip was the chief executive officer and executive director of Tradeeasy Holdings Ltd., a company listed on the Stock Exchange of Hong Kong before it sold its B2B e-commerce business to us in 2008. Mr. Yip joined Tradeeasy Holdings Ltd. in 1996 and was responsible for its corporate planning and overall strategic direction and took a leading role in managing the business. He also serves as an independent non-executive director and a member of the audit committee of Wah Nam International Holdings Limited, a company listed on the main board of the Stock Exchange of Hong Kong. Mr. Yip has ten years of experience encompassing manufacturing and wholesale operations in China, Hong Kong and Australia before joining Tradeeasy. Mr. Yip graduated from Australian National University with a Bachelor’s degree in Economics in 1986.

Mr. Tao (James) Wei has served as our sales director since 2010. Mr. Wei joined our company in 2002. Mr. Wei has devoted his time at our company to developing a high caliber sales team and has been instrumental in building up our sales team to its current status. Mr. Wei received a Bachelor’s degree from Liaoning University of Petroleum & Chemical Technology in 1997.

Mr. Ka Fai Chan has served as our information technology director since 2008. Mr. Chan was the chief technology officer of Tradeeasy Holdings Ltd. before it sold its B2B e-commerce business to us in 2008. Before that, he worked at Cable & Wireless HK Telecom as an engineer from 1988 to 2000. Mr. Chan has over 20 years of experience in software engineering field. Mr. Chan is an experienced database and system architect and has been working on web-enabled B2B e-commerce application system designs and implementations for the past ten years.

Mr. Wing Keong Siew has served as our independent director since March 2008. Mr. Siew has served as the head of investments at Hupomone Capital Partners, Pte Ltd. since December 2006. From 1989 to 2005, Mr. Siew worked at H&Q Asia Pacific, a private equity firm, as a senior vice president and president of China. From 1978 to 1989, Mr. Siew worked at Compaq Computers as a managing director—Asia, worked at Mentor Graphics as a managing director—Asia, and worked at Fairchild Test Systems as the Asia Pacific managing director. He currently serves as an independent director of JinkoSolar Holding Co., Ltd., a company listed on the New York Stock Exchange. Mr. Siew received his Bachelor’s degree in Engineering from the University of Singapore in 1975 and a Presidential/Key Executive Master of Business Administration degree from Pepperdine University in 1990.

Mr. Zhenyu (Eric) He has served as our independent director since November 2010. Mr. He has served as the chief financial officer of Giant Interactive Group Inc. since March 2007. Prior to that, Mr. He served as a director of 100e.com Inc. from 2005 to 2007 and a chief strategy officer of Ninetowns Internet Technology Group from 2004 to 2007. From 2002 to 2004, Mr. He served as a private equity investment director for AIG Global Investment Corp (Asia) Ltd. From 1999 to 2002, Mr. He was a founding and managing partner of SoftChina Venture Group and from 1996 to 1999, Mr. He served as the head of research for Capital Securities Corporation in Taiwan. Prior to joining Capital Securities Corporation, Mr. He worked in various investment management positions with Fidelity Investments and Merrill Lynch & Co. in the United States. From 2000 to 2004, Mr. He served as a director and a member of the compensation committee of OSA Technologies, Inc. Mr. He currently serves as a director of Mobile Embedded Technology Inc., a director of Mobile Embedded Technology HK, and a director of Yangxun Computer Technology (Shanghai) Co. Ltd. Mr. He received his Bachelor’s degree in Accounting from National Taipei University and an MBA from the Wharton School of Business at the University of Pennsylvania. Mr. He is a Certified Public Accountant and Chartered Financial Analyst in the United States.

The address of our directors and executive officers is c/o 17F, Tower A, Victory Plaza, No.103, Tiyu Xi Road, Guangzhou, Guangdong 510620, People’s Republic of China.

Board of Directors

Our board of directors consists of seven directors and three of our board seats are currently vacant. Pursuant to the amended and restated investors’ rights agreement signed in connection with our Series B private placement in March 2008, as amended, prior to the completion of this offering, among all of our directors, two shall be elected by Mr. Weijia (David Ling) Pan and his wholly owned company, Global Marketing Group Holding Limited, one shall be elected by the holder of our Series A preferred shares, three shall be elected by the holders of our Series B preferred shares, and one independent director shall be jointly elected by the holders of the majority of each class of our shares. The board nomination and representation rights held by our existing shareholders will terminate upon the completion of this offering.

Under our third amended and restated memorandum and articles of association, which will come into effect upon the completion of this offering, our board of directors will consist of at least two directors. Our directors will be elected by the holders of our Class A ordinary shares and Class B ordinary shares voting as a single class, which will include current holders of our ordinary shares, which will be re-designated as Class B ordinary shares immediately prior to the completion of this offering, our Series A preferred shares and Series B preferred shares, both of which will automatically convert into our ordinary shares and will be re-designated as Class B ordinary shares immediately prior to the completion of this offering. There is no shareholding requirement for qualification to serve as a member of our board of directors.

Our board of directors may exercise all the powers of the company to borrow money, mortgage or charge its undertaking, property and uncalled capital, and issue debentures, debenture stock and other securities whenever money is borrowed or as security for any debt, liability or obligation of the company or of any third party. We believe that each of Mr. Wing Keong Siew and Mr. Zhenyu (Eric) He will be an “independent director” as that term is used in New York Stock Exchange corporate governance rules. As a foreign private issuer, we are permitted to follow home country corporate governance practices under Section 303A.00 of the NYSE’s Listed Company Manual. We are a Cayman Islands exempted company and there are no specific requirements under Cayman Islands law that require us to have a majority of the board be independent.

Duties of Directors

Under Cayman Islands law, our directors have a fiduciary duty to act honestly, in good faith and with a view to our best interests. Our directors also have a duty to exercise the skills they actually possess and such care and diligence that a reasonably prudent person would exercise in comparable circumstances. In fulfilling their duty of care to us, our directors must ensure compliance with our memorandum and articles of association, as amended and restated from time to time. A shareholder has the right to seek damages if a duty owed by our directors is breached.

The functions and powers of our board of directors include, among others:

•	convening shareholders’ annual general meetings and reporting its work to shareholders at such meetings;

•	issuing authorized but unissued shares and redeem or purchase outstanding shares of our company;

•	declaring dividends and other distributions;

•	appointing officers and determining the term of office of officers;

•	exercising the borrowing powers of our company and mortgaging the property of our company; and

•	approving the transfer of shares of our company, including the registering of such shares in our share register.

Committee of the Board of Directors

Prior to the completion of this offering, we intend to establish an audit committee under the board of directors. Its members and functions are described below. We intend to adopt a charter for our audit committee prior to the completion of this offering. We currently do not plan to establish a nominating or compensation committee. As a foreign private issuer, we are permitted to follow home country corporate governance practices under Section 303A.00 of the NYSE’s Listed Company Manual. We are a Cayman Islands exempted company and there are no specific requirements under Cayman Islands law on the establishment of a nomination committee or compensation committee.

Audit Committee

Our audit committee will initially consist of Mr. Zhenyu (Eric) He, Mr. Wing Keong Siew and Mr. Weiquan (Cheandy) Hu. Mr. Zhenyu (Eric) He will be the chairman of our audit committee and meets the criteria of an audit committee financial expert as set forth under the applicable rules of the SEC. Our board of directors has determined that Mr. Zhenyu (Eric) He and Mr. Wing Keong Siew of the audit committee will be “independent directors” within the meaning of NYSE’s Listed Company Manual and applicable rules of the SEC. The audit committee will oversee our accounting and financial reporting processes and the audits of the financial statements of our company. The audit committee will be responsible for, among other things:

•	selecting our independent registered public accounting firm and pre-approving all auditing and non-auditing services permitted to be performed by our independent registered public accounting firm;

•	reviewing with our independent registered public accounting firm any audit issues or difficulties and management’s response;

•	reviewing and approving all proposed related-party transactions, as defined in Item 404 of Regulation S-K under the Securities Act;

•	discussing the annual audited financial statements with management and our independent registered public accounting firm;

•	reviewing major issues as to the adequacy of our internal controls and any special audit steps adopted in light of significant control deficiencies;

•	annually reviewing and reassessing the adequacy of our audit committee charter;

•	such other matters that are specifically delegated to our audit committee by our board of directors from time to time; and

•	meeting separately and periodically with management, our internal auditor and independent registered public accounting firm.

Interested Transactions

A director may vote in respect of any contract or transaction in which he or she is interested, provided that the nature of the interest of any directors in such contract or transaction is disclosed by him or her at or prior to the board’s consideration and vote on such contract or transaction.

Remuneration and Borrowing

The directors may determine remuneration to be paid to the directors. The directors may exercise all the powers of the company to borrow money and to mortgage or charge its undertaking, property and uncalled capital, and to issue debentures or other securities whether outright or as security for any debt obligations of our company or of any third party.

Qualification

There is no shareholding qualification for directors.

Terms of Directors and Executive Officers

Our executive officers are elected by and serve at the discretion of the board of directors. Our directors are not subject to a term of office and hold office until such time as they resign or are removed from office without cause by special resolution or the unanimous written resolution of all shareholders or with cause by ordinary resolution or the unanimous written resolution of all shareholders. A director will be removed from office automatically if, among other things, the director: (i) becomes bankrupt or makes any arrangement or composition with his creditors; or (ii) dies or is found by our company to be or becomes of unsound mind.

Employment Agreements

We have entered into employment agreements with all of our executive officers. Under these agreements, each of our executive officers is employed for a specified time period. We may terminate his or her employment for cause at any time, with prior written notice, for certain acts of the employee, including but not limited to a conviction to a felony, or willful gross misconduct by the employee in connection with his employment that has resulted in harm to us. Executive officers may, with prior written notice, terminate his or her employment at any time without cause. We may, with prior written notice, terminate the employment agreements with our executive officers at any time without cause.

Each executive officer has agreed to hold, both during and subsequent to the terms of his or her agreement, in confidence and not to use, except in pursuance of his or her duties in connection with the employment, any of our confidential information, technological secrets, commercial secrets and know-how. Our executive officers have also agreed to disclose to us all inventions, designs and techniques resulted from work performed by them, and to assign us all right, title and interest of such inventions, designs and techniques. Moreover, each of our executive officers has agreed that during the term of his or her employment with us and two years thereafter: (i) not to establish, carry on, participate in, work for, provide financial support or security for, or advise, any entities or individuals that directly or indirectly compete with us or carry on any activity similar to the business carried on by us; and (ii) not to induce any of our employees to nullify or terminate their employment with us or hire any of our employees.

Compensation of Directors and Executive Officers

In 2009, the aggregate cash compensation to directors and executive officers was approximately RMB1.6 million (US$0.2 million). This amount consisted only of cash and did not include any share-based compensation or benefits in kind. Each of our directors and officers is entitled to reimbursement for all necessary and reasonable expenses properly incurred in the course of employment or service. Our directors and executive officers participate in our share option plan. See “—Share Option Plan.” We do not pay or set aside any amounts for pension, retirement or other benefits for our directors and executive officers, except our contributions on behalf of our executive officers located in China to a government-mandated multi-employer defined contribution plan.

Share Option Plan

We have adopted our 2010 Equity Incentive Plan, or the 2010 Plan, to motivate, attract, and retain employees, directors and consultants, and promote the success of our business. The maximum number of ordinary shares which may be issued pursuant to all awards under the 2010 Plan is 25,000,000. All of the 25,000,000 ordinary shares reserved for issuance under the 2010 Plan will be re-designated as Class B ordinary shares immediately prior to the completion of this offering. As of the date of this prospectus, the aggregate number of our ordinary shares underlying our outstanding options under the 2010 Plan is 19,365,126.

Types of Awards.    We may grant stock options under the 2010 Plan, including non-qualified stock options and incentive stock options for U.S. federal income tax purposes.

Plan Administration.    The ESOP committee established by our board of directors or such other committee to which our board of directors may delegate power to act, or the Committee, will administer the 2010 Plan, and may delegate its administrative authority to a committee of one or more members of our board or one or more of our officers, subject to certain restrictions. The Committee is authorized to interpret the 2010 Plan, to establish, amend and rescind any rules and regulations relating to the 2010 Plan, and to make any other determinations that it deems necessary or desirable for the administration of the 2010 Plan. The Committee has the full power and authority to establish the terms and conditions of any award consistent with the provisions of the 2010 Plan and to waive any such terms and conditions at any time.

Award Agreements.    Options granted under the 2010 Plan are evidenced by a written award agreement that sets forth the material terms and conditions for each grant.

Eligibility.    We may grant awards to our employees, directors and consultants, including employees, directors and consultants of our subsidiaries or affiliated entities.

Acceleration of Awards upon Corporate Transactions.    The Committee may, in its sole discretion, upon or in anticipation of a corporate transaction, accelerate awards, purchase the awards from the holder or replace the awards.

Vesting Schedule.    In general, the Committee determines, and the relevant award agreement specifies, the vesting schedules, but no option granted under the 2010 Plan will start to vest prior to the completion of this offering.

Amendment and Termination.    Our board of directors may at any time amend, modify or terminate the 2010 Plan. Amendments to the 2010 Plan are subject to shareholder approval to the extent required by law, or security exchange rules. Additionally, shareholder approval will be specifically required to increase the number of shares available under the 2010 Plan. Any amendment, modification or termination of the 2010 Plan must not impair any rights or obligations under awards already granted without consent of the holder of such awards. Unless terminated earlier, the 2010 Plan will expire and no further awards may be granted after the tenth anniversary of our board of directors’ approval of the 2010 Plan.

The following table summarizes, as of the date of this prospectus, the outstanding options that we granted to several of our directors and executive officers and other individuals as a group under the 2010 Plan.

Name	Ordinary Shares Underlying Outstanding Options	Exercise Price per Share	Grant Date	Expiration Date

Weiquan (Cheandy) Hu	*	US$0.13 /US$0.35	February 23, 2010 /September 8, 2010	*	*

Kwok Cheung (Danny) Yip	*	US$0.13 /US$0.35	February 23, 2010 /September 8, 2010	*	*

Tao (James) Wei	*	US$0.13 /US$0.36	February 23, 2010 /October 14, 2010	*	*

Ka Fai Chan	*	US$0.13 /US$0.35	February 23, 2010 /September 8, 2010	*	*

Wing Keong Siew	*	US$0.35	September 8, 2010	*	*

Zhenyu (Eric) He	*	US$0.36	November 19, 2010	*	*

Directors and Executive officers as a group	3,514,840

Other individuals as a group	15,850,286	US$0.13 /US$0.35 /US$0.36	February 23, 2010 /September 8, 2010 /October 14, 2010	*	*

*	Less than 1% of our outstanding ordinary shares.
**	Expiration date for the options will be the earlier of the tenth anniversary of the grant date of such options or upon the termination of the optionholder’s services by reason of cause, or one year following the termination of the optionholder’s services by reason of death or disability, or 90 days following the termination of the optionholder’s services for any reason other than death or disability and not for cause.

All of the stock options that were granted under our 2010 Plan on February 23, 2010 will vest with respect to 30% of the ordinary shares initially covered by the option on each of the 30th day and the 395th day after completion of this offering and with respect to 40% of the ordinary shares initially covered by the option on the 760th day after completion of this offering.

All of the stock options that were granted under our 2010 Plan on September 8, 2010, October 14, 2010 and November 19, 2010 will vest with respect to 25% of the ordinary shares initially covered by the option on each of the first, second, third and fourth anniversaries of the date of completion of this offering.

Share Options Granted by Our Founder

In April and September 2010, Mr. Weijia (David Ling) Pan, our founder, granted to several of our executive officers, directors and employees options to purchase an aggregate of 10,512,159 ordinary shares of us from Mr. Pan. Because Mr. Pan is our controlling shareholders and the options were granted by Mr. Pan to these executive officers, directors and employees for their services provided to us, we will be required to recognize share-based compensation expense relating to these options granted by Mr. Pan. All ordinary shares subject to the options granted by Mr. Pan will be re-designated as Class B ordinary shares immediately prior to the completion of this offering and will continue to be Class B ordinary shares after they are transferred by Mr. Pan to optionholders upon exercise of the options.

We believe the grants of options by Mr. Pan were exempted from registration under the Securities Act in reliance on Regulation S. The grants were made in offshore transactions. All optionees were outside the United States at the time of grants and no grant was made to a person in the United States. None of Mr. Weijia (David Ling) Pan, we, his or our affiliates made any directed selling efforts in the United States relating to the grants. Our ordinary shares were not publicly traded anywhere in the world when the grants were made and therefore there was no substantial U.S. market interest in our ordinary shares to be purchased upon the exercise of the options.

The following table summarizes the outstanding options that Mr. Pan granted to several of our executive officers and other employees as a group.

Name	Ordinary Shares Underlying Outstanding Options	Exercise Price per Share	Grant Date	Expiration Date
Weiquan (Cheandy) Hu	*	US$0.001 for the first 50% of the shares, and US$0.06 for the remaining 50% of the shares	April 29, 2010	*	*
Tao (James) Wei	*	US$0.001 for the first 50% of the shares, and US$0.06 for the remaining 50% of the shares	April 29, 2010	*	*
Wing Keong Siew	*	US$0.35	September 8, 2010	*	*
Directors and Executive officers as a group	1,903,186		April 29, 2010	*	*
Other employees as a group	8,608,973	US$0.001 for the first 50% of the shares, and US$0.06 for the remaining 50% of the shares	April 29, 2010	*	*

*	Less than 1% of our outstanding ordinary shares.
**	Expiration date for the options will be the earlier of the tenth anniversary of the grant date of such options or upon the termination of the optionholder’s services by reason of cause, or one year following the termination of the optionholder’s services by reason of death or disability, or 90 days following the termination of the optionholder’s services for any reason other than death or disability and not for cause.

All of the stock options that Mr. Pan granted will vest with respect to 25% of the ordinary shares initially covered by the option on each of the first, second, third and fourth anniversaries of the date of completion of this offering.

We have been informed by 231 of our employees that they intend to donate to Future World Foundation Limited, a charitable organization, 10% of the gains they may realize from the sale of ordinary shares that they will acquire pursuant to the stock options we and Weijia (David Ling) Pan granted to them after such options are vested and exercised and to the extent permitted by applicable laws. These employees currently hold in the aggregate outstanding options to acquire 18,677,955 ordinary shares from us and Weijia (David Ling) Pan.

PRINCIPAL AND SELLING SHAREHOLDERS

The following table sets forth information with respect to the beneficial ownership, within the meaning of Rule 13d-3 under the Exchange Act, of our ordinary shares, as of the date of this prospectus and as adjusted to reflect the sale of the ADSs offered in this offering, by:

•	each of our directors and executive officers;

•	each person known to us to own beneficially more than 5.0% of our ordinary shares; and

•	each selling shareholder participating in this offering.

Beneficial ownership is determined in accordance with rules and regulations of the SEC. In computing the number of shares beneficially owned by a person or the percentage ownership of that person, we have included shares that the person has the right to acquire within 60 days of this offering, including through the exercise of any option, warrant or other right or the conversion of any other security. These shares, however, are not included in the computation of the percentage ownership of any other person.

	Ordinary Shares Beneficially Owned Prior to This Offering(1)		Ordinary Shares Being Sold in This Offering		Ordinary Shares Beneficially Owned After This Offering(1)(2)
	Number	%	Number	%	Number(3)%		% of Voting Power(4)
Directors and Executive Officers:
Weijia (David Ling) Pan(5)	297,119,031	65.80	18,063,080	4.00	279,055,951	55.09	68.46
Weiquan (Cheandy) Hu	*	*	—	—	*	*	*
Kwok Cheung (Danny) Yip	*	*	—	—	*	*	*
Tao (James) Wei	*	*	—	—	*	*	*
Ka Fai Chan	*	*	—	—	*	*	*
Wing Keong Siew	*	*	—	—	*	*	*
Zhenyu (Eric) He	*	*	—	—	*	*	*
All Directors and Executive Officers as a Group	297,405,831	65.82	18,063,080	4.00	279,342,751	55.12	68.48
Principal and Selling Shareholders:
Future World International Limited(6)	121,925,770	27.00	18,063,080	4.00	103,862,690	20.51	25.48
Global Marketing Group Holding Limited(7)	102,950,737	22.80	—	—	102,950,737	20.33	25.26
World Target Limited(8)	57,801,846	12.80	—	—	57,801,846	11.41	14.18
Shanghai International Shanghai Growth Investment Limited(9)	43,674,489	9.67	10,424,860	2.31	33,249,629	6.56	8.16
JAFCO Asia Technology Fund IV(10)	38,269,225	8.47	9,134,660	2.02	29,134,565	5.75	7.15
Huitung Investments (BVI) Limited(11)	16,855,050	3.73	4,023,210	0.89	12,831,840	2.53	3.15
Ultra View Investments Limited(12)	16,855,050	3.73	4,023,210	0.89	12,831,840	2.53	3.15
Beprecise Investments Limited(13)	16,049,075	3.55	3,830,830	0.85	12,218,245	2.41	3.00
NIFSMBC-V2006S3 Investment Limited Partnership(14)	13,655,109	3.02	3,259,400	0.72	10,395,709	2.05	2.55
NIFSMBC-V2006S1 Investment Limited Partnership(15)	9,099,896	2.02	2,172,100	0.48	6,927,796	1.37	1.70

footnotes continued on following page

*	Upon exercise of all options granted, would beneficially own less than 1.0% of our outstanding ordinary shares.
(1)

The number of ordinary shares outstanding in calculating the percentages for each listed person or group includes the ordinary shares underlying options held by such person or group exercisable within 60 days of the date of this prospectus. Percentage of beneficial ownership of each listed person or group prior to this offering is based on (i) 451,576,925 ordinary shares outstanding as of the date of this prospectus, which gives effect to the automatic conversion of all of our outstanding Series A preferred shares and Series B preferred shares into ordinary shares immediately prior to the completion of this offering, and (ii) the ordinary shares underlying share options exercisable by such person within 60 days of the date of this prospectus. Percentage of beneficial ownership of each listed person or group after this offering is based on ordinary shares outstanding immediately after the completion of this offering and additional shares issuable upon the exercise of the outstanding options within 60 days of the date of this prospectus.

(2)	Assumes that the underwriters do not exercise the over-allotment option.
(3)	The ordinary shares held by each listed person and group below will be re-designated as Class B ordinary shares after the completion of this offering.
(4)

For each person and group included in this column, percentage of voting power is calculated by dividing the voting power beneficially owned by such person or group by the voting power with respect to all of our Class A and Class B ordinary shares as a single class. Each holder of our Class B ordinary shares is entitled to ten votes per Class B ordinary share and each holder of Class A ordinary shares is entitled to one vote per Class A ordinary share held by our shareholders on all matters submitted to them for a vote. Subject to certain exceptions, our Class A ordinary shares and Class B ordinary shares vote together as a single class on all matters submitted to a vote of our shareholders. Our Class B ordinary shares are convertible at any time by the holder into Class A ordinary shares on a one-for-one basis.

(5)

Includes (i) 14,440,678 ordinary shares held by Mr. Weijia (David Ling) Pan, (ii) 55,831,706 ordinary shares held by Global Marketing Group Holding Limited, or Global Marketing Group, a British Virgin Islands company wholly owned by a trust established for the benefits of Mr. Weijia (David Ling) Pan and his designated person, (iii) 21,655,533 ordinary shares issuable upon conversion of the same number of Series A preferred shares held by Global Marketing Group, (iv) 25,463,498 ordinary shares issuable upon conversion of the same number of Series B preferred shares held by Global Marketing Group, (v) 121,925,770 ordinary shares held by Future World International Limited, or Future World, a British Virgin Islands company wholly owned by a trust established for certain charitable purposes, and (vi) 57,801,846 ordinary shares held by World Target Limited, or World Target, a British Virgin Islands company wholly owned by a trust established for the benefits of Mr. Weijia (David Ling) Pan and his designated person. Mr. Weijia (David Ling) Pan is the settlor and protector of the two trusts for the benefits of Mr. Weijia (David Ling) Pan and his designated person, and the settlor of the charitable trust. Mr. Weijia (David Ling) Pan will continue to hold voting and investment power with respect to all of the shares held by Global Marketing Group, Future World and World Target.

(6)

Future World International Limited is a British Virgin Islands company wholly owned by a trust established for certain charitable purposes. Mr. Weijia (David Ling) Pan is the settlor of the trust and holds voting and investment power with respect to all of the shares held by Future World. Its registered office is situated at P.O. Box 3444, Road Town, Tortola, British Virgin Islands.

(7)

Includes (i) 55,831,706 ordinary shares, (ii) 21,655,533 ordinary shares issuable upon conversion of the same number of Series A preferred shares and (iii) 25,463,498 ordinary shares issuable upon conversion of the same number of Series B preferred shares. Global Marketing Group Holding Limited is a British Virgin Islands company wholly owned by a trust established for the benefits of Mr. Weijia (David Ling) Pan and his designated person. Mr. Weijia (David Ling) Pan is the settlor and protector of the trust and holds voting and investment power with respect to all of the shares held by Global Marketing Group. Its registered office is situated at P.O. Box 957, Offshore Incorporation Centre, Road Town, Tortola, British Virgin Islands and its address is 17/F, Tower A, Victory Plaza, No. 103 Tiyuxi Road, Guangzhou, China.

(8)

World Target Limited is a British Virgin Islands company wholly owned by a trust established for the benefits of Mr. Weijia (David Ling) Pan and his designated person. Mr. Weijia (David Ling) Pan is the settlor and protector of the trust and holds voting and investment power with respect to all of the shares held by World Target. Its registered office is situated at 3444, Road Town, Tortola, British Virgin Islands.

(9)

Includes 3,058,692 ordinary shares issuable upon conversion of the same number of Series A preferred shares and 40,615,797 ordinary shares issuable upon conversion of the same number of Series B preferred shares. Shanghai International Shanghai Growth Investment Limited, or Shanghai International, is an investment fund listed in Hong Kong. Shanghai International Asset Management (Hong Kong) Company Limited, or SIAM, is the Investment Manager of Shanghai International. SIAM is indirectly held by Shanghai International Group Corporation Limited, a state-owned financial institution in Shanghai. Shanghai International’s registered office is situated at Ugland House, P.O. Box 309, George Town, Grand Cayman, Cayman Islands, and its office address is RM 1707-8, 17/F, Tower 1, New World Tower, 16-18 Queen’s Road Central, Hong Kong.

(10)

Represents 38,269,225 ordinary shares issuable upon conversion of the same number of Series B preferred shares. JAFCO Asia Technology Fund IV is wholly owned by JAFCO Asia Technology Fund IV L.P., a limited partnership established in the Cayman Islands. JAFCO Asia Technology Holdings IV Limited, a Cayman Islands company and a wholly owned subsidiary of JAFCO Investment (Asia Pacific) Ltd., is the sole general partner of JAFCO Asia Technology Fund IV L.P. and controls the voting and investment power over the shares owned by JAFCO Asia Technology Fund IV. JAFCO Investment (Asia Pacific) Ltd. is wholly owned by JAFCO Co., Ltd., a public company listed on the Tokyo Stock Exchange. JAFCO Asia Technology

Fund IV’s office address is c/o JAFCO Investment (Asia Pacific) Ltd, 6 Battery Road, #42-01 Singapore 049909.
(11)

Represents 16,855,050 ordinary shares issuable upon conversion of the same number of Series B preferred shares. Huitung Investments (BVI) Limited’s office address is situated at 10/F, 261 Sung Chiang Road, Taipei, Taiwan, Republic of China.

(12)

Represents 16,855,050 ordinary shares issuable upon conversion of the same number of Series B preferred shares. Ultra View Investments Limited is a wholly owned subsidiary of Asset Managers China Fund (II), or the Fund. The General Partner of the Fund is Asset Managers (Asia) Investment Limited, and the investment decision-making power for the Fund has been designated to the Investment Committee of the Fund. Ultra View Investments Limited’s office address is situated at c/o Suites 1607-08, Shell Tower, Times Square, 1 Matheson Street, Causeway Bay, Hong Kong.

(13)

Represents 16,049,075 ordinary shares issuable upon conversion of the same number of Series B preferred shares. Beprecise Investments Limited’s office address is situated at 22F, Ninetowns Group Building, No. 20, Gongtidong Road, Chaoyang, Beijing the People’s Republic of China.

(14)

Represents 13,655,109 ordinary shares issuable upon conversion of the same number of Series B preferred shares. SMBC Venture Capital Co., Ltd., or SMBCVC, is the general partner of NIFSMBC-V2006S3 Investment Limited Partnership. Each of Kohei Katsukawa, Daiji Furuta, Takashi Shimada and Riichiro Emori are President and member of Securities Committee, Executive Director and member of Securities Committee, Executive Director and member of Securities Committee, and General Manager and member of Securities Committee of SMBCVC, respectively. NIFSMBC-V2006S3 Investment Limited Partnership’s office address is situated at Sakura-Nihonbashi Bldg, 1-13-12, Nihonbashi Kayaba-cho, Chuo-ku, Tokyo 103-0025, Japan.

(15)

Represents 9,099,896 ordinary shares issuable upon conversion of the same number of Series B preferred shares. Daiwa Corporate Investment Co., Ltd., or DCI, is the general partner of NIFSMBC-V2006S1 Investment Limited Partnership. Each of Toshihiko Nakano, Teruaki Ueda and Yoshiaki Bai are Director and member of Securities Committee, President and member of Securities Committee, and Director and member of Securities Committee of DCI, respectively. NIFSMBC-V2006S1 Investment Limited Partnership’s office address is situated at GranTokyo North Tower, 1-9-1 Marunouchi, Chiyoda-ku, Tokyo 100-6756, Japan.

Each selling shareholder named above acquired its shares in offerings which were exempted from registration under the Securities Act because they involved either private placements or offshore sales to non-U.S. persons.

As of the date of this prospectus, none of our outstanding ordinary shares is held by record holders in the United States. None of our shareholders has informed us that it is affiliated with a registered broker-dealer or is in the business of underwriting securities.

Immediately prior to the completion of this offering, our third amended and restated memorandum and articles of association will become effective pursuant to which our share capital will be divided into Class A ordinary shares and Class B ordinary shares. All of our ordinary shares, including ordinary shares to be converted from our preferred shares, outstanding immediately prior to the completion of this offering will be re-designated as Class B ordinary shares. We will issue Class A ordinary shares represented by our ADSs in this offering. Holders of Class A ordinary shares are entitled to one vote per share, while holders of Class B ordinary shares are entitled to ten votes per share. We are not aware of any arrangement that may, at a subsequent date, result in a change of control of our company.

Changes in Percentage Ownership Held by Our Shareholders

Since January 1, 2007, percentage ownership in our company held by our former and existing shareholders changed as a result of the following transactions,

(1) In March 2008, we issued a total of 7,653,846 Series B preferred shares, par value US$0.001 per share, to seven investors in a private placement at an aggregate subscription price of US$25 million.

(2) In November 2008, we repurchased 309,468 Series A preferred shares, par value US$0.001 per share from Beprecise Investments Limited at an aggregate repurchase price of US$1,111,905, and repurchased an aggregate of 1,221,301 Series B preferred shares, par value US$0.001 per share, from five holders of Series B preferred shares at an aggregate repurchase price of US$4,388,095.

(3) In June 2010, pursuant to a share purchase agreement, Global Marketing Group Holding Limited, a company wholly owned by Mr. Weijia (David Ling) Pan, or Global Marketing, and Shanghai

International Shanghai Growth Investment Limited, or Shanghai International, purchased our shares from our other shareholders as follows:

•

Global Marketing purchased (i) 25,000,000 of our ordinary shares from Asia Marketing Group Holding Limited, a company wholly owned by Mr. Weinian Pan, at a total price of US$3,919,595, (ii) 21,655,533 of our Series A preferred shares from Beprecise Investments Limited at a total price of US$3,395,237, (iii) 4,672,423 of our Series B preferred shares from two funds managed by Daiwa SMBC Capital Co., Ltd. (renamed as Daiwa Corporate Investment Co., Ltd. on July 1, 2010) at a total price of US$732,561, and (iv) 20,791,075 of our Series B preferred shares from Sky (Asia) Investment Limited at a total price of US$3,259,705.

•

Shanghai International purchased (i) 3,058,692 of our Series A preferred shares from Beprecise Investments Limited at a total price of US$479,554, (ii) 659,947 of our Series B preferred shares from two funds managed by Daiwa SMBC Capital Co., Ltd. (renamed as Daiwa Corporate Investment Co., Ltd. on July 1, 2010) at a total price of US$103,469, and (iii) 1,686,625 of our Series B preferred shares from Sky (Asia) Investment Limited at a total price of US$264,435.

The following table sets forth percentage ownership held by our former and existing shareholders as of the periods indicated since January 1, 2007,

	As of January 1, 2007	Immediately after Series B private placements in March 2008	Immediately after share repurchases in November 2009	Immediately after share transfers in June 2010
	(as percentage of total outstanding shares on an as-converted basis)
Weijia (David Ling) Pan(1)	75.38%	45.93%	49.83%	65.80%
Weinian Pan(2)	8.38%	5.10%	5.54%	—
Beprecise Investments Limited	16.25%	9.90%	9.03%	3.55%
Shanghai International Shanghai Growth Investment Limited	—	7.81%	8.47%	9.67%
JAFCO Asia Technology Fund IV	—	7.81%	8.47%	8.47%
Sky (Asia) Investment Limited	—	6.25%	4.98%	—
Huitung Investments (BVI) Limited	—	4.69%	3.73%	3.73%
Ultra View Investments Limited	—	4.69%	3.73%	3.73%
NIFSMBC-V2006S3 Investment Limited Partnership	—	4.69%	3.73%	3.02%
NIFSMBC-V2006S1 Investment Limited Partnership	—	3.13%	2.49%	2.02%

Total	100.00%	100.00%	100.00%	100.00%

(1)

Includes ordinary shares and preferred shares held by Global Marketing Group Holding Limited, a British Virgin Islands company wholly owned by Mr. Weijia (David Ling) Pan. In January 2011, Global Marketing Group transferred (i) 121,925,770 ordinary shares to Future World, (ii) 57,801,846 ordinary shares to World Target, and (iii) 4,515,769 ordinary shares to Mr. Weijia (David Ling) Pan personally.

(2)	Includes ordinary shares and preferred shares held by Asia Marketing Group Holding Limited, a British Virgin Islands company wholly owned by Mr. Weinian Pan.

RELATED PARTY TRANSACTIONS

Before the completion of this offering, we intend to adopt a charter for our audit committee, which will require, among other things, that the committee review all related-party transactions on an ongoing basis and that all such transactions be approved by the committee. Set forth below are our related-party transactions since January 1, 2007.

Contractual Arrangements with Guangzhou Shen Long

PRC laws currently restrict foreign investment in the Internet industry. To comply with PRC laws, we operate our GlobalMarket website through Global Market Guangzhou’s contractual arrangements with Guangzhou Shen Long and its shareholders. See “Our History and Corporate Structure—Contractual Arrangements with Guangzhou Shen Long and its Shareholders” for a description of these contractual arrangements.

Investors’ Rights Agreement

In connection with our sale of Series B preferred shares, we and our then existing Series A investors and Series B investors entered into a investors’ rights agreement on March 26, 2008. Under this agreement, holders of our registrable shares are entitled to certain registration rights, including demand registration rights, piggyback registration rights, and Form F-3 registration rights. For a more detailed description of these registration rights, see “Description of Share Capital—Registration Rights.”

The investors’ rights agreement also covers information and inspection rights, preemptive rights and rights related to appointment of directors by certain shareholders, all of which rights will automatically terminate upon the closing of this offering unless otherwise provided.

Disposal of Logistics Agency and M2C Business

In September 2010, we sold our logistics agency and M2C businesses to Global Market International Limited, a new holding company established by Mr. Weijia (David Ling) Pan on behalf of our then existing shareholders. See “Our History and Corporate Structure—Disposal of Logistics Agency and M2C Business” for detailed descriptions of the disposal.

Brand License and Cooperative Promotion Agreement

In connection with our disposal of our logistics agency and M2C businesses, we have entered into a brand license and cooperative promotion agreement with Guangzhou Long Ying in October 2010 to license certain brand names, trademarks, logos and copyrights relating to our “GMC”, “Long Mei” and “GlobalMarket” brands to Guangzhou Long Ying and its subsidiaries, Global Market BVI and its wholly-owned subsidiary in China and Global Market International limited. These licensees have non-exclusive rights to use the authorized brands solely in M2C and logistics agency businesses for an initial term of eight years. The annual license fee is determined based on the fair market value of the license, which is initially set to be 25% of the annual profit before tax and interests of all licensees who have used the licensed brands in the year, and is subject to annual adjustment based on any agreement that the parties may reach in subsequent years. Guangzhou Long Ying shall promote the authorized brands at its sole expense and we reserve the right to supervise such promotional or marketing activities. Guangzhou Long Ying shall not, directly or indirectly, engage in or facilitate, allow or otherwise permit any of the licensees to engage in competing business with us. The license granted under this brand license and cooperative promotion agreement will expire on August 31, 2018 unless the agreement is renewed prior to its expiration. In December 2010, we and Guangzhou Long Ying entered into a termination agreement which unconditionally terminated the brand license and cooperative agreement as of the date of the termination agreement.

Non-compete Agreement

In connection with our disposal of logistics agency and M2C businesses, we have entered into a non-compete agreement with Guangzhou Long Ying, Guangzhou Long Xing, Global Market BVI and Global Market International Limited on October 21, 2010. According to this agreement, Guangzhou Long Ying, Guangzhou Long Xing, Global Market BVI and Global Market International Limited shall not, directly or indirectly, engage in or facilitate, allow or otherwise permit any third party to engage in competing business with us, nor shall they solicit or induce our employees to terminate the employment relationship with us, or solicit or induce our customers, suppliers, buyers or consultants to terminate, reduce or cancel any transactions with us.

Non-interest Bearing Loan Extended to Shareholders and Management

We extended a loan in the amount of RMB1.5 million to the Pan Brothers in July 2003, which amount was used to increase the capital in Guangzhou Shen Long. The loan was non-interest bearing and we agree to waive the repayment obligations by the Pan Brothers if the Pan Brothers agree to sell their equity interest of Guangzhou Shen Long to us or our designated entity with the purchase price received by the Pan Brothers to be returned to us or our designated entity without consideration.

We also made certain loans to the Pan Brothers and Mr. Weiquan Hu in 2008 and 2009 for their personal use. The aggregate balance totaled US$0.4 million as of December 31, 2008, US$0.6 million as of December 31, 2009 and nil as of December 31, 2010. The largest outstanding amount due from Mr. Weijia (David Ling) Pan, Mr. Weinian Pan and Mr. Weiquan Hu during the period of 2008, 2009 and 2010 was US$0.4 million, US$0.6 million and US$0.2 million, respectively. These amounts were unsecured, non-interest bearing and repayable on demand. All these amounts were repaid in October 2010.

Private Placements and Share Repurchase

See “Description of Share Capital—History of Securities Issuances, Splits and Repurchase.”

Employment Agreements

See “Management—Employment Agreements.”

Share Options

See “Management—Share Option Plan” and “Management—Share Options Granted by Our Founder.”

DESCRIPTION OF SHARE CAPITAL

We are a Cayman Islands exempted company with limited liability and our affairs are governed by our memorandum and articles of association, as amended and restated from time to time, and the Companies Law (as amended) of the Cayman Islands, or the Companies Law.

A Cayman Islands exempted company:

•	is a company that conducts its business outside the Cayman Islands;

•	is exempted from certain requirements of the Companies Law, including the filing of an annual return of its shareholders with the Registrar of Companies;

•	does not have to make its register of shareholders open to inspection; and

•	may obtain an undertaking against the imposition of any future taxation.

As of the date of this prospectus, our authorized share capital consists of 1,010,153,850 ordinary shares, 48,500,000 Series A preferred shares and 191,346,150 Series B preferred shares, with a par value of US$0.00004 each. As of the same date, there are 250,000,000 ordinary shares, 40,763,300 Series A preferred shares and 160,813,625 Series B preferred shares issued and outstanding.

Immediately prior to the completion of this offering, all of our outstanding Series A preferred shares and Series B preferred shares will be automatically converted into ordinary shares on a one-for-one basis. Immediately thereafter and prior to the completion of this offering, all of our outstanding ordinary shares, including those to be converted from the preferred shares, will be re-designated as Class B ordinary shares and our authorized but unissued ordinary shares and preferred shares will be re-designated partly as Class A ordinary shares and partly as Class B ordinary shares. Our authorized share capital will then consist of 773,423,075 Class A Ordinary Shares and 476,576,925 Class B Ordinary Shares, in each case with a par value of US$0.00004 each.

The following summarizes the material terms of our third amended and restated memorandum and articles of association, which will become effective immediately prior to the completion of this offering, and the Companies Law insofar as they relate to the material terms of our ordinary shares. This summary is not complete, and you should read the form of our third amended and restated memorandum and articles of association, which have been filed as an exhibit to the registration statement of which this prospectus is a part.

The following discussion primarily concerns ordinary shares and the rights of holders of Class A and Class B ordinary shares. The holders of ADSs will not be treated as our shareholders and will be required to surrender their ADSs for cancellation and withdrawal from the depositary facility in which the Class A ordinary shares are held in accordance with the provisions of the deposit agreement in order to exercise shareholders’ rights in respect of the Class A ordinary shares. The depositary will agree, so far as it is practical, to vote or cause to be voted the amount of Class A ordinary shares represented by ADSs in accordance with the non-discretionary written instructions of the holders of such ADSs. See “Description of American Depositary Shares—Voting Rights.”

Meetings

We are required under our third amended and restated memorandum and articles of association to hold an annual general meeting each year after the completion of this offering. An annual general meeting and any extraordinary general meeting shall be called by not less than twenty days’ notice in writing. Notice of every general meeting will be given to all of our shareholders other than those that, under the provisions of our third amended and restated articles of association or the terms of issue of the shares they hold, are not entitled to receive such notices from us, and also to our principal external auditors. Extraordinary general meetings may be called only by (i) the chairman of our board of directors, (ii) a majority of our board of directors or (iii) a requisition of shareholders holding at the date of requisition not less than 10% of the voting rights represented by the then issued shares and may not be called by any other person.

Notwithstanding that a meeting is called by shorter notice than that mentioned above, it will be deemed to have been duly called, if it is so agreed (i) in the case of a meeting called as an annual general meeting by all of our shareholders entitled to attend and vote at the meeting; and (ii) in the case of any other meeting, by our shareholders together holding not less than 75% of the voting rights represented by the issued voting shares giving that right.

One or more shareholders present in person or by proxy that represent not less than 50% of the voting rights represented by the issued voting shares will constitute a quorum. No business other than the appointment of a chairman may be transacted at any general meeting unless a quorum is present at the commencement of business. However, the absence of a quorum will not preclude the appointment of a chairman. If present, the chairman of our board of directors shall be the chairman presiding at any shareholders meetings.

A corporation being a shareholder shall be deemed for the purpose of our third amended and restated articles of association to be present in person if represented by its duly authorized representative being the person appointed by resolution of the directors or other governing body of such corporation to act as its representative at the relevant general meeting or at any relevant general meeting of any class of our shareholders. Such duly authorized representative shall be entitled to exercise the same powers on behalf of the corporation that he represents as that corporation could exercise if it were our individual shareholder.

The quorum for a separate general meeting of the holders of a separate class of shares is described in “—Modification of Rights” below.

Our third amended and restated articles of association do not allow our shareholders to approve matters to be determined at shareholders meetings by way of written resolutions without a meeting.

Voting Rights Attaching to the Shares

Subject to any special rights or restrictions as to voting for the time being attached to any shares, at any general meeting every holder of Class A ordinary shares who is present in person or by proxy (or, in the case of a shareholder being a corporation, by its duly authorized representative) shall have one vote on a show of hands, and on a poll every shareholder holding Class A ordinary shares present in person or by proxy (or, in the case of a shareholder being a corporation, by its duly appointed representative) shall have one vote for each fully paid Class A ordinary share of which such shareholder is the holder.

Subject to any special rights or restrictions as to voting for the time being attached to any shares, at any general meeting every holder of Class B ordinary shares who is present in person or by proxy (or, in the case of a shareholder being a corporation), by its duly authorized representative) shall have ten votes on a show of hands, and on a poll every shareholder holding Class B ordinary shares present in person or by proxy (or, in the case of a shareholder being a corporation), by its duly authorized representative) shall have ten votes for each fully paid Class B ordinary shares of which such shareholder is the holder.

No shareholder shall be entitled to vote or be reckoned in a quorum, in respect of any share, unless such shareholder is duly registered as our shareholder at the applicable record date for that meeting and all calls or installments due by such shareholder to us have been paid.

If a recognized clearing house (or its nominee(s)), being a corporation, is our shareholder, it may authorize such person or persons as it thinks fit to act as its representative(s) at any meeting or at any meeting of any class of shareholders provided that, if more than one person is so authorized, the authorization shall specify the number and class of shares in respect of which each such person is so authorized. A person authorized pursuant to this provision is entitled to exercise the same powers on behalf of the recognized clearing house (or its nominee(s)) as if such person was the registered holder of our shares held by that clearing house (or its nominee(s)) including the right to vote individually on a show of hands.

While there is nothing under the laws of the Cayman Islands which specifically prohibits or restricts the creation of cumulative voting rights for the election of directors of the Company, it is not a concept that is accepted as a common practice in the Cayman Islands, and the Company has made no provisions in its third amended and restated articles of association to allow cumulative voting for such elections.

Conversion of Class A and Class B Ordinary Shares

Subject to applicable share adjustments, each Class B ordinary share is convertible into one Class A ordinary share at any time at the option of its holders without payment of additional consideration. In addition, subject to any applicable exceptions set forth in our third amended and restated articles of association, upon any sale, pledge, transfer, assignment or disposition by a holder of any Class B ordinary shares, such Class B ordinary shares will be automatically and immediately converted into an equal number of Class A ordinary shares without payment of additional consideration.

Class A ordinary shares are not convertible into Class B ordinary shares under any circumstances.

Protection of Minority Shareholders

The Grand Court of the Cayman Islands may, on the application of shareholders holding not less than one fifth of our shares in issue, appoint an inspector to examine our affairs and to report thereon in a manner as the Grand Court shall direct.

Any shareholder may petition the Grand Court of the Cayman Islands, which court may make a winding up order, if the court is of the opinion that it is just and equitable that we should be wound up. Where any such petition has been presented by our shareholders, the Grand Court is permitted to make alternative orders to a winding-up order including orders regulating the conduct of our affairs in the future, requiring us to refrain from doing an act complained of by the petitioner or for the purchase of our shares by us or another shareholder.

Claims against us by our shareholders must, as a general rule, be based on the general laws of contract or tort applicable in the Cayman Islands or their individual rights as shareholders as established by our third amended and restated memorandum and articles of association.

The Cayman Islands courts ordinarily would be expected to follow English case law precedents which permit a minority shareholder to commence a representative action against, or derivative actions in our name to challenge (i) an act which is ultra vires or illegal, (ii) an act which constitutes a fraud against the minority and the wrongdoers are themselves in control of us, and (iii) an irregularity in the passing of a resolution which requires a qualified (or special) majority.

Pre-Emption Rights

There are no pre-emption rights applicable to the issue of new shares under either Cayman Islands law or our third amended and restated memorandum and articles of association.

Liquidation Rights

Subject to any special rights, privileges or restrictions as to the distribution of available surplus assets on liquidation for the time being attached to any class or classes of shares (i) if we are wound up and the assets available for distribution among our shareholders are more than sufficient to repay the whole of the capital paid up at the commencement of the winding up, the excess shall be distributed pari passu among those shareholders in proportion to the amount paid up at the commencement of the winding up on the shares held by them, respectively and (ii) if we are wound up and the assets available for distribution among the shareholders as such are insufficient to repay the whole of the paid-up capital, those assets shall be distributed so that, as nearly as may be, the losses shall be borne by the shareholders in proportion to the capital paid up at the commencement of the winding up on the shares held by them, respectively.

If we are wound up, the liquidator may with the sanction of our special resolution and any other sanction required by the Companies Law, divide among our shareholders in specie or kind the whole or any part of our assets (whether or not they shall consist of property of the same kind) and may, for such purpose, set such value as the liquidator deems fair upon any property to be divided and may determine how such division shall be carried out as between the shareholders or different classes of shareholders. The liquidator may also vest the whole or any part of these assets in trustees upon such trusts for the benefit of the shareholders as the liquidator shall think fit, but so that no shareholder will be compelled to accept any assets, shares or other securities upon which there is a liability.

Calls on Ordinary Shares and Forfeiture of Ordinary Shares

Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their ordinary shares in a notice served to such shareholders at least 14 days prior to the specified time of payment. The ordinary shares that have been called upon but remain unpaid are subject to forfeiture. If any such shareholder fails to comply with the notice, and provided the forfeiture provisions set out in our third amended and restated articles of association are strictly complied with, the relevant shares may be forfeited by a resolution of the directors to that effect. The effect of the forfeiture is that the forfeited shares may be sold or otherwise disposed of on such terms and in such manner as the directors think fit. The person whose shares have been forfeited shall cease to be a shareholder in respect of the forfeited shares, but under our third amended and restated articles of association such person shall remain liable to pay to our company all moneys which at the date of forfeiture were payable by him to our company in respect of the forfeited shares, but his liability shall cease if and when our company receives payment in full of the amount unpaid on the forfeited shares.

Redemption of Ordinary Shares

We may issue shares on terms that such shares are subject to redemption, at our option or at the option of the holders, provided that such redemption is effected in such manner as is authorized by or pursuant to our third amended and restated articles of association. Under our third amended and restated memorandum and articles of association, the redemption of such shares shall be effected in such manner as the directors shall determine before the issue of such shares.

Modification of Rights

Except with respect to share capital (as described below) and the location of the registered office, alterations to our third amended and restated memorandum and articles of association may only be made by special resolution, meaning a majority of not less than two-thirds of votes cast at a shareholders meeting.

All or any of the special rights attached to shares of any class (unless otherwise provided for by the terms of issue of the shares of that class) may be varied, modified, abrogated or, with the sanction of a special resolution, passed at a separate general meeting of the holders of the shares of that class. The provisions of our third amended and restated articles of association relating to general meetings shall apply similarly to every such separate general meeting, but so that the quorum for the purposes of any such separate general meeting or at its adjourned meeting shall be a person or persons together holding (or represented by proxy) on the date of the relevant meeting not less than one-third in nominal value of the issued shares of that class, that every holder of shares of the class shall be entitled on a poll to one vote for every such share held by such holder and that any holder of shares of that class present in person or by proxy may demand a poll.

The special rights conferred upon the holders of any class of shares shall not, unless otherwise expressly provided in the rights attaching to or the terms of issue of such shares, be deemed to be varied by the creation or issue of further shares ranking pari passu therewith.

Alteration of Capital

We may from time to time by ordinary resolution:

•	increase our capital by such sum, to be divided into shares of such amounts, as the resolution shall prescribe;

•	consolidate and divide all or any of our share capital into shares of larger amount than our existing shares;

•

cancel any shares which at the date of the passing of the resolution have not been taken or agreed to be taken by any person, and diminish the amount of its share capital by the amount of the shares so cancelled subject to the provisions of the Companies Law;

•

sub-divide our shares or any of them into shares of smaller amount than is fixed by our third amended and restated memorandum of association, subject nevertheless to the Companies Law, and so that the resolution whereby any share is sub-divided may determine that, as between the holders of the shares resulting from such subdivision, one or more of the shares may have any such preferred or other special rights, over, or may have such deferred rights or be subject to any such restrictions as compared with the others as we have power to attach to unissued or new shares; and

•

divide shares into several classes and without prejudice to any special rights previously conferred on the holders of existing shares, attach to the shares respectively any preferential, deferred, qualified or special rights, privileges, conditions or such restrictions that in the absence of any such determination in general meeting may be determined by our directors.

We may, by special resolution, subject to any confirmation or consent from the Grand Court of the Cayman Islands as required by the Companies Law, reduce our share capital or any capital redemption reserve in any manner authorized by law.

Transfer of Shares

Any of our shareholders may transfer all or any of his or her shares by an instrument of transfer in the usual or common form or in another form that our directors may approve.

Our directors may in their absolute discretion decline to register any transfer of any share without assigning any reason therefor, including the transfer of any share which is not paid up or on which we have a lien. Our directors may also decline to register any transfer of any share unless:

•

the instrument of transfer is lodged with us accompanied by the certificate for the shares to which it relates and such other evidence as our directors may reasonably require to show the right of the transferor to make the transfer;

•	the instrument of transfer is in respect of only one class of share;

•	the instrument of transfer is properly stamped (in circumstances where stamping is required);

•	in the case of a transfer to joint holders, the number of joint holders to whom the share is to be transferred does not exceed four; or

•	the share transferred is free of any lien in favor of the company.

If our directors refuse to register a transfer, they shall, within two months after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal.

The registration of transfers may, on notice being given by advertisement in such one or more newspapers or by electronic means, be suspended and the register closed at such times and for such periods as our directors may from time to time determine; provided, however, that the registration of transfers shall not be suspended nor the register closed for more than 30 days in any year as our directors may determine.

Subject to any applicable exceptions set forth in our third amended and restated articles of association, upon any sale, pledge, transfer, assignment or disposition by a holder of any Class B ordinary shares, such Class B ordinary shares will be automatically and immediately converted into an equal number of Class A ordinary shares without payment of additional consideration.

Share Repurchase

We are empowered by the Companies Law and our third amended and restated articles of association to purchase our own shares provided that the shares are fully paid, there would be at least one holder of our shares remaining following the purchase and the shares are purchased out of our profits, realized or unrealized, or out of the proceeds of a fresh issue of shares or out of capital if immediately following the payment out of capital is made we are able to pay our debts as they fall due in the ordinary course of business. Our directors may only exercise this power on our behalf, subject to the Companies Law, our third amended and restated memorandum and articles of association and to any applicable requirements imposed from time to time by the New York Stock Exchange, the U.S. Securities and Exchange Commission, or the SEC, or by any other recognized stock exchange on which our securities are listed.

Dividends

Our directors may declare dividends in any currency to be paid to our shareholders. Dividends may be declared and paid out of our profits, realized or unrealized, or from any reserve set aside from profits which our directors determine is no longer needed. Our board of directors may also declare and pay dividends out of the share premium account or any other fund or account that can be authorized for this purpose in accordance with the Companies Law.

Except in so far as the rights attaching to, or the terms of issue of, any share otherwise provides (i) all dividends shall be declared and paid according to the amounts paid up on the shares in respect of which the dividend is paid, but no amount paid up on a share in advance of calls shall be treated for this purpose as paid up on that share and (ii) all dividends shall be apportioned and paid pro rata according to the amounts paid up on the shares during any portion or portions of the period in respect of which the dividend is paid.

Our directors may also pay any dividend that is payable on any shares semi-annually or on any other dates, whenever our financial position, in the opinion of our directors, justifies such payment.

Our directors may deduct from any dividend or bonus payable to any shareholder all sums of money (if any) presently payable by such shareholder to us on account of calls or otherwise.

No dividend or other money payable by us on or in respect of any share shall bear interest against us.

In respect of any dividend proposed to be paid or declared on our share capital, our directors may resolve and direct that (i) such dividend be satisfied wholly or in part in the form of an allotment of shares credited as fully paid up, provided that our shareholders entitled thereto will be entitled to elect to receive such dividend (or part thereof if our directors so determine) in cash in lieu of such allotment or (ii) the shareholders entitled to such dividend will be entitled to elect to receive an allotment of shares credited as fully paid up in lieu of the whole or such part of the dividend as our directors may think fit. Our directors may also resolve in respect of any particular dividend that, notwithstanding the foregoing, a dividend may be satisfied wholly in the form of an allotment of shares credited as fully paid up without offering any right to shareholders to elect to receive such dividend in cash in lieu of such allotment.

Any dividend interest or other sum payable in cash to the holder of shares may be paid by check or warrant sent by mail addressed to the holder at his registered address, or addressed to such person and at such addresses as the holder may direct. Every check or warrant shall, unless the holder or joint holders otherwise direct, be made payable to the order of the holder or, in the case of joint holders, to the order of the holder whose name stands first on the register in respect of such shares, and shall be sent at his or their risk and payment of the check or warrant by the bank on which it is drawn shall constitute a good discharge to us.

All dividends unclaimed for one year after having been declared may be invested or otherwise made use of by our board of directors for the benefit of our company until claimed. Any dividend unclaimed after a period of six years from the date of declaration of such dividend shall be forfeited and reverted to us.

Whenever our directors have resolved that a dividend be paid or declared, our directors may further resolve that such dividend be satisfied wholly or in part by the distribution of specific assets of any kind, and in particular of paid up shares, debentures or warrants to subscribe for our securities or securities of any other company. Where any difficulty arises with regard to such distribution, our directors may settle it as they think expedient. In particular, our directors may issue fractional certificates, ignore fractions altogether or round the same up or down, fix the value for distribution purposes of any such specific assets, determine that cash payments shall be made to any of our shareholders upon the footing of the value so fixed in order to adjust the rights of the parties, vest any such specific assets in trustees as may seem expedient to our directors, and appoint any person to sign any requisite instruments of transfer and other documents on behalf of the persons entitled to the dividend, which appointment shall be effective and binding on our shareholders.

Untraceable Shareholders

We are entitled to sell any shares of a shareholder who is untraceable, provided that:

•

all checks or warrants in respect of dividends of such shares, not being less than three in number, for any sums payable in cash to the holder of such shares have remained un-cashed for a period of 12 years prior to the publication of the advertisement and during the three months referred to in third bullet point below;

•	we have not during that time received any indication of the whereabouts or existence of the shareholder or person entitled to such shares by death, bankruptcy or operation of law; and

•

we have caused an advertisement to be published in newspapers in the manner stipulated by our amended and restated articles of association, giving notice of our intention to sell these shares, and a period of three months has elapsed since such advertisement and the New York Stock Exchange has been notified of such intention.

The net proceeds of any such sale shall belong to us, and when we receive these net proceeds we shall become indebted to the former shareholder for an amount equal to such net proceeds.

Register of Members

Under the Companies Law, a Cayman Islands exempted company is required to maintain a register of members containing prescribed information, including the name and address of each shareholder, the number of shares held by each shareholder and the amount paid on the shares of each shareholder. The shares of a Cayman Islands exempted company is issued to a person when the name of such person is recorded in the register of members of such company. The register of members is prima facie evidence of the matters set forth therein. There is no prescribed time limit within which a Cayman Islands exempted company is required to make appropriate entries in its register of members and no governmental approval or filing is required in respect of any changes to the register of members of a Cayman Islands exempted company. Under the Companies Law, if the name of any person is incorrectly entered in or omitted from the register of members of a company or if there is unnecessary delay in updating the register of members to reflect that a person has ceased to be a shareholder of the company, such person or any shareholder of the company may, by motion to the Grand Court of the Cayman Islands, apply for an order that the register of members be rectified.

We will take all necessary steps and procedures to update the register of members to reflect the Class A ordinary shares to be issued and represented by the ADSs sold in this offering.

Differences in Corporate Law

The Companies Law is modeled after similar laws in the United Kingdom but does not follow recent changes in United Kingdom laws. In addition, the Companies Law differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Companies Law applicable to us and the laws applicable to companies incorporated in the United States.

Mergers and Similar Arrangements.    Under the laws of the Cayman Islands, two or more companies may merge or consolidate in accordance with the Companies Law. A merger means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such constituent companies as the surviving company, and a consolidation means the combination of two or more constituent companies into a new consolidated company and the vesting of the undertaking, property and liabilities of such constituent companies in the new consolidated company. In order to merge or consolidate, the directors of each constituent company must approve a written plan of merger or consolidation which must be authorized by each constituent company by either (i) a shareholder resolution by majority in number representing seventy-five per cent (75%) in value of the shareholders voting together as one class, or (ii) if the shares to be issued to each shareholder in the consolidated or surviving company are to have the same rights and economic value as the shares held in the constituent company, a special resolution of the shareholders voting together as one class. In either case, a shareholder shall have the right to vote regardless of whether the shares that he holds otherwise give him voting rights. The consent of each holder of a fixed or floating security interest of a constituent company in a proposed merger or consolidation must also be obtained.

For a director who has a financial interest in the plan of merger or consolidation, he should declare the nature of his interest at the board meeting where the plan was considered. Following such declaration, subject to any separate requirement for Audit Committee approval under the applicable law or any applicable requirements imposed from time to time by the New York Stock Exchange, the SEC, or by any other recognized stock exchange on which the securities are listed, and unless disqualified by the chairman of the relevant board meeting, he may vote on the plan of merger or consolidation.

A shareholder resolution is not required if a Cayman Islands incorporated parent company is seeking to merge with one or more of its Cayman Islands incorporated subsidiary companies (i.e., companies where at least ninety per cent (90%) of the issued shares of which (of one or more classes) that are entitled to vote are owned by the parent company). In any event, all shareholders must be given a copy of the plan of merger or consolidation irrespective of whether they are entitled to vote at the meeting or consent to the written resolution to approve the plan of merger or consolidation.

The shareholders of the constituent companies are not required to receive shares of the surviving or consolidated company but may receive debt obligations or other securities of the surviving or consolidated company, or money or other assets, or a combination thereof. Further, some or all of the shares of a class or series may be converted into a kind of asset while the other shares of the same class or series may receive a different kind of asset. As such, not all the shares of a class or series must receive the same kind of consideration.

After the plan of merger or consolidation has been approved by the directors, authorized by a resolution of the shareholders and the holders of fixed or floating security interest have given their consent, the plan of merger or consolidation is executed by each company and filed, together with certain ancillary documents, with the Registrar of Companies in the Cayman Islands.

A shareholder may dissent from a merger or consolidation. A shareholder properly exercising his dissent rights is entitled to payment in cash of the fair value of his shares. Such dissent rights are unavailable in respect of shares subject to a plan of merger or consolidation for which (i) an open market exists on a recognized stock exchange or recognized interdealer quotation system at the expiry date of the period allowed for written notice of an election to dissent and (ii) in certain other situations.

A shareholder dissenting from a merger or consolidation must object in writing to the merger or consolidation before the vote by the shareholders on the merger or consolidation. If the merger or consolidation is approved by the shareholders, the company must within 20 days give notice of this fact to each shareholder who gave written objection. Such shareholders then have 20 days to give to the company their written election in the form specified by the Companies Law to dissent from the merger or consolidation.

Upon giving notice of his election to dissent, a shareholder ceases to have any rights of a shareholder except the right to be paid the fair value of his shares. As such, the merger or consolidation may proceed in the ordinary course notwithstanding the dissent.

Within seven days of the later of the delivery of the notice of election to dissent and the effective date of the merger or consolidation, the company must make a written offer to each dissenting shareholder to purchase his shares at a specified price that the company determines to be their fair value. The company and the shareholder then have 30 days to agree upon the price. If the company and a shareholder fail to agree on the price within the 30 days, then within 20 days thereafter, the company shall or any dissenting shareholder may file a petition with the Grand Court for a determination of the fair value of the shares of all dissenting shareholders. At the petition hearing, the Grand Court shall determine the fair value of the shares of such dissenting shareholders as it finds are involved, together with a fair rate of interest, if any, to be paid by the company upon the amount determined to be the fair value.

Shareholders’ Suits.    In principle, we will normally be the proper plaintiff and a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, exceptions to the foregoing principle apply in circumstances in which:

•	a company is acting or proposing to act illegally or beyond the scope of its authority;

•	the act complained of, although not beyond the scope of its authority, could be effected duly if authorized by more than a simple majority or two-thirds majority vote which has not been obtained; or

•	those who control the company are perpetrating a “fraud on the minority.”

Indemnification of Directors and Executive Officers and Limitation of Liability.    Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our third amended and restated memorandum and articles of association permit indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such unless such losses or damages arise from dishonesty, willful default or fraud of such directors or officers. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Transactions with Directors.    Under the Delaware General Corporation Law, transactions with directors must be approved by disinterested directors or by the shareholders, or otherwise proven to be fair to the company as of the time it is approved. Such transaction will be void or voidable, unless (i) the material facts of any interested directors, interests are disclosed or are known to the board of directors and the transaction is approved by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; (ii) the material facts of any interested directors, interests are disclosed or are known to the shareholders entitled to vote thereon, and the transaction is specifically approved in good faith by vote of the shareholders; or (iii) the transaction is fair to the company as of the time it is approved.

Cayman Islands laws do not restrict transactions with directors, except that they require that directors exercise a duty of care and owe a fiduciary duty to the companies for which they serve, among other things, as further described below. Under our third amended and restated memorandum and articles of association, subject to any separate requirement for audit committee approval under the applicable rules of New York Stock Exchange or unless disqualified by the chairman of the relevant board meeting, so long as a director discloses the nature of his interest in any contract or arrangement in which he is interested, such a director may vote in respect of any contract or proposed contract or arrangement in which such director is interested and may be counted in the quorum at such a meeting.

Directors’ Fiduciary Duties.    Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director acts in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, the director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore it is considered that he owes the following duties to the company—a duty to act bona fide in the best interests of the company, a duty not to make a profit based on his position as director (unless the company permits him to do so) and a duty not to put himself in a position where the interests of the company conflict with his personal interest or his duty to a third party. A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his duties a greater degree of skill than may reasonably be expected from a person of his knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.

Shareholder Action by Written Consent.    Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. Under our third amended and restated articles of association, any action required or permitted to be taken at any annual or extraordinary general meetings of our company may be taken only upon the vote of our shareholders at an annual or extraordinary general meeting duly noticed and convened in accordance with our third amended and restated articles of association and the Companies Law and may not be taken by written resolution of our shareholders without a meeting.

Shareholder Proposals.    Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

Our third amended and restated memorandum and articles of association allow our shareholders holding not less than 10% of the paid-up capital of the company carrying the right to vote to requisition a meeting and put forward proposals at such meeting. Our shareholders are not otherwise permitted to put proposals before shareholders at meetings. As an exempted Cayman Islands company, we are not obliged by law to call shareholders’ annual general meetings. However, our third amended and restated articles of association require us to call such meetings.

Cumulative Voting.    Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. There are no prohibitions in relation to cumulative voting under the laws of the Cayman Islands but our third amended and restated articles of association do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of Directors.    Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our third amended and restated articles of association, directors may be removed with cause by a special resolution of our shareholders or without cause by an ordinary resolution of our shareholders.

Transactions with Interested Shareholders.    The Delaware General Corporation Law contains a business combination statute applicable to Delaware corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting stock within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions must be entered into bona fide in the best interests of the company and not with the effect of constituting a fraud on the minority shareholders.

Dissolution; Winding up.    Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board. Under Cayman Islands law, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company is unable to pay its debts as they fall due, by an ordinary resolution of its members. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so. Under the Companies Law and our third amended and restated articles of association, our company may be dissolved, liquidated or wound up by the vote of holders of two-thirds of our shares voting at a meeting.

Variation of Rights of Shares.    Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under our third amended and restated articles of association, if our share capital is divided into more than one class of shares, we may vary the rights attached to any class only with the vote at a class meeting of holders of two-thirds of the shares of such class.

Amendment of Governing Documents.    Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. As permitted by Cayman Islands law and our third amended and restated memorandum and articles of association, our third amended and restated memorandum and articles of association may only be amended with a special resolution of our shareholders.

Rights of Non-resident or Foreign Shareholders.    There are no limitations imposed by our third amended and restated memorandum and articles of association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our third amended and restated memorandum and articles of association governing the ownership threshold above which shareholder ownership must be disclosed.

Board of Directors

We are managed by our board of directors. Our third amended and restated memorandum and articles of association provide that the number of our directors will be fixed from time to time pursuant to an ordinary resolution of our shareholders but must consist of not less than two directors. There is no maximum number of directors unless otherwise determined by our shareholders in general meeting. Any director on our board may be removed by way of an ordinary resolution of our shareholders or by the consent of a majority of the directors then in office. Any vacancies or additions to the existing board of directors can be filled by way of an ordinary resolution of our shareholders. Any vacancies on our board of directors or additions to the existing board of directors can be filled by the affirmative vote of a simple majority of the remaining directors, although this may be less than a quorum where the number of remaining directors falls below the minimum number fixed by our board of directors. Any director appointed by our board of directors to fill a casual vacancy shall hold office until the first general meeting of shareholders after his appointment and be subject to re-election at such meeting. Any director appointed by our board of directors as an addition to the existing board shall hold office until our next following annual general meeting and shall be eligible for re-election. Our directors are not required to hold any of our shares to be qualified to serve on our board of directors. There is no requirement under Cayman Islands law or our third amended and restated articles of association that a majority of our directors be independent unless required by applicable requirements imposed from time to time by the New York Stock Exchange.

Meetings of our board of directors may be convened at any time deemed necessary by the secretary on request of director or by any director. Advance notice of a meeting is not required if each director entitled to attend consents to the holding of such meeting.

A meeting of our board of directors shall be competent to make lawful and binding decisions if at least two of the members of our board of directors are present or represented. At any meeting of our directors, each director, be it by such director’s presence or by such director’s alternate, is entitled to one vote.

Questions arising at a meeting of our board of directors are required to be decided by simple majority votes of the members of our board of directors present or represented at the meeting. In the case of an equality of votes, the chairman of the meeting shall have an additional or casting vote. Our board of directors may also pass resolutions without a meeting by unanimous written consent.

Committees of the Board of Directors

Pursuant to our third amended and restated articles of association, our board of directors has established an audit committee.

Issuance of Additional Class A and Class B Ordinary Shares or Preferred Shares

Our third amended and restated memorandum and articles of association authorizes our board of directors to issue additional Class A ordinary shares from time to time as our board of directors shall determine, to the extent of available authorized but unissued shares.

Upon completion of this offering, we will not be permitted to issue additional Class B ordinary shares under our third amended and restated memorandum and articles of association except under our 2010 Equity Incentive Plan.

Our third amended and restated memorandum and articles of association authorizes our board of directors to establish from time to time one or more series of preferred shares and to determine, with respect to any series of preferred shares, the terms and rights of that series, including:

•	the designation of the series;

•	the number of shares of the series;

•	the dividend rights, dividend rates, conversion rights, voting rights; and

•	the rights and terms of redemption and liquidation preferences.

Our board of directors may issue series of preferred shares without action by our shareholders to the extent authorized but unissued. Accordingly, the issuance of preferred shares may adversely affect the rights of the holders of the ordinary shares. In addition, the issuance of preferred shares may be used as an antitakeover device without further action on the part of the shareholders. Issuance of preferred shares may dilute the voting rights of holders of ordinary shares.

Subject to applicable regulatory requirements, our board of directors may issue additional Class A ordinary shares without action by our shareholders to the extent of available authorized but unissued shares. The issuance of additional Class A ordinary shares may be used as an anti-takeover device without further action on the part of the shareholders. Such issuance may dilute the voting power of existing holders of Class A ordinary shares.

Inspection of Books and Records

Holders of our ordinary shares will have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records. However, we will provide our shareholders with annual audited financial statements. See “Where You Can Find Additional Information”.

History of Securities Issuances, Splits and Repurchase

In September 2006, we issued 9,000 and 1,000 ordinary shares, par value US$1 per share, to Mr. Weijia (David Ling) Pan and Mr. Weinian Pan, respectively in exchange for the same number of shares that each of them held in Global Market Asia.

In October 2006, we effected a share split by which each of our ordinary shares, par value US$1 per share, was split into 1,000 ordinary shares, par value US$0.001 per share.

In October 2006, we issued 1,940,000 Series A preferred shares, par value US$0.001 per share, at an aggregate subscription price of US$5 million, to Beprecise Investments Limited, or Beprecise Investments, a British Virgin Islands company, in a private placement.

In March 2008, we issued 1,530,769 Series B preferred shares, par value US$0.001 per share to JAFCO Asia Technology Fund IV at an aggregate subscription price of US$5,000,000, 612,308 Series B preferred shares, par value US$0.001 per share to NIFSMBC-V2006S1 Investment Limited Partnership at an aggregate subscription price of US$2,000,000, 918,461 Series B preferred shares, par value US$0.001 per share to NIFSMBC-V2006S3 Investment Limited Partnership at an aggregate subscription price of US$3,000,000, 918,462 Series B preferred shares, par value US$0.001 per share to Huitung Investments (BVI) Limited at an aggregate subscription price of US$3,000,000, 918,462 Series B preferred shares, par value US$0.001 per share to Ultra View Investments Limited at an aggregate subscription price of US$3,000,000, 1,530,769 Series B preferred shares, par value US$0.001 per share to Shanghai International Shanghai Growth Investment Limited at an aggregate subscription price of US$5,000,000, and 1,224,615 Series B preferred shares, par value US$0.001 per share to Sky (Asia) Investment Limited at an aggregate subscription price of US$4,000,000.

In November 2008, we repurchased 309,468 Series A preferred shares, par value US$0.001 per share from Beprecise Investments at an aggregate repurchase price of US$1,111,905, and repurchased an aggregate of 1,221,301 Series B preferred shares, par value US$0.001 per share, from five holders of Series B preferred shares at an aggregate repurchase price of US$4,388,095.

In November 2009, we effected a share split by which each of our ordinary shares, par value US$0.001 per share, was split into 25 ordinary shares, par value US$0.00004 per share, each of our Series A preferred shares, par value US$0.001 per share, was split into 25 Series A preferred shares, par value US$0.00004 per share, and each of our Series B preferred shares, par value US$0.001 per share, was split into 25 Series B preferred shares, par value US$0.00004 per share.

Registration Rights

Pursuant to the amended and restated investors’ rights agreement dated March 26, 2008, we have granted certain registration rights to holders of our registrable securities, which include our Series A preferred shares, Series B preferred shares and ordinary shares issuable or issued upon conversion of the preferred shares and ordinary shares acquired by holders of preferred shares after March 26, 2008. Set forth below is a description of the registration rights granted under the amended and restated investors’ rights agreement.

Demand Registration Rights.

Holders of at least 10% of the registrable securities then outstanding have the right to demand that we file a registration statement under the Securities Act. However, we are not obligated to effect any such demand registration if we have, within the six month period preceding the demand, already effected a registration under the Securities Act pursuant to their demand or Form F-3 registration rights, or if the holders of registrable securities requesting such registration already had an opportunity to be included in a registration pursuant to their piggyback registration rights. We have the right to defer the filing of a registration statement for up to 90 days if we furnish to the holders of registrable securities requesting such registration a certificate signed by our chief executive officer stating that, in the good faith judgment of our board of directors, it would be materially detrimental to us and our shareholders, for such registration statement to be filed, provided that we may not utilize this deferral right more than once in any 12-month period; provided further that we shall not register any other of our shares during such 12-month period. We are not obligated to effect more than three such demand registrations initiated by the holders of registrable securities.

Piggyback Registration Rights.

If we propose to file a registration statement for a public offering of our securities other than pursuant to a demand registration right, or relating to an employee benefit plan or a corporate reorganization, then we must offer holders of registrable securities an opportunity to include in this registration all or any part of their registrable securities. Registration pursuant to piggyback registration rights is not deemed to be a demand registration, and there is no limit on the number of times the holders may request registration of their registrable securities pursuant to their piggyback registration rights.

Form F-3 Registration Rights.

Holders of a majority of all our registrable securities then outstanding have the right to request that we file a registration statement under Form F-3. However, we are not obligated to effect any such registration if, among other things, the aggregate amount of securities to be sold under the registration statement is less than US$500,000 or we have, within the six month period preceding the demand, already effected a registration under the Securities Act. There is no limit on the number of times the holders may exercise their Form F-3 registration rights. We have the right to defer the filing of a registration statement on Form F-3 for up to 60 days if we furnish to the holders of the registrable securities requesting such registration a certificate signed by our chief executive officer stating that, in the good faith judgment of our board of directors, it would be materially detrimental to us and our shareholders for such Form F-3 registration statement to be filed, provided that we may not utilize this deferral right more than once during any 12 month period; provided further that the company shall not register any of its other shares during such 60 day period.

Expenses of Registration.

We will pay all expenses relating to any demand, piggyback or Form F-3 registration, except that shareholders shall bear the expense of any underwriting discounts and selling commissions. We will not be required to pay for any expenses of any registration proceeding begun pursuant to demand registration rights, if the registration request is subsequently withdrawn at the request of the holders of a majority in voting power of the registrable securities held by the holders that requested the registration.

Termination.

The above demand, piggyback or Form F-3 registration rights shall terminate upon the earlier of (i) the date of the completion of a sale of all of our shares and/or all or substantially all of our assets or undertaking; (ii) all registrable securities proposed to be sold by a holder may be sold without registration in any 90 day period pursuant to Rule 144 under the Securities Act; and (iii) five years following this offering.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

Citibank, N.A. has agreed to act as the depositary for the American Depositary Shares. Citibank’s depositary offices are located at 388 Greenwich Street, New York, New York 10013. American Depositary Shares are frequently referred to as “ADSs” and represent ownership interests in securities that are on deposit with the depositary. ADSs may be represented by certificates that are commonly known as “American Depositary Receipts” or “ADRs.” The depositary typically appoints a custodian to safekeep the securities on deposit. In this case, the custodian is Citibank, N.A.—Hong Kong, located at 10/F, Harbour Front (II), 22, Tak Fung Street, Hung Hom, Kowloon, Hong Kong.

We appoint Citibank as depositary pursuant to a deposit agreement. A copy of the deposit agreement is on file with the SEC under cover of a Registration Statement on Form F-6. You may obtain a copy of the deposit agreement from the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549 and from the SEC’s website (www.sec.gov).

We are providing you with a summary description of the material terms of the ADSs and of your material rights as an owner of ADSs. Please remember that summaries by their nature lack the precision of the information summarized and that the rights and obligations of an owner of ADSs will be determined by reference to the terms of the deposit agreement and not by this summary. We urge you to review the deposit agreement in its entirety. The first paragraph under “—Issuance of ADSs Upon Deposit of Class A Ordinary Shares” describe matters that may be relevant to the ownership of the ADSs sold in this offering but that may not be contained in the deposit agreement.

Each ADS represents the right to receive ten Class A ordinary shares on deposit with the custodian. An ADS also represents the right to receive any other property received by the depositary or the custodian on behalf of the owner of the ADS but that has not been distributed to the owners of ADSs because of legal restrictions or practical considerations.

If you become an owner of ADSs, you will become a party to the deposit agreement and therefore will be bound to its terms and to the terms of any ADR that represents your ADSs. The deposit agreement and the ADR specify our rights and obligations as well as your rights and obligations as owner of ADSs and those of the depositary. As an ADS holder you appoint the depositary to act on your behalf in certain circumstances. The deposit agreement and the ADRs are governed by New York law. However, our obligations to the holders of Class A ordinary shares will continue to be governed by the laws of the Cayman Islands, which may be different from the laws in the United States.

In addition, applicable laws and regulations may require you to satisfy reporting requirements and obtain regulatory approvals in certain circumstances. You are solely responsible for complying with such reporting requirements and obtaining such approvals. Neither the depositary, the custodian, us or any of their or our respective agents or affiliates shall be required to take any actions whatsoever on behalf of you to satisfy such reporting requirements or obtain such regulatory approvals under applicable laws and regulations.

As an owner of ADSs, you may hold your ADSs either by means of an ADR registered in your name, through a brokerage or safekeeping account, or through an account established by the depositary in your name reflecting the registration of uncertificated ADSs directly on the books of the depositary (commonly referred to as the “direct registration system” or “DRS”). The direct registration system reflects the uncertificated (book-entry) registration of ownership of ADSs by the depositary. Under the direct registration system, ownership of ADSs is evidenced by periodic statements issued by the depositary to the holders of the ADSs. The direct registration system includes automated transfers between the depositary and The Depository Trust Company (“DTC”), the central book-entry clearing and settlement system for equity securities in the United States. If you decide to hold your ADSs through your brokerage or safekeeping account, you must rely on the procedures of your broker or bank to assert your rights as ADS owner. Banks and brokers typically hold securities such as the ADSs through clearing and settlement systems such as DTC. The procedures of such clearing and settlement systems may limit your ability to exercise your rights as an owner of ADSs. Please consult with your broker or bank if you have any questions concerning these limitations and procedures. All ADSs held through DTC will be registered in the name of a nominee of DTC. This summary description assumes you have opted to own the ADSs directly by means of an ADS registered in your name and, as such, we will refer to you as the “holder.” When we refer to “you,” we assume the reader owns ADSs and will own ADSs at the relevant time.

Dividends and Distributions

As a holder, you generally have the right to receive the distributions we make on the securities deposited with the custodian bank. Your receipt of these distributions may be limited, however, by practical considerations and legal limitations. Holders will receive such distributions under the terms of the deposit agreement in proportion to the number of ADSs held as of a specified record date.

Distributions of Cash

Whenever we make a cash distribution for the securities on deposit with the custodian, we will deposit the funds with the custodian. Upon receipt of confirmation of the deposit of the requisite funds, the depositary will arrange for the funds to be converted into U.S. dollars and for the distribution of the U.S. dollars to the holders, subject to the Cayman Islands laws and regulations.

The conversion into U.S. dollars will take place only if practicable and if the U.S. dollars are transferable to the United States. The depositary will apply the same method for distributing the proceeds of the sale of any property (such as undistributed rights) held by the custodian in respect of securities on deposit.

The distribution of cash will be made net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. The depositary will hold any cash amounts it is unable to distribute in a non-interest bearing account for the benefit of the applicable holders and beneficial owners of ADSs until the distribution can be effected or the funds that the depositary holds must be escheated as unclaimed property in accordance with the laws of the relevant states of the United States.

Distributions of Shares

Whenever we make a free distribution of Class A ordinary shares for the securities on deposit with the custodian, we will deposit the applicable number of Class A ordinary shares with the custodian. Upon receipt of confirmation of such deposit, the depositary will either distribute to holders new ADSs representing the Class A ordinary shares deposited or modify the ADS-to-Class A ordinary shares ratio, in which case each ADS you hold will represent rights and interests in the additional Class A ordinary shares so deposited. Only whole new ADSs will be distributed. Fractional entitlements will be sold and the proceeds of such sale will be distributed as in the case of a cash distribution.

The distribution of new ADSs or the modification of the ADS-to-Class A ordinary shares ratio upon a distribution of Class A ordinary shares will be made net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. In order to pay such taxes or governmental charges, the depositary may sell all or a portion of the new Class A ordinary shares so distributed.

No such distribution of new ADSs will be made if it would violate a law (i.e., the U.S. securities laws) or if it is not operationally practicable. If the depositary does not distribute new ADSs as described above, it may sell the Class A ordinary shares received upon the terms described in the deposit agreement and will distribute the proceeds of the sale as in the case of a distribution of cash.

Distributions of Rights

Whenever we intend to distribute rights to purchase additional Class A ordinary shares, we will give prior notice to the depositary and we will assist the depositary in determining whether it is lawful and reasonably practicable to distribute rights to purchase additional ADSs to holders.

The depositary will establish procedures to distribute rights to purchase additional ADSs to holders and to enable such holders to exercise such rights if it is lawful and reasonably practicable to make the rights available to holders of ADSs, and if we provide all of the documentation contemplated in the deposit agreement (such as opinions to address the lawfulness of the transaction). You may have to pay fees, expenses, taxes and other governmental charges to subscribe for the new ADSs upon the exercise of your rights. The depositary is not obligated to establish procedures to facilitate the distribution and exercise by holders of rights to purchase new Class A ordinary shares other than in the form of ADSs.

The depositary will not distribute the rights to you if:

•	We do not timely request that the rights be distributed to you or we request that the rights not be distributed to you; or

•	We fail to deliver satisfactory documents to the depositary; or

•	It is not reasonably practicable to distribute the rights.

The depositary will sell the rights that are not exercised or not distributed if such sale is lawful and reasonably practicable. The proceeds of such sale will be distributed to holders as in the case of a cash distribution. If the depositary is unable to sell the rights, it will allow the rights to lapse.

Elective Distributions

Whenever we intend to distribute a dividend payable at the election of shareholders either in cash or in additional shares, we will give prior notice thereof to the depositary and will indicate whether we wish the elective distribution to be made available to you. In such case, we will assist the depositary in determining whether such distribution is lawful and reasonably practicable.

The depositary will make the election available to you only if it is reasonably practicable and if we have provided all of the documentation contemplated in the deposit agreement. In such case, the depositary will establish procedures to enable you to elect to receive either cash or additional ADSs, in each case as described in the deposit agreement.

If the election is not made available to you, you will receive either cash or additional ADSs, depending on what a holder of Class A ordinary shares would receive upon failing to make an election, as more fully described in the deposit agreement.

Other Distributions

Whenever we intend to distribute property other than cash, Class A ordinary shares or rights to purchase additional Class A ordinary shares, we will notify the depositary in advance and will indicate whether we wish such distribution to be made to you. If so, we will assist the depositary in determining whether such distribution to holders is lawful and reasonably practicable.

If it is reasonably practicable to distribute such property to you and if we provide all of the documentation contemplated in the deposit agreement, the depositary will distribute the property to the holders in a manner it deems practicable.

The distribution will be made net of fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. In order to pay such taxes and governmental charges, the depositary may sell all or a portion of the property received.

The depositary will not distribute the property to you and will sell the property if:

•	We do not request that the property be distributed to you or if we ask that the property not be distributed to you; or

•	We do not deliver satisfactory documents to the depositary; or

•	The depositary determines that all or a portion of the distribution to you is not reasonably practicable.

The proceeds of such a sale will be distributed to holders as in the case of a cash distribution.

Redemption

Whenever we decide to redeem any of the securities on deposit with the custodian, we will notify the depositary in advance. If it is reasonably practicable and if we provide all of the documentation contemplated in the deposit agreement, the depositary will provide notice of the redemption to the holders.

The custodian will be instructed to surrender the shares being redeemed against payment of the applicable redemption price. The depositary will convert the redemption funds received into U.S. dollars upon the terms of the deposit agreement and will establish procedures to enable holders to receive the net proceeds from the redemption upon surrender of their ADSs to the depositary. You may have to pay fees, expenses, taxes and other governmental charges upon the redemption of your ADSs. If less than all ADSs are being redeemed, the ADSs to be retired will be selected by lot or on a pro rata basis, as the depositary may determine.

Changes Affecting Class A Ordinary Shares

The Class A ordinary shares held on deposit for your ADSs may change from time to time. For example, there may be a change in nominal or par value, a split-up, cancellation, consolidation or reclassification of such Class A ordinary shares or a recapitalization, reorganization, merger, consolidation or sale of assets.

If any such change were to occur, your ADSs would, to the extent permitted by law, represent the right to receive the property received or exchanged in respect of the Class A ordinary shares held on deposit. The depositary may in such circumstances deliver new ADSs to you, amend the deposit agreement, the ADRs and the applicable Registration Statement(s) on Form F-6, call for the exchange of your existing ADSs for new ADSs and take any other actions that are appropriate to reflect as to the ADSs the change affecting the Shares. If the depositary may not lawfully distribute such property to you, the depositary may sell such property and distribute the net proceeds to you as in the case of a cash distribution.

Issuance of ADSs Upon Deposit of Class A Ordinary Shares

Upon the completion of this offering, the Class A ordinary shares that are being offered for sale pursuant to this prospectus will be deposited by us and the selling shareholders with the custodian. Upon receipt of confirmation of such deposit, the depositary will issue ADSs to the underwriters named in this prospectus.

After the completion of this offering, the depositary may create ADSs on your behalf if you or your broker deposit Class A ordinary shares with the custodian. The depositary will deliver these ADSs to the person you indicate only after you pay any applicable issuance fees and any charges and taxes payable for the transfer of the Class A ordinary shares to the custodian. Your ability to deposit Class A ordinary shares and receive ADSs may be limited by U.S. and the Cayman Islands legal considerations applicable at the time of deposit.

The issuance of ADSs may be delayed until the depositary or the custodian receives confirmation that all required approvals have been given and that the Class A ordinary shares have been duly transferred to the custodian. The depositary will only issue ADSs in whole numbers.

When you make a deposit of Class A ordinary shares, you will be responsible for transferring good and valid title to the depositary. As such, you will be deemed to represent and warrant that:

•	The Class A ordinary shares are duly authorized, validly issued, fully paid, non-assessable and legally obtained.

•	All preemptive (and similar) rights, if any, with respect to such Class A ordinary shares have been validly waived or exercised.

•	You are duly authorized to deposit the Class A ordinary shares.

•

The Class A ordinary shares presented for deposit are free and clear of any lien, encumbrance, security interest, charge, mortgage or adverse claim, and are not, and the ADSs issuable upon such deposit will not be, “restricted securities” (as defined in the deposit agreement).

•	The Class A ordinary shares presented for deposit have not been stripped of any rights or entitlements.

If any of the representations or warranties are incorrect in any way, we and the depositary may, at your cost and expense, take any and all actions necessary to correct the consequences of the misrepresentations.

Transfer, Combination and Split Up of ADRs

As an ADR holder, you will be entitled to transfer, combine or split up your ADRs and the ADSs evidenced thereby. For transfers of ADRs, you will have to surrender the ADRs to be transferred to the depositary and also must:

•	ensure that the surrendered ADR certificate is properly endorsed or otherwise in proper form for transfer;

•	provide such proof of identity and genuineness of signatures as the depositary deems appropriate;

•	provide any transfer stamps required by the State of New York or the United States; and

•	pay all applicable fees, charges, expenses, taxes and other government charges payable by ADR holders pursuant to the terms of the deposit agreement, upon the transfer of ADRs.

To have your ADRs either combined or split up, you must surrender the ADRs in question to the depositary with your request to have them combined or split up, and you must pay all applicable fees, charges and expenses payable by ADR holders, pursuant to the terms of the deposit agreement, upon a combination or split up of ADRs.

Withdrawal of Shares Upon Cancellation of ADSs

As a holder, you will be entitled to present your ADSs to the depositary for cancellation and then receive the corresponding number of underlying Class A ordinary shares at the custodian’s offices. Your ability to withdraw the Class A ordinary shares may be limited by U.S. and Cayman Islands legal considerations applicable at the time of withdrawal. In order to withdraw the Class A ordinary shares represented by your ADSs, you will be required to pay to the depositary the fees for cancellation of ADSs and any charges and taxes payable upon the transfer of the Class A ordinary shares being withdrawn. You assume the risk for delivery of all funds and securities upon withdrawal. Once canceled, the ADSs will not have any rights under the deposit agreement.

If you hold ADSs registered in your name, the depositary may ask you to provide proof of identity and genuineness of any signature and such other documents as the depositary may deem appropriate before it will cancel your ADSs. The withdrawal of the Class A ordinary shares represented by your ADSs may be delayed until the depositary receives satisfactory evidence of compliance with all applicable laws and regulations. Please keep in mind that the depositary will only accept ADSs for cancellation that represent a whole number of securities on deposit.

You will have the right to withdraw the securities represented by your ADSs at any time except for:

•

Temporary delays that may arise because (i) the transfer books for the Class A ordinary shares or ADSs are closed, or (ii) Class A ordinary shares are immobilized on account of a shareholders’ meeting or a payment of dividends.

•	Obligations to pay fees, taxes and similar charges.

•	Restrictions imposed because of laws or regulations applicable to ADSs or the withdrawal of securities on deposit.

The deposit agreement may not be modified to impair your right to withdraw the securities represented by your ADSs except to comply with mandatory provisions of law.

Voting Rights

As a holder, you generally have the right under the deposit agreement to instruct the depositary to exercise the voting rights for the Class A ordinary shares represented by your ADSs. For description of the voting rights of holders of Class A ordinary shares, see “Description of Share Capital—Voting Rights Attaching to the Shares.”

At our request, the depositary will distribute to you (by mail or, if you have designated such means as acceptable, e-mail) any notice of shareholders’ meeting received from us together with information explaining how to instruct the depositary to exercise the voting rights of the securities represented by ADSs.

Voting at our shareholders’ meetings is by show of hands unless a poll is demanded. A poll may be demanded by the chairman of our board of directors or any shareholder present in person or by proxy. If the depositary bank timely receives voting instructions from a holder of ADSs, the depositary bank will endeavor to cause the Class A ordinary shares on deposit to be voted as follows: (a) in the event voting takes place at a shareholders’ meeting by show of hands, the depositary bank will instruct the custodian to vote, directly or by proxy, all Class A ordinary shares on deposit in accordance with the voting instructions received from a majority of the holders of ADSs who provided voting instructions; or (b) in the event voting takes place at a shareholders’ meeting by poll, the depositary bank will instruct the custodian to vote, directly or by proxy, the Class A ordinary shares on deposit in accordance with the voting instructions received from holders of ADSs.

In the event of voting by poll, holders of ADSs in respect of which no timely voting instructions have been received shall be deemed to have instructed the depositary to give a discretionary proxy to a person designated by us to vote the Class A ordinary shares represented by such holders’ ADSs; provided, that no such instruction shall be deemed given and no such discretionary proxy shall be given with respect to any matter as to which we inform the depositary that we do not wish such proxy to be given; provided, further, that no such discretionary proxy shall be given (x) with respect to any matter as to which we inform the depositary that (i) there exists substantial opposition, or (ii) the rights of holders of ADSs or the shareholders of the Company will be adversely affected and (y) in the event that the vote is on a show of hands.

Please note that the ability of the depositary to carry out voting instructions may be limited by practical and legal limitations and the terms of the securities on deposit. We cannot assure you that you will receive voting materials in time to enable you to return voting instructions to the depositary in a timely manner.

In order to give you a reasonable opportunity to instruct the depositary as to the exercise of voting rights relating to deposited securities, if we request the depositary to act, pursuant to the deposit agreement, we will give the depositary notice (by mail, fax or e-mail) of any such meeting and details concerning the matters to be voted upon at least 30 days in advance of the meeting date, although our third amended and restated memorandum and articles of association only otherwise require an advance notice of at least 20 days.

Fees and Charges

As an ADS holder, you will be required to pay the following service fees to the depositary:

Service	Fees
• Issuance of ADSs	Up to US$0.05 per ADS issued

• Cancellation of ADSs	Up to US$0.05 per ADS canceled

• Distribution of cash dividends or other cash distributions	Up to US$0.05 per ADS held

• Distribution of ADSs pursuant to stock dividends, free stock distributions or exercise of rights.	Up to US$0.05 per ADS held

• Distribution of securities other than ADSs or rights to purchase additional ADSs	Up to US$0.05 per ADS held

• Depositary Services	Up to US$0.05 per ADS held on the applicable record date(s) established by the depositary

• Transfer of ADRs	US$ $1.50 per certificate presented for transfer

As an ADS holder you will also be responsible to pay certain fees and expenses incurred by the depositary and certain taxes and governmental charges such as:

•

Fees for the transfer and registration of Class A ordinary shares charged by the registrar and transfer agent for the Class A ordinary shares in the Cayman Islands (i.e., upon deposit and withdrawal of Class A ordinary shares).

•	Expenses incurred for converting foreign currency into U.S. dollars.

•	Expenses for cable, telex and fax transmissions and for delivery of securities.

•	Taxes and duties upon the transfer of securities (i.e., when Class A ordinary shares are deposited or withdrawn from deposit).

•	Fees and expenses incurred in connection with the delivery or servicing of Class A ordinary shares on deposit.

Depositary fees payable upon the issuance and cancellation of ADSs are typically paid to the depositary bank by the brokers (on behalf of their clients) receiving the newly issued ADSs from the depositary bank and by the brokers (on behalf of their clients) delivering the ADSs to the depositary bank for cancellation. The brokers in turn charge these fees to their clients. Depositary fees payable in connection with distributions of cash or securities to ADS holders and the depositary services fee are charged by the depositary bank to the holders of record of ADSs as of the applicable ADS record date.

The depositary fees payable for cash distributions are generally deducted from the cash being distributed. In the case of distributions other than cash (i.e., stock dividend, rights), the depositary bank charges the applicable fee to the ADS record date holders concurrent with the distribution. In the case of ADSs registered in the name of the investor (whether certificated or uncertificated in direct registration), the depositary bank sends invoices to the applicable record date ADS holders. In the case of ADSs held in brokerage and custodian accounts (via DTC), the depositary bank generally collects its fees through the systems provided by DTC (whose nominee is the registered holder of the ADSs held in DTC) from the brokers and custodians holding ADSs in their DTC accounts. The brokers and custodians who hold their clients’ ADSs in DTC accounts in turn charge their clients’ accounts the amount of the fees paid to the depositary banks.

In the event of refusal to pay the depositary fees, the depositary bank may, under the terms of the deposit agreement, refuse the requested service until payment is received or may set off the amount of the depositary fees from any distribution to be made to the ADS holder.

Note that the fees and charges you may be required to pay may vary over time and may be changed by us and by the depositary. You will receive prior notice of such changes.

The depositary bank may reimburse us for certain expenses incurred by us in respect of the ADR program established pursuant to the deposit agreement, by making available a portion of the depositary fees charged in respect of the ADR program or otherwise, upon such terms and conditions as we and the depositary may agree from time to time.

Amendments and Termination

We may agree with the depositary to modify the deposit agreement at any time without your consent. We undertake to give holders 30 days’ prior notice of any modifications that would materially prejudice any of their substantial rights under the deposit agreement. We will not consider to be materially prejudicial to your substantial rights any modifications or supplements that are reasonably necessary for the ADSs to be registered under the Securities Act or to be eligible for book-entry settlement, in each case without imposing or increasing the fees and charges you are required to pay. In addition, we may not be able to provide you with prior notice of any modifications or supplements that are required to accommodate compliance with applicable provisions of law.

You will be bound by the modifications to the deposit agreement if you continue to hold your ADSs after the modifications to the deposit agreement become effective. The deposit agreement cannot be amended to prevent you from withdrawing the Class A ordinary shares represented by your ADSs (except as permitted by law).

We have the right to direct the depositary to terminate the deposit agreement. Similarly, the depositary may in certain circumstances on its own initiative terminate the deposit agreement. In either case, the depositary must give notice to the holders at least 30 days before termination. Until termination, your rights under the deposit agreement will be unaffected.

After termination, the depositary will continue to collect distributions received (but will not distribute any such property until you request the cancellation of your ADSs) and may sell the securities held on deposit. After the sale, the depositary will hold the proceeds from such sale and any other funds then held for the holders of ADSs in a non-interest bearing account. At that point, the depositary will have no further obligations to holders other than to account for the funds then held for the holders of ADSs still outstanding (after deduction of applicable fees, taxes and expenses).

Books of Depositary

The depositary will maintain ADS holder records at its depositary office. You may inspect such records at such office during regular business hours but solely for the purpose of communicating with other holders in the interest of business matters relating to the ADSs and the deposit agreement.

The depositary will maintain in New York facilities to record and process the issuance, cancellation, combination, split-up and transfer of ADSs. These facilities may be closed from time to time, to the extent not prohibited by law.

Limitations on Obligations and Liabilities

The deposit agreement limits our obligations and the depositary’s obligations to you. Please note the following:

•	We and the depositary are obligated only to take the actions specifically stated in the deposit agreement without negligence or bad faith.

•

The depositary disclaims any liability for any failure to carry out voting instructions, for any manner in which a vote is cast or for the effect of any vote, provided it acts in good faith and in accordance with the terms of the deposit agreement.

•

The depositary disclaims any liability for any failure to determine the lawfulness or practicality of any action, for the content of any document forwarded to you on our behalf or for the accuracy of any translation of such a document, for the investment risks associated with investing in Class A ordinary shares, for the validity or worth of the Class A ordinary shares, for any tax consequences that result from the ownership of ADSs, for the credit-worthiness of any third party, for allowing any rights to lapse under the terms of the deposit agreement, for the timeliness of any of our notices or for our failure to give notice.

•	We and the depositary will not be obligated to perform any act that is inconsistent with the terms of the deposit agreement.

•

We and the depositary disclaim any liability if we or the depositary are prevented or forbidden from or subject to any civil or criminal penalty or restraint on account of, or delayed in, doing or performing any act or thing required by the terms of the deposit agreement, by reason of any provision, present or future of any law or regulation, or by reason of present or future provision of any provision of our memorandum and articles of association, or any provision of or governing the securities on deposit, or by reason of any act of God or war or other circumstances beyond our control.

•

We and the depositary disclaim any liability by reason of any exercise of, or failure to exercise, any discretion provided for the deposit agreement or in our memorandum and articles of association or in any provisions of or governing the securities on deposit.

•

We and the depositary further disclaim any liability for any action or inaction in reliance on the advice or information received from legal counsel, accountants, any person presenting Shares for deposit, any holder of ADSs or authorized representatives thereof, or any other person believed by either of us in good faith to be competent to give such advice or information.

•

We and the depositary also disclaim liability for the inability by a holder to benefit from any distribution, offering, right or other benefit which is made available to holders of Class A ordinary shares but is not, under the terms of the deposit agreement, made available to you.

•	We and the depositary may rely without any liability upon any written notice, request or other document believed to be genuine and to have been signed or presented by the proper parties.

•	We and the depositary also disclaim liability for any consequential or punitive damages for any breach of the terms of the deposit agreement.

Pre-Release Transactions

Subject to the terms and conditions of the deposit agreement, the depositary may issue to broker/dealers ADSs before receiving a deposit of Class A ordinary shares or release Class A ordinary shares to broker/dealers before receiving ADSs for cancellation. These transactions are commonly referred to as “pre-release transactions,” and are entered into between the depositary and the applicable broker/dealer. The deposit agreement limits the aggregate size of pre-release transactions (not to exceed 30% of the shares or deposit in the aggregate) and imposes a number of conditions on such transactions (i.e., the need to receive collateral, the type of collateral required, the representations required from brokers, etc.). The depositary may retain the compensation received from the pre-release transactions.

Taxes

You will be responsible for the taxes and other governmental charges payable on the ADSs and the securities represented by the ADSs. We, the depositary and the custodian may deduct from any distribution the taxes and governmental charges payable by holders and may sell any and all property on deposit to pay the taxes and governmental charges payable by holders. You will be liable for any deficiency if the sale proceeds do not cover the taxes that are due.

The depositary may refuse to issue ADSs, to deliver, transfer, split and combine ADRs or to release securities on deposit until all taxes and charges are paid by the applicable holder. The depositary and the custodian may take reasonable administrative actions to obtain tax refunds and reduced tax withholding for any distributions on your behalf. However, you may be required to provide to the depositary and to the custodian proof of taxpayer status and residence and such other information as the depositary and the custodian may require to fulfill legal obligations. You are required to indemnify us, the depositary and the custodian for any claims with respect to taxes based on any tax benefit obtained for you.

Foreign Currency Conversion

The depositary will arrange for the conversion of all foreign currency received into U.S. dollars if such conversion is practical, and it will distribute the U.S. dollars in accordance with the terms of the deposit agreement. You may have to pay fees and expenses incurred in converting foreign currency, such as fees and expenses incurred in complying with currency exchange controls and other governmental requirements.

If the conversion of foreign currency is not practical or lawful, or if any required approvals are denied or not obtainable at a reasonable cost or within a reasonable period, the depositary may take the following actions in its discretion:

•	Convert the foreign currency to the extent practical and lawful and distribute the U.S. dollars to the holders for whom the conversion and distribution is lawful and practical.

•	Distribute the foreign currency to holders for whom the distribution is lawful and practical.

•	Hold the foreign currency (without liability for interest) for the applicable holders.

SHARES ELIGIBLE FOR FUTURE SALE

Upon completion of this offering, we will have 10,986,270 outstanding ADSs representing approximately 21.7% of our outstanding ordinary shares, assuming the underwriters do not exercise their option to purchase additional ADSs. All of the ADSs sold in this offering will be freely transferable by persons other than our “affiliates” without restriction or further registration under the Securities Act. Sales of substantial amounts of our ADSs in the public market could adversely affect prevailing market prices of our ADSs. Prior to this offering, there has been no public market for our ordinary shares or our ADSs, and although we have applied to list the ADSs on the New York Stock Exchange, we cannot assure you that a regular trading market will develop in the ADSs. We do not expect that a trading market will develop for our ordinary shares not represented by our ADSs.

Rule 144

In general, under Rule 144 as currently in effect, a person or entity that has beneficially owned our ordinary shares, in the form of ADSs or otherwise, for at least six months and is not our “affiliate” will be entitled to sell our ordinary shares, including ADSs, subject only to the availability of current public information about us, and will be entitled to sell shares held for at least one year without restriction. A person or entity that is our “affiliate” and has beneficially owned our ordinary shares for at least six months, will be able to sell, within a rolling three month period, the number of ordinary shares that does not exceed the greater of the following:

(i) 1% of the then outstanding ordinary shares, in the form of ADSs or otherwise, which will equal approximately 5,065,083 ordinary shares immediately after this offering; and

(ii) the average weekly trading volume of our ordinary shares, in the form of ADSs or otherwise, on the New York Stock Exchange during the four calendar weeks preceding the date on which notice of the sale is filed with the Securities and Exchange Commission.

Sales by affiliates under Rule 144 must be made through unsolicited brokers’ transactions. They are also subject to manner of sale provisions, notice requirements and the availability of current public information about us.

Rule 701

In general, under Rule 701 of the Securities Act as currently in effect, each of our employees, directors or consultants who purchases our ordinary shares from us pursuant to a compensatory stock or option plan or other written agreement relating to compensation is eligible to resell such ordinary shares 90 days after we become a reporting company under the Exchange Act in reliance on Rule 144, but without compliance with some of the restrictions, such as the holding period, contained in Rule 144. However, the Rule 701 shares would remain subject to lock-up arrangements and would only become eligible for sale when the lock-up period expires.

Stock Options

As of the date of this prospectus, options to purchase an aggregate of 19,365,126 ordinary shares are outstanding under our share incentive plan. We intend to file a registration statement on Form S-8 under the Securities Act covering all ordinary shares which are either subject to outstanding options or may be issued upon exercise of any options or other equity awards which may be granted or issued in the future pursuant to our share incentive plan. We expect to file this registration statement as soon as practicable after the date of this prospectus. Shares registered under any registration statements will be available for sale in the open market, except to the extent that the shares are subject to vesting restrictions with us or the contractual restrictions described below.

Lock-up Agreements

We have agreed for a period of 180 days after the date of this prospectus not to (a) offer, sell, assign, transfer, pledge, encumber, agree or contract to sell (including any short sale), grant an option to purchase or enter into any transaction or device that is designed to, or could reasonably be expected to, result in the disposition by any person at any time in the future of, or (b) enter into any swap, derivative or transaction or other arrangement that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of, without the prior written consent of the representative on behalf of the underwriters, any of our ordinary shares or ADSs or securities that are substantially similar to our ordinary shares or ADSs, including but not limited to any options or warrants to purchase our ordinary shares, ADSs or any securities that are convertible into or exchangeable for, or that represent the right to receive, our ordinary shares, ADSs or any such substantially similar securities (other than securities issued pursuant to employee stock option plans existing on, or upon the conversion or exchange of convertible or exchangeable securities outstanding as of, the date such lock-up agreement was executed).

Furthermore, each of our directors, executive officers, existing shareholders and certain option holders have also entered into a similar lock-up agreement for a period of 180 days from the date of our initial public offering prospectus, subject to certain exceptions, with respect to our ordinary shares, ADSs and securities that are substantially similar to our ordinary shares or ADSs. These parties collectively own all of our outstanding ordinary shares, without giving effect to this offering.

The restrictions described in the preceding two paragraphs will be automatically extended under certain circumstances. See “Underwriting.” These restrictions do not apply to (i) the ADSs and Class A ordinary shares underlying such ADSs being offered in this offering and (ii) up to additional 1,647,940 ADSs and our Class A ordinary shares underlying such ADSs that may be purchased by the underwriters if they exercise their over-allotment option to purchase additional ADSs.

We are not aware of any plans by any significant shareholder to dispose of significant numbers of ADSs or ordinary shares. We cannot assure you, however, that one or more existing shareholders will not dispose of significant numbers of ADSs or ordinary shares. See “Principal and Selling Shareholders” for a description of our significant shareholders. No prediction can be made as to the effect, if any, that future sales of ADSs or ordinary shares, or the availability of ADSs or ordinary shares for future sale, will have on the market price of our ADSs prevailing from time to time. Sales of substantial amounts of ADSs or ordinary shares in the public market, or the perception that future sales may occur, could materially and adversely affect the prevailing market price of our ADSs.

Registration Rights

We have provided registration rights to our Series A and Series B shareholders under our investors’ rights agreement. For additional information regarding these registration rights, see “Description of Share Capital—Registration Rights” elsewhere in this prospectus.

TAXATION

The following is a summary of material Cayman Islands, the PRC and United States federal income tax considerations relevant to an investment in our ADSs and ordinary shares. The discussion is not intended to be, nor should it be construed as, legal or tax advice to any particular prospective purchaser. The discussion is based on laws and relevant interpretations thereof in effect as of the date hereof, all of which are subject to change or different interpretations, possibly with retroactive effect. The discussion does not address United States state or local tax laws, or tax laws of jurisdictions other than the Cayman Islands, the PRC and the United States. To the extent that the discussion relates to matters of Cayman Islands tax law, it represents the opinion of Walkers, our Cayman Islands counsel. To the extent that the discussion relates to matters of PRC tax law, it represents the opinion of Guangxin Lawyers, our PRC counsel. To the extent that the discussion relates to matters of United States federal income tax law, and subject to the qualifications, assumptions and limitations set forth herein, it is the opinion of Simpson Thacher & Bartlett LLP, our U.S. counsel, as to the material United States federal income tax consequences to United States Holders described herein of the ownership of our ADSs and Class A ordinary shares. You should consult your own tax advisors with respect to the consequences of the acquisition, ownership and disposition of our ADSs and ordinary shares.

Cayman Islands Taxation

The Cayman Islands currently levies no taxes on Cayman Islands exempted companies based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to us levied by the government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or brought within the jurisdiction of the Cayman Islands or on a debenture or a legal or equitable mortgage or charge of immovable property situated in the Cayman islands or a legal or equitable mortgage or charge of movable property situated in the Cayman Islands. The Cayman Islands is not party to any double tax treaties. There are no exchange control regulations or currency restrictions in the Cayman Islands.

People’s Republic of China Taxation

The 2008 EIT Law and the implementation rules for the EIT Law became effective as of January 1, 2008. The 2008 EIT Law provides that enterprises established outside of China whose “de facto management bodies” are located in China are considered “resident enterprises” and are generally subject to the uniform 25% enterprise income tax rate as to their worldwide income. Under the implementation rules for the EIT Law issued by the PRC State Council, “de facto management body” is defined as a body that has material and overall management and control over the manufacturing and business operations, personnel and human resources, finances and treasury, and other assets of an enterprise. Although substantially all of our operational management is currently based in the PRC, it is unclear whether PRC tax authorities would require (or permit) us to be treated as a PRC resident enterprise. The SAT issued the Notice Regarding the Determination of Chinese-Controlled Offshore-Incorporated Enterprises as PRC Tax Resident Enterprises on the Basis of De Facto Management Bodies, or Circular 82, on April 22, 2009. Circular 82 provides that the “de facto management body” of a Chinese-controlled offshore-incorporated enterprise will be considered to be located in China if all of the following applies: (i) its major management department and personnel who are responsible for carrying out daily operations are located in China; (ii) the department or the personnel who have the right to decide or approve its financial and human resource matters are located in China; (iii) its major assets, books of account, company seal and meeting minutes are located or stored in China; and (iv) the directors or management personnel holding no less than 50% voting rights of its shares habitually reside in China. Although Circular 82 only applies to offshore enterprises controlled by PRC enterprises, not those controlled by PRC individuals, like our company, the determining criteria set forth in Circular 82 may reflect the SAT’s general position on how the “de facto management body” test should be applied in determining the tax resident status of offshore enterprises, regardless of whether they are controlled by

PRC enterprises or individuals. If the determining criteria set forth in Circular 82 were applied in determining our tax resident status, we should not be considered a PRC resident enterprise because we do not meet all of the criteria required by Circular 82. For example, some of our management personnel, directors, assets and the accounting books of our company are located outside the PRC. In addition, we are not aware of any instance where an offshore holding company with a similar structure as ours has been considered a PRC resident or non-resident enterprise by PRC tax authorities.

If we were to be considered a PRC resident enterprise, we would be subject to PRC enterprise income tax at the rate of 25% on our global income. In such case, our profitability and cash flow may be adversely affected as a result of our global income being taxed under the 2008 EIT Law. Under the 2008 EIT Law and its implementing rules, dividends paid to us from our PRC subsidiaries would qualify as “tax-exempted income” if we were to be considered a PRC resident enterprise. We cannot assure you, however, that such dividends will not be subject to a 10% withholding tax, as the PRC foreign exchange control authorities, which enforce the withholding tax, have not yet issued guidance with respect to the processing of outbound remittances to entities that are treated as resident enterprises for PRC enterprise income tax purposes.

Under the EIT Law and its implementation rules, PRC withholding tax at the rate of 10% is applicable to dividends payable to investors that are “non-resident enterprises,” which do not have an establishment or place of business in the PRC, or which have such establishment or place of business but the relevant income is not effectively connected with the establishment or place of business, to the extent such dividends have their sources within the PRC. Similarly, any gain realized on the transfer of ADSs or shares by such investors is also subject to 10% PRC withholding tax if such gain is regarded as income derived from sources within the PRC. If we are considered a PRC “resident enterprise,” dividends we pay with respect to our ordinary shares or ADSs, or the gain you may realize from the transfer of our ordinary shares or ADSs, would be treated as income derived from sources within the PRC and be subject to 10% PRC withholding tax, unless tax treaties between China and the country for which you are considered a resident provide for a lower tax rate, in which case such lower tax rate will apply.

Material United States Federal Income Tax Consequences

The following summary describes the material United States federal income tax consequences of the ownership of our Class A ordinary shares and ADSs as of the date hereof. The discussion is applicable only to United States Holders (as defined below) who hold our Class A ordinary shares or ADSs as capital assets. As used herein, the term “United States Holder” means a beneficial owner of a Class A ordinary share or ADS that is for United States federal income tax purposes:

•	an individual citizen or resident of the United States;

•

a corporation (or other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•

a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

This summary does not represent a detailed description of the United States federal income tax consequences applicable to you if you are subject to special treatment under the United States federal income tax laws, including if you are:

•	a dealer in securities or currencies;

•	a financial institution;

•	a regulated investment company;

•	a real estate investment trust;

•	an insurance company;

•	a tax-exempt organization;

•	a person holding our Class A ordinary shares or ADSs as part of a hedging, integrated or conversion transaction, a constructive sale or a straddle;

•	a trader in securities that has elected the mark-to-market method of accounting for your securities;

•	a person liable for alternative minimum tax;

•	a person who owns or is deemed to own 10% or more of our voting stock;

•	a partnership or other pass-through entity for United States federal income tax purposes; or

•	a person whose “functional currency” is not the United States dollar.

The discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be replaced, revoked or modified so as to result in United States federal income tax consequences different from those discussed below.

If a partnership holds Class A ordinary shares or ADSs, the tax treatment of a partner will depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our Class A ordinary shares or ADSs, you should consult your tax advisors.

This summary does not contain a detailed description of all the United States federal income tax consequences to you in light of your particular circumstances and does not address the effects of any state, local or non-United States tax laws. If you are considering the purchase, ownership or disposition of our Class A ordinary shares or ADSs, you should consult your own tax advisors concerning the United States federal income tax consequences to you in light of your particular situation as well as any consequences arising under the laws of any other taxing jurisdiction.

The U.S. Treasury has expressed concerns that intermediaries in the chain of ownership between the holder of an ADS and the issuer of the security underlying the ADS may be taking actions (including pre-release transactions that may be undertaken by the depositary as described in “Description of American Depositary Shares—Pre-release of ADSs”) that are inconsistent with the claiming of foreign tax credits by United States Holders of ADSs. Such actions would also be inconsistent with the claiming of the reduced rate of tax, described below, applicable to dividends received by non-corporate holders. Accordingly, the analysis of the creditability of PRC taxes and the availability of the reduced tax rate for dividends received by non-corporate holders, each described below, could be affected by actions taken by intermediaries in the chain of ownership between the holder of an ADS and our company. This summary is based, in part, upon representations made by the depositary to us and assumes that the deposit agreement, and all other related agreements, will be performed in accordance with their terms. Consequently, we expect that, subject to the conditions and limitations discussed below, United States

Holders will be eligible to claim foreign tax credits for any PRC withholding taxes and non-corporate United States Holders will be eligible for reduced rates of taxation on any dividends received from us.

ADSs

If you hold ADSs, for United States federal income tax purposes, you will be treated as the owner of the underlying Class A ordinary shares that are represented by such ADSs. Accordingly, deposits or withdrawals of Class A ordinary shares for ADSs will not be subject to United States federal income tax.

Taxation of Dividends

Subject to the discussion under “—Passive Foreign Investment Company” below, the gross amount of distributions on the ADSs or Class A ordinary shares (including any amounts withheld to reflect PRC withholding taxes) will be taxable as dividends, to the extent paid out of our current or accumulated earnings and profits, as determined under United States federal income tax principles. Such income (including any withheld taxes) will be includable in your gross income as ordinary income on the day actually or constructively received by you, if you own the Class A ordinary shares, or by the depositary, if you own ADSs. Such dividends will not be eligible for the dividends received deduction allowed to corporations under the Code.

With respect to non-corporate United States Holders, dividends received in taxable years beginning before January 1, 2013 from a qualified foreign corporation may be subject to reduced rate of taxation. A non-U.S. corporation is treated as a qualified foreign corporation with respect to dividends from that corporation on shares (or ADSs backed by such shares) that are readily tradable on an established securities market in the United States. U.S. Treasury Department guidance indicates that our ADSs, which we have applied to list on the New York Stock Exchange, but not our Class A ordinary shares, will be readily tradable on an established securities market in the United States. You should consult your own tax advisor as to the rate of tax that will apply to you with respect to dividend distributions, if any, you receive from us.

In the event that we are deemed to be a PRC “resident enterprise” under the PRC tax law, you may be subject to PRC withholding taxes on dividends paid to you with respect to the ADSs or Class A ordinary shares. See “Taxation—People’s Republic of China Taxation.” In that case, however, you may be able to obtain a reduced rate of PRC withholding taxes under the treaty between the United States and the PRC. In addition, PRC withholding taxes on dividends, if any, may be treated as foreign taxes eligible for credit against your United States federal income tax liability. For purposes of calculating the foreign tax credit, dividends paid to you with respect to our Class A ordinary shares or ADSs will be treated as income from sources outside the United States and will generally constitute passive category income. However, if you have held our Class A ordinary shares or ADSs for less than a specified minimum period during which you are not protected from risk of loss, or are obligated to make payments related to the dividends, you will not be allowed a foreign tax credit for any PRC withholding taxes imposed on dividends paid on our Class A ordinary shares or ADSs. The rules governing the foreign tax credit are complex. You are urged to consult your tax advisors regarding the availability of the foreign tax credit under your particular circumstances.

To the extent that the amount of the distribution exceeds our current and accumulated earnings and profits for a taxable year, as determined under United States federal income tax principles, the distribution will be treated first as a tax-free return of capital, causing a reduction in the adjusted basis of your ADSs or Class A ordinary shares (thereby increasing the amount of gain, or decreasing the amount of loss, to be recognized by you on a subsequent disposition of your ADSs or Class A ordinary shares), and to the extent the amount of the distribution exceeds your tax basis, the excess will be taxed as capital gain recognized on a sale or exchange. Consequently, such distributions in excess of our current and accumulated earnings and profits would not give rise to foreign source income and you would not be able to use the foreign tax credit arising from any PRC withholding tax imposed on such distributions unless such credit can be applied (subject to applicable limitations) against United States federal income tax due on other foreign source income in the appropriate category for foreign tax credit purposes. However, we do not expect to keep earnings and profits in accordance with United States federal income tax principles. Therefore, you should expect that a distribution will be treated as a dividend (as discussed above).

Passive Foreign Investment Company

Based on the past and projected composition of our income and valuation of our assets, including goodwill, we do not expect to be a PFIC for 2010 or in any future taxable year, although there can be no assurance in this regard.

We will be a PFIC for any taxable year in which:

•	at least 75% of our gross income is passive income, or

•	at least 50% of the value (determined based on a quarterly average) of our assets is attributable to assets that produce or are held for the production of passive income.

For this purpose, passive income includes dividends, interest, royalties and rents (other than royalties and rents derived in the active conduct of a trade or business and not derived from a related person). If we own at least 25% (by value) of the stock of another corporation, we will be treated, for purposes of the PFIC tests, as owning our proportionate share of the other corporation’s assets and receiving our proportionate share of the other corporation’s income. However, there exist substantial uncertainties as to how the contractual arrangements between us and Guangzhou Shen Long will be treated for United States federal income tax purposes. If it is determined that we do not own the stock of Guangzhou Shen Long for United States federal income tax purposes, we would likely be treated as a PFIC.

The determination of whether we are a PFIC is made annually. Accordingly, it is possible that we may become a PFIC in the current or any future taxable year due to changes in our asset or income composition. Because we have valued our goodwill based on the market value of our equity, a decrease in the price of our ADSs may also result in our becoming a PFIC. If we are a PFIC for any taxable year during which you hold our ADSs or Class A ordinary shares, you will be subject to special tax rules discussed below.

If we are a PFIC for any taxable year during which you hold our ADSs or Class A ordinary shares, you will be subject to special tax rules with respect to any “excess distribution” received and any gain realized from a sale or other disposition, including a pledge, of ADSs or Class A ordinary shares. Distributions received in a taxable year that are greater than 125% of the average annual distributions received during the shorter of the three preceding taxable years or your holding period for the ADSs or Class A ordinary shares will be treated as excess distributions. Under these special tax rules:

•	the excess distribution or gain will be allocated ratably over your holding period for the ADSs or Class A ordinary shares,

•	the amount allocated to the current taxable year, and any taxable year prior to the first taxable year in which we were a PFIC, will be treated as ordinary income, and

•

the amount allocated to each other year will be subject to tax at the highest tax rate in effect for that year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

In addition, non-corporate United States Holders will not be eligible for reduced rates of taxation on any dividends received from us in taxable years beginning before January 1, 2013, if we are a PFIC in the taxable year in which such dividends are paid or in the preceding taxable year. You may be required to file Internal Revenue Service Form 8621 if you hold our ADSs or Class A ordinary shares in any year in which we are classified as a PFIC.

If we are a PFIC for any taxable year during which you hold our ADSs or ordinary shares and any of our non-United States subsidiaries is also a PFIC, you would be treated as owning a proportionate amount (by value) of the shares of the lower-tier PFIC for purposes of the application of these rules. You are urged to consult your tax advisors about the application of the PFIC rules to any of our subsidiaries.

In lieu of being subject to the excess distribution rules discussed above, you may make an election to include gain on the stock of a PFIC as ordinary income under a mark-to-market method, provided that such stock is regularly traded on a qualified exchange. Under current law, the mark-to-market election may be available to holders of ADSs because the ADSs will be listed on the New York Stock Exchange, which constitutes a qualified exchange, although there can be no assurance that the ADSs will be “regularly traded” for purposes of the mark-to-market election. It should also be noted that it is intended that only the ADSs and not our Class A ordinary shares will be listed on the New York Stock Exchange. Consequently, if you are a holder of Class A ordinary shares that are not represented by ADSs, you likely will not be eligible to make a mark-to-market election if we are or become a PFIC.

If you make an effective mark-to-market election, you will include in each year as ordinary income the excess of the fair market value of your ADSs at the end of the year over your adjusted tax basis in the ADSs. You will be entitled to deduct as an ordinary loss each year the excess of your adjusted tax basis in the ADSs over their fair market value at the end of the year, but only to the extent of the net amount previously included in income as a result of the mark-to-market election. If you make an effective mark-to-market election, any gain you recognize upon the sale or other disposition of your ADSs will be treated as ordinary income and any loss will be treated as ordinary loss, but only to the extent of the net amount previously included in income as a result of the mark-to-market election.

Your adjusted tax basis in the ADSs will be increased by the amount of any income inclusion and decreased by the amount of any deductions under the mark-to-market rules. If you make a mark-to-market election it will be effective for the taxable year for which the election is made and all subsequent taxable years unless the ADSs are no longer regularly traded on a qualified exchange or the Internal Revenue Service consents to the revocation of the election. You are urged to consult your tax advisor about the availability of the mark-to-market election, and whether making the election would be advisable in your particular circumstances.

Alternatively, you can sometimes avoid the rules described above with respect to the stock you own in a PFIC by electing to treat such PFIC as a “qualified electing fund” under Section 1295 of the Code. However, this option is not available to you because we do not intend to comply with the requirements necessary to permit you to make this election. You are urged to consult your tax advisors concerning the United States federal income tax consequences of holding ADSs or Class A ordinary shares if we are considered a PFIC in any taxable year.

In addition to any other information reporting requirements that may apply, under newly enacted legislation, unless otherwise provided by the U.S. Treasury, each U.S. shareholder of a PFIC is required to file an annual report containing such information as the U.S. Treasury may require. If we are or become a PFIC, you should consult your tax advisor regarding any reporting requirements that may apply to you.

Taxation of Capital Gains

For United States federal income tax purposes, and subject to the discussion under “—Passive Foreign Investment Company” above, you will recognize taxable gain or loss on any sale or exchange of ADSs or Class A ordinary shares in an amount equal to the difference between the amount realized for the ADSs or Class A ordinary shares and your tax basis in the ADSs or Class A ordinary shares. Such gain or loss will be capital gain or loss. Capital gains of individuals derived with respect to capital assets held for more than one year are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations. Any gain or loss recognized by you will be treated as United States source gain or loss. Consequently, you may not be able to use the foreign tax credit arising from any PRC tax imposed on the disposition of our ADSs or Class A ordinary shares unless such credit can be applied (subject to applicable limitations) against tax due on other income treated as derived from foreign sources. You are urged to consult your tax advisors regarding the tax consequences if a foreign tax is imposed on a disposition of ADSs or Class A ordinary shares, including the availability of the foreign tax credit under your particular circumstances.

Information reporting and backup withholding

Information reporting will apply to dividends in respect of our ADSs or Class A ordinary shares and the proceeds from the sale, exchange or redemption of our ADSs or Class A ordinary shares that are paid to you within the United States (and in certain cases, outside the United States), unless you are an exempt recipient. Backup withholding may apply to such payments if you fail to provide a taxpayer identification number or certification of other exempt status or fail to report in full dividend and interest income.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your United States federal income tax liability provided the required information is furnished to the Internal Revenue Service. Under newly enacted legislation, individuals holding the ADSs or Class A ordinary shares other than in an account at a financial institution may be subject to additional information reporting requirements.

You are urged to consult your tax advisors regarding any United States federal income tax consequences to you in light of your particular situation as well as any consequences arising under the laws of any other taxing jurisdiction resulting from the purchase, ownership or disposition of our Class A ordinary shares or ADSs.

UNDERWRITING

Deutsche Bank Securities Inc., or Deutsche Bank, and Piper Jaffray & Co., or Piper Jaffray, are acting as joint book-running managers for this offering and as representatives of the underwriters. We and the selling shareholders have entered into a firm commitment underwriting agreement with the representatives. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has agreed to purchase, the number of ADSs listed next to its name in the following table:

Underwriter	Number of ADSs
Deutsche Bank Securities Inc.
Piper Jaffray & Co.
Cowen and Company, LLC
Oppenheimer & Co. Inc.

Total	10,986,270

The underwriters have advised us and the selling shareholders that they propose to offer the ADSs to the public at US$             per ADS. The underwriters propose to offer the ADSs to certain dealers at the same price less a concession of not more than US$             per ADS. The underwriters may allow, and the dealers may reallow, a concession of not more than US$             per ADS on sales to certain other brokers and dealers. After this offering, these figures may be changed by the underwriters.

The underwriters have an option to purchase up to an additional 1,647,940 ADSs from the selling shareholders at the same price to the public as set forth above, and with the same underwriting discount, as set forth below. The underwriters may exercise this option any time during the 30-day period after the date of this prospectus, but only to cover over-allotments, if any. To the extent the underwriters exercise the option, each underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of the additional ADSs as it was obligated to purchase under the underwriting agreement.

We estimate that the total fees and expenses payable by us, excluding underwriting discounts and commissions, in connection with this offering will be approximately US$3.5 million.

The following table shows the underwriting discounts to be paid to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the over-allotment option.

	No Exercise	Full Exercise
Per ADS	US$	US$
Total	US$	US$

In addition, we have agreed to pay an advisory fee of US$500,000 to Piper Jaffray upon the closing of this offering for advisory services that Piper Jaffray provided to us before it began providing services as an underwriter for this offering.

We and the selling shareholders have agreed to indemnify the underwriters against certain liabilities, including civil liabilities under the Securities Act, or to contribute to payments that the underwriters may be required to make in respect of those liabilities.

Deutsche Bank and Piper Jaffray have informed us that neither they, nor any other underwriter participating in the distribution of this offering, will make sales of the ADSs offered by this prospectus to accounts over which they exercise discretionary authority without the prior specific written approval of the customer.

We and each of our directors, executive officers, existing shareholders and certain option holders are subject to lock-up agreements that prohibit us and them from (a) offering, selling, assigning, transferring, pledging, encumbering, agreeing or contracting to sell (including any short sale), grant an option to purchase or enter into any transaction or device that is designed to, or could reasonably be expected to, result in the disposition by any person at any time in the future of, or (b) entering into any swap, derivative or transaction or other arrangement that transfer to another, in whole or in part, any of the economic benefits or risks of ownership of any ordinary shares, ADSs, options or warrants to acquire our ordinary shares or ADSs, or any security or instrument related to such ordinary shares, ADSs, option or warrant for a period of 180 days following the date of this prospectus without the prior written consent of Deutsche Bank and Piper Jaffray, as representatives. The lock-up agreements provide exceptions for sales to underwriters pursuant to the underwriting agreement and certain other exceptions.

The 180-day lock-up period in all of the lock-up agreements is subject to extension if (1) during the last 17 days of the lock-up period, we issue an earnings release or material news, or a material event relating to us occurs, during the 16-day period beginning on the last day of the lock-up period, or (2) we announce that we will release earnings results during the 16-day period beginning on the last day of the lock-up period, in which case the restrictions imposed in these lock-up agreements shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event, unless Deutsche Bank and Piper Jaffray, as representatives, waive the extension in writing.

In addition, we have agreed not to consent to the deposit into the deposit facility of any Class A ordinary shares by, or issue any ADSs to, the specified individuals who are our current shareholders, option holders or beneficial owners of our shares (including intended share recipients in connection with this offering) for 180 days after the date of this prospectus (other than in connection with this offering). The foregoing does not affect the right of ADS holders to cancel their ADSs, withdraw the underlying Class A ordinary shares and re-deposit such shares.

We have applied to list our ADSs on the New York Stock Exchange under the symbol “GMC.”

Prior to this offering, there has been no established trading market for our ordinary shares or ADSs. The initial public offering price for the ADSs offered by this prospectus was negotiated by us and the underwriters. The factors considered in determining the initial public offering price include the history of and the prospects for the industry in which we compete, our past and present operations, our historical results of operations, our prospectus for future earnings, the recent market prices of securities of generally comparable companies and the general condition of the securities markets at the time of this offering and other relevant factors. There can be no assurance that the initial public offering price of the ADSs will correspond to the price at which our ADSs will trade in the public market subsequent to this offering or that an active public market for our ADSs will develop and continue after this offering.

To facilitate this offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of our ADSs during and after this offering. Specifically, the underwriters may over-allot or otherwise create a short position in the ADSs for their own account by selling more ADSs than we and the selling shareholders have sold to them. Short sales involve the sale by the underwriters of a greater number of ADSs than they are required to purchase in this offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional ADSs in this offering. The underwriters may close out any covered short position by either exercising their option to purchase additional ADSs or purchasing ADSs in the open market. In determining the source of ADSs to close out the covered short position, the underwriters will consider, among other things, the price of ADSs available for purchase in the open market as compared to the price at which they may purchase ADSs through the over-allotment option. “Naked” short sales are sales in excess of this option. The underwriters must close out any naked short position by purchasing ADSs in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the ADSs in the open market after pricing that could adversely affect investors who purchase in this offering.

In addition, the underwriters may stabilize or maintain the price of ADSs by bidding for or purchasing ADSs in the open market and may impose penalty bids. If penalty bids are imposed, selling concessions allowed to syndicate members or other broker-dealers participating in this offering are reclaimed if ADSs previously distributed in this offering are repurchased, whether in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price of the ADSs at a level above that which might otherwise prevail in the open market. The imposition of a penalty bid may also affect the price of the ADSs to the extent that it discourages resales of the ADSs. The magnitude or effect of any stabilization or other transactions is uncertain. These transactions may be effected on the New York Stock Exchange or otherwise and, if commenced, may be discontinued at any time. Some underwriters and selling group members may also engage in passive market making transactions in our ADSs. Passive market making consists of displaying bids on the New York Stock Exchange limited by the prices of independent market makers and effecting purchases limited by those prices in response to order flow. Rule 103 of Regulation M promulgated by the Securities and Exchange Commission limits the amount of net purchases that each passive market maker may make and the displayed size of each bid. Passive market making may stabilize the market price of the ADSs at a level above that which might otherwise prevail in the open market and, if commenced, may be discontinued at any time.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve our securities and/or instruments. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

This prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters or selling group members, if any, participating in this offering and one or more of the underwriters participating in this offering may distribute prospectuses and prospectus supplements electronically.

From time to time in the ordinary course of their respective businesses, certain of the underwriters and their affiliates may in the future engage in commercial banking or investment banking transactions with us and our affiliates.

At our request, the underwriters have reserved for sale, at the initial public offering price, up to 549,314 of the ADSs being offered in this prospectus for our directors, officers, employees, business associates and related persons. Any sale to these persons will be made by Piper Jaffray & Co. through a directed share program. We do not know if these persons will choose to purchase all or any portion of these reserved ADSs, but any purchases they make will reduce the number of ADSs available for sale to the general public. Any reserved ADSs which are not so purchased will be offered by the underwriters to the general public on the same basis as the ADSs being offered in this prospectus.

Selling Restrictions

Cayman Islands.    This prospectus does not constitute a public offer of the ADSs or ordinary shares, whether by way of sale or subscription, in the Cayman Islands. Each underwriter may not offer or sell, directly or indirectly, any ADSs or ordinary shares in the Cayman Islands.

European Economic Area.    In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date), an offer of the ADSs to the public may not be made in that Relevant Member State prior to the publication of a prospectus in relation to the ADSs which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of the ADSs to the public in that Relevant Member State at any time:

•	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•

to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

•	to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer;

•	or in any other circumstances which do not require the publication by the company of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of ADSs to the public” in relation to any ADSs in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the ADSs to be offered so as to enable an investor to decide to purchase or subscribe the ADSs, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State. Buyers of ADSs sold by the underwriters may be required to pay stamp taxes and other charges in accordance with the laws and practice of the country of purchase in addition to the Share Offering Price.

United Kingdom.    Each Underwriter has severally represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the ADSs in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Shares in, from or otherwise involving the United Kingdom.

France.    Neither this prospectus nor any offering material relating to ADSs has been or will be submitted to the “Commission des Opérations de Bourse” for approval (“Visa”) in France, and the ADSs will not be offered or sold and copies of this prospectus or any offering material relating to the ADSs may not be distributed, directly or indirectly, in France, except to qualified investors (“investisseurs qualifiés”) and/or a restricted group of investors (“cercle restreint d’investisseurs”), in each case acting for their account, all as defined in, and in accordance with, Article L. 411-1 and L. 411-2 of the Monetary and Financial Code and “Décret” no. 98-880 dated October 1, 1998.

Germany.    This prospectus is not a Securities Selling Prospectus (Verkaufsprospekt) within the meaning of the German Securities Prospectus Act (Verkaufsprospektgesetz) of September 9, 1998, as amended, and has not been filed with and approved by the German Federal Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht) or any other German governmental authority. The ADSs may not be offered or sold and copies of this prospectus or any document relating to the ADSs may not be distributed, directly or indirectly, in Germany except to persons falling within the scope of paragraph 2 numbers 1, 2 and 3 of the German Securities Prospectus Act. No steps will be taken that would constitute a public offering of the ADSs in Germany.

Italy.    Each underwriter agrees that it will not make an offer of the ADSs to the public in the Republic of Italy, or Italy, other than:

(a) to professional investors (investitori qualificati), as defined pursuant to Article 100, paragraph 1(a), of Legislative Decree No. 58, February 24, 1998, or the Financial Services Act, as amended and restated from time to time; or

(b) in any other circumstances provided under Article 100 paragraph 1 of the Financial Services Act and under Article 33, paragraph 1, of CONSOB Regulation No. 11971 of May 14 1999, as amended, where exemptions from the requirement to publish a prospectus pursuant to Article 94 of the Financial Services Act are provided.

Moreover, and subject to the foregoing, each underwriter acknowledges that any offer, sale or delivery of the ADSs or distribution of copies of this prospectus or any other document relating to the ADSs in Italy under (a) or (b) above must be:

(i) made by an investment firm, bank or financial intermediary permitted to conduct such activities in Italy in accordance with the Financial Services Act, Legislative Decree No. 385 of September 1, 1993, or the Banking Act, CONSOB Regulation No. 11522, July 1, 1998, all as amended; and

(ii) in compliance with the so-called subsequent notification to the Bank of Italy, pursuant to Article 129 of the Banking Act, as applicable;

(iii) in compliance with Article 100-bis of the Financial Services Act (if applicable); and

(iv) in compliance with any other applicable laws and regulations including any relevant limitations which may be imposed by CONSOB.

Switzerland.    The ADSs may not be offered or sold to any investors in Switzerland other than on a non-public basis. This prospectus does not constitute a prospectus within the meaning of Article 652a and Article 1156 of the Swiss Code of Obligations (Schweizerisches Obligationenrecht). Neither this offering nor the ADSs have been or will be approved by any Swiss regulatory authority.

Hong Kong.    The ADSs may not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the ADSs may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to ADSs which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

People’s Republic of China.    This prospectus may not be circulated or distributed in the PRC and the ADSs may not be offered or sold, and will not offer or sell to any person for re-offering or resale, directly or indirectly, to any resident of the PRC except pursuant to applicable laws and regulations of the PRC. For the purpose of this paragraph, PRC does not include Taiwan and the special administrative regions of Hong Kong and Macau.

Singapore.    This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the ADSs may not be circulated or distributed, nor may the ADSs be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA; (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the ADSs are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

•

a corporation (which is not an accredited investor as defined in Section 4A of the SFA) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

•	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest howsoever described in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the ADSs pursuant to an offer made under Section 275 of the SFA except:

•

to an institutional investor (for corporations, under 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than $200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA;

•	where no consideration is or will be given for the transfer; or

•	where the transfer is by operation of law.

Japan.    The ADSs have not been and will not be registered under the Securities and Exchange Law of Japan, or the Securities and Exchange Law, and ADSs will not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for reoffering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to any exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Canada.    The ADSs may not be offered or sold, directly or indirectly, in any province or territory of Canada or to or for the benefit of any resident of any province or territory of Canada except pursuant to an exemption from the requirement to file a prospectus in the province or territory of Canada in which the offer or sale is made and only by a dealer duly registered under applicable laws in circumstances where an exemption from applicable registered dealer registration requirements is not available.

Dubai International Financial Centre.     This document relates to an exempt offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority. This document is intended for distribution only to persons of a type specified in those rules. It must not be delivered to, or relied on by, any other person. The Dubai Financial Services Authority has no responsibility for reviewing or verifying any documents in connection with exempt offers. The Dubai Financial Services Authority has not approved this document nor taken steps to verify the information set out in it, and has no responsibility for it. The ADSs which are the subject of the offering contemplated by this prospectus may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the ADSs offered should conduct their own due diligence on the ADSs. If you do not understand the contents of this document you should consult an authorized financial adviser.

United Arab Emirates.    The ADSs have not been offered or sold, and will not be offered or sold, directly or indirectly, in the United Arab Emirates, except: (1) in compliance with all applicable laws and regulations of the United Arab Emirates; and (2) through persons or corporate entities authorized and licensed to provide investment advice and/or engage in brokerage activity and/or trade in respect of foreign securities in the United Arab Emirates. The information contained in this prospectus does not constitute a public offer of securities in the United Arab Emirates in accordance with the Commercial Companies Law (Federal Law No. 8 of 1984 (as amended)) or otherwise and is not intended to be a public offer and is addressed only to persons who are sophisticated investors.

EXPENSES RELATED TO THIS OFFERING

Set forth below is an itemization of the total expenses, excluding underwriting discounts and commissions, which are expected to be incurred in connection with the offer and sale of the ADSs by us and the selling shareholders. With the exception of the SEC registration fee and the Financial Industry Regulatory Authority filing fee, all amounts are estimates.

SEC registration fee	$17,415
NYSE listing fee	125,000
Financial Industry Regulatory Authority filing fee	16,925
Printing and engraving expenses	220,000
Legal fees and expenses	1,276,000
Accounting fees and expenses	860,000
Miscellaneous	1,025,549

Total	$3,540,889

These expenses will be borne by us, except for underwriting discounts and commissions, which will be borne by us and the selling shareholders in proportion to the numbers of ADSs sold in the offering by us and the selling shareholders, respectively.

LEGAL MATTERS

The validity of the ADSs and certain other legal matters as to the U.S. federal and New York state law in connection with this offering will be passed upon for us by Simpson Thacher & Bartlett LLP. The underwriters are being represented by O’Melveny & Myers LLP with respect to matters of U.S. federal and New York State law. The validity of the Class A ordinary shares represented by the ADSs offered in this offering and certain other legal matters as to Cayman Islands law will be passed upon for us by Walkers. Legal matters as to PRC law will be passed upon for us by Guangxin Lawyers and for the underwriters by King & Wood PRC Lawyers. Simpson Thacher & Bartlett LLP may rely upon Walkers with respect to matters governed by Cayman Islands law and Guangxin Lawyers with respect to matters governed by PRC law. O’Melveny & Myers LLP may rely upon King & Wood PRC Lawyers with respect to matters governed by PRC law.

EXPERTS

Our consolidated financial statements as of December 31, 2008, 2009 and 2010, and for each of the four years in the period ended December 31, 2007, 2008, 2009 and 2010, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young Hua Ming, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The offices of Ernst & Young Hua Ming are located at 36th Floor, Tower B, Center Plaza No. 161 Linhe Road west Tianhe District, Guangzhou 510620, People’s Republic of China.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form F-1, including relevant exhibits and schedules under the Securities Act with respect to underlying Class A ordinary shares represented by the ADSs, to be sold in this offering. We have also filed with the SEC a related registration statement on F-6 to register the ADSs. This prospectus, which constitutes a part of the registration statement, does not contain all of the information contained in the registration statement. You should read the registration statement and its exhibits and schedules for further information with respect to us and our ADSs.

Immediately upon completion of this offering, we will become subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Accordingly, we will be required to file reports, including annual reports on Form 20-F, and other information with the SEC. All information filed with the SEC can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Additional information may also be obtained over the Internet at the SEC’s website at www.sec.gov.

As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we intend to furnish the depositary with our annual reports, which will include a review of operations and annual audited consolidated financial statements prepared in conformity with U.S. GAAP, and all notices of shareholders’ meeting and other reports and communications that are made generally available to our shareholders. The depositary will make such notices, reports and communications available to holders of ADSs and, upon our written request, will mail to all record holders of ADSs the information contained in any notice of a shareholders’ meeting received by the depositary from us.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and the Board of Directors of

Global Market Group Limited:

We have audited the accompanying consolidated balance sheets of Global Market Group Limited (the “Company”) and its subsidiaries as at December 31, 2008, 2009, and 2010, and the related consolidated statements of operations, cash flows and changes in shareholders’ equity for each of the four years in the period ended December 31, 2010. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company and its subsidiaries at December 31, 2008, 2009, and 2010, and the consolidated results of their operations and their cash flows for each of the four years in the period ended December 31, 2010 in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young Hua Ming

Guangzhou, the People’s Republic of China

February 17, 2011

GLOBAL MARKET GROUP LIMITED

CONSOLIDATED BALANCE SHEETS

(Amounts in thousands of U.S. Dollars (“US$”) except for number of shares and per share data)

	Notes	As at December 31, 2008	As at December 31, 2009	As at December 31, 2010	Pro Forma as at December 31, 2010
		US$	US$	US$	US$
ASSETS
Current assets:
Cash and cash equivalents		15,509	15,702	8,269
Restricted cash		40	41	—
Accounts receivable (net of allowance of nil, US$17 and US$67 for December 31, 2008, 2009 and 2010, respectively)	5	2,054	1,035	694
Prepayments and other current assets	6	3,094	1,624	2,947
Deferred initial public offering expenses		—	—	1,118
Deferred tax assets, current	15	—	135	23
Amounts due from related parties	18	404	593	—

Total current assets		21,101	19,130	13,051

Non-current assets:
Property and equipment, net	7	345	504	558
Goodwill	8	4,290	6,509	6,486
Other intangible assets, net	8	703	805	1,184
Deferred tax assets, non-current	15	56	3	—
Other non-current assets	9	1,064	1,586	1,397

Total non-current assets		6,458	9,407	9,625

TOTAL ASSETS		27,559	28,537	22,676

The accompanying notes are an integral part of the consolidated financial statements.

GLOBAL MARKET GROUP LIMITED

CONSOLIDATED BALANCE SHEETS—(Continued)

(Amounts in thousands of U.S. Dollars (“US$”) except for number of shares and per share data)

	Notes	As at December 31, 2008	As at December 31, 2009	As at December 31, 2010	Pro Forma as at December 31, 2010
		US$	US$	US$	US$
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable		600	494	—
Deferred revenue		5,917	7,487	12,962
Accrued expenses and other liabilities	10	2,336	2,441	3,115
Dividends payable	11	—	—	220
Income tax payable		24	23	28

Total current liabilities		8,877	10,445	16,325

Non-current liabilities:
Deferred tax liabilities, non-current	15	179	170	166

Total liabilities		9,056	10,615	16,491

Commitments and contingencies	20
Contingently redeemable convertible preferred shares
Series A contingently redeemable convertible preferred shares (par value of US$0.00004 per share; Authorized—48,500,000 shares; Issued and outstanding—40,763,300 shares; Pro forma: nil (unaudited). As at December 31, 2010, aggregate liquidation preference and redemption amount were US$6,726 and US$4,625, respectively)	12	5,954	6,290	5,724	—
Series B contingently redeemable convertible preferred shares (par value of US$0.00004 per share; Authorized—191,346,150 shares; Issued and outstanding—160,813,625 shares; Pro forma: nil (unaudited). As at December 31, 2010, aggregate liquidation preference and redemption amount were US$31,953 and US$21,723, respectively.)	12	21,922	23,603	21,722	—
Shareholders’ Equity:
Ordinary shares (par value of US$0.00004 per share; Authorized—1,010,153,850 shares; issued and outstanding—250,000,000 shares; pro forma: 451,576,925 shares (unaudited))	13	10	10	10	18
Additional paid-in capital		75	75	148	27,586
Accumulated deficit		(9,310)	(11,903)	(21,202)	(21,202)
Accumulated other comprehensive loss		(113)	(112)	(217)	(217)

Total Global Market Group Limited’s (deficiency) equity		(9,338)	(11,930)	(21,261)	6,185

Noncontrolling interests		(35)	(41)	—	—

Total shareholders’ (deficiency) equity		(9,373)	(11,971)	(21,261)	6,185

Total liabilities, contingently redeemable convertible preferred shares and shareholders’ deficiency		27,559	28,537	22,676

The accompanying notes are an integral part of the consolidated financial statements.

GLOBAL MARKET GROUP LIMITED

CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands of U.S. Dollars (“US$”) except for number of shares and per share data)

		For the years ended December 31,
	Notes	2007	2008	2009	2010
		US$	US$	US$	US$

Revenues	21	4,381	8,840	16,382	26,678
Cost of revenues		(515)	(1,131)	(1,805)	(3,031)

Gross profit		3,866	7,709	14,577	23,647
Operating expenses:
Selling and marketing expenses		(2,305)	(5,983)	(11,351)	(12,916)
General and administrative expenses		(822)	(1,977)	(3,335)	(3,531)

Operating income (loss)		739	(251)	(109)	7,200

Other income		—	—	—	57
Foreign exchange gain (loss)		108	52	(19)	20
Interest income		98	335	94	30

Income (loss) before income tax		945	136	(34)	7,307
Income tax (expense) benefit	15	(4)	13	88	(353)

Income (loss) from continuing operations		941	149	54	6,954
Income (loss) from discontinued operations, net of income tax	17	1,249	(5,933)	(636)	(2,502)

Net income (loss)		2,190	(5,784)	(582)	4,452
Less:
Cumulative dividends of Series A contingently redeemable convertible preferred shares	12	(250)	(355)	(336)	(336)
Cumulative dividends of Series B contingently redeemable convertible preferred shares	12	—	(1,463)	(1,681)	(1,681)
Repurchase of Series A and B contingently redeemable convertible preferred shares	12	—	(640)	—	—
Modification of the Series A contingently redeemable convertible preferred shares	12	—	(1,307)	—	—

Net income (loss) attributable to shareholders		1,940	(9,549)	(2,599)	2,435

Net income (loss) attributable to Global Market Group Limited ordinary shareholders		1,934	(9,492)	(2,593)	2,435

Net income (loss) attributable to noncontrolling interests		6	(57)	(6)	—

Earnings (loss) per share:
From continuing operations—basic and diluted	22	Nil	(0.01)	(0.01)	0.01
From discontinued operations—basic and diluted	22	Nil	(0.02)	Nil	(0.01)
Earnings (loss) per share—basic and diluted	22	0.01	(0.03)	(0.01)	Nil
Weighted average number of ordinary shares in computing:
Earnings (loss) per share—basic and diluted	22	250,000,000	250,000,000	250,000,000	250,000,000
Pro forma earnings (loss) per share:
Basic and diluted on an as converted basis (unaudited)	22				Nil
Weighted average number of ordinary shares outstanding used in computation of:
Basic and diluted on an as converted basis (unaudited)	22				451,576,925

The accompanying notes are an integral part of the consolidated financial statements.

GLOBAL MARKET GROUP LIMITED

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in thousands of U.S. Dollars (“US$”) except for number of shares and per share data)

	For the years ended December 31,
	2007	2008	2009	2010
	US$	US$	US$	US$

Cash flows from operating activities
Net income (loss)	2,190	(5,784)	(582)	4,452
Less: (Income) loss from discontinued operations, including all noncontrolling interests	(1,249)	5,933	636	2,502
Adjustments to reconcile income (loss) from continuing operations to net cash generated from operating activities:
Depreciation of property and equipment	45	45	110	150
Amortization of other intangible assets	12	66	96	234
Allowance for doubtful accounts	—	—	17	—
Share-based compensation	—	9	—	—
Deferred income tax expense (benefit)	2	(60)	(91)	111
Unrealized foreign exchange (gain) loss	(108)	(52)	19	(20)
Changes in operating assets and liabilities:
(Increase) decrease in restricted cash	(38)	(2)	(1)	41
Increase in accounts receivable	(88)	(19)	(220)	(277)
(Increase) decrease in prepayments and other current assets	(480)	(1,375)	454	(2,688)
(Increase) decrease in other non-current assets	(16)	(58)	80	(151)
Increase in deferred revenue	319	1,222	1,645	5,428
(Decrease) increase in income tax payable	(100)	2	—	5
(Decrease) increase in accrued expenses and other current liabilities	(347)	1330	(75)	965

Net cash generated from operating activities from continuing operations	142	1,257	2,088	10,752
Net cash (used in) generated from operating activities from discontinued operations	(1,529)	683	(117)	(3,611)

Net cash (used in) generated from operating activities	(1,387)	1,940	1,971	7,141

Cash flows from investing activities
Acquisition of property and equipment	(16)	(482)	(294)	(193)
Acquisition of intangible assets	—	(72)	(190)	(626)
(Increase) decrease in loans to employees	(283)	(386)	(637)	342
Considerations paid for business combinations (Note 4)	—	(3,509)	(586)	—

Net cash used in investing activities from continuing operations	(299)	(4,449)	(1,707)	(477)
Net cash used in investing activities from discontinued operations	(2,962)	(1,551)	(64)	1,590

Net cash used in investing activities	(3,261)	(6,000)	(1,771)	1,113

The accompanying notes are an integral part of the consolidated financial statements.

GLOBAL MARKET GROUP LIMITED

CONSOLIDATED STATEMENTS OF CASH FLOWS—(Continued)

(Amounts in thousands of U.S. Dollars (“US$”) except for number of shares and per share data)

	For the years ended December 31,
	2007	2008	2009	2010
	US$	US$	US$	US$

Cash flows from financing activities
Increase (decrease) in amounts due to related parties	324	(324)	—	—
Dividends paid	—	—	—	(15,780)
Capital contribution from controlling shareholders				73
Proceeds from issuance of Series B contingently convertible redeemable preferred shares, net of issuance cost (Note 12)	—	24,343	—	—
Repurchase of Series A and Series B contingently convertible redeemable preferred shares (Note 12)	—	(5,530)	—	—

Net cash generated from (used in) financing activities from continuing operations	324	18,489	—	(15,707)
Net cash generated from financing activities from discontinued operations	—	—	—	—

Net cash generated from (used in) financing activities	324	18,489	—	(15,707)

Exchange rate effect on cash and cash equivalent	81	23	(7)	20

Net (decrease) increase in cash and cash equivalents	(4,243)	14,452	193	(7,433)
Cash and cash equivalents, beginning of the period	5,300	1,057	15,509	15,702

Cash and cash equivalents, end of the period	1,057	15,509	15,702	8,269

Supplemental schedule of cash flows information:
Income tax paid	22	54	3	337

The accompanying notes are an integral part of the consolidated financial statements.

GLOBAL MARKET GROUP LIMITED

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

(Amounts in thousands of U.S. Dollars (“US$”) except for number of shares and per share data)

	Total Global Market Group Limited’s Equity
	Number of ordinary shares	Ordinary shares	Additional paid-in capital	Retained earnings (Accumulated deficit)	Accumulated other comprehensive income/(loss)	Noncontrolling interests	Total shareholders’ equity
Balance as at January 1, 2007	250,000,000	10	66	(1,752)	32	16	(1,628)
Comprehensive income:
Net income	—	—	—	2,184	—	6	2,190
Foreign currency translation differences	—	—	—	—	(196)	—	(196)

Total comprehensive income							1,994
Cumulative dividend of Series A contingently redeemable convertible preferred shares	—	—	—	(250)	—	—	(250)

Balance as at December 31, 2007	250,000,000	10	66	182	(164)	22	116

Comprehensive income:
Net loss	—	—	—	(5,727)	—	(57)	(5,784)
Foreign currency translation differences	—	—		—	51	—	51

Total comprehensive loss							(5,733)
Cumulative dividend of Series A contingently redeemable convertible preferred shares	—	—	—	(355)	—	—	(355)
Cumulative dividend of Series B contingently redeemable convertible preferred shares	—	—	—	(1,463)	—	—	(1,463)
Repurchased of Series A and Series B contingently redeemable convertible preferred shares	—	—	—	(640)	—	—	(640)
Share-based compensation	—	—	9	—	—	—	9
Modification of the Series A contingently redeemable convertible preferred shares	—	—	—	(1,307)	—	—	(1,307)

Balance as at December 31, 2008	250,000,000	10	75	(9,310)	(113)	(35)	(9,373)

Comprehensive income:
Net loss	—	—	—	(576)	—	(6)	(582)
Foreign currency translation differences	—	—	—	—	1	—	1

Total comprehensive loss							(581)
Cumulative dividend of Series A contingently redeemable convertible preferred shares	—	—	—	(336)	—	—	(336)
Cumulative dividend of Series B contingently redeemable convertible preferred shares	—	—	—	(1,681)	—	—	(1,681)

Balance as at December 31, 2009	250,000,000	10	75	(11,903)	(112)	(41)	(11,971)

The accompanying notes are an integral part of the consolidated financial statements.

GLOBAL MARKET GROUP LIMITED

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY—(Continued)

(Amounts in thousands of U.S. Dollars (“US$”) except for number of shares and per share data)

	Total Global Market Group Limited’s Equity
	Number of ordinary shares	Ordinary shares	Additional paid-in capital	Retained earnings (Accumulated deficit)	Accumulated other comprehensive income/(loss)	Noncontrolling interests	Total shareholders’ equity
Balance as at January 1, 2010	250,000,000	10	75	(11,903)	(112)	(41)	(11,971)
Comprehensive income:
Net income	—	—	—	4,452	—	—	4,452
Foreign currency translation differences	—	—	—	—	(105)	—	(105)

Total comprehensive income							4,347
Contribution from controlling shareholders	—	—	73	—	—	—	73
Cumulative dividend of Series A contingently redeemable convertible preferred shares	—	—	—	(336)	—	—	(336)
Cumulative dividend of Series B contingently redeemable convertible preferred shares	—			(1,681)	—	—	(1,681)
Declared dividends	—	—	—	(11,536)	—	—	(11,536)
Disposal of discontinued operations, net of income tax (Note 17)	—	—	—	(198)	—	41	(157)

Balance as at December 31, 2010	250,000,000	10	148	(21,202)	(217)	—	(21,261)

The accompanying notes are an integral part of the consolidated financial statements.

GLOBAL MARKET GROUP LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands of U.S. Dollars (“US$”) and in thousands of Renminbi (“RMB”) except for number of shares and per share data)

1.	ORGANIZATION AND BASIS OF PRESENTATION

Global Market Group Limited (the “Company”) was incorporated under the laws of the Cayman Islands on May 13, 2002. The accompanying consolidated financial statements include the financial statements of the Company and its controlled subsidiaries and variable interest entity (“VIE”) (hereinafter subsidiaries and VIE are collectively referred to as “subsidiaries” unless stated otherwise). The Company and its subsidiaries are collectively referred to as the “Group”. The Group is principally engaged in provision of business-to-business (“B2B”) e-commerce services, international freight forward services (“logistics services”) and manufacturer-to-consumer (“M2C”) services in the People’s Republic of China (the “PRC”). In September 2010, the Group disposed of its logistics and M2C business to a significant shareholder (Note 17). The Company does not conduct any substantive operations on its own but instead conducts its business operations through its subsidiaries and VIE. As more fully described below, the Company, through a series of transactions which are accounted for as a reorganization of entities under common control in a manner similar to a pooling of interest, became the ultimate parent entity of its subsidiaries by September 6, 2010. Accordingly, these consolidated financial statements reflect the historical operations of the Group as if the current organization structure had existed since January 1, 2007.

Reorganization Transactions

Prior to the reorganization, the Group’s principal B2B e-commerce business was conducted through various legal entities which were held and jointly controlled by Mr. Weijia Pan and Mr. Weinian Pan (the “Pan Brothers”). The Pan Brothers’ joint control in each of these legal entities was evidenced by an agreement entered into in June 2000 to vote in concert on all issues that require shareholders’ vote. Collectively, the Pan Brothers held significantly all of the voting interest in these legal entities. Immediately after the reorganization transactions, the Pan Brothers, collectively through their vote in concert agreement, also control the Company. Accordingly, these consolidated financial statements reflect the operating results of the Group as if the current structure existed as at January 1, 2007.

In preparation for its planned initial public offering (“IPO”), the following transactions were undertaken to reorganize the legal structure of the Group. Global Market Group (Guangzhou) Co., Ltd (“Global Market Guangzhou”), a PRC entity wholly owned by the Pan Brothers since its inception in 2002, entered into a series of contractual arrangements (“VIE Arrangements” which are more fully described below) with Guangzhou Shen Long Computer Technology Co. Ltd (“Guangzhou Shen Long”), a PRC entity wholly owned by the Pan Brothers whose principal business is the provision of internet content services, whereby Global Market Guangzhou obtained effective control over the Guangzhou Shen Long through its ability to exercise all the rights of Global Market Shen Long, the rights to absorb substantially all of the economic residual benefits and the obligation to fund all of the expected losses of the Guangzhou Shen Long. In accordance with SEC Regulation SX-3A-02 and Accounting Standards Codification (“ASC”) topic 810 (“ASC 810”), “Consolidation”, the Company, through Global Market Guangzhou, consolidates the operating results of Guangzhou Shen Long. Since the VIE Arrangements were entered into between entities under common control, these transactions have been accounted for at their historical cost and as if they took place on January 1, 2007 in a manner similar to a pooling of interest. The reason the Group entered into these VIE Arrangements is due to the fact that PRC Laws and regulations (i) prohibit direct foreign control in certain industries such as internet services in which the Group operates and (ii) restrict an offshore company controlled or established by a PRC enterprise or

GLOBAL MARKET GROUP LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Amounts in thousands of U.S. Dollars (“US$”) and in thousands of Renminbi (“RMB”) except for number of shares and per share data)

natural person to acquire its PRC affiliates. As a result, in an effort to ensure that the Group is not violating such PRC Laws or regulations, it structured its legal organization using the aforementioned VIE arrangements.

As indicated above, the Company also provided logistics and M2C services which were disposed of during the year ended December 31, 2010. In accordance with Staff Accounting Bulletin (“SAB”) Topic 5Z.7, the historical operating results, assets and liabilities of these businesses have not been excluded from these historical consolidated financial statements of the Group because the logistics and M2C businesses, prior to their disposal, were operated and managed by a common management team who also were involved in the B2B e-commerce business. As the disposal of the logistics and M2C businesses was completed during the year ended December 31, 2010, the operating results of these businesses have been reclassified as discontinued operations for all period presented (Note 17).

VIE Arrangements

The significant terms of the VIE Arrangement are listed below:

(i) Exclusive Management, Technical Consultancy and Permission Agreements

Global Market Guangzhou provides the following exclusive management, technical consultancy and permission services to Shenlong (hereafter, the “Contractual Services”): i) daily management and operating services; ii) technical supports; and iii) permission to use trademark and logo owned by Global Market Guangzhou.

Global Market Guangzhou has the right to charge an amount equal to Guangzhou Shen Long’s total revenue less cost and expenses for the Contractual Services. Global Market Guangzhou also has the unilateral discretion in setting or adjusting the charge fees for the Contractual Services.

Guangzhou Shen Long shall be operated and controlled by an operating committee which is solely controlled by Global Market Guangzhou. The operating committee has the right to assess and approve the annual budget of Guangzhou Shen Long.

Global Market Guangzhou shall be obligated to provide financial support to Guangzhou Shen Long in the event that the Guangzhou Shen Long incurs losses.

(ii) Exclusive Call Option Agreements

Global Market Guangzhou has the exclusive right to acquire from the legal shareholders (i.e. Pan Brothers) their partial or entire equity interests in Guangzhou Shen Long, or all the assets of Guangzhou Shen Long, at a price equivalent to the registered capital of Guangzhou Shen Long or at a lower cost as permitted by applicable PRC laws and regulations when and if PRC laws permit such a transaction.

Guangzhou Shen Long will not enter into any transaction that may materially affect its net assets or operations without the prior written consent of Global Market Guangzhou.

GLOBAL MARKET GROUP LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Amounts in thousands of U.S. Dollars (“US$”) and in thousands of Renminbi (“RMB”) except for number of shares and per share data)

The legal shareholders of Guangzhou Shen Long, will not transfer, sell, pledge or dispose of their equity interest in Guangzhou Shen Long without the prior written consent of Global Market Guangzhou;

Guangzhou Shen Long will not distribute any dividend without the prior consent of Global Market Guangzhou.

(iii) Equity Pledge Agreements

The legal shareholders of Guangzhou Shen Long have pledged their equity interests in Guangzhou Shen Long to Global Market Guangzhou to secure the payment obligations of Guangzhou Shen Long under the Contractual Services agreement.

Any dividends or distributions received by the legal shareholders from Guangzhou Shen Long shall be paid to Global Market Guangzhou, net of any tax.

(iv) Powers of Attorney

The legal shareholders have executed a power of attorney in September 2010 to irrevocably grant to Global Market Guangzhou or its designee the power of attorney to exercise all of shareholders’ rights, including the right to appoint and elect board members and senior management members, as well as other voting rights.

Risks in relation to the VIE Arrangement

In the opinion of management, (i) the ownership structure of the Company, and the VIE are in compliance with existing PRC laws and regulations; (ii) the contractual arrangements with the VIE and its shareholder are valid and binding, and are not in violation of PRC laws or regulations currently in effect; and (iii) the Company’s business operations are in compliance with existing PRC laws and regulations in all material respects.

However, there are substantial uncertainties regarding the interpretation and application of current and future PRC laws and regulations. Accordingly, the Company cannot be assured that PRC regulatory authorities will not ultimately take a contrary view to its opinion. If the current ownership structure of the Company and its contractual arrangements with VIE are found to be in violation of any existing or future PRC laws and regulations, the Company may be required to restructure its ownership structure and operations in the PRC to comply with the existing or new PRC laws and regulations. In the opinion of management, the likelihood of loss in respect of the Company’s current ownership structure or the contractual arrangements with VIE is remote based on current facts and circumstances.

The Company’s ability to control the VIE also depends on the power of attorney Global Market Guangzhou has to vote on all matters requiring shareholder approval in the VIE. As noted above, the Company believes this power of attorney is legally enforceable but may not be as effective as direct equity ownership.

In addition, if the legal structure and contractual arrangements were found to be in violation of any existing PRC laws and regulations, the Group may be subject to fines or other actions.

GLOBAL MARKET GROUP LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Amounts in thousands of U.S. Dollars (“US$”) and in thousands of Renminbi (“RMB”) except for number of shares and per share data)

The carrying amounts and classifications of the assets and liabilities of the VIE are as follows:

	As at December 31,
	2008	2009	2010
	US$	US$	US$
ASSETS
Current assets:
Cash	9	1	54
Prepayments and other current assets	239	195	399

Total current assets	248	196	453

Total assets	248	196	453

LIABILITIES
Current liabilities:
Accrued expenses and other liabilities	20	12	12

Total current liabilities	20	12	12

Non-current liabilities:
Deferred tax liabilities, non-current	80	63	64

Total liabilities	100	75	76

There are no consolidated VIE assets that are collateral for the VIE obligations and which can only be used to settle the VIE’s obligations.

Creditors of the VIE have no recourse to the general credit of Global Market Guangzhou, which is the primary beneficiary of the VIE.

GLOBAL MARKET GROUP LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Amounts in thousands of U.S. Dollars (“US$”) and in thousands of Renminbi (“RMB”) except for number of shares and per share data)

Details of the Company’s subsidiaries and variable interest entity as at December 31, 2010 are set out as follows:

Company	Date of Establishment	Place of establishment	Percentage of ownership by the Company	Principal activities
Continuing Operations:
Global Market Group (Asia) Limited (“Global Market Asia”)	June 14, 2000	Hong Kong	100%	Investment holding and B2B e-commerce services
Global Market Group (Guangzhou) Co., Ltd (“Global Market Guangzhou”)	September 6, 2002	PRC	100%	B2B e-commerce services
Shenzhen Long Mei Network Technology Co., Ltd (“Shenzhen Long Mei”)	June 5, 2008	PRC	100%	B2B e-commerce services
Shenzhen Global Market Information Technology Co., Ltd (“Shenzhen Global Market”)	September 7, 2009	PRC	100%	B2B e-commerce services
Suzhou Long Mei Information Technology Co., Ltd. (“Suzhou Long Mei”)	April 9, 2010	PRC	100%	B2B e-commerce services
Guangzhou Shen Long Computer Technology Co., Ltd. (“Guangzhou Shen Long”)	June 23, 2003	PRC	Nil	Internet Content Provision (“ICP”) services

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and use of estimation

The accompanying consolidated financial statements have been prepared in accordance with United States generally accepted accounting principles (“U.S. GAAP”).

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities at the balance sheet dates and the reported amounts of revenues and expenses during the reporting periods. Significant estimates and assumptions reflected in the Group’s financial statements include, but are not limited to, revenue recognition, allowance for doubtful accounts, useful lives of property and equipment, impairment of property and equipment, intangible assets and goodwill, realization of deferred tax assets, valuation of business acquisitions, share-based compensation, Series A and B contingently redeemable convertible preferred shares, and consolidation of variable interest entity. Actual results could materially differ from those estimates.

Principles of Consolidation

The consolidated financial statements include the financial statements of the Company and its subsidiaries. All significant intercompany transactions and balances have been eliminated upon consolidation.

GLOBAL MARKET GROUP LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Amounts in thousands of U.S. Dollars (“US$”) and in thousands of Renminbi (“RMB”) except for number of shares and per share data)

Foreign Currency

In accordance with ASC 830-10, “Foreign Currency Matters: Overall”, the functional currencies of the Company and Global Market Asia are determined to be the United States dollars (“US$”) and Hong Kong dollars (“HK$”), respectively. The functional currency of the Company’s PRC subsidiaries is the Chinese Renminbi (“RMB”). The Company uses the US$ as its reporting currency. The financial statements of foreign subsidiaries are translated to U.S. dollars at the end-of-period exchange rates for assets and liabilities and an average exchange rate for each period for revenues and expenses. The resulting translation gains (losses) are recorded in accumulated other comprehensive income (loss) as a component of shareholders’ equity.

Transactions denominated in foreign currencies are remeasured into the functional currency at the exchange rates prevailing on the transaction dates. Foreign currency denominated financial assets and liabilities are remeasured at the balance sheet date exchange rate. Exchange gains and losses are included in the consolidated statements of operations.

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand and all highly liquid investments purchased with original maturities of three months or less at the date of purchase.

Restricted cash represents amounts pledged to freight transport companies which are returned to the Company upon the fulfillment of the related logistics arrangements.

Accounts receivable and allowance for doubtful accounts

Accounts receivable are carried at net realizable value. An allowance for doubtful accounts are recorded when collection is no longer probable. In evaluating the collectability of receivable balances, the Group considers factors such as customer circumstances or age of the receivable. Accounts receivable are written off after all collection efforts have ceased. Collateral is not typically required, nor is interest charged on accounts receivables.

Property and Equipment, net

Property and equipment are stated at cost and are depreciated using the straight-line method over the estimated useful lives of the assets, as follows:

Category	Estimated Useful Life	Estimated Residual Value
Electronic and office equipment	3-5 years	5% or 10%
Leasehold improvement	shorter of lease term or 5 years	—

Repair and maintenance costs are charged to expense as incurred, whereas the cost of renewals and betterment that extend the useful lives of property and equipment are capitalized as additions to the related assets. Retirements, sales and disposals of assets are recorded by removing the cost and accumulated depreciation from the asset and accumulated depreciation accounts with any resulting gain or loss reflected in the consolidated statements of operations.

GLOBAL MARKET GROUP LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Amounts in thousands of U.S. Dollars (“US$”) and in thousands of Renminbi (“RMB”) except for number of shares and per share data)

Goodwill

Goodwill represents the excess of the purchase price over the amount assigned to the fair value of assets acquired and liabilities assumed. In accordance with ASC 350, “Intangibles—Goodwill and Other”, goodwill is not amortized, but rather is tested for impairment annually or more frequently if indicators of impairment present. The Group assigned and assessed goodwill for impairment at the reporting unit level. The Group determines that each reporting unit is identified at the operating segment level. The performance of the impairment test involves a two-step process. The first step of the impairment test involves comparing the fair value of the reporting unit with its carrying amount, including goodwill. Fair value is primarily determined by computing the future discounted cash flows expected to be generated by the reporting unit. If the carrying value exceeds the fair value, goodwill may be impaired. If this occurs, the Group performs the second step of the goodwill impairment test to determine the amount of impairment loss. The fair value of the reporting unit is allocated to its assets and liabilities in a manner similar to a purchase price allocation in order to determine the implied fair value of the reporting unit goodwill. If the carrying amount of the goodwill is greater than its implied fair value the excess is charged as an impairment loss. Annual goodwill impairment test is performed as at December 31.

Other Intangible Assets, net

Other intangible assets consisting of computer software, acquired customer relationship and capitalized software development costs are carried at cost less accumulated amortization and impairment, if any.

Acquired customer relationships are related to the ability to sell existing services to existing customers and have been recognized initially at fair value at the date of acquisition using a valuation technique based on expected income.

Capitalized software development costs represent capitalized costs of producing software for sale in accordance with ASC 985-20, “Costs of software to be sold, leased or marketed”. All costs incurred prior to establishing the technological feasibility of a computer software product to be sold, leased, or otherwise marketed are charged to expense when incurred. Capitalization of computer software costs ceases when the product is available for general release to customers and is amortized over the useful life on a straight line basis.

Intangible assets with a finite useful life are carried at cost less accumulated amortization. Intangible assets with a finite useful life are generally amortized on a straight-line basis over the useful lives of the respective assets, which are set out as follows:

Category	Estimated Useful Life
Computer software	5 years
Acquired customers relationships	5-6.25 years
Capitalized software development costs	2 years

Impairment of Long-Lived Assets

The Group evaluates its long-lived assets or asset group with finite lives for impairment whenever events or changes in circumstances (such as a significant adverse change to market conditions that will impact

GLOBAL MARKET GROUP LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Amounts in thousands of U.S. Dollars (“US$”) and in thousands of Renminbi (“RMB”) except for number of shares and per share data)

the future use of the assets) indicate that the carrying amount of a group of long-lived assets may not be fully recoverable. When these events occur, the Group evaluates the impairment by comparing the carrying amount of the assets to future undiscounted cash flows expected to result from the use of the assets and their eventual disposition. If the sum of the expected undiscounted cash flows is less than the carrying amount of the assets, the Group recognizes an impairment loss based on the excess of the carrying amount of the asset group over its fair value.

Fair Value of Financial Instruments

Financial instruments of the Group primarily comprise of cash and cash equivalents, accounts receivables, other current assets and amounts due from related parties and accounts payable. As at December 31, 2008, 2009 and 2010, the carrying values of these financial instruments approximated their fair values due to the short-term maturity of these instruments.

Revenue Recognition

Revenues are derived from (i) B2B e-commerce services, (ii) logistics agency services and (iii) M2C services. Revenues from logistics agency services and M2C services have been reclassified to discontinued operations for all period presented. Historically, M2C services revenue has been insignificant. Revenue for each type of service is recognized in accordance with ASC 605-10, “Revenue Recognition: Overall” when the following four criteria are met: (i) persuasive evidence of an arrangement exists; (ii) the service has been rendered; (iii) the fees are fixed or determinable; (iv) collectability is reasonably assured.

B2B e-commerce services

The Group provides B2B e-commerce services to connect manufacturers in China with international buyers through its online marketplaces. B2B e-commerce services consist principally of global manufacturer certificate (“GMC”) service, listing services, matching services, storefront services, catalog services and exhibition services.

The GMC service is based on a proprietary evaluation process wherein a customer is awarded a certificate to indicate that it has successfully met the evaluation criteria. The Group engages an external third party with expertise in quality testing and certification to execute the evaluation procedures which typically require less than 1 month to complete.

Listing services involve the production and maintenance of customer product or service offering information in databases (“Customer Database”) that are interfaced to the Group’s online website to enable users to search for products, services and other information provided by the Group’s customers. The listing services typically have a term of 1 or 2 years.

Matching services utilizes the information contained in the Customer Database to identify suppliers whose product or service offerings matches the sourcing requests obtained from potential buyers. Once there is a match, the Group provides a notification to both parties with their respective contact information and/or facilitates contact between the parties. The Group does not guarantee any business will arise from its matching results. The matching services typically have a term of 1 or 2 years.

GLOBAL MARKET GROUP LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Amounts in thousands of U.S. Dollars (“US$”) and in thousands of Renminbi (“RMB”) except for number of shares and per share data)

Storefront services utilize the information contained in the Customer Database to develop virtual storefronts on the Group’s online website. These storefronts enable potential buyers to obtain information concerning the customer. The storefront services typically have a term of 1 or 2 years.

Catalog services involve the production and distribution of monthly or bi-monthly product/service catalog that lists the offerings of its customers. The catalog services typically have a term of 1 or 2 years.

Exhibition services involve displaying products and distributing a customer’s marketing material of its products or services at trade fairs. The exhibition services typically have a term of 1 or 2 years.

The Group enters into B2B service arrangements with its customers that contain multiple service deliverables because each of the services in the arrangement is explicitly referred to as an obligation of the Group, requires distinct actions by the Group and the inclusion or exclusion of each service in the contract are expected to cause the service consideration to vary. The Group early adopted Accounting Standards Update (“ASU”) No. 2009-13 (“ASU 2009-13”), “Multiple-Deliverable Revenue Arrangements” in assessing its multiple element arrangements for all periods presented. Prior to September 2009, the Group determined that its separate units of accounting consisted of listing services, catalog services and exhibition services. GMC service, matching services and storefront services do not qualify for separate unit of accounting because these services do not have standalone value. Accordingly, when GMC service, matching services and storefront services are provided in the arrangement, they are combined with the last deliverable in the arrangement for purposes of determining their revenue recognition treatment. Starting in September 2009, the Group began to provide GMC service on a standalone basis to a significant number of its customers and as a result, the Group began to recognize GMC service as a separate deliverable in multiple element arrangements that are entered into from September 2009 onwards. The Group will continue to monitor whether standalone value of GMC service is established such that GMC services in the multiple arrangements may be recognized as a separate deliverable. The total arrangement consideration is allocated to each unit of accounting based on its relative selling price which is determined based on the Group’s best estimate of the selling price for that deliverable because neither vendor-specific evidence nor third-party evidence of selling price exists. Vendor specific evidence of selling price for GMC service exists commencing in September 2009. In determining its best estimate of selling price for each deliverable, the Group considered its overall pricing model and objectives, as well as market or competitive conditions that may impact the price at which the Group would transact if the deliverable were sold regularly on a standalone basis. The Group will monitor the conditions that affect its determination of selling price for each deliverable and will reassess such estimates periodically.

Written contracts are signed by the Group and customer to document the agreed terms of each B2B service arrangement. Side arrangements or subsequent changes are not made to signed contracts. B2B arrangements have service terms of 1 or 2 years for all services to be performed except the GMC service which is a provision of a certificate to the customer to indicate that such customer has undergone an evaluation process to certify certain criteria have been met. The Group does not monitor whether the customer continues to meet the criteria once the GMC certificate is issued and cannot revoke the issued GMC certificate for any reason, including if the GMC certificate holder does not meet the criteria subsequent to the issuance of the GMC certificate. The arrangement fee is fixed and not subject to variable or contingent provisions or general rights to refund. The Group performs credit assessments on its customers prior to selling on credit to ensure collectability is reasonably assured. In accordance with ASC 605-10, revenue is recognized for each separate unit of accounting upon satisfying the four criteria

GLOBAL MARKET GROUP LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Amounts in thousands of U.S. Dollars (“US$”) and in thousands of Renminbi (“RMB”) except for number of shares and per share data)

for revenue recognition stated above. For Listing services, catalog services and exhibition services which are separate units of accounting, revenue is recognized ratably over the service period, generally over a term of 1 or 2 years, assuming the other criteria for revenue recognition have been met. For GMC service which is sold by the Group on a standalone basis starting from September 2009, revenue is recognized upon the delivery of the GMC certificate for the compliance of GMC standards or when the customer is informed of its failure to comply with the GMC standards. For those deliverables that are combined with the last delivered element in an arrangement, the allocated amount to the combined unit is recognized as revenue over the service period in which the last delivered element is performed, generally over a term of 1 or 2 years, assuming the other criteria for revenue recognition have been met.

Logistics agency services

The logistics agency services represent ocean freight, air freight and multimodal transport that are arranged by the Group, on behalf of its customers, with third-party transport companies. The actual undertaking of the logistics service is provided by the third-party transport company who is the principal obligor to the transaction. Revenue is recognized pursuant to ASC 605-10 when the four criteria for revenue recognition are met which generally coincides with when the freight arrangements with the third party transport companies have been completed. In accordance with ASC Topic 605-45 (“ASC 605-45”), “Revenue Recognition: Principal Agent Considerations”, the Group acts as the agent in its logistics agency services with its customers. Accordingly, the Group records revenue from these services on a net basis which equates to the commission amount received.

Cost of Revenues

Cost of revenue comprises direct costs incurred for the provision of services and an allocation of indirect overhead costs.

The Group is subject to business taxes and surcharges levied on services provided in China. In accordance with ASC 605-45, “Revenue Recognition—Principal Agent Considerations”, all such business taxes and surcharges are presented as cost of revenues on the consolidated statements of operations. Business taxes and surcharges for the years ended December 31, 2007, 2008, 2009 and 2010 are approximately US$251, US$340, US$591 and US$1,164, respectively.

Commission Costs

The Group’s sales personnel are entitled to commission calculated based on a percentage of total service fees earned. The commission is paid to the sales employees after the service fees are collected from the customers. Since the commissions incurred are considered direct and incremental to securing service revenue agreements, they are capitalized and deferred in accordance with ASC 605-20-25, “Revenue—Services—Recognition”. Commissions are charged to selling and marketing expenses in proportion to the revenue recognized. Commission expenses were approximately US$71, US$876, US$1,874 and US$4,595 for the years ended December 31, 2007, 2008, 2009 and 2010, respectively.

Advertising Expenditure

Advertising costs are expensed when incurred and are included in “selling and marketing expenses” in the consolidated statements of operations. Advertising expenses were approximately US$64, US$369, US$511 and US$606 for the years ended December 31, 2007, 2008, 2009 and 2010, respectively.

GLOBAL MARKET GROUP LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Amounts in thousands of U.S. Dollars (“US$”) and in thousands of Renminbi (“RMB”) except for number of shares and per share data)

Leases

Leases are classified at the inception date as either a capital lease or an operating lease. For the lessee, a lease is a capital lease if any of the following conditions exists: a) ownership is transferred to the lessee by the end of the lease term, b) there is a bargain purchase option, c) the lease term is at least 75% of the property’s estimated remaining economic life or d) the present value of the minimum lease payments at the beginning of the lease term is 90% or more of the fair value of the leased property to the lessor at the inception date. A capital lease is accounted for as if there was an acquisition of an asset and an incurrence of an obligation at the inception of the lease. All other leases are accounted for as operating leases. The Group leases certain office facilities under non-cancelable operating leases. The Group had no capital lease for any of the periods stated herein.

Income Taxes

The Group follows the liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial reporting and tax bases of assets and liabilities using enacted tax rates that will be in effect in the period in which the differences are expected to reverse. The Group records a valuation allowance to offset deferred tax assets if based on the weight of available evidence, it is more-likely-than-not that some portion, or all, of the deferred tax assets will not be realized. The effect on deferred taxes of a change in tax rates is recognized in the consolidated statements of operations in the period that includes the enactment date.

On January 1, 2007, the Group adopted ASC 740-10, “Income taxes: Overall”, to account for uncertainties in income taxes. There was no cumulative effect of the adoption of ASC 740-10 to opening retained earnings. Interest and penalties arising from underpayment of income taxes shall be computed in accordance with the related PRC tax law. The amount of interest expense is computed by applying the applicable statutory rate of interest to the difference between the tax position recognized and the amount previously taken or expected to be taken in a tax return. Interest and penalties recognized in accordance with ASC 740-10 is classified in the consolidated statements of operations as income tax expense.

In accordance with the provisions of ASC 740-10, the Group recognizes in its financial statements the impact of a tax position if a tax return position or future tax position is “more likely than not” to prevail based on the facts and technical merits of the position. Tax positions that meet the “more likely than not” recognition threshold are measured at the largest amount of tax benefit that has a greater than fifty percent likelihood of being realized upon settlement. The Group’s estimated liability for unrecognized tax benefits which is included in the “accrued expenses and other liabilities” account is periodically assessed for adequacy and may be affected by changing interpretations of laws, rulings by tax authorities, changes and/or developments with respect to tax audits, and expiration of the statute of limitations. The outcome for a particular audit cannot be determined with certainty prior to the conclusion of the audit and, in some cases, appeal or litigation process. The actual benefits ultimately realized may differ from the Group’s estimates. As each audit is concluded, adjustments, if any, are recorded in the Group’s financial statements. Additionally, in future periods, changes in facts, circumstances, and new information may require the Group to adjust the recognition and measurement estimates with regard to individual tax positions. Changes in recognition and measurement estimates are recognized in the period in which the changes occur.

GLOBAL MARKET GROUP LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Amounts in thousands of U.S. Dollars (“US$”) and in thousands of Renminbi (“RMB”) except for number of shares and per share data)

Share-based compensation

Share options granted to employees are accounted for under ASC 718, “Share-Based Payment”. In accordance with ASC 718, the Company determines whether a share option should be classified and accounted for as a liability award or an equity award. All grants of share options to employees classified as equity awards are recognized in the financial statements based on their grant date fair values. There were no liability awards granted during any of the periods stated herein. Compensation cost for an award with a performance condition shall be accrued only if it is probable that the performance condition will be achieved. Compensation cost related to performance options that only vest on consummation of liquidity events such as initial public offerings and change in control events is recognized when liquidity event is consummated. The Company recognizes compensation expenses using the accelerated method for share options granted.

ASC 718 requires forfeitures to be estimated at the time of grant and revised, if necessary, in the subsequent period if actual forfeitures differ from initial estimates. Forfeiture rate is estimated based on historical and future expectation of employee turnover rate and are adjusted to reflect future change in circumstances and facts, if any. Share-based compensation expense is recorded net of estimated forfeitures such that expense was recorded only for those share-based awards that are expected to vest. To the extent the Company revises this estimate in the future, the share-based payments could be materially impacted in the period of revision, as well as in following periods. For each of the period presented, the Company estimated that the forfeiture rate for both the management group and the non-management group was zero. The Company records share-based compensation expense for awards granted to non-employees in exchange for services at fair value in accordance with the provisions of ASC 505-50, “Equity based payment to non-employees”. For the awards granted to non-employees, the Company will record compensation expenses equal to the fair value of the share options at the measurement date, which is determined to be the earlier of the performance commitment date or the service completion date.

The Company, with the assistance of an independent valuation firm, determined the fair values of the share-based compensation options recognized in the consolidated financial statements. The binomial option pricing model is applied in determining the estimated fair value of the options granted to employees and non-employees.

Earnings per Share

Earnings per share are calculated in accordance with ASC 260, “Earnings Per Share”. Basic earnings per ordinary share is computed by dividing income attributable to holders of ordinary shares by the weighted average number of ordinary shares outstanding during the period. Diluted earnings per ordinary share reflect the potential dilution that could occur if securities to issue ordinary shares were exercised.

Ordinary shares issuable upon the conversion of the contingently redeemable convertible preferred shares are included in the computation of diluted earnings per ordinary share on an “if-converted” basis when the impact is dilutive. The dilutive effect of outstanding share-based awards is reflected in the diluted earnings per share by application of the treasury stock method. Two-Class Method prescribed under ASC260-10 is used to calculate earnings per share data for preferred shares that are participating securities in the event the Group has reportable net income.

GLOBAL MARKET GROUP LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Amounts in thousands of U.S. Dollars (“US$”) and in thousands of Renminbi (“RMB”) except for number of shares and per share data)

Unaudited Pro Forma Shareholders’ Equity

On October 19, 2006 and March 26, 2008, the Company issued the Series A and Series B contingently redeemable convertible preferred shares (Note 12) which will be automatically converted into 201,576,925 ordinary shares upon the completion of an IPO. Unaudited pro forma shareholders’ equity as at December 31, 2010, as adjusted for the assumed conversion of the Series A and Series B contingently redeemable convertible preferred shares, is set forth on the consolidated balance sheets. Unaudited pro forma income (loss) per share for the year ended December 31, 2010, as adjusted for the assumed conversion of the contingently redeemable convertible preferred shares as at January 1, 2010, is set forth on the consolidated statements of operations (Note 22).

Comprehensive Income (loss)

Comprehensive income is defined as the changes in equity of the Group during a period from transactions and other events and circumstances excluding transactions resulting from investments by owners and distributions to owners. For each of the periods presented, the Group’s comprehensive income includes net income and cumulative foreign currency translation adjustments and is presented in the consolidated statement of changes in shareholders’ equity.

Recent Accounting Pronouncements

In January 2010, the FASB issued ASU 2010-06, “Fair Value Measurements and Disclosures (ASC 820)—Improving Disclosures about Fair Value Measurements”. ASU 2010-06 amends ASC 820 to add new requirements for disclosures about (1) the different classes of assets and liabilities measured at fair value, (2) the valuation techniques and inputs used, (3) the activity in Level 3 fair value measurements, and (4) the transfers between Levels 1, 2, and 3 of the fair value hierarchy. ASU 2010-06 is effective for the interim and annual periods beginning after December 15, 2009, except for the requirement to provide the Level 3 activity of purchases, sales, issuances, and settlements on a gross basis, which will be effective for interim and annual periods beginning after December 15, 2010. The Group is currently evaluating the impact if any, that ASU 2010-06 may have on its consolidated financial statements.

In April 2010, the FASB issued ASU 2010-13, “Compensation-Stock Compensation (ASC 718): Effect of Denominating the Exercise Price of a Share-Based Payment Award in the Currency of the Market in Which the Underlying Equity Security Trades—a consensus of the FASB Emerging Issues Task Force”. ASU 2010-13 are effective for interim and annual periods beginning on or after December 15, 2010. Earlier application is permitted. The adoption of ASU 2010-13 is not expected to have a material impact on the Group’s consolidated financial statements.

In September 2010, the EITF Task Force reached a consensus-for-exposure on EITF Issue No. 10-A, “How the Carrying Amount of a Reporting Unit Should Be Calculated When Performing Step 1 of the Goodwill Impairment Test” (“EITF Issue 10-A”) which will be effective for interim and annual reporting periods in fiscal years beginning after December 15, 2010. Early adoption is prohibited for public companies.

EITF Issue 10-A is intended to clarify how step 1 of the goodwill impairment test under ASC 350-20 is performed because of apparent variation in practice in how the reporting unit’s carrying amount is determined (i.e. use of Enterprise Value which excludes debt from such determination or use of Equity Value which includes the assignment of debt to reporting unit if applicable). Under the proposed EITF

GLOBAL MARKET GROUP LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Amounts in thousands of U.S. Dollars (“US$”) and in thousands of Renminbi (“RMB”) except for number of shares and per share data)

Issue 10-A, step 1 of the test is to be performed using an Equity Value premise but requires step 2 to be performed if there are qualitative factors such as those in paragraph 350-20-35-30 that indicate that it is more likely than not that a goodwill impairment exists). Step 2 is required to be performed if the qualitative factors exist even if the carrying value of the reporting unit is zero or negative. The impairment triggers to perform step 2 should be considered throughout a reporting entity’s fiscal year rather than solely at the time of the annual impairment test. The Group is currently assessing the impact, if any, that EITF Issue 10-A may have on its consolidated financial statements.

3.	CONCENTRATION OF RISKS

Concentration of credit risk

Assets that potentially subject the Group to significant concentration of credit risk primarily consist of cash and accounts receivable. As at December 31, 2010, substantially all of the Group’s cash was deposited in financial institutions located in the PRC, including mainland China and Hong Kong, which management believes are of high credit quality. Accounts receivable are typically unsecured and are derived from revenue earned from customers in the PRC. The risk with respect to accounts receivable is mitigated by credit evaluations the Group performs on its customers and its ongoing monitoring of outstanding balances.

Concentration of customers

There are no revenues from customers which individually represent greater than 10% of the total revenue for any of the periods presented.

Current vulnerability due to certain other concentrations

The Group’s operations may be adversely affected by significant political, economic and social uncertainties in the PRC. Although the PRC government has been pursuing economic reform policies for more than 30 years, no assurance can be given that the PRC government will continue to pursue such policies or that such policies may not be significantly altered, especially in the event of a change in leadership, social or political disruption or unforeseen circumstances affecting the PRC’s political, economic and social conditions. There is also no guarantee that the PRC government’s pursuit of economic reforms will be consistent or effective.

The Group transacts the majority of its business in RMB, which is not freely convertible into foreign currencies. On January 1, 1994, the PRC government abolished the dual rate system and introduced a single rate of exchange as quoted daily by the People’s Bank of China (the “PBOC”). However, the unification of the exchange rates does not imply that the RMB may be readily convertible into United States dollars or other foreign currencies. All foreign exchange transactions continue to take place either through the PBOC or other banks authorized to buy and sell foreign currencies at the exchange rates quoted by the PBOC. Approval of foreign currency payments by the PBOC or other institutions requires submitting a payment application form together with suppliers’ invoices, shipping documents and signed contracts. Additionally, the value of the RMB is subject to changes in central government policies and international economic and political developments affecting supply and demand in the PRC foreign exchange trading system market.

Internet related businesses are subject to significant restrictions under current PRC laws and regulations. Specifically, foreign investors are not allowed to own more than a 50% equity interest in any ICP

GLOBAL MARKET GROUP LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Amounts in thousands of U.S. Dollars (“US$”) and in thousands of Renminbi (“RMB”) except for number of shares and per share data)

business. Currently, the Group conducts its ICP operations in China through contractual arrangements among Global Market Guangzhou, Guangzhou Shen Long and legal shareholders of Guangzhou Shen Long. The relevant regulatory authorities may find the current contractual arrangements and businesses to be in violation of any existing or future PRC laws or regulations. If so, the relevant regulatory authorities would have broad discretion in dealing with such violations.

4.	BUSINESS ACQUISITIONS

(a) Acquisition of logistics agency business from Shenzhen Zhongsheng Fareast Industrial Development Limited (“Fareast”)

In an effort to expand its service offerings to manufacturing customers, on July 5, 2007, Guangzhou Long Xing entered into a Sales and Purchase Agreement with Fareast, a third party PRC company, to acquire its logistics agency business which substantially consisted of its developed customer relationships. The net assets acquired constituted a business in accordance with ASC 805 (pre-codification: EITF 98-3 “Determining whether a Nonmonetary Transaction Involve Receipt of Productive Assets or of a Business”) and accordingly, the transaction has been accounted for as a business acquisition in accordance with ASC 805 (pre-codification: “SFAS No. 141”).

The total purchase consideration was contingent and based on three times of the net operating result of the acquired business for the twelve months period from July 1, 2007 to June 30, 2008.

At the date of acquisition on July 5, 2007, the purchase price allocation was allocated to the fair value of the assets and liabilities based on a valuation performed by the Company, with reliance in part upon the advice from an independent valuation firm, as follows:

US$
Customer relationships	384
Deferred tax liabilities	(96)

Amount payable for business combination (RMB2,017)	288

As at December 31, 2007, total cash consideration of US$592 (RMB4,324) had been paid by the Company for this acquisition. Upon resolution of the contingent period in 2008, the final purchase consideration amounting to US$2,087 (RMB14,513) was allocated to the fair value of the assets and liabilities acquired as follows:

US$
Customer relationships	384
Deferred tax liabilities	(96)
Goodwill	1,799

Total cash consideration (RMB14,513)	2,087

As at December 31, 2008, the Group had paid US$2,023, and the remaining US$64 were paid in 2009.

The US$1,799 goodwill from the acquisition of Fareast was assigned to the logistics agency segment. The goodwill recognized is attributable primarily to expected synergies of providing logistics agency services

GLOBAL MARKET GROUP LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Amounts in thousands of U.S. Dollars (“US$”) and in thousands of Renminbi (“RMB”) except for number of shares and per share data)

to expand the customer base. None of the goodwill is expected to be deductible for income tax purposes. During the year ended December 31, 2008, the amounts of goodwill resulting from the acquisition of Fareast were impaired and written off.

The customer relationships have an estimated useful life of ten years. Amortization charges calculated based on a straight line basis over the useful life of the customer relationships approximated US$16, US$32, nil and nil for the years ended December 31, 2007, 2008, 2009 and 2010, respectively.

Unaudited pro forma consolidated financial information

The following unaudited pro forma consolidated financial information reflects the results of the operations of the Group for the year ended December 31, 2007, as if the acquisition in 2007 described above had been completed as at January 1, 2007. This pro forma results have been prepared for comparative purposes only and do not purport to be indicative of what operating results would have been had the acquisitions actually taken place on the dates indicated and may not be indicative of future operating results. The pro forma adjustments are based upon available information and certain assumptions that management believes are reasonable.

For the year ended December 31, 2007
US$
(unaudited)
Revenue*	3,069
Net income	2,096
Basic and diluted earnings per share	0.01

*	Included herein is pro forma revenue of US$3,069 from Fareast acquisition which for financial presentation purpose would have been presented within discontinued operations on the consolidated statements of operations.

(b) Acquisition of B2B e-commerce business from Marketplace Publications Limited (“MPL”)

In an effort to expand its B2B e-commerce business, on July 10, 2008, Global Market Asia entered into a Sales and Purchase Agreement with MPL to acquire its B2B e-commerce business which substantially consisted of its developed customer relationships. MPL is a company established in Hong Kong and mainly engaged in trade advertisement business. The net assets acquired constituted a business in accordance with ASC 805 (pre-codification: EITF 98-3 “Determining whether a Nonmonetary Transaction Involve Receipt of Productive Assets or of a Business”) and accordingly, the transaction has been accounted for as a business acquisition in accordance with ASC 805 (pre-codification: “SFAS No. 141”).

The total purchase consideration was contingent and based on three times the pre-tax income of the acquired business for the twelve months period from July 1, 2008 to June 30, 2009 which was payable

GLOBAL MARKET GROUP LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Amounts in thousands of U.S. Dollars (“US$”) and in thousands of Renminbi (“RMB”) except for number of shares and per share data)

quarterly. The total purchase consideration could be zero. If the quarterly payments exceed the final determination of the purchase price, the excess is refundable to the Company.

At the date of acquisition on July 10, 2008, the purchase price was allocated to the fair value of the assets acquired and liabilities assumed based on a valuation performed by the Company, with reliance in part upon the advice from an independent valuation firm as follows:

US$
Customer relationships	296
Deferred tax liabilities	(49)

Amount payable for business combination (RMB1,699)	247

As at December 31, 2008, the total cash consideration of US$1,876 (RMB12,822) was paid and presented as a current asset on the consolidated balance sheet. Upon resolution of the contingent period in 2009, the final purchase consideration amounting to US$2,470 (RMB16,893), including the direct transaction cost of approximately US$154 (RMB1,052), was allocated to the fair value of the assets and liabilities acquired as follows:

US$
Customer relationships	296
Deferred tax liabilities	(49)
Goodwill	2,223

Total cash consideration (RMB16,893)	2,470

The US$2,223 goodwill from the acquisition of MPL was assigned to the B2B e-commerce segment. The goodwill recognized is attributable primarily to MPL’s assembled workforce with expertise in providing B2B ecommerce services for certain industries and the expected synergies of matching up the Group’s online marketplace to the customer base and industry expertise of MPL. None of the goodwill is expected to be deductible for income tax purposes. As of December 31, 2010, there were no changes in the recognized amounts of goodwill resulting from the acquisition of MPL.

The customer relationships have an estimated useful life of five years. Amortization charges calculated based on a straight line basis over the useful life of the customer relationships approximated US$30, US$60 and US$60 for the years ended December 31, 2008, 2009 and 2010, respectively.

Unaudited pro forma consolidated financial information

The following unaudited pro forma consolidated financial information reflects the results of the operations of the Group for the year ended December 31, 2008, as if the acquisition in 2008 described above had been completed as at January 1, 2008. This pro forma results have been prepared for comparative purposes only and do not purport to be indicative of what operating results would have been had the acquisitions actually taken place on the dates indicated and may not be indicative of future

GLOBAL MARKET GROUP LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Amounts in thousands of U.S. Dollars (“US$”) and in thousands of Renminbi (“RMB”) except for number of shares and per share data)

operating results. The pro forma adjustments are based upon available information and certain assumptions that management believes are reasonable.

For the year ended December 31, 2008
US$
(unaudited)
Revenue	9,973
Net loss	(5,336)
Basic and diluted earnings per share	Nil

(c) Acquisition of B2B e-commerce business from Tradeeasy Holdings Limited (“Tradeeasy”)

In an effort to expand its B2B e-commerce business, on August 8, 2008, Global Market Asia entered into a Sales and Purchase Agreement with Tradeeasy to acquire its B2B e-commerce business which substantially consisted of customer relationships and deferred revenue from the existing contracts. Tradeeasy is a company established in Hong Kong and mainly engaged in B2B e-commerce business. The net assets acquired constituted a business in accordance with ASC 805 (pre-codification: EITF 98-3 “Determining whether a Nonmonetary Transaction Involve Receipt of Productive Assets or of a Business”) and accordingly, the transaction has been accounted for as a business acquisition in accordance with ASC 805 (pre-codification: “SFAS No. 141”).

As at December 31, 2008, the total cash consideration paid amounted to US$1,633 (RMB11,161), including transaction cost of US$92 (RMB629), which was allocated on the date of acquisition to the fair value of the assets acquired and liabilities assumed based on a valuation performed by the Company, with reliance in part upon the advice from an independent valuation firm, as follows:

US$
Customer relationships	314
Deferred tax liabilities	(52)
Deferred revenue	(2,899)
Goodwill	4,270

Total cash consideration (RMB11,161)	1,633

The US$4,270 goodwill from the acquisition of Tradeeasy was assigned to the B2B e-commerce segment. The goodwill recognized is attributable primarily to Tradeeasy’s assembled workforce with expertise in providing B2B ecommerce services in the certain local markets and the expected synergies of matching up the Group’s online marketplace to the customer base and local market expertise of Tradeeasy. None of the goodwill is expected to be deductible for income tax purposes. As of December 31, 2010, there were no changes in the recognized amounts of goodwill resulting from the acquisition of Tradeeasy.

The customer relationships have an estimated useful life of 6.25 years. Amortization charges calculated based on a straight line basis over the useful life of the customer relationships approximated US$13, US$50 and US$50 for the years ended December 31, 2008, 2009 and 2010, respectively.

Pro forma results of operation for this acquisition have not been presented because the effects of the acquisition were insignificant.

GLOBAL MARKET GROUP LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Amounts in thousands of U.S. Dollars (“US$”) and in thousands of Renminbi (“RMB”) except for number of shares and per share data)

5.	ACCOUNTS RECEIVABLE

	As at December 31, 2008	As at December 31, 2009	As at December 31, 2010
	US$	US$	US$
Accounts receivable	2,054	1,052	761
Less: Allowance for doubtful accounts	—	(17)	(67)

Accounts receivable, net	2,054	1,035	694

Movement in allowance for doubtful accounts:

	2008	2009	2010
	US$	US$	US$
Balance at beginning of the year	—	—	17
Additional provision charged to expenses	—	17	67
Write-offs			(17)

Balance at end of the year	—	17	67

6.	PREPAYMENTS AND OTHER CURRENT ASSETS

	As at December 31, 2008	As at December 31, 2009	As at December 31, 2010
	US$	US$	US$
Prepaid expenses	605	379	866
Deposits for office leases	84	170	60
Deposits for logistics	103	51	121
Capitalized commission costs	440	907	1,436
Advanced payment for business acquisition	1,627	—	—
Others	235	117	464

Total	3,094	1,624	2,947

7.	PROPERTY AND EQUIPMENT, NET

	As at December 31, 2008	As at December 31, 2009	As at December 31, 2010
	US$	US$	US$
Electronic and office equipment	323	543	646
Leasehold improvement	127	176	284

Property and equipment, cost	450	719	930
Less: Accumulated depreciation	(105)	(215)	(372)

Property and equipment, net	345	504	558

GLOBAL MARKET GROUP LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Amounts in thousands of U.S. Dollars (“US$”) and in thousands of Renminbi (“RMB”) except for number of shares and per share data)

Depreciation expenses amounted to approximately US$45, US$105, US$110 and US$150 for years ended December 31, 2007, 2008, 2009 and 2010, respectively.

8.	GOODWILL AND OTHER INTANGIBLE ASSETS, NET

The changes in carrying amount of goodwill for the year ended December 31, 2008, 2009 and 2010 are as follows:

	B2B Segment	Logistic Segment	Total
	US$	US$	US$
Balance as at January 1, 2008	—	2,437	2,437
Goodwill acquired during the year (Note 4(a) and (c))	4,270	1,799	6,069
Impairment	—	(4,360)	(4,360)
Foreign currency translation adjustment	20	124	144

Balance as at December 31, 2008	4,290	—	4,290
Goodwill acquired during the year (Note 4(b))	2,223	—	2,223
Foreign currency translation adjustment	(4)	—	(4)

Balance as at December 31, 2009	6,509	—	6,509

Foreign currency translation adjustment	(23)	—	(23)

Balance as at December 31, 2010	6,486	—	6,486

Other intangible assets consist of the following:

	As at December 31, 2008	As at December 31, 2009	As at December 31, 2010
	US$	US$	US$
Computer software	209	415	453
Acquired customers relationships	613	613	613
Capitalized software development costs	—	49	619
Less: Accumulated amortization	(119)	(272)	(501)

Total	703	805	1,184

Amortization expense amounting to approximately US$53, US$123, US$155 and US$187 for the years ended December 31, 2007, 2008, 2009 and 2010, respectively, were recorded in general and administrative expenses on the consolidated statements of operations. Amortization expense amounting to approximately nil, nil, nil and US$47 for the years ended December 31, 2007, 2008, 2009 and 2010, respectively, were recorded in cost of revenues on the consolidated statements of operations.

For the year ended December 31, 2008, an impairment loss of US$216 and US$500 was charged against property and equipment and acquired customer relationships, respectively. The impairment loss was caused by the economic crisis which resulted in a significant deterioration to the operating results and cash flows of the Company’s logistic business which primarily relied on the freight service needs from

GLOBAL MARKET GROUP LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Amounts in thousands of U.S. Dollars (“US$”) and in thousands of Renminbi (“RMB”) except for number of shares and per share data)

small to medium size manufacturers. The fair value of the long lived assets related to the logistics business was estimated using the income based valuation method (Note 23).

The estimated annual amortization expense of intangible assets for each of the following five fiscal years are as follows:

US$
2011	448
2012	373
2013	121
2014	48
2015	37

Total	1,027

9.	OTHER NON-CURRENT ASSETS

	As at December 31, 2008	As at December 31, 2009	As at December 31, 2010
	US$	US$	US$
Deposits	465	564	124
Loans to employees*	599	1,022	1,273

Total	1,064	1,586	1,397

*	The Group granted interest-free loans to high performing senior managers, managers and sales representatives to purchase cars. The loans granted to senior managers and managers would be repayable upon the completion of the Company’s IPO while the loans granted to sales representatives would be repaid through monthly salary deduction over next 15 months. The cars purchased by the employees are pledged to the Group as collateral for the loans. The Company has not experienced any loan defaults to date.

10. ACCRUED	EXPENSES AND OTHER LIABILITIES

	As at December 31, 2008	As at December 31, 2009	As at December 31, 2010
	US$	US$	US$
Salary and welfare payable	969	1,173	2,171
Accrued operating expenses	775	539	548
Professional fees	257	58	—
Other taxes payable	—	356	—
Unrecognized tax benefits	186	209	58
Deferred government grant	—	—	302
Payable for business acquisitions	64	—	—
Others	85	106	36

Total	2,336	2,441	3,115

GLOBAL MARKET GROUP LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Amounts in thousands of U.S. Dollars (“US$”) and in thousands of Renminbi (“RMB”) except for number of shares and per share data)

11. DIVIDENDS	PAYABLE

During the nine months ended December 31, 2010, the Company’s board of directors declared the distribution of dividends totaling US$16,000 of which US$4,464 was payable to the Series A and B preferred shareholders and US$11,536 was payable to the ordinary shareholders. As at December 31, 2010, US$220 of dividends remained unpaid.

12. CONTINGENTLY	REDEEMABLE CONVERTIBLE PREFERRED SHARES

Issuance of Series A Contingently Redeemable Convertible Preferred Shares

On October 19, 2006, the Company issued 48,500,000 Series A contingently redeemable convertible preferred shares (“Series A Preferred Shares”) for an aggregate purchase price of US$5,000, or US$0.1031 per share.

Issuance of Series B Contingently Redeemable Convertible Preferred Shares

On March 26, 2008, the Company issued 191,346,150 Series B contingently redeemable convertible preferred shares (“Series B Preferred Share”) for an aggregate purchase price of US$25,000, or US$0.1307 per share. Issuance costs amounted to approximately US$657.

Repurchase of Series A and Series B Preferred Shares

On November 20, 2008, the Company repurchased 7,736,700 Series A Preferred Shares and 30,532,525 Series B Preferred Shares for an aggregate purchase price of US$5,530, or US$0.1437 per share. These shares were immediately retired following the repurchase by the Company.

Sub-division of Series A and Series B Preferred Shares

On November 26, 2009, each of the existing issued and authorized but unissued Series A and Series B Preferred Shares of US$0.001 per share each was divided into 25 shares of US$0.00004 par value each. All Preferred Shares and per share data before November 26, 2009 are presented to give retroactive effect of this share split.

The key terms of Series A and Series B Preferred Shares (collectively, the “Preferred Share”) are summarized as follows:

Voting Rights

Each holder of the Preferred Shares is entitled to the number of votes equal to the number of ordinary shares into which such holder’s Preferred Shares could be converted at the record date for determination of the Company’s shareholders entitled to vote on such matters.

Liquidation Preference

In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, the holders of the Preferred Shares are entitled to receive, prior to and in preference to any

GLOBAL MARKET GROUP LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Amounts in thousands of U.S. Dollars (“US$”) and in thousands of Renminbi (“RMB”) except for number of shares and per share data)

distribution of any other class or series of shares by reason of their ownership of such shares, the amount equal to the 150% of the original issue price plus an amount equal to all declared or accrued but unpaid dividends thereon (the “Preferred Shares Liquidation Preference”).

Dividends

According to Memorandum and Articles of Association dated October 8, 2006, in each fiscal year, the holders of the Series A Preferred Shares shall be entitled to receive dividends at the rate of five percent per annum of the original issuance price, prior to and in preference to any dividends on shares of any other class or series. The Series A Preferred Shares dividends shall accrue from year to year, whether or not declared or paid, and no dividend shall be declared or paid in any fiscal year on any other class or series of shares unless and until the Series A Preferred Shares dividend for the current year, and all Series A Preferred dividends accrued but unpaid from prior years, have been paid in full. As the dividends must be paid upon redemption or liquidation, the dividends are accrued for each of the period presented.

According to Memorandum and Articles of Association, as amended and restated on March 20, 2008 with immediate effect, if and when the Board resolves to declare or pay any dividend for any fiscal year, the holders of the Series A and Series B Preferred Shares shall be entitled to receive cumulative dividends (“Preferred Dividends”) at the rate of eight percent (8%) per annum of the applicable original issuance price for such Preferred Shares, on a pari passu basis and prior to and in preference to any dividends on shares of any other class or series for that fiscal year. The Preferred Dividends shall accrue from year to year, whether or not declared (the “Accruing Dividends”); provided however, that such Accruing Dividends shall be payable only in and when (i) any Preferred Dividend is declared by the Board of Directors, (ii) a dividend is declared on any other class or series of shares, (iii) redemption event, or (iv) liquidation event and other than the foregoing, the Company shall be under no obligation to pay such Accruing Dividends. No dividend shall be declared or paid in any fiscal year on any other class or series of shares unless and until the Preferred Dividend for the current fiscal year, and all Preferred Dividends accrued but unpaid from prior fiscal years, have been paid in full. Under no circumstances shall any dividend be paid on the ordinary shares or any other class or series of shares at a rate greater than the rate at which dividends are paid on the Preferred Shares. As the dividends must be paid upon redemption or liquidation, the dividends are accrued for each of the period presented.

Conversion Rights

Each Preferred Share plus any declared but unpaid dividends shall be convertible, at the option of the holder thereof, at any time after the issuance of the Preferred Shares into such number of fully paid and non-assessable ordinary shares as determined by dividing original subscription price by the conversion price in effect at the time of the conversion. The conversion price shall initially be the original subscription price and subject to adjustment for dividends, share splits, combination and future profits. Each Preferred Share shall automatically be converted into ordinary shares at the then effective Series A Preferred Shares conversion price or Series B Preferred Shares conversion price, as the case may be, immediately prior to the closing of a qualified initial public offering.

Redemption

According to Memorandum and Articles of Association dated October 8, 2006, each Series A Shares for the period from October 19, 2006 through March 25, 2008 are only redeemable upon i) deemed

GLOBAL MARKET GROUP LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Amounts in thousands of U.S. Dollars (“US$”) and in thousands of Renminbi (“RMB”) except for number of shares and per share data)

liquidation events, ii) a material breach of the warranties or undertakings in the investor’s rights agreement and the share subscription agreement, or iii) the 2006 Profit is equal or less than RMB12 million. Each Series A Preferred Share shall be redeemable upon the aforementioned events being triggered at the option of each holder of the Series A Preferred Shares at a redemption price equal to one hundred and ten percent (110%) of the Series A original issue price per share (proportionally adjusted for share splits, share dividends and like events) increased at the rate of ten percent (10%) per annum, compounded annually, starting from the issuance date until the redemption date, plus all accrued but unpaid dividends thereon up to the redemption date.

According to Memorandum and Articles of Association, as amended and restated on March 20, 2008 with immediate effect, the Preferred Shares shall be redeemable on a pari passu basis at the option of holders as provided herein:

(i) at any time after the earlier of (A) the date of redemption event; and (B) December 31, 2011, each holder of Preferred Share shall have the right to require the Company to redeem its Preferred Shares at a redemption price equal to issuance price, plus all accrued but unpaid dividends thereon.

(ii) a redemption event means occurrence of this event following the revocation of business licenses of the Group and no company within or controlled by the Group could obtain business licenses for a period of 180 days hereafter.

Accounting for the Series A and Series B Preferred Shares

The Series A and Series B Preferred Shares have been classified as mezzanine equity as these preferred shares can be redeemed at the option of the holders on or after an agreed upon date. The initial carrying value of the Preferred Shares is the issuance price at the issuance date less the attributable issuance costs, if any. The cumulative dividends for Preferred Shares were recorded as a reduction of income available to ordinary shareholders.

On March 20, 2008, the Company amended and restated its Memorandum and Articles of Association that the Series A Preferred Shares shall be redeemable on a pari passu basis and amended the conversion, dividends and drag-along right of Series A Preferred Shares. The Company accounted for this modification as an extinguishment of the original Series A Preferred Shares, and the difference between (i) the fair value of Series A Preferred Shares after modification in amount of approximately US$6,667 and (ii) the carrying amount of the Series A Preferred Shares before modification in amount of approximately US$5,360 was charged against retained earnings during the year ended December 31, 2008.

The Company evaluated the Preferred Shares to determine if there were any embedded derivatives requiring bifurcation. The conversion option of the Preferred Shares did not qualify for derivative accounting because the conversion option is clearly and closely related to the host instrument and the underlying ordinary shares are not publicly traded and therefore not readily convertible into cash.

Beneficial conversion features exist when the conversion price of the convertible redeemable preferred shares is lower than the fair value of the ordinary shares at the commitment date. When a beneficial conversion feature exists as of the commitment date, its intrinsic value is bifurcated from the carrying

GLOBAL MARKET GROUP LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Amounts in thousands of U.S. Dollars (“US$”) and in thousands of Renminbi (“RMB”) except for number of shares and per share data)

value of the preferred shares as a contribution to additional paid-in capital. The resulting discount to the convertible redeemable preferred shares is then accreted to the redemption value using the effective interest method as a deemed dividend through retained earnings. The Company determined the fair value of ordinary shares with the assistance of an independent valuation firm. The Company then evaluated whether a beneficial conversion feature exists by comparing the operable conversion price of Series A and Series B Shares with the fair value of the ordinary shares at the commitment date. The Company concluded that the fair value of ordinary shares was less than the most favorable conversion price of Series A and Series B Shares at the commitment date. Hence, the Company concluded that no beneficial conversion feature exists at the commitment date.

The excess of repurchase price over the carrying amount of the Preferred Shares upon repurchase date was accounted for as a reduction of income available to ordinary shareholders.

The movement of carrying value of the Preferred Shares is as follows:

	Series A	Series B	Total
	US$	US$	US$
Balance as at January 1, 2007	5,048	—	5,048
Cumulative dividends	250	—	250

Balance as at December 31, 2007	5,298	—	5,298
Issuance proceeds, net of issuance cost	—	24,343	24,343
Repurchase	(1,006)	(3,884)	(4,890)
Cumulative dividends	355	1,463	1,818
Modification of Series A Preferred Shares	1,307	—	1,307

Balance as at December 31, 2008	5,954	21,922	27,876
Cumulative dividends	336	1,681	2,017

Balance as at December 31, 2009	6,290	23,603	29,893
Cumulative dividends	336	1,681	2,017
Dividends paid	(902)	(3,562)	(4,464)

Balance as at December 31, 2010	5,724	21,722	27,446

13. SHARE	CAPITAL

On November 26, 2009, each of the existing issued and authorized ordinary shares of US$0.001 per share each was divided into 25 ordinary shares of US$0.00004 per share each. All share and per share data are presented to give retroactive effect of this share split.

14. RESTRICTED	NET ASSETS

The Company’s ability to pay dividends is primarily dependent on the Company receiving distributions of funds from its subsidiaries. Relevant PRC statutory laws and regulations permit payments of dividends by the Group’s PRC subsidiaries only out of their retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. The results of operations reflected in the financial statements prepared in accordance with U.S. GAAP differ from those reflected in the statutory financial statements of the Company’s subsidiaries.

GLOBAL MARKET GROUP LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Amounts in thousands of U.S. Dollars (“US$”) and in thousands of Renminbi (“RMB”) except for number of shares and per share data)

In accordance with the PRC Regulations on Enterprises with Foreign Investment and their articles of association, a foreign invested enterprise established in the PRC is required to provide certain statutory reserves, namely general reserve fund, the enterprise expansion fund and staff welfare and bonus fund which are appropriated from net profit as reported in the enterprise’s PRC statutory accounts. A foreign invested enterprise is required to allocate at least 10% of its annual after-tax profit to the general reserve until such reserve has reached 50% of its respective registered capital based on the enterprise’s PRC statutory accounts. Appropriations to the enterprise expansion fund and staff welfare and bonus fund are at the discretion of the board of directors for all foreign invested enterprises. The aforementioned reserves can only be used for specific purposes and are not distributable as cash dividends. The Group’s subsidiaries in the PRC were established as a foreign invested enterprise and therefore are subject to the above mandated restrictions on distributable profits.

Additionally, in accordance with the Company Law of the PRC, a domestic enterprise is required to provide statutory common reserve at least 10% of its annual after-tax profit until such reserve has reached 50% of its respective registered capital based on the enterprise’s PRC statutory accounts. A domestic enterprise is also required to provide discretionary surplus reserve, at the discretion of the board of directors, from the profits determined in accordance with the enterprise’s PRC statutory accounts. The aforementioned reserves can only be used for specific purposes and are not distributable as cash dividends. Shenlong was established as domestic invested enterprises and therefore is subject to the above mentioned restrictions on distributable profits.

As a result of these PRC laws and regulations that require annual appropriations of 10% of after-tax income to be set aside prior to payment of dividends as general reserve fund, the Company’s PRC subsidiaries are restricted in their ability to transfer a portion of their net assets to the Company.

Amounts restricted include paid-in capital, statutory reserve funds and retain earnings of the Company’s PRC subsidiaries and VIE, as determined pursuant to PRC generally accepted accounting principles, totaling approximately RMB107,346 (US$16,209) as at December 31, 2010; therefore in accordance with Rules 504 and 4.08 (e) (3) of Regulation S-X, the condensed parent company only financial statements as at December 31, 2008 and 2009 and 2010 and for each of the three years in the period ended December 31, 2010 are disclosed in note 24.

15.	INCOME TAXES

Cayman Islands

Under the current laws of the Cayman Islands, the Company is not subject to tax on income or capital gains. In addition, upon payments of dividends by the Company to its shareholders, no Cayman Islands withholding tax will be imposed.

British Virgin Islands

Under the current laws of the British Virgin Islands, Global Market BVI is not subject to tax on income or capital gains. In addition, upon payments of dividends by this company to its shareholders, no British Virgin Islands withholding tax will be imposed.

GLOBAL MARKET GROUP LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Amounts in thousands of U.S. Dollars (“US$”) and in thousands of Renminbi (“RMB”) except for number of shares and per share data)

Hong Kong

For the years ended 31 December 2007, profits tax in Hong Kong was generally assessed at the rate of 17.5% of taxable income. A new profits tax rate, being 16.5%, became effective on January 1, 2008. In addition, upon payments of dividends by the Hong Kong company to its shareholders, no Hong Kong withholding tax will be imposed.

China

Prior to January 1, 2008, PRC enterprise income tax (EIT) was generally assessed at the rate of 33% of taxable income.

In March 2007, a new enterprise income tax law (the “New EIT Law”) in the PRC was enacted which was effective on January 1, 2008. The New EIT Law applies a uniform 25% EIT rate to both foreign invested enterprises and domestic enterprises.

Global Market Guangzhou which is qualified as “Software and Integrated Circuit Enterprise” was granted an exemption of EIT for its first two years of operation and a reduction in half for the succeeding three years starting from the profit-making year. Global Market Guangzhou was exempted from EIT in 2006 and 2007 and subject to EIT at the preferential rate of 12.5% from 2008 to 2010.

Shenzhen Long Mei which is qualified as “Software and Integrated Circuit Enterprise” was granted an exemption of EIT for its first two years of operation and a reduction in half for the succeeding three years starting from the profit-making year. Shenzhen Long Mei was exempted from EIT in 2008 and 2009 and subject to EIT at the rate of 12.5% from 2010 to 2012.

Dividends paid by PRC subsidiaries of the Group out of the profits earned after December 31, 2007 to non-PRC tax resident investors would be subject to PRC withholding tax. The withholding tax would be 10%, unless a foreign investor’s tax jurisdiction has a tax treaty with China that provides for a lower withholding tax rate.

Corporate Income Tax

Income (loss) from continuing operations before income taxes consists of:

	The years ended December 31,
	2007	2008	2009	2010
	US$	US$	US$	US$
Cayman Island	(3)	261	15	1
Hong Kong	242	877	316	282
PRC	706	(1,002)	(365)	7,024

Total	945	136	(34)	7,307

GLOBAL MARKET GROUP LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Amounts in thousands of U.S. Dollars (“US$”) and in thousands of Renminbi (“RMB”) except for number of shares and per share data)

The current and deferred components of the income tax benefit appearing in the consolidated statements of operations are as follows:

	The years ended December 31,
	2007	2008	2009	2010
	US$	US$	US$	US$
Current tax expense	(2)	(47)	(3)	(242)
Deferred tax (expense) benefit	(2)	60	91	(111)

Income tax (expense) benefit	(4)	13	88	(353)

The reconciliation of tax computed by applying the statutory income tax rate applicable to PRC operations to income tax benefit is presented below.

	The years ended December 31,
	2007	2008	2009	2010
	US$	US$	US$	US$
Income (loss) before income tax	945	136	(34)	7,307
Income tax (expenses) benefit computed at applicable tax rates (2007: 33%; 2008, 2009 and 2010: 25%)	(312)	(34)	8	(1,827)
Effect of different tax rates in different jurisdictions	36	139	31	24
Effect of tax holidays or preferential tax rate	643	(2)	559	1,148
Non-deductible expenses	(436)	(270)	(161)	(4)
Income not subject to tax	54	4	117	53
Effect of tax rate change	—	(14)	—	(46)
Changes in valuation allowance	10	188	(483)	340
Investment basis difference in PRC Domestic Entities	1	2	17	1
Other	—	—	—	(42)

Total	(4)	13	88	(353)

The aggregate amount and per share effect of tax holidays or preferential tax rate are as follows:

	The years ended December 31,
	2007	2008	2009	2010
The aggregate amount	643	(2)	559	1,148

The aggregate effect on basic and diluted earnings per share:
Basic and diluted	Nil	Nil	Nil	Nil

GLOBAL MARKET GROUP LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Amounts in thousands of U.S. Dollars (“US$”) and in thousands of Renminbi (“RMB”) except for number of shares and per share data)

Deferred Tax

Deferred taxes reflect the tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The components of deferred taxes are as follows:

	As at December 31, 2008	As at December 31, 2009	As at December 31, 2010
	US$	US$	US$
Deferred tax assets, current portion:
Accrual expense	—	85	111
Deferred revenue	64	329	—
Deferred income of government grant	—	—	75
Bad debt provision	—	9	8
Less: Valuation allowance	(64)	(288)	(171)

Total	—	135	23

Deferred tax assets, non-current portion:
Intangible assets and property and equipment	60	45	14
Net operating losses	140	496	41
Less: Valuation allowance	(144)	(538)	(55)

Total	56	3	—

Deferred tax liabilities, non-current portion:
Customer relationships	98	107	58
Intangible assets and property and equipment	—	—	44
Investment basis in PRC Domestic Entities	81	63	64

Total	179	170	166

As of December 31, 2010, the Group intends to permanently reinvest the undistributed earnings from its foreign subsidiaries to fund future operations. The amount of unrecognized deferred tax liabilities for temporary differences related to investments in foreign subsidiaries is not determined because such a determination is not practicable.

In assessing the realizability of deferred tax assets, the Company has considered whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. The Company records a valuation allowance to reduce deferred tax assets to a net amount that management believes is more-likely-than-not realizable based on the weight of all available evidence.

As at December 31, 2010, the Company had net operating losses of approximately US$82 from several of its subsidiaries, which can be carried forward to offset future net profit for income tax purposes. The

GLOBAL MARKET GROUP LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Amounts in thousands of U.S. Dollars (“US$”) and in thousands of Renminbi (“RMB”) except for number of shares and per share data)

net operating loss carry-forwards as at December 31, 2010 will expire in years 2011 to 2015 if not utilized.

Unrecognized Tax Benefits

For the years ended December 31, 2008, 2009, and 2010, the Company recorded an unrecognized tax benefit of approximately US$116, US$118 and US$58, respectively, which is mainly related to non-deductible expenses. It is possible that the amount accrued will change in the next 12 months; however, an estimate of the range of the possible change cannot be made at this time. US$58 if ultimately recognized will impact the effective tax rate.

The unrecognized tax benefit is as follows:

	As at December 31
	2008	2009	2010
	US$	US$	US$
Balance-beginning	126	156	400
Additions related to tax positions in current year	22	243	—
Settlement for tax positions of prior years	—	—	(223)
Reductions for tax positions of disposed operations	—	—	(123)
Foreign currency adjustment	8	1	7

Balance-end	156	400	61

During the years ended December 31, 2007, 2008, 2009 and 2010, the Company recognized approximately US$54, US$16, US$21 and US$14, respectively, in income tax expenses for interest and penalties related to unrecognized tax benefits. For presentation purposes, interest and penalties have been included in discontinued operations because the unrecognized tax benefits giving rise to interest and penalties related solely to the logistics agency business. Accrued interest and penalties related to unrecognized tax benefits were approximately US$70, US$91 and nil at December 31, 2008, 2009 and 2010, respectively.

The Company’s PRC subsidiaries’ tax years ended December 31, 2007, 2008 and 2009 remain open to examination by the PRC tax authorities as of December 31, 2010. The Company’s non-PRC subsidiaries’ tax year ended December 31, 2003 through 2009 remain open to examination by the respective tax authorities as of the year-end.

Tax resident enterprise for PRC tax purposes

The Company is incorporated under the laws of the Cayman Islands. Under the New EIT Law and its implementation rules, an enterprise incorporated in a foreign country or region may be classified as either a “non-resident enterprise” or a “resident enterprise.” If any enterprise incorporated in a foreign country or region has its “de facto management bodies” located within the PRC territory, such enterprise will be considered a PRC tax resident enterprise and thus will normally be subject to enterprise income tax at the rate of 25% on its worldwide income. The relevant implementing rules provide that “de facto management bodies” means the bodies which exercise substantial and overall management and control

GLOBAL MARKET GROUP LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Amounts in thousands of U.S. Dollars (“US$”) and in thousands of Renminbi (“RMB”) except for number of shares and per share data)

over the manufacturing and business operation, personnel, accounting, properties and other factors of an enterprise. In April 2009, SAT issued a Notice Regarding the Determination of Chinese-Controlled Offshore-Incorporated Enterprises as PRC Tax Resident Enterprises on the Basis of De Facto Management Bodies, or Circular 82, which sets forth certain specific criteria for determining whether the “de facto management body” of a Chinese-controlled offshore-incorporated enterprise is located in China. However, Circular 82 only applies to offshore enterprises controlled by PRC enterprises and not those controlled by PRC individuals or foreigners in China. As the Company was controlled by PRC individuals, Circular 82 is technically not applicable to the Company. However, due to the lack of clear guidance on the criteria pursuant to which the PRC tax authorities will determine the Company’s tax residency under the New EIT Law, it remains unclear whether the PRC tax authorities will treat the Company as a PRC resident enterprise. If the PRC tax authority determines that the Company is a PRC resident enterprise, the Company may be subject to enterprise income tax at the rate of 25% on its global income.

16.	SHARE-BASED PAYMENTS

Options granted to Consultants

During the year ended December 31, 2007, the Company granted options to an external consultant as part of the considerations paid for financial services to be performed. The number of options to be granted is calculated as 0.5% of the issued share capital of the Company at the time when the service conditions are completed. The exercise price of the options would be determined based on a price of the Company’s ordinary shares at the time service conditions have been met. The options vest upon meeting the specified service conditions but are only exercisable for a two year period following the listing of the Company’s shares on the Alternative Investment Market (“AIM”) on the London Stock Exchange. No compensation expense was recognized for the year ended December 31, 2007 since the specified service requirement to determine the terms of the option had not been achieved.

On March 26, 2008, the service conditions for some of the options granted have been met resulting in US$0.4 of compensation expense being recognized. Further on July 11, 2008, the Company, its principal shareholder and the consultant entered into a separate agreement whereby all previous options granted to the consultant would be exchanged for vested options to acquire 2,449,225 ordinary shares from the principal shareholder of the Company with an exercise price of US$0.13652 per share. These options are exercisable at any time during the period of two years commencing from the date of the completion of the Company’s listing of its ordinary shares on a stock exchange in the United States or in Hong Kong. This exchange has been accounted for as a modification whereby the difference between the fair value of the new options and the fair value of the old options immediately before the modification amounting to US$9 was recorded as a compensation expense for the year ended December 31, 2008.

GLOBAL MARKET GROUP LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Amounts in thousands of U.S. Dollars (“US$”) and in thousands of Renminbi (“RMB”) except for number of shares and per share data)

The Company calculated the estimated fair value of the above noted options using the binomial option pricing model with the following assumptions:

	March 26, 2008	July 11, 2008
Suboptimal exercise factor	2	2
Risk-free interest rates	1.72%	3%
Expected volatility	48.12%	47.49%
Expected dividend yield	0%	0%
Weighted average fair value of share options presented to give retroactive effect of share division	0.00016	0.00372

The volatility assumption was estimated based on the price volatility of ordinary shares of comparable companies. The sub optimal early exercise factor was estimated based on the vesting and contractual terms of the awards and management’s expectation of exercise behavior of the grantees. The risk free rate was based on the US Treasury Bonds and other market information at the measurement dates. The fair value of the ordinary shares, at the option grant dates, was determined with assistance from an independent valuation firm. The grant-date fair values of stock options were US$0.00016 and US$0.00372 per share on March 26, 2008 and July 11, 2008, respectively.

As at December 31, 2010, the Company has options outstanding granted to consultant to purchase an aggregate of 2,449,225 shares with exercise prices of US$0.13652 per share which will expire two years after the completion of the Company’s initial public offering. The aggregate intrinsic value is calculated as the difference between the exercise price of the underlying awards and the estimated fair value of the underlying stock at each reporting date, for those awards that have an exercise price below the fair value of the Company's ordinary shares. As of December 31, 2010, the aggregate intrinsic value of options granted to consultant approximated US$768.

Employee options

In order to attract and retain the best available personnel, provide additional incentives to employees and directors and promote the success of the Company’s business, the Company adopted a 2010 equity incentive plan in 2009 (the “2010 Plan”). Under the 2010 Plan, the Company may grant options to its employees and directors to purchase an aggregate of no more than 25,000,000 ordinary shares of the Company, subject to different vesting requirements. The 2010 Plan was approved by the Board of Directors and shareholders of the Company on July 23, 2009.

The 2010 Plan will be administered by the Compensation Committee as set forth in the Option Plans (the “Plan Administrator”). The officers of the Company have been authorized and directed by the Plan Administrator to execute Option Agreements with those persons selected by the Plan Administrator and issue ordinary shares of the Company upon exercise of any options so granted pursuant to the terms of an Option Agreement.

All options granted under the 2010 Plans have a term of ten years from the option grant date During the year ended December 31, 2010, the Company granted 21,210,637 options to employees and non-employee directors of the Company at exercise prices ranging from US$0.13 to US$0.36. The

GLOBAL MARKET GROUP LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Amounts in thousands of U.S. Dollars (“US$”) and in thousands of Renminbi (“RMB”) except for number of shares and per share data)

options vest upon the successful completion of the Company’s initial public offering (“IPO”) and continuous employment of the grantee with the Company for a period of 3 to 4 years after the completion of the IPO. The options have been accounted for as equity awards and measured at their grant date fair values. However, the awards the Company has not recognized any share-based compensation expenses to date as it is uncertain whether a successful IPO can be achieved. There were no options granted to employees and directors prior to January 1, 2010. As at December 31, 2010, options to purchase 19,487,799 ordinary shares were outstanding and options to purchase 5,512,201 ordinary shares were available for future grant under the Option Plans.

The binomial option pricing model was applied in determining the estimated fair value of the options granted to employees. The model requires the input of highly subjective assumptions including the estimated expected stock price volatility, the expected price multiple at which employees are likely to exercise share options. For expected volatilities, the Company has made reference to the historical price volatilities of ordinary shares of several comparable companies in the same industry as the Company. The risk-free rate for periods within the contractual life of the option is based on the US Treasury Bonds and other market information at the time of grant. The estimated fair value of the ordinary shares, at the option grant dates, was determined with assistance from an independent valuation firm.

(a) Options Granted to Employees

The following table summarized the Company's employee share option activity under the Option Plans:

Granted by the Company	Number of option(*)	Weighted- Average per Share Exercise Price	Weighted Average Remaining Contractual Term	Aggregated Intrinsic Value
		US$	(Years)	US$’000
Outstanding, January 1, 2010	—
Granted	8,661,480	0.13
Granted	8,059,448	0.35
Granted	4,189,709	0.36
Granted	300,000	0.36
Forfeited	(1,722,838)	(0.19)

Outstanding, December 31, 2010	19,487,799	0.26	9.50	3,703
Vested and expected to vest at December 31, 2010	19,487,799		9.50	3,703
Exercisable at December 31, 2010	—		—	—

*	Options to purchase 1,956,608 shares granted to the Group’s former employees in the logistics and M2C businesses before their disposal on September 9, 2010 (Note 17) were outstanding as of December 31, 2010. Since the change in the status of these individuals from employees to non-employees of the Group arose from the disposal of the Group’s logistic and M2C businesses through a spin-off transaction with its shareholders, no compensation expense will recognize in the future because these individual will not be performing any services for the Group.

The aggregate intrinsic value is calculated as the difference between the exercise price of the underlying awards and the estimated fair value of the underlying stock at each reporting date, for those awards that have an exercise price below the estimated fair value of the Company’s shares. As at December 31, 2010,

GLOBAL MARKET GROUP LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Amounts in thousands of U.S. Dollars (“US$”) and in thousands of Renminbi (“RMB”) except for number of shares and per share data)

the Company has options outstanding to purchase an aggregate of 19,487,799 shares with an exercise price below the estimated fair value of the Company's shares of US$0.45, resulting in an aggregate intrinsic value of US$3,703.

The Company calculated the estimated fair value of the options on the respective measurement dates using the binomial option pricing model with the following assumptions:

	February 23, 2010	September 8, 2010	October 14, 2010	November 19, 2010
Suboptimal exercise factor
—middle and high management level	2	2	2	2
Suboptimal exercise factor
—employee level	1.5	1.5	1.5	1.5
Risk-free interest rates	3.68%	2.70%	2.55%	2.94%
Expected volatility	64.81%	73.57%	70.77%	70.05%
Expected dividend yield	—	—	—	—
Weighted average fair value of share option presented to give retroactive effect of share division	0.09	0.27	0.26	0.29

(b) Founder’s Options

On April 29, 2010, Mr. Weijia Pan, a principal shareholder of the Company, entered into stock option agreements (“Option Agreements”) with selected employees (the “Grantees”) to purchase ordinary shares in the Company held by him at a fixed exercise ranging between US$0.001 to US$0.06 per share.

On September 8, 2010, Mr. Weijia Pan entered into stock option agreements with selected employees to purchase ordinary shares in the Company held by him at a fixed exercise price of US$0.35 per share.

The options granted by Mr. Weijia Pan vest upon the successful completion of the Company’s IPO and continuous employment of the grantee with the Company for a period of 3 years after the completion of the IPO. The awards were granted on April 29, 2010 and September 8, 2010, respectively, and have been accounted for as equity awards of the Company since the options were granted by a principal shareholder for service provided to the Company. The options are measured at the grant date fair value and a corresponding credit will be recorded in additional paid-in capital when vested. As there is uncertain on whether a successful IPO will be completed, no compensation expense has been recognized to date.

GLOBAL MARKET GROUP LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Amounts in thousands of U.S. Dollars (“US$”) and in thousands of Renminbi (“RMB”) except for number of shares and per share data)

The following table summarized the employee share options granted by the principal shareholder:

Granted by Principal shareholder	Number of option(*)	Weighted-Average per Share Exercise Price	Weighted Average Remaining Contractual Term	Aggregated Intrinsic Value
		US$	(Years)	US$’000
Outstanding, January 1, 2010	—
Granted	9,962,159	0.03
Granted	550,000	0.35

Outstanding, December 31, 2010*	10,512,159	0.05	9.35	4,205
Vested and expected to vest at December 31, 2010	10,512,159		9.35	4,205
Exercisable at December 31, 2010	—		—	—

*	Options to purchase 1,102,500 shares granted to the Group’s former employees in the logistics and M2C businesses before their disposal on September 9, 2010 (Note 17) were outstanding as of December 31, 2010. Since the change in the status of these individuals from employees to non-employees of the Group arose from the disposal of the Group’s logistic and M2C businesses through a spin-off transaction with its shareholders, no compensation expense will reorganize in the future because these individual will not be performing any services for the Group.

The aggregate intrinsic value is calculated as the difference between the exercise price of the underlying awards and the estimated fair value of the underlying stock at each reporting date, for those awards that have an exercise price below the estimated fair value of the Company’s shares. As at December 31, 2010, options granted by a principal shareholder to purchase an aggregate of 10,512,159 shares with an exercise price below the estimated fair value of the Company’s shares of US$0.45 are outstanding, resulting in an aggregate intrinsic value of US$4,205.

The Company calculated the estimated fair value of the options on the respective measurement dates using the binomial option pricing model with the following assumptions:

	April 29, 2010	September 8, 2010
Suboptimal exercise factor
—middle and high management level	2	2
Suboptimal exercise factor
—employee level	1.5	1.5
Risk-free interest rates	3.81%	2.70%
Expected volatility	64.55%	73.57%
Expected dividend yield	—	—
Weighted average fair value of share option presented to give retroactive effect of share division	0.15	0.27

17. DISCONTINUED	OPERATIONS

On August 27, 2010, the Company resolved to discontinue its logistics business and M2C business by disposing them to a significant Shareholder. On September 9, 2010, the Company disposed of its legal entities that operated its logistics and M2C businesses which have operations and cash flows that were

GLOBAL MARKET GROUP LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Amounts in thousands of U.S. Dollars (“US$”) and in thousands of Renminbi (“RMB”) except for number of shares and per share data)

clearly distinguished from the rest of the Group and met the definition of a component of an entity under ASC 205. Accordingly, the financial results of the logistics and M2C businesses have been presented as discontinued operations in the consolidated statements of operations for all periods presented. The excess of the carrying value of the disposed businesses amounting to US$4,157 over the consideration of US$4,000 to be received has been accounted for as a distribution to shareholders.

The following are the results of discontinued operations for the years ended December 31, 2007, 2008 and 2009 and for the period from January 1, 2010 to September 9, 2010 (disposal date):

	For the years ended December 31,			For the period from January 1, 2010 to September 9,
	2007	2008	2009	2010
	US$	US$	US$	US$

Revenues	2,850	1,859	836	835
Cost of revenues	(292)	(306)	(192)	(224)

Gross profit	2,558	1,553	644	611
Operating expenses:
Selling and marketing expenses	(199)	(1,323)	(500)	(2,606)
General and administrative expenses	(855)	(6,233)	(796)	(505)

Operating income (loss)	1,504	(6,003)	(652)	(2,500)

Foreign exchange (loss) gain	(37)	66	35	10
Interest income	17	6	2	2

Income (loss) before income tax	1,484	(5,931)	(615)	(2,488)
Income tax (expense) benefit	(235)	(2)	(21)	(14)

Income (loss) from discontinued operations	1,249	(5,933)	(636)	(2,502)

Income (loss) from discontinued operations attributable to noncontrolling interests	6	(57)	(6)	—

Income (loss) from discontinued operations attributable to Global Market Group Limited shareholders	1,243	(5,876)	(630)	(2,502)

GLOBAL MARKET GROUP LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Amounts in thousands of U.S. Dollars (“US$”) and in thousands of Renminbi (“RMB”) except for number of shares and per share data)

The breakdown of assets and liabilities attributed to discontinued operations as of December 31, 2008 and 2009 and the date of disposal on September 9, 2010 is as follows:

	As at December 31, 2008	As at December 31, 2009	As at September 9, 2010
	US$	US$	US$
ASSETS
Current assets:
Cash and cash equivalents	953	1,234	2,405
Accounts receivable	1,478	620	1,576
Prepayments and other current assets	275	183	1,568
Amounts due from related parties	24	—	—

Total current assets	2,730	2,037	5,549

Non-current assets:
Property and equipment, net	—	—	8
Other intangible assets, net	7	16	13
Other non-current assets	412	590	—

Total non-current assets	419	606	21

TOTAL ASSETS	3,149	2,643	5,570

LIABILITIES
Accounts payable	595	489	950
Deferred revenue, current	76	1	22
Accrued expenses and other current liabilities	430	357	441
Amounts due to the continued operations	5,523	5,912	—

TOTAL LIABILITIES	6,624	6,759	1,413

NET (LIABILITIES) ASSETS	(3,475)	(4,116)	4,157

The amounts shown on the consolidated statements of cash flows for discontinued operations reflect the actual amount of cash flows from the logistics and M2C business. No allocation of cash flows has been made between continuing operations and discontinued operations.

18. RELATED	PARTY TRANSACTIONS

(a) Related parties

Name of related parties	Relationship with the Group
Mr. Weijia Pan	Chief executive officer and principal shareholder of the Company
Mr. Weinian Pan	Principal shareholder and director of the Company
Mr. Weiquan Hu	Director of the Company
Global Market International	Company controlled by Mr. Weijia Pan
Global Marketing Group Holding Ltd	Company controlled by Mr. Weijia Pan
Asia Marketing Group Holding ltd	Company controlled by Mr. Weinian Pan
Guangzhou Long Mei Logistics Co., Ltd. (“Long Mei Logistics”)	Company controlled by Mr. Weijia Pan

GLOBAL MARKET GROUP LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Amounts in thousands of U.S. Dollars (“US$”) and in thousands of Renminbi (“RMB”) except for number of shares and per share data)

(b) The Group had the following related party receivable balances as of December 31, 2008, December 31, 2009 and December 31, 2010:

	As at December 31, 2008	As at December 31, 2009	As at December 31, 2010
	US$	US$	US$
Amounts due from related parties
Global Market International (“GMI”)*	—	—	—
Mr. Weijia Pan**	76	164	—
Mr. Weiquan Hu	192	225	—
Mr. Weinian Pan**	126	204	—
Global Marketing Group Holding Ltd	—	—	—
Asia Marketing Group Holding Ltd	—	—	—
Long Mei Logistic	10	—	—

Total	404	593	—

All balances with related parties as at December 31, 2008 and 2009 were unsecured, non-interest bearing and repayable on demand.

19. EMPLOYEE	DEFINED CONTRIBUTION PLAN

Full time employees of the Group in PRC participate in a government mandated defined contribution plan, pursuant to which certain pension benefits, medical care, employee housing fund and other welfare benefits are provided to employees. Chinese labor regulations require that the PRC subsidiaries of the Group make contributions to the government for these benefits based on certain percentages of the employees’ salaries. The Group has no legal obligation for the benefits beyond the contributions made. Such employee benefits, which were expensed as incurred, amounted to approximately US$113, US$370, US$748 and US$1,055 for the years ended December 31, 2007, 2008, 2009 and 2010 respectively.

Obligations for contributions to defined contribution retirement plans for full-time employees in Hong Kong, including contributions payable under the Hong Kong Mandatory Provident Fund Schemes Ordinance, are recognized as expenses in the statements of operations as incurred. Such employee benefits amounted to approximately US$nil, US$43, US$133 and US$152 for the years ended December 31, 2007, 2008, 2009 and 2010 respectively.

20. COMMITMENTS	AND CONTINGENCIES

(a) Operating lease commitments

Future minimum payments under non-cancelable operating leases with initial terms in excess of one year consist of the following at December 31, 2010:

US$
2011	722
2012	88

810

GLOBAL MARKET GROUP LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Amounts in thousands of U.S. Dollars (“US$”) and in thousands of Renminbi (“RMB”) except for number of shares and per share data)

Payments under operating leases are expensed on a straight-line basis over the periods of their respective leases. The Company’s lease arrangements have no renewal options, rent escalation clauses, restrictions or contingent rents and are all conducted with third parties. For the years ended December 31, 2007, 2008, 2009 and 2010, rental expenses for all operating leases amounted to approximately US$169, US$523, US$987 and US$958, respectively.

(b) Variable interest entity structure

In the opinion of management, (i) the ownership structure of the Company and its VIE is in compliance with existing PRC laws and regulations; (ii) the contractual arrangements with the VIE and its shareholder are valid and binding, and will not result in any violation of PRC laws or regulations currently in effect; and (iii) the Group’s business operations are in compliance with existing PRC laws and regulations in all material respects.

However, there are substantial uncertainties regarding the interpretation and application of current and future PRC laws and regulations. Accordingly, the Company cannot be assured that PRC regulatory authorities will not ultimately take a contrary view to its opinion. If the current ownership structure of the Group and its contractual arrangements with VIEs are found to be in violation of any existing or future PRC laws and regulations, the Group may be required to restructure its ownership structure and operations in the PRC to comply with the changing and new PRC laws and regulations. In the opinion of management, the likelihood of loss in respect of the Group’s current ownership structure or the contractual arrangements with VIEs is remote based on current facts and circumstances.

(c) Income taxes

As of December 31, 2010, the Group has recognized approximately US$58 accrual for unrecognized tax benefits (note 10). The final outcome of the tax uncertainty is dependent upon various matters including tax examinations, interpretation of tax laws or expiration of statutes of limitation. However, due to the uncertainties associated with the status of examinations, including the protocols of finalizing audits by the relevant tax authorities, there is a high degree of uncertainty regarding the future cash outflows associated with these tax uncertainties.

21. SEGMENT	REPORTING

In accordance with ASC 280-10 “Segment Reporting: Overall”, the Group’s chief operating decision maker (“CODM”) has been identified as the Chief Executive Officer, who reviews consolidated results of the Group when making decisions about allocating resources and assessing performance of the Group. The chief operating decision maker uses income (loss) from continuing operations to evaluate the performance of each reportable segment. Since the logistics and M2C businesses have been disposed of and are presented as discontinued operations for all periods presented, these reporting segments are not presented in accordance with ASC 280-10-55-7. Accordingly, for the years ended December 31, 2007, 2008, 2009 and 2010, the Group operated and managed its business as a single reportable segment, namely B2B e-commerce segment and therefore, additional segment information has not been presented.

GLOBAL MARKET GROUP LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Amounts in thousands of U.S. Dollars (“US$”) and in thousands of Renminbi (“RMB”) except for number of shares and per share data)

Geographic disclosures:

The Group primarily generates its B2B revenues from customers in Mainland China and Hong Kong in the PRC. All of the Group’s long-lived assets are located in Mainland China and Hong Kong. Revenues from customers based on their geographical location for the years ended December 31, 2007, 2008, 2009 and 2010 are as follows:

	The years ended December 31,
	2007	2008	2009	2010
	US$	US$	US$	US$
Mainland China	3,993	6,595	11,037	20,800
Hong Kong	388	2,241	5,305	5,878
Others	—	4	40	—

Total	4,381	8,840	16,382	26,678

GLOBAL MARKET GROUP LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Amounts in thousands of U.S. Dollars (“US$”) and in thousands of Renminbi (“RMB”) except for number of shares and per share data)

22. EARNINGS	(LOSS) PER SHARE

Basic and diluted loss per share for each of the periods presented are calculated as follows:

	For the years ended December 31,
	2007	2008	2009	2010
	US$	US$	US$	US$

	(Amounts in thousands except for the number of shares and per share data)
Numerator:
Net income (loss) from continuing operations	941	149	54	6,954
Less: Cumulative dividends of Series A and Series B Preferred Shares	(250)	(1,818)	(2,017)	(2,017)
Modification of the Series A Preferred Shares	—	(1,307)	—	—
Repurchase of Series A and B Preferred Shares	—	(640)	—	—

Undistributed earnings (loss)	691	(3,616)	(1,963)	4,937
Undistributed earnings allocated to participating preferred shares	(113)	—	—	(2,203)

Income (loss) allocated to ordinary shares for computing income (loss) from continuing operations per ordinary share—basic and diluted	578	(3,616)	(1,963)	2,734

Income (loss) allocated to ordinary shares for computing income (loss) from discontinued operations per ordinary share—basic and diluted	1,243	(5,876)	(630)	(2,502)

Net income (loss) attributable to ordinary shareholders used in calculating net income (loss) per ordinary share—basic and diluted	1,821	(9,492)	(2,593)	232

Denominator:
Weighted average number of ordinary shares outstanding used in calculating basic and diluted earnings (loss) per share	250,000,000	250,000,000	250,000,000	250,000,000

Basic and diluted earnings (loss) per share:
Earnings (loss) per ordinary share from continuing operations—basic and diluted	Nil	(0.01)	(0.01)	0.01

Earnings (loss) per share from discontinued operations—basic and diluted	Nil	(0.02)	Nil	(0.01)

Basic and diluted earnings (loss) per share:	0.01	(0.03)	(0.01)	Nil

For each of the years presented, the basic earnings (loss) per ordinary share from continuing operations were calculated using the two-class method because the Preferred Shares were participating securities. Since each preferred share has the same participating right as each ordinary share, the allocation of undistributed earnings was based on the proportionate number of ordinary shares and preferred shares outstanding.

GLOBAL MARKET GROUP LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Amounts in thousands of U.S. Dollars (“US$”) and in thousands of Renminbi (“RMB”) except for number of shares and per share data)

Preferred Shares with conversion rights to convert up to 48,500,000, 201,576,925, 201,576,925 and 201,576,925 ordinary shares were outstanding during the year ended 2007, 2008, 2009 and 2010, respectively, but were not included in the computation of diluted earnings per share because the effects would be anti-dilutive.

None of the granted and outstanding stock options have been included in the calculation of diluted earnings (loss) per share for any of periods presented since the performance condition necessary for the options to vest have not yet been achieved as at each of the balance sheet dates.

In 2006 and 2008, the Company issued Series A and Series B contingently redeemable convertible preferred shares (Note 12), respectively. Each Preferred Share shall be convertible, at the option of the holder thereof, at any time after the closing of the subscription, into a number of fully paid and non-assessable ordinary Shares at a ratio 1:1 and is subject to adjustment pursuant to anti-dilution provisions. One hundred per cent of each class of the Preferred Shares which are outstanding immediately prior to the closing of the qualified initial public offering shall, on and with effect from the closing of the qualified initial public offering, be automatically converted into ordinary shares. Assuming the conversion had occurred “on a hypothetical” basis on January 1, 2009, the pro-forma basic and diluted loss per share for the year ended December 31, 2010 is calculated as follows (unaudited):

For the nine months ended December 31, 2010 (Pro forma)
(unaudited)
Numerator
Net (loss) income attributable to shareholders	2,435
Cumulative dividends of Series A contingently redeemable convertible preferred shares	336
Cumulative dividends of Series B contingently redeemable convertible preferred shares	1,681

Numerator for pro forma basic and diluted loss per share	4,452

Denominator
Weighted average number of ordinary shares outstanding, opening	250,000,000
Conversion of Series A preferred shares to ordinary shares	40,763,300
Conversion of Series B preferred shares to ordinary shares	160,813,625

Denominator for pro forma basic and diluted earnings (loss) per share	451,576,925

Pro forma earnings (loss) per share—basic and diluted (in US$)	0.01

GLOBAL MARKET GROUP LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Amounts in thousands of U.S. Dollars (“US$”) and in thousands of Renminbi (“RMB”) except for number of shares and per share data)

23. FAIR	VALUE MEASUREMENT

Effective January 1, 2008, the Group adopted ASC 820-10 “Fair Value Measurements and Disclosures: Overall”. ASC 820-10 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements.

ASC 820-10 establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

Level 1	–	Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2	–	Include other inputs that are directly or indirectly observable in the marketplace.

Level 3	–	Unobservable inputs which are supported by little or no market activity.

ASC 820-10 describes three main approaches to measuring the fair value of assets and liabilities: (1) market approach; (2) income approach and (3) cost approach. The market approach uses prices and other relevant information generated from market transactions involving identical or comparable assets or liabilities. The income approach uses valuation techniques to convert future amounts to a single present value amount. The measurement is based on the value indicated by current market expectations about those future amounts. The cost approach is based on the amount that would currently be required to replace an asset.

In accordance with ASC 820-10, the Company measures the fair value for impairment assessment purposes of its goodwill, property and equipment and acquired customer relationships of the logistics agency segment using an income approach as at December 31, 2008. The key assumptions used in this approach, which requires significant management judgment, include business assumptions, growth rate, terminal value, discount rate, and tax amortization benefit.

	Carrying amount at December 31, 2008	Fair Value Measurement at December 31, 2008 Using
		Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Unobservable Inputs (Level 3)	Total Losses in 2008
		US$	US$	US$	US$
Goodwill	—	—	—	—	4,360
Property and equipment	—	—	—	—	216
Acquired customer relationship	—	—	—	—	510

	—	—	—	—	5,086

In the fourth quarter of 2008, due to the economic downturn, the Group undertook an impairment test for its long-lived assets and goodwill of the logistics agency segment. In accordance with the provisions of ASC 350, Intangibles—Goodwill and Other, goodwill related to the logistics segment with a carrying amount of US$4,360 was written down to its implied fair value of nil. Acquired customer relationships

GLOBAL MARKET GROUP LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Amounts in thousands of U.S. Dollars (“US$”) and in thousands of Renminbi (“RMB”) except for number of shares and per share data)

related to the logistics segment with a carrying amount of US$510 was written down to its fair value of nil. Property and equipment related to the logistics segment with a carrying amount of US$216 was written down to its fair value of nil. All of the above impairment charges have been recorded in discontinued operations on the consolidated statements of operations.

GLOBAL MARKET GROUP LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Amounts in thousands of U.S. Dollars (“US$”) and in thousands of Renminbi (“RMB”) except for number of shares and per share data)

24. PARENT	COMPANY ONLY CONDENSED FINANCIAL INFORMATION

Under PRC laws and regulations, the Company’s PRC subsidiary and VIE are restricted in their ability to transfer certain of its net assets to the Company in the form of dividend payments, loans or advances. The amounts restricted include paid up capital, retained earnings and statutory reserves, as determined pursuant to PRC generally accepted accounting principles, totaling RMB107,346 (US$16,209) as of December 31, 2010. The following is the condensed financial information of the Company on a parent-company only basis:

Condensed balance sheets

		As at December 31,		As at December 31,
		2008	2009	2010
	Notes	US$	US$	US$
ASSETS
Current assets:
Cash		3,789	3,805	46
Prepayments and other current assets		—	3	370
Deferred initial public offering expenses		—	—	110

Total current assets		3,789	3,808	526

Non-current assets:
Investment and loans to subsidiaries	(i)	15,192	14,244	15,451

Total non-current assets		15,192	14,244	15,451

Total assets		18,981	18,052	15,977

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Dividends payable				220
Amounts due to subsidiaries	(ii)	146	92	9,572
Accrued expenses and other liabilities		30	—	—

Total liabilities		176	92	9,792

Commitments and contingencies

Contingently Redeemable Convertible Preferred Shares
Series A (Par value of US$0.00004 per share; Authorized—48,500,000 shares; Issued and outstanding—40,763,300 as at December 31, 2008,2009 and 2010. As at December 31, 2010, aggregate liquidation preference and redemption amount were US$6,726 and US$4,625, respectively)		5,954	6,290	5,724
Series B (Par value of US$0.00004 per share; Authorized—191,346,150 shares; Issued and outstanding- 160,813,625 as at December 31, 2008, 2009 and 2010. As at December 31, 2010, aggregate liquidation preference and redemption amount were US$31,953 and US$21,723 respectively.)		21,922	23,603	21,722

Shareholders’ equity:
Ordinary shares Par value of US$0.00004 per share; Authorized—as at December 31, 2008, 2009 and 2010; Issued and outstanding—250,000,000 shares as at December 31, 2008, 2009 and 2010		10	10	10
Additional paid-in capital		75	75	148
Accumulated deficits		(9,043)	(11,906)	(21,202)
Accumulated other comprehensive loss		(113)	(112)	(217)

Total shareholders’ deficiency		(9,071)	(11,933)	(21,261)

Total liabilities, contingently redeemable convertible preferred shares and shareholders’ deficiency		18,981	18,052	15,977

(i)	Loans to subsidiaries of US$20,469, US$20,379 and US$7,849 as at December 31, 2008, 2009 and 2010 were unsecured, non-interest bearing with no stated term of repayment.
(ii)	Amounts due to subsidiaries were unsecured, non-interest bearing and repayable on demand.

GLOBAL MARKET GROUP LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Amounts in thousands of U.S. Dollars (“US$”) and in thousands of Renminbi (“RMB”) except for number of shares and per share data)

Condensed statements of operations

	For the years ended December 31
	2007	2008	2009	2010
	US$	US$	US$	US$

General and administrative expenses	(3)	(10)	(3)	(5)
Operating loss	(3)	(10)	(3)	(5)
Equity in profits (loss) of subsidiaries	1,656	156	(230)	6,525
Interest income	—	269	17	5

Income (loss) from continuing operations	1,653	415	(216)	6,525
Income (loss) from discontinued operations	531	(5,875)	(630)	(2,073)

Net income (loss)	2,184	(5,460)	(846)	4,452
Cumulative dividend of Series A contingently redeemable convertible preferred shares	(250)	(355)	(336)	(336)
Cumulative dividend of Series B contingently redeemable convertible preferred shares	—	(1,463)	(1,681)	(1,681)
Repurchase of Series A and B contingently redeemable convertible preferred shares	—	(640)	—	—
Modification of the Series A contingently redeemable convertible preferred shares	—	(1,307)	—	—

Net income (loss) attributable to ordinary shareholders	1,934	(9,225)	(2,863)	2,435

Condensed statements of cash flows

	For the years ended December 31,
	2007	2008	2009	2010
	US$	US$	US$	US$

Net cash flow from operating activities	5	259	14	(194)

Net cash used in investing activities	—	(15,474)	89	364

Net cash flow from financing activities	—	18,999	(87)	(3,929)

Net increase in cash	5	3,784	16	(3,759)
Cash at beginning of the year	—	5	3,789	3,805

Cash at end of the year	5	3,789	3,805	46

All the cash flows were generated from the continuing operations.

Basis of Presentation

For the presentation of the parent company only condensed financial information, the Company records its investment in subsidiaries under the equity method of accounting as prescribed in ASC 323-10, “Investments-Equity Method and Joint Ventures: Overall”. Such investments are presented on the

GLOBAL MARKET GROUP LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Amounts in thousands of U.S. Dollars (“US$”) and in thousands of Renminbi (“RMB”) except for number of shares and per share data)

condensed balance sheets as “Investment and loans to subsidiaries” and their respective profit or loss as “Equity in profit (loss) of subsidiaries” on the condensed statements of operations. Equity method accounting ceases when the carrying amount of the investment, including any additional financial support, in a subsidiary is reduced to zero unless the Company has guaranteed obligations of the subsidiary or is otherwise committed to provide further financial support. If the subsidiary subsequently reports net income, the Company shall resume applying the equity method only after its share of that net income equals the share of net losses not recognized during the period the equity method was suspended. As at December 31, 2008, 2009 and 2010, the unrecognized amount of equity in losses of subsidiaries amounted to US$267, nil and nil, respectively.

The parent company only condensed financial statements should be read in conjunction with the Company’s consolidated financial statements.

Global Market Group Limited

10,986,270 American Depositary Shares

Representing 109,862,700 Class A Ordinary Shares

Deutsche Bank Securities	Piper Jaffray

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 6	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our third amended and restated memorandum and articles of association provide for indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such, except through their own dishonesty, fraud or default.

Under the form of indemnification agreements filed as Exhibit 10.6 to this registration statement, we will agree to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or executive officer.

The form of underwriting agreement to be filed as Exhibit 1.1 to this registration statement will also provide for indemnification of us and our officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7	RECENT SALES OF UNREGISTERED SECURITIES

During the past three years, we have sold the following securities which were not registered under the Securities Act. We believe that each of the following sales was exempt from registration under the Securities Act in reliance on Regulation S under the Securities Act or under Section 4(2) of the Securities Act regarding transactions not involving a public offering.

Purchaser	Date of Sale or Issuance	Number of Securities	Consideration in U.S. dollars	Underwriting Discount and Commission
JAFCO Asia Technology Fund IV	March 26, 2008	1,530,769	5,000,000	n/a
NIFSMBC-V2006S1 Investment Limited Partnership	March 26, 2008	612,308	2,000,000
NIFSMBC-V2006S3 Investment Limited Partnership	March 26, 2008	918,461	3,000,000	n/a
Huitung Investments (BVI) Limited	March 26, 2008	918,462	3,000,000	n/a
Ultra View Investments Limited	March 26, 2008	918,462	3,000,000	n/a
Shanghai International Shanghai Growth Investment Limited	March 26, 2008	1,530,769	5,000,000	n/a
Sky (Asia) Investment Limited	March 26, 2008	1,224,615	4,000,000	n/a

Under our 2010 Equity Incentive Plan, we granted options to purchase our ordinary shares to certain of our current and former directors, executive officers and employees in 2010. As of the date hereof, the aggregate number of our ordinary shares underlying our outstanding options is 19,365,126. See “Management—Share Option Plan.” We believe that our issuances of options to purchase our ordinary shares were exempt from registration under the Securities Act in reliance on Rule 701, which allows an issuer that is not at the time of grant subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934 and is not an investment company to make option grants pursuant to a written share incentive plan.

ITEM 8	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) Exhibits

See Exhibit Index beginning on page II-6 of this registration statement.

(b) Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in our consolidated financial statements or the notes thereto.

ITEM 9	UNDERTAKINGS

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

For the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant hereby undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 under the Securities Act;

(ii)	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Guangzhou, People’s Republic of China, on March 1, 2011.

Global Market Group Limited

By:	/s/ WEIJIA (DAVID LING) PAN
	Name:	Weijia (David Ling) Pan
	Title:	Chairman of the Board of Directors, Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on March 1, 2011.

Signature	Title

/s/ WEIJIA (DAVID LING) PAN	Chairman of the Board of Directors, Chief Executive Officer (principal executive officer)
Name: Weijia (David Ling) Pan

/s/ WEIQUAN (CHEANDY) HU	Director, Chief Financial Officer (principal financial and accounting officer)
Name: Weiquan (Cheandy) Hu

*	Independent Director
Name: Wing Keong Siew

*	Independent Director
Name: Zhenyu (Eric) He

*By:	/S/ WEIJIA (DAVID LING) PAN
Name: Weijia (David Ling) Pan Attorney-in-Fact

SIGNATURE OF AUTHORIZED U.S. REPRESENTATIVE

Under the Securities Act, the undersigned, the duly authorized representative in the United States of Global Market Group Limited, has signed this registration statement or amendment thereto in New York, New York on March 1, 2011.

Authorized U.S. Representative

By:	/s/ KATE LEDYARD
	Name:	Kate Ledyard, signed on behalf of Law Debenture Corporate Services Inc.
	Title:	Manager

Global Market Group Limited

EXHIBIT INDEX

Exhibit Number		Description of Document

1.1	*	Form of Underwriting Agreement

3.1	**	Second Amended and Restated Memorandum and Articles of Association of the Registrant, as currently in effect

3.2	**	Third Amended and Restated Memorandum and Articles of Association of the Registrant to become effective immediately prior to the completion of the initial public offering

4.1		Registrant’s Form of American Depositary Receipt (included in Exhibit 4.3)

4.2		Registrant’s Specimen Certificate for Class A Ordinary Shares

4.3		Form of Deposit Agreement among the Registrant, the depositary and Owners and Beneficial Owners of the American Depositary Shares issued thereunder(1)

4.4	**	Amended and Restated Investors’ Rights Agreement among Global Market Group Limited, Investors, Global Market Asia, Global Market Guangzhou, Guangzhou Long Qi, Guangzhou Long Xing, Guangzhou Shen Long and the Pan Brothers, dated March 26, 2008

5.1	**	Opinion of Walkers regarding the validity of the Class A ordinary shares being registered

8.1	**	Opinion of Simpson Thacher & Bartlett LLP regarding certain U.S. tax matters

8.2	**	Opinion of Walkers regarding certain Cayman Islands tax matters (included in Exhibit 5.1)

8.3	**	Opinion of Guangxin Lawyers regarding certain PRC tax matters (included in Exhibit 99.2)

10.1	**	2010 Equity Incentive Plan

10.2	**	Exclusive Management, Technology Consulting and License Agreement among Guangzhou Shen Long, the Pan Brothers and Global Market Guangzhou, dated September 6, 2010 (English Translation)

10.3	**	Purchase Option and Cooperation Agreement among Guangzhou Shen Long, the Pan Brothers and Global Market Guangzhou, dated September 6, 2010 (English Translation)

10.4	**	Equity Pledge Agreement among Guangzhou Shen Long, the Pan Brothers and Global Market Guangzhou, dated September 6, 2010 (English Translation)

10.5	**	Powers of Attorney executed by the Pan Brothers in favor of Global Market Guangzhou, dated September 6, 2010 (included in Exhibit 10.2) (English Translation)

10.6		Form of Indemnification Agreement with the Registrant’s Directors and Executive Officers

10.7		Form of Employment Agreement between the Registrant and its executive officers

21.1	**	List of Subsidiaries of the Registrant

23.1		Consent of Ernst & Young Hua Ming

23.2	**	Consent of Walkers (included in Exhibit 5.1)

23.3	**	Consent of Simpson Thacher & Bartlett LLP (included in Exhibit 8.1)

23.4	**	Consent of Guangxin Lawyers (included in Exhibit 99.2)

24.1	**	Power of Attorney (included on signature page)

99.1		Code of Business Conduct and Ethics of the Registrant

99.2	**	Opinion of Guangxin Lawyers regarding certain PRC law matters

*	To be filed by amendment
**	Previously filed
(1)	Incorporated by reference to the Registration Statement on Form F-6 (File No. 333- ) to be filed with the Securities and Exchange Commission with respect to American depositary shares representing our class A ordinary shares.